Form 10-K, Exhibit 13
period 1996-12-31
TOWER PROPERTIES CO
filed 1997-03-27
CIK 98827

                            TOWER PROPERTIES COMPANY

                               ANNUAL REPORT 1996

TOWER PROPERTIES COMPANY
911 Main Street, Suite 100
Kansas City, Missouri  64105

Transfer Agent:
UMB Bank, n.a.
928 Grand Avenue, Post Office Box 410064
Kansas City, Missouri  64141-0064

Description of the Company's Business
-------------------------------------

The Company and its subsidiary organizations are primarily engaged in the business of owning, developing, leasing and managing real property. All real estate assets are located in Johnson County, Kansas, and Clay and Jackson County, Missouri. Substantially all the improved real estate owned by the Company and its subsidiaries consists of office buildings, apartment complexes, a warehouse and a warehouse/office facility, automobile parking garages and land held for future sale or development. The Company has not pursued a policy of acquiring real estate on a speculative basis for future sale, although some real estate owned by the Company or a subsidiary may be sold at some future time.

Stock Market Data
-----------------

The Company's stock is traded on the "over the counter" market. Following is a schedule of the bid and asked prices in each quarter of 1996 and 1995:

                                     1996                    1995
                                ---------------         ---------------
            Quarter             Bid       Asked         Bid       Asked
            -------             ---       -----         ---       -----
            First             $75.00       $ -        $65.00       $ -
            Second             87.50         -         65.00         -
            Third              87.50         -         65.00         -
            Fourth             94.00         -         75.00         -

The Company will furnish to any person who was a stockholder on February 18, 1997, a copy of the annual report, on Form 10-K, including the financial statement schedules required to be filed with the Securities and Exchange Commission, upon such person's written request for the same, which request must contain a good faith representation that, as of February 18, 1997, such person was a beneficial owner of securities entitled to vote at such meeting. The request should be directed to Mr. Chester A. Wittwer, Jr., Vice President, Tower Properties Company, 911 Main Street, Suite 100, Kansas City, Missouri 64105.

DEAR STOCKHOLDER:

1996 was a good year for real estate investments with demand equaling supply and a gradual appreciation in real estate values. Real estate lenders have adopted a more positive attitude on suburban properties in particular which will undoubtedly lead to further construction and increased competition with existing properties.

Tower Properties acquired during 1996, a one hundred thousand square foot warehouse in Lenexa of modern design, as well as a small office building with adjoining land in Overland Park. We are in the process of building one hundred and forty new apartments at New Mark which should be completed by the end of 1997.

We began work on our new Tax Increment Finance Redevelopment District with the demolition of blighted property, and are in the process of designing a garage adjoining the Commerce Tower. Our downtown properties in Kansas City have been enhanced by the restoration of the historic New York Life Building adjoining our property, as well as the continued development of the Quality Hill area. Downtown office rentals, however, continue to be extremely competitive. We continue to spend large amounts of money to maintain our downtown properties and are the landlord of choice for knowledgeable tenants in that market.

Sincerely,


/s/ James Kemper

James M. Kemper, Jr.
Chairman and President

                                          TOWER PROPERTIES COMPANY
                                        CONSOLIDATED BALANCE SHEETS
                                         DECEMBER 31, 1996 AND 1995

                        ASSETS                                      1996                          1995
                                                                ------------                  ------------
Cash                                                            $     52,772                  $      5,577
Short Term Investments                                                60,000                        60,000
Related Party Investment, At Market (Note 8)                       2,995,520                     2,359,413
Accounts Receivable                                                  759,600                       988,565
Notes Receivable                                                      77,409                        69,678
Tenant Leasehold Improvements, Net                                 4,131,175                     4,555,924
Construction in Progress                                           1,592,153                     3,016,024
Prepaid Expenses and Other Assets                                    482,754                       346,478
Rental Income Property, At Cost
  (Notes 2, 3, 5 and 7)                                           72,059,597                    62,521,254
Less:  Accumulated Depreciation                                  (22,841,620)                  (21,492,176)
                                                                ------------                  ------------
      Net Rental Income Property                                  49,217,977                    41,029,078
Real Estate Held for Sale (Note 2)                                   753,748                     1,147,859
Equipment and Furniture, at Cost (Note 2)                          7,847,000                     6,572,718
Less:  Accumulated Depreciation                                   (4,345,863)                   (3,647,253)
                                                                ------------                  ------------
      Net Equipment and Furniture                                  3,501,137                     2,925,465
                                                                ------------                  ------------
Total Assets                                                    $ 63,624,245                  $ 56,504,061
                                                                ============                  ============

             LIABILITIES AND STOCKHOLDERS'
                      INVESTMENT
Liabilities:
  Accounts Payable and Other Liabilities                        $    904,168                  $    919,297
  Related Party Line of Credit (Note 8)                           12,121,859                    13,856,859
  Income Taxes Payable                                                85,333                       436,086
  Deferred Income Taxes (Note 6)                                     926,196                     1,230,788
  Mortgage Notes Payable (Note 5)                                 26,905,057                    19,300,872
                                                                ------------                  ------------
Total Liabilities                                                 40,942,613                    35,743,902
Minority Interest                                                    137,404                       124,900
Commitments and Contingencies (Note 9)
Preferred Stock, No Par Value
  Authorized 60,000 Shares, None Issued                                --                            --

Stockholders' Investment:
  Common Stock, Par Value $1.00
    Authorized 1,000,000 Shares, Issued
       178,430 Shares                                                178,430                       178,430
  Paid-In Capital                                                 17,355,872                    17,355,872
  Retained Earnings                                                4,118,935                     2,613,712
  Unrealized Holding Gain for Securities (Note 8)                  1,385,789                       972,319
                                                                ------------                  ------------
                                                                  23,039,026                    21,120,333
  Less Treasury Stock, At Cost                                      (494,798)                     (485,074)
                                                                ------------                  ------------
    Total Stockholders' Investment                                22,544,228                    20,635,259
                                                                ------------                  ------------
Total Liabilities and Stockholders' Investment                  $ 63,624,245                  $ 56,504,061
                                                                ============                  ============

The accompanying notes are an integral part of these consolidated balance sheets.


                                            TOWER PROPERTIES COMPANY
                                       CONSOLIDATED STATEMENTS OF INCOME
                              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                          1996                    1995                 1994
                                                      -----------             -----------          -----------
REVENUES:   (Notes 2 and 8)
  Rent                                                $14,587,306             $11,798,377          $ 9,913,907
  Rent, Related Party                                     687,052                 569,783              551,548
  Management and Service Fees                              44,967                 166,139              250,736
  Management and Services Fees, Related Party             356,588                 329,062              356,983
  Real Estate Sales                                       580,000                  91,800              294,800
  Interest and Other Income                               128,447                  95,667              225,055
  Other Income, Related Party                             107,885                 102,054              104,089
                                                      -----------             -----------          -----------
Total Revenues                                         16,492,245              13,152,882           11,697,118
                                                      -----------             -----------          -----------

COSTS & EXPENSES:
  Salaries and Employee Benefits (Note 4)               1,706,111               1,576,932            1,959,427
  Depreciation (Note 2)                                 2,049,245               1,593,638            1,493,831
  Maintenance and Repairs (Note 2)                      2,877,710               2,193,407            1,968,331
  Cost of Real Estate Sold (Note 2)                       352,240                  52,756              114,842
  Taxes Other than Income                               1,197,183               1,065,872              978,819
  Utilities                                             1,241,963                 842,177            1,036,316
  Interest                                              2,023,803               1,518,560            1,121,051
  Interest, Related Party (Note 8)                        511,545                 330,900              366,000
  Amortization of Leasehold Improvements                1,259,681                 911,372              714,131
  Leasing and Advertising                                  99,188                  91,396              109,867
  Professional Fees                                       142,314                 113,724              241,054
  Insurance                                               199,270                 186,518              200,837
  Reduction in Real Estate Valuation (Note 2)               --                      --                (289,757)
  Other                                                   496,977                 310,660              387,924
                                                      -----------             -----------          -----------
Total Costs and Expenses                               14,157,230              10,787,912           10,402,673

Income Before Minority Interest and
  Provision for Income Taxes                            2,335,015               2,364,970            1,294,445
Minority Interest In Income of Subsidiary                 (12,504)                (26,982)             (28,667)
                                                      -----------             -----------          -----------

Income Before Provision for Income Taxes and            2,322,511               2,337,988            1,265,778

PROVISION (BENEFIT) FOR INCOME TAXES (NOTE 6):
  Currently Payable                                       933,288               1,012,808              421,682
  Deferred                                               (116,000)               (185,000)              32,265
                                                      -----------             -----------          -----------
                                                          817,288                 827,808              453,947
                                                      -----------             -----------          -----------

NET INCOME                                            $ 1,505,223             $ 1,510,180          $   811,831
                                                      ===========             ===========          ===========

Earnings Per Share (Note 2)                           $      8.80             $      8.84          $      4.75
                                                      ===========             ===========          ===========

Weighted Average Common Shares Outstanding                170,958                 170,871              170,849
                                                      ===========             ===========          ===========

The accompanying notes are an integral part of these consolidated statements.

                                            TOWER PROPERTIES COMPANY
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                          1996                    1995                 1994
                                                      -----------            ------------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                          $ 1,505,223            $  1,510,180          $   811,831
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Depreciation                                      2,049,245               1,593,638            1,493,831
      Amortization of Leasehold Improvements            1,259,681                 911,372              714,131
      Increase (Decrease) in Deferred Taxes              (527,229)               (185,000)             124,551
      Decrease (Increase) in Accounts Receivable          228,965                (299,334)              49,847
      (Increase) Decrease in Notes Receivables             (7,731)                 99,928               83,625
      (Decrease) Increase in Accounts Payable and
         Other Liabilities                                (15,129)                (37,925)             155,244
      Increase in Prepaid Expenses and
         Other Assets                                    (136,276)                 (7,899)            (154,364)
      (Decrease) Increase in Income Taxes Payable        (350,753)                436,086              (30,692)
      Reduction in Real Estate Valuation Reserve            --                      --                (289,757)
      Gain on Real Estate Sales                          (227,760)                (39,044)            (179,958)
                                                      -----------            ------------          -----------
Net Cash Provided by Operating Activities               3,778,236               3,982,002            2,778,289
                                                      -----------            ------------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Construction of Hillsborough Phase II Apartments     (4,157,931)                  --                   --
  Purchase of Barkley Place Office Building                 --                      --              (5,900,000)
  Purchase of Warehouse                                (3,675,000)             (2,600,000)               --
  Purchase of Suburban Office Building                 (2,220,294)             (7,700,000)               --
  Decrease (Increase) in Construction in Progress       1,423,871              (2,627,762)             113,620
  Proceeds from Sale of Land                              541,261                  91,800              158,800
  Additions to Real Estate Held for Sale, Net              (2,782)                (15,697)             (10,760)
  Additions to Equipment & Furniture                     (571,579)               (432,137)            (279,396)
  Additions to Rental Income Property                    (105,620)                (82,814)             (64,258)
  Additions to Leasehold Improvements                    (834,932)             (2,142,572)            (836,538)
                                                      -----------            ------------          -----------
Net Cash Used in Investing Activities                  (9,603,006)            (15,509,182)          (6,818,532)
                                                      -----------            ------------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal Payments on Mortgages                        (695,815)               (469,608)          (3,092,713)
  Proceeds from Long Term Borrowings                    8,300,000               1,950,000           10,600,000
  (Decrease) Increase in Short Term Borrowings         (1,735,000)             10,113,779           (3,500,345)
  Purchase of Treasury Stock                              (29,663)                (15,470)             (10,790)
  Treasury Shares Issued to Directors                      19,939                  19,920               20,020
  Increase (Decrease) in Minority Interest                 12,504                 (89,089)              28,667
                                                      -----------            ------------          -----------
Net Cash Provided by Financing Activities               5,871,965              11,509,532            4,044,839
                                                      -----------            ------------          -----------

NET INCREASE (DECREASE) IN CASH:                           47,195                 (17,648)               4,596

CASH, Beginning of Period                                   5,577                  23,225               18,659
                                                      -----------            ------------          -----------
CASH, End of Period                                   $    52,772            $      5,577          $    23,255
                                                      ===========            ============          ===========


The accompanying notes are an integral part of these consolidated statements.



                                                 TOWER PROPERTIES COMPANY
                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                                   FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                Common Stock                                Treasury Stock
                             ------------------                            -----------------
                                                               Retained                        Unrealized
                                                   Paid-In     Earnings                         Holding
                              Shares    Amount     Capital     (Deficit)   Share     Amount       Gain         Total
                             -------   --------  -----------  ----------   -----   ---------   ----------   -----------
Balance, December 31, 1993   178,430   $178,430  $17,355,872  $  291,701   7,606   $(498,754)  $     --     $17,327,249

  Net Income                    --         --           --       811,831     --          --          --         811,831

  Treasury Stock Purchases      --         --           --          --       166     (10,790)        --         (10,790)

  Treasury Stock Issued to
    Directors                   --         --           --          --      (308)     20,020      469,732       489,752
                             -------   --------  -----------  ----------   -----   ---------   ----------   -----------

Balance, December 31, 1994   178,430    178,430   17,355,872   1,103,532   7,464    (489,524)     469,732    18,618,042

  Net Income                    --         --           --     1,510,180     --          --          --       1,510,180

  Treasury Stock Purchases      --         --           --          --       238     (15,470)        --         (15,470)

  Treasury Stock Issued to
    Directors                   --         --           --          --      (286)     19,920         --          19,920

Unrealized Holding Gain
  For Securities                --         --           --          --       --          --       502,587       502,587
                             -------   --------  -----------  ----------   -----   ---------   ----------   -----------

Balance, December 31, 1995   178,430    178,430   17,355,872   2,613,712   7,416    (485,074)     972,319    20,635,259

  Net Income                    --         --           --     1,505,223     --          --          --       1,505,223

  Treasury Stock Purchases      --         --           --          --       339     (29,663)        --         (29,663)

  Treasury Stock Issued to
    Directors                   --         --           --          --      (220)     19,939         --          19,939

Unrealized Holding Gain
  For Securities                --         --           --          --       --          --       413,470       413,470
                             -------   --------  -----------  ----------   -----   ---------   ----------   -----------

Balance, December 31, 1996   178,430   $178,430  $17,355,872  $4,118,935   7,535   $(494,798)  $1,385,789   $22,544,228
                             =======   ========  ===========  ==========   =====   =========   ==========   ===========


The accompanying notes are an integral part of these consolidated statements.


                            TOWER PROPERTIES COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS:

Tower Properties Company (the Company) is primarily engaged in owning, developing, leasing and managing real property located in Johnson County, Kansas, and Clay and Jackson County, Missouri. Substantially all of the improved real estate owned by the Company and its subsidiaries consists of office buildings, apartment complexes, a warehouse and a warehouse/office facility and automobile parking lots and garages.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to conform prior year financial statements to the 1996 presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's accounting policies conform to generally accepted accounting principles.

Depreciation and Amortization
-----------------------------

Depreciation is charged to operations using straight-line and accelerated methods over the estimated asset lives as follows:

            Commercial office & warehouse buildings         18-65 years<F*>
            Apartments                                       8-40 years
            Parking facilities                              15-45 years
            Equipment and furniture                          3-20 years
            Tenant leasehold improvements                    1-20 years

<F*>Certain components of the Commerce Tower office building are depreciated over 65 years. The original weighted average life of all components is 38 years.

Maintenance and repairs are charged to expense as incurred. The cost of additions and betterments are capitalized. The cost of assets retired or sold and the related accumulated depreciation are removed from the applicable accounts and any gain or loss is recognized as income or expense. Fully depreciated assets are retained in the accounts until retired or sold.

The amount of accumulated amortization on tenant leasehold improvements was $6,340,129 and $5,080,459 at December 31, 1996 and 1995, respectively.

Revenue Recognition
-------------------

Rental revenue is recognized on a straight-line basis over the term of individual leases.

Real Estate Held for Sale
-------------------------

Revenue is recorded on the sale of real estate when title passes to the buyer. All land sales are to builders for cash or short-term notes receivable. The Company's real estate held for sale is recorded at cost which does not exceed its estimated realizable value.

Statements of Cash Flows
------------------------

Interest payments were $2,549,254, $1,832,288 and $1,487,051 for the years ended December 31, 1996, 1995 and 1994, respectively. The Company paid income taxes of $1,633,704, $496,146, and $440,664 for the years ended December 31, 1996, 1995 and 1994, respectively.

Earnings Per Share
------------------

Earnings per share have been calculated based on the weighted average common shares outstanding during each period.

3.  RENTAL INCOME PROPERTY:

Major classes of rental income property owned by the Company at December 31, 1996 and 1995 are as follows:

                                                                   Accumulated
                                                  Cost             Depreciation          Net
                                                  ----             ------------          ---
    December 31, 1996--
Commercial office and warehouse buildings      $43,390,449         $16,724,114       $26,666,335
Apartments                                      22,989,330           4,024,779        18,964,551
Parking facilities                               5,679,818           2,092,727         3,587,091
                                               -----------         -----------       -----------
                                               $72,059,597         $22,841,620       $49,217,977
                                               ===========         ===========       ===========


                                    -9-


                                                                   Accumulated
                                                  Cost             Depreciation          Net
                                                  ----             ------------          ---
    December 31, 1995--
Commercial office and warehouse buildings      $38,556,983         $16,177,608       $22,379,375
Apartments                                      19,096,504           3,512,640        15,583,864
Parking facilities                               4,867,767           1,801,928         3,065,839
                                               -----------         -----------       -----------
                                               $62,521,254         $21,492,176       $41,029,078
                                               ===========         ===========       ===========

4.  PENSION PLAN:

The Company sponsors a defined benefit pension plan covering substantially all employees not covered in collective bargaining agreements. The plan's assets are primarily invested in fixed income securities. The Company's funding policy is to make annual contributions as required by applicable regulations.

The following table sets forth the Company pension plan's funded status at the measurement dates of October 1, 1996 and 1995:

                                                      1996           1995
                                                      ----           ----
Fair value of plan assets                           $553,016       $516,506
                                                    ========       ========

Accumulated benefit obligation                      $506,696       $524,997
                                                    ========       ========

Vested benefit obligation                           $499,694       $509,642
                                                    ========       ========

Projected benefit obligation                        $607,149       $625,652
                                                    ========       ========

Projected benefit obligation in
  excess of plan assets                             $(42,713)      $(99,666)
Unrecognized prior service cost                       18,796         22,240
Unrecognized transitional obligation                  (7,866)       (10,550)
Unrecognized net loss (gain)                         (12,641)        24,380
                                                    --------       --------
Accrued pension liability                           $(44,424)      $(63,596)
                                                    ========       ========

Assumptions used in calculation:

                                                      1996           1995           1994
                                                      ----           ----           ----
Expected long-term rate of return                       7.75%          7.75%          7.75%
Discount rate                                           7.25%          6.25%          7.25%
Salary increase                                         3.78%          3.82%          4.50%
Pension cost consists of:
  Service cost                                      $ 25,461       $ 13,474       $ 16,712
  Interest cost                                       35,940         31,848         30,738
  Actual return on plan assets                        (9,498)       (75,214)        12,651
  Net amortization (deferral)                        (27,335)        38,821        (42,795)
                                                    --------       --------       --------

Net periodic pension cost                           $ 24,568       $  8,929       $ 17,306
                                                    ========       ========       ========

All of the Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. Tower contributed $8,837, $8,577 and $29,368 in 1996, 1995 and 1994, respectively, to such plans. The contributions were determined in accordance with the provisions of negotiated labor contracts and are based on the number of hours worked.

5.  MORTGAGE NOTES PAYABLE:

Mortgage notes payable, secured by rental income property with a net book value of approximately $33,538,000 and an assignment of certain leases and related revenue, consist of the following:

                                                                   1996                      1995
                                                                   ----                      ----
8.50%, principal and interest payable
  $66,388 monthly, until April, 2013                            $ 7,022,669              $ 7,213,504
7.875%, principal and interest payable
  $24,660 monthly, until February,
  2009                                                            2,302,175                2,412,052
7.50%, principal and interest payable
  $32,224 monthly, until February,
  2014                                                            3,718,353                3,821,909
9.00%, principal and interest payable
  $37,458 monthly, until December,
  2012                                                            3,804,686                3,906,718
8.00%, principal and interest payable
  $16,311 monthly, until December,
  2015                                                            1,905,192                1,946,689

                                    -11-

7.65%, principal and interest payable
  $25,448 monthly, until April,
  2013                                                            2,843,057                      -
7.40%, principal and interest payable
  $43,172 monthly, until April,
  2016                                                            5,308,925                      -
                                                                -----------              -----------
                                                                $26,905,057              $19,300,872
                                                                ===========              ===========

Minimum mortgage note principal payments required over the next five years and thereafter are as follows:

1997                  $   815,267
1998                      883,325
1999                      957,094
2000                    1,037,054
2001                    1,123,729
Thereafter             22,088,588
                      -----------
                      $26,905,057
                      ===========

The carrying value of debt at December 31, 1996 approximates fair value.

6.  INCOME TAXES:

Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rate.

The Company's effective income tax rate differed from the statutory federal income tax rate primarily due to the following:

                                           1996        1995        1994
                                           ----        ----        ----
 Statutory federal income tax rate         34.0%       34.0%       34.0%
 Tax effect of:
    Dividend exclusion                     (1.4)       (1.4)       (2.0)
    Minority interest                        .5         1.2         2.3
    State income taxes,
      net of federal benefit                3.1         3.1         2.2
    Other                                  (1.0)       (1.5)       (0.6)
                                           ----        ----        ----
 Effective Income Tax Rate                 35.2%       35.4%       35.9%
                                           ====        ====        ====

The tax effect of temporary differences giving rise to the Company's net deferred income tax liability at December 31, 1996 and 1995, is as follows:

                                                     1996              1995
                                                     ----              ----
Deferred tax assets:
 Amortization of leasehold improvements          $   985,450       $   661,799
 Pension                                              35,528            19,732
 Vacation                                             32,328            24,613
 Contested real estate taxes                            -               52,132
                                                 -----------       -----------
                                                   1,053,306           758,276
                                                 -----------       -----------

Deferred tax liabilities:
 Depreciation on rental income property,
   equipment and furniture                          (919,622)       (1,181,206)
 Unrealized holding gain for securities             (783,209)         (549,527)
 Other                                                  -              (35,614)
 Accrued rent receivable                            (276,671)         (222,717)
                                                 -----------       -----------
                                                  (1,979,502)       (1,989,064)
                                                 -----------       -----------
Net deferred income tax liability                $  (926,196)      $(1,230,788)
                                                 ===========       ===========

7.  ACQUISITIONS:

On December 27, 1996, the Company purchased the 9221 Quivera commercial office building and an additional 70,000 square foot vacant parcel of land for $1,750,000. 9221 Quivera is a one-story, 24,000 square foot commercial office building located in Overland Park, Kansas.

On December 18, 1996, the Company purchased the 9909 Lakeview Avenue warehouse facility for $3,675,000. The property is a 115,000 square foot warehouse located in Lenexa, Kansas.

On October 11, 1996 the Company purchased the 916-920 Walnut commercial office buildings and the 102 E. 8th Street parking lot assets for $700,000 and assumed liabilities of $5,867. 916 Walnut is a eight-story commercial office building and 920 Walnut is a two-story commercial office building located in Kansas City, Missouri.

On December 15, 1995, the Company purchased the 6601 College Boulevard commercial office building assets for $7,700,000. 6601 College Boulevard is a six-story, 101,200 square foot commercial office building located in Overland Park, Kansas.

On June 30, 1995, the Company purchased the 9200 Cody warehouse/office facility for $2,600,000. The property is a 93,900 square foot warehouse/office facility located in Overland Park, Kansas.

The following unaudited pro forma summary combines the results of operations of the Company as if the acquisition of 6601 College had occurred at January 1, 1995, after giving effect to certain adjustments, including additional interest expense, depreciation and amortization and related income tax effects.

                                           Unaudited
                                           ---------
                                        Fiscal Year 1995
                                        ----------------
      Total revenue                        $13,957,746
      Net income                             1,525,300
      Earnings per common share                   8.93

This pro forma information does not purport to be indicative of the results that actually would have been obtained if the operations had been combined during the period and is not intended to be a projection of future results.

8.  OTHER RELATED PARTY TRANSACTIONS:

The Company received rent, fees, and other income from Commerce Bank, N.A. and Commerce Bancshares, Inc. (Commerce) and its subsidiaries of $1,151,525, $1,000,900 and $1,012,620 in 1996, 1995, and 1994, respectively.

The Company owns 64,768 shares of Commerce common stock, which is shown as a related party investment in the accompanying consolidated balance sheet. There are common officers and directors of the Company and Commerce.

The Company has a $15,000,000 line of credit with a variable interest rate equal to one and one half percent (1 1/2%) in excess of the Fed Funds rate, floating with Commerce. At December 31, 1996, $2,878,141 was available under this line of credit, and the interest rate was 6.27%. The line requires monthly interest payments and expires March 1, 1997. Interest expense paid to Commerce was $511,545, $330,900, and $366,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The weighted short term borrowing rate was 6.79% in 1996. Interest of $60,866 and $87,198 was capitalized for the years ending December 31, 1996 and 1995, respectively.

9.  CONTINGENCIES:

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company.

10.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           1996 Quarters                                      1995 Quarters
                         -------------------------------------------------  -------------------------------------------------
                             First      Second       Third       Fourth         First       Second       Third      Fourth
--------------------------------------------------------------------------  -------------------------------------------------
Revenue                    4,126,156   3,934,430   4,137,169    4,294,490     3,168,714    3,224,200   3,315,985   3,443,983
Net income                   527,860     400,173     422,555      154,635       432,589      364,696     367,743     345,152
--------------------------------------------------------------------------  -------------------------------------------------

Earnings per share:             3.09        2.34        2.47         0.91          2.53         2.13        2.15        2.02
--------------------------------------------------------------------------  -------------------------------------------------

Market price per share:   $       75  $     87.5  $     87.5   $       94    $       65   $       65  $       65  $       75
--------------------------------------------------------------------------  -------------------------------------------------

To the Board of Directors of
Tower Properties Company:

We have audited the accompanying consolidated balance sheets of Tower Properties Company (a Missouri corporation) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1996. These financial statements and schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Properties Company and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule III is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                    /s/ Arthur Andersen LLP

                                    Arthur Andersen LLP

Kansas City, Missouri
February 26, 1997

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Liquidity and Capital Resources
-------------------------------

The Company's principal assets consist of real estate holdings which are not liquid assets. Real estate holdings include office buildings, apartment complexes, a warehouse and a warehouse/office facility, parking facilities and land held for future sale. The principal source of funds generated internally is income from operations, depreciation and amortization. The principal source of external funds is long term debt and a line of credit with Commerce Bank, N.A. The Company has not experienced liquidity problems during the twelve months ended December 31, 1996. On December 15, 1995, the Company acquired the 6601 College Boulevard commercial office building, located in Overland Park, Kansas, for $7,700.000. The Company used the line of credit with Commerce Bank, N.A. to make this purchase. In March, 1996, a $5,400,000 twenty-year term mortgage loan was secured for this property with Nationwide Insurance. The proceeds from this loan were used to reduce the line of credit with Commerce Bank, N.A.. During 1996, the Company constructed an additional 68 units at the Hillsborough apartment complex.
The Company used the line of credit with Commerce Bank, N.A. to fund the construction project. In April, 1996, a $2,900,000 twenty-year term mortgage loan was secured for this property with Penn Mutual. The proceeds from this loan were used to reduce the line of credit with Commerce Bank, N.A. On October 11, 1996, the Company acquired the 916-920 Walnut office buildings and the 120 E. 8th Street parking lot in Kansas City, Missouri for $700,000. The Company used the line of credit with Commerce Bank, N.A. to acquire the property. On December 18, 1996, the Company acquired the 9909 Lakeview Avenue warehouse located in Lenexa, Kansas , for $3,675,000. The Company used the line of credit with Commerce Bank, N.A. to acquire this property. The Company is arranging permanent financing of $2,720,000 from Prudential Insurance of America at a fixed rate of 7.70%. The loan will close during first quarter of 1997, and the proceeds of this loan will be used to reduce the line of credit. On December 27, 1996, the Company acquired the 9221 Quivera commercial office building and an adjoining 70,000 square foot vacant parcel of land, located in Overland Park, Kansas for $1,750,000. The Company expects to finance this purchase with long term debt. The Company used the line of credit with Commerce Bank, N.A. to make this purchase.

                          Year Ended December 31, 1996
                 Compared with the Year Ended December 31, 1995

Results of Operations
---------------------

Rental income increased 23% during 1996, primarily due to increased occupancy in the Commerce Tower and Barkley Place office buildings, the conversion of the 811 Main building from a net leased facility to a multi-tenant, full service building effective April 1, 1996, the completion of Phase II of the Hillsborugh apartment complex, increased revenue from parking operations, the acquisition of the 9200 Cody warehouse/office facility effective June 30, 1995, the acquisition of the 6601 College Boulevard commercial office building on December 15, 1995, the acquisition of the 916-920 Walnut Street office buildings on October 11, 1996, the acquisition of the 9909 Lakeview Avenue warehouse on December 18, 1996 and the December 27, 1996 acquisition of the 9221 Quivera office building. Occupancy in the Commerce Tower is 97%. The Barkley Place office building is 100% leased and the 811 Main office building is 94% leased. The 9200 Cody warehouse/office facility, the 6601 College Boulevard commercial office building, the 9909 Lakeview warehouse and the 9221 Quivera commercial office building are 100% leased under triple net leases. The New Mark garden apartments are 94% leased, Hillsborough Apartments are 94% leased and Peppertree Apartments are 97% leased at year end. The increase in parking revenues in 1996 is primarily due to an increase in occupancy in both the 710 and 711 Main Garages.

The decrease in management and service fees is primarily due to a decrease in the amount of fees billed for tenant leasehold improvements performed by Company employees and the loss of the management fee for the 811 Main office building for Kemper Service Company effective April, 1996.

The sale of twenty nine acres of undeveloped land located in the New Mark sub-division in 1996 compared to the sale of a 6 acre tract sold in 1995 accounts for the increase in real estate sales and cost of real estate sold.

The increase of $684,303 in maintenance and repairs is primarily due to the conversion of 811 Main to a full service, multi-tenant building in April, 1996 offset by the repairs to chillers, the cleaning and sealing of the exterior precast panels of the Commerce Tower building in 1995. The increase in depreciation and interest expense is a direct result of the acquisition of the 6601 College Boulevard and the 9221 Quivera office buildings, the 9200 Cody warehouse/office facility and the 9907 Lakeview warehouse and the completion of Phase II of the Hillsborough apartment complex. The increase in utilities is primarily due to severe weather conditions in the first two months of 1996, the conversion of 811 Main to a full service, multi-tenant building and the completion of Phase II of the Hillsborough apartment complex.

The increase in related party interest expense is due to the use of the line of credit with Commerce Bank, N.A. to acquire the 9200 Cody warehouse/office facility on June 30, 1995, the 6601 College Boulevard commercial office building on December 15, 1995, the

October 11, 1996 purchase of 916-920 Walnut office buildings, the 9909 Lakeview warehouse on December 18, 1996 and the 9221 Quivera office building on December 27, 1996. The increase in other interest expense is a result of the interest expense incurred on the 6601 College Boulevard mortgage loan of $5,400,000 funded March 21, 1996, and the $2,900,000 Hillsborough Phase II loan funded April 24, 1996.

The increase in amortization of leasehold improvements is primarily due to the large expenditures for tenant improvements in both the Commerce Tower and Barkley Place office buildings which are being amortized over the life of the respective leases. The increase in professional fees and other expenses is primarily due to the expenses incurred in connection with the buy out of the downtown Texaco lease and the write off of a note receivable for rent from a former Commerce Tower tenant that filed bankruptcy.

                          Year Ended December 31, 1995
                 Compared with the Year Ended December 31, 1994

Results of Operations
---------------------

Rental income increased 18% during 1995, primarily due to increased occupancy in the Commerce Tower Building, increased revenue from parking operations, the acquisition of the 9200 Cody warehouse/office facility effective June 30, 1995, and the acquisition of the 6601 College Boulevard commercial office building on December 15, 1995. Occupancy in the Commerce Tower was 92%. The Barkley Place office building was 86% leased. Both the 9200 Cody warehouse/office facility and the 6601 College Boulevard commercial office building were 100% leased under triple net leases. The New Mark garden apartments were 97% leased, Hillsborough Apartments were 94% leased and Peppertree Apartments were 95% leased at year end. The increase in parking revenues in 1995 is primarily due to an increase in occupancy in both the 710 and 711 Main Garages.

A decision by management to sub-contract engineering services in the Commerce Tower and 811 Main buildings in September, 1994 accounts for the decrease in management and service fees income and salaries and employee benefit expense.

The sale of the remaining ten single family lots located in the New Mark sub-division and 33.5 acres of undeveloped land in 1994 compared to the sale of a 6 acre tract sold in 1995 accounts for the decrease in real estate sales and cost of real estate sold.

The sub-contracted engineering costs of $284,165, repairs to chillers, the cleaning and sealing of the exterior precast panels of the Commerce Tower building and the acquisition of the Barkley Place office building on July 15, 1994 offset by the painting and repairs of Hillsborough, New Mark and Peppertree apartment complexes in 1994, are primarily responsible for the increase of $225,076 in maintenance and repairs. The increase in depreciation and taxes other than income is a direct result of the acquisition of the Barkley Place and 6601 College Boulevard office buildings and the 9200 Cody warehouse/office facility. The decrease in utilities is primarily due to milder weather conditions in 1995.

The increase in related party interest expense is a result of the use of the line of credit with Commerce Bank, N.A. to acquire the 9200 Cody warehouse/office facility on June 30, 1995 and the 6601 College Boulevard commercial office building on December 15, 1995. The increase in other interest expense is a result of the interest expense incurred on the $4,000,000 Barkley Place Office building loan funded December 23, 1994, and the 9200 Cody warehouse/office facility mortgage loan of $1,950,000 funded November 21, 1995.

The increase in amortization of leasehold improvements is primarily due to expenditures for the Commerce Tower and Barkley Place tenant improvements which are being amortized over the life of the respective leases. The decrease in professional fees and other expenses is primarily due to the expenses incurred in connection with the land lease on the land at 6th and Main Streets, the future construction of a downtown parking garage and the legal fees related to the operating engineers union negotiations in 1994.

                          Impact of Accounting Changes

None.

                              Environmental Issues

Due to governmental regulations regarding asbestos and the uncertainty surrounding the advantages and disadvantages of asbestos removal, Tower Properties Company will continue to monitor the status of asbestos in its commercial office buildings and will take appropriate action when required.

The cost to remove all asbestos from properties owned by Tower Properties Company has not been determined; however, these removal costs could have a significant adverse impact on the future operations and liquidity of Tower Properties Company.

                        Americans With Disabilities Act

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company. During 1996, the Company made modifications to certain properties at a cost of approximately $22,000.

                                                             TOWER PROPERTIES COMPANY

                                                             SELECTED FINANCIAL DATA


                                                        TWELVE MONTHS ENDING DECEMBER 31,

                            ----------------------------------------------------------------------------------------
                                   1996              1995              1994              1993              1992
                            ----------------------------------------------------------------------------------------
Total Revenue                 $ 16,492,245      $ 13,152,882      $ 11,697,118      $  9,870,654      $  8,913,457
Net Income                       1,505,223         1,510,180           811,831           495,492           272,210
Earnings Per Common Share             8.80              8.84              4.75              2.90              1.58
Dividends Per Common Share           --                --                --                --                --
Mortgages Notes Payable         26,905,057        19,300,872        17,820,480        10,313,193         2,967,547
Net Equity                      22,544,228        20,635,259        18,618,042        17,327,249        16,818,887
Total Assets                  $ 63,624,245      $ 56,504,061      $ 42,497,944      $ 36,669,540      $ 32,938,994

                                              REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                            SCHEDULE III

                                                                               Cost Capitalized       Gross Amount at Which
                                                                                 Subsequent to           Carried at Close
                                                   Initial Cost to Company        Acquisition               of Period
                                                  -------------------------- ---------------------  ---------------------------
                                                               Buildings and              Carrying                Buildings and
       Description-(C)               Encumbrances     Land     Improvements  Improvements   Costs       Land      Improvements
       ---------------               ------------     ----     ------------- ------------ --------      ----      -------------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                     $         0  $   919,920   $18,133,895  $   58,446  $      0   $   919,920   $18,192,341
  811 Main                                     0      596,387     2,553,247     198,764         0       608,355     2,740,043
  Barkley Place                        3,804,686      871,000     4,943,000      30,905         0       871,000     4,973,905
  6601 College Boulevard               5,308,925    1,000,000     5,950,000           0         0     1,000,000     5,950,000
  9200 Cody Warehouse/office           1,905,193      296,850     2,174,150           0         0       296,850     2,174,150
  9909 Lakeview Avenue                         0      652,000     2,773,000           0         0       652,000     2,773,000
  9221 Quivera                                 0      290,738     1,193,130           0         0       290,738     1,193,130
  Other Rental Properties                      0      319,797       433,680       1,540         0       319,797       435,220
                                     -----------  -----------   -----------  ----------  --------   -----------   -----------
Sub-Total                             11,018,803    4,946,692    38,154,102     289,655         0     4,958,660    38,431,789


APARTMENTS
  New Mark Apartments, 210 Units       2,302,175       19,768     3,797,495     237,099         0        19,768     4,034,594
  Hillsborough Apartments, 329 Units   9,865,726    1,161,740     8,485,514   3,875,062         0     1,161,740    12,360,576
  Peppertree Apartments, 162 Units     3,718,353      833,243     4,554,674      24,735         0       833,243     4,579,409
                                     -----------  -----------   -----------  ----------  --------   -----------   -----------
Sub-Total                             15,886,253    2,014,751    16,837,683   4,136,896         0     2,014,751    20,974,579

PARKING FACILITIES
  710 Main                                     0      286,361       672,655       4,974         0       350,349       613,641
  811 Main                                     0      149,096       614,122     599,857         0       149,096     1,213,979
  DRC Texaco & 711 Garage                      0      501,513        50,538        -            0       501,513        50,538
  Surface lots & 9th & Walnut Garage           0    2,129,257        81,000     590,445         0     2,719,702        81,000
                                     -----------  -----------   -----------  ----------  --------   -----------   -----------
Sub-Total                                      0    3,066,227     1,418,315   1,195,276         0     3,720,660     1,959,158
                                     -----------  -----------   -----------  ----------  --------   -----------   -----------

TOTALS                               $26,905,057  $10,027,670   $56,410,100  $5,621,827  $      0   $10,694,071   $61,365,526
                                     ===========  ===========   ===========  ==========  ========   ===========   ===========



                                                                                                       Life
                                                                                                     on Which
                                                                                                    Depreciation
                                                          December 31, 1996                           in Latest
                                        -----     -------------------------------      --------        Income
                                                   Accumulated          Date of          Date         Statement
        Description-(C)                 Total      Depreciation      Construction      Acquired      is Computed
        ---------------                 -----      ------------      ------------      --------     ------------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                     $19,112,261    $13,702,548          1965            1971       18 to 65 Years
  811 Main                             3,348,398      2,252,869          1959            1972          45 Years
  Barkley Place                        5,844,905        379,151          1988            1994          40 Years
  6601 College Boulevard               6,950,000        197,258          1979            1995          40 Years
  9200 Cody Warehouse/office           2,471,000         96,113          1973            1995          40 Years
  9909 Lakeview Avenue                 3,425,000          6,381          1987            1996          40 Years
  9221 Quivera                         1,483,868          3,192          1968            1996          40 Years
  Other Rental Properties                755,017         86,602        Various         Various      10 to 40 Years
                                     -----------    -----------
Sub-Total                             43,390,449     16,724,114


APARTMENTS
  New Mark Apartments, 210 Units       4,054,362      2,624,075       1969/1977       1971/1977      8 to 40 Years
  Hillsborough Apartments, 329 Units  13,522,316        990,177          1985            1992          40 Years
  Peppertree Apartments, 162 Units     5,412,652        410,527          1986            1993          40 Years
                                     -----------    -----------
Sub-Total                             22,989,330      4,024,779

PARKING FACILITIES
  710 Main                               963,990        535,151          1959            1972          45 Years
  811 Main                             1,363,075      1,194,456       1959/1996       1972/1996     15 to 45 Years
  DRC Texaco & 711 Garage                552,051        195,272
  Surface lots & 9th & Walnut Garage   2,800,702        167,848        Various           1989          20 Years
                                     -----------    -----------
Sub-Total                              5,679,818      2,092,727
                                     -----------    -----------

TOTALS                               $72,059,597    $22,841,620
                                     ===========    ===========

                            TOWER PROPERTIES COMPANY
                               NOTES TO SCHEDULE


(A) An analysis of Rental Income Property for the three years ended December 31, 1996 follows:

                   Balance, December 31, 1993               $ 47,069,157
                     Additions during period -
                        Land                                     999,848
                        Building                               4,948,435
                                                            ------------
                   Balance, December 31, 1994                 53,017,440
                     Additions during period -
                        Land                                   1,302,060
                        Building                               8,201,754
                                                            ------------
                   Balance, December 31, 1995                 62,521,254
                     Additions during period -
                        Land                                   1,789,716
                        Building                               7,748,627
                                                            ------------
                   Balance, December 31, 1996               $ 72,059,597
                                                            ============

(B) An analysis of accumulated depreciation reserves applicable to Rental Income Property for the three years ending December 31, 1996:

                   Balance, December 31, 1993               $ 19,447,528
                     Additions during period -
                        Provision for depreciation               985,120
                                                            ------------
                   Balance, December 31, 1994                 20,432,648
                     Additions during period -
                        Provision for depreciation             1,059,528
                                                            ------------
                   Balance, December 31, 1995                 21,492,176
                     Additions during period -
                        Provision for depreciation             1,349,444
                                                            ------------
                   Balance, December 31, 1996$              $ 22,841,620
                                                            ============

(C) All of the real estate is located in Johnson County, Kansas, and Clay and Jackson County, Missouri.

(D) There are no significant differences in the aggregate cost basis of the real estate for federal income tax purposes and financial reporting purposes.

DIRECTORS

James M. Kemper, Jr.
Chairman, President and Chief Executive Officer of Tower Properties Company

Benjamin F. Bryan
Executive Vice President, Tower Properties Company

David W. Kemper
Chairman, President and Chief Executive Officer, Commerce Bancshares, Inc., a bank holding company

Jonathan M. Kemper
Vice Chairman, Commerce Bancshares, Inc., a bank holding Company and Chairman and Chief Executive Officer, Commerce Bank, N.A.

Brian D. Everist
President, Intercontinental Engineering Manufacturing Corporation

Neil T. Douthat
Sr. Vice President-Investments, Smith Barney, Inc.


OFFICERS

James M. Kemper, Jr.
Chairman, President and Chief Executive Officer

Benjamin F. Bryan
Executive Vice President

Chester A. Wittwer, Jr.
Vice President and Secretary

Margaret V. Allinder
Assistant Secretary and Controller

                                 PRINCIPAL REAL ESTATE OF
                                 TOWER PROPERTIES COMPANY

Commerce Tower Building                               30-story office building, 911 Main Street

Barkley Place Office Building                         6-story office building, 10561 Barkley

811 Main Building                                     230,000 rentable square feet office building
                                                      and 530 car parking garage

6601 College Boulevard Office Building                6-story office building, 6601 College Blvd.

9221 Quivera  Office Building                         1-story office building, 9221 Quivera

9200 Cody Warehouse/Office Facility                   93,900 square foot warehouse/office facility and an
                                                      expansion of 25,000 square feet to be completed by
                                                      October 1997

9909 Lakeview Avenue Warehouse                        115,000 square foot warehouse

710 Main Parking Garage                               740 car parking garage

711 Main Parking Garage                               250 car parking garage

New Mark Apartment Complex                            210 apartments and an additional 140 apartments to
                                                      be completed in November 1997, located at 100th
                                                      and North Oak Streets

New Mark Subdivision                                  315 acres of residential and commercial
                                                      land in the area of 100th and North Oak
                                                      Streets

Texaco Service Station                                Land and improvements located at 6th
                                                      and Main Streets (to be demolished in 1997)


Downtown Kansas City Vacant Land                      6th Street to 7th Street, Baltimore to
                                                      Wyandotte Streets and a block of land
                                                      located on the corner of 8th and
                                                      Wyandotte Streets, land and improvements from
                                                      7th to 8th Streets on east side of Main Street,
                                                      a 100 car parking lot at 6th & Main and a 40
                                                      car parking lot at 8th and Walnut

908-920 Walnut                                        Approximately 56,150 square feet of
                                                      rental space (to be demolished in 1997)

9th and Walnut                                        Property located at the southwest corner
                                                      of Ninth and Walnut and a two-story
                                                      parking facility located at the northwest
                                                      corner of Ninth and Walnut

Hillsborough Apartment Complex                        329 garden apartments located at 5401 Fox Ridge
                                                      Drive

Peppertree Apartment Complex                          162 garden apartments, located at
                                                      6800 Antioch

All of the real estate is located in Johnson County, Kansas, and Clay and Jackson County, Missouri.