Form 10-K, Exhibit 13
period 1997-12-31
TOWER PROPERTIES CO
filed 1998-03-31
CIK 98827

                     TOWER PROPERTIES COMPANY

                        ANNUAL REPORT 1997

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

STOCK MARKET DATA
-----------------

The Company's stock is traded on the "over the counter" market. Following is a schedule of the bid and asked prices in each quarter of 1997 and 1996:

                                        1997            1996
                                    ------------    -------------
                       Quarter      Bid    Asked    Bid     Asked
                       -------      ---    -----    ---     -----
                       First      $121.00   $ -    $75.00    $ -
                       Second      127.50     -     87.50      -
                       Third       127.50     -     87.50      -
                       Fourth      135.25     -     94.00      -

The Company will furnish to any person who was a stockholder on February 17, 1998, a copy of the annual report, on Form 10-K, including the financial statement schedules required to be filed with the Securities and Exchange Commission, upon such person's written request for the same, which request must contain a good faith representation that, as of February 17, 1998, such person was a beneficial owner of securities entitled to vote at such meeting. The request should be directed to Mr. Chester A. Wittwer, Jr., Vice President, Tower Properties Company, 911 Main Street, Suite 100, Kansas City, Missouri 64105.

DEAR STOCKHOLDER:

The market for real estate in Kansas City continued to improve in 1998. Demand for office space, apartments, downtown parking and warehouse space was strong with high occupancy rates. This has resulted in additional competition from the developers and an escalating valuation on existing properties. As the stock market has continued to set new records and interest rates have remained low, the real estate investment trusts have poured more money into the market.

Tower Properties is about to complete the construction of 140 new apartments at New Mark. We will begin construction for a new six hundred car garage adjoining our Commerce Tower office building later this spring. This will be the first construction in our downtown TIF district. We continue to look for real estate investments either in existing properties or in new development.

Sincerely,

/s/ James Kemper

James M. Kemper Jr.
Chairman

                                                TOWER PROPERTIES COMPANY
                                              CONSOLIDATED BALANCE SHEETS
                                               DECEMBER 31, 1997 AND 1996
                                                                                            1997             1996
                                                                                        -----------       -----------
                ASSETS
Cash                                                                                    $    21,137       $    52,772
Short Term Investments                                                                       63,118            60,000
Related Party Investment, At Market                                                       4,607,407         2,995,520
Accounts Receivable                                                                         907,012           759,600
Notes Receivable                                                                            210,865            77,409
Tenant Leasehold Improvements, Net                                                        3,732,907         4,131,175
Construction in Progress                                                                  4,986,958         1,592,153
Prepaid Expenses and Other Assets                                                           763,718           482,754

Rental Income Property, Net                                                              51,055,746        49,217,977
Real Estate Held for Sale                                                                   912,081           753,748
Equipment and Furniture, Net                                                              3,514,670         3,501,137
                                                                                        -----------       -----------

Total Assets                                                                            $70,775,619       $63,624,245
                                                                                        ===========       ===========

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Liabilities:
  Accounts Payable and Other Liabilities                                                $ 1,092,359       $   904,168
  Related Party Line of Credit                                                            1,395,000        12,121,859
  Income Taxes Payable                                                                       66,091            85,333
  Deferred Income Taxes                                                                   1,354,387           926,196
  Mortgage Notes Payable                                                                 41,634,615        26,905,057
                                                                                        -----------       -----------

Total Liabilities                                                                        45,542,452        40,942,613

Minority Interest                                                                           159,667           137,404

Commitments and Contingencies

Preferred Stock, No Par Value
  Authorized 60,000 Shares, None Issued                                                       --                --

Stockholders' Investment:
  Common Stock, Par Value $1.00
    Authorized 1,000,000 Shares, Issued 178,430 Shares                                      178,430           178,430
  Paid-In Capital                                                                        17,355,872        17,355,872
  Retained Earnings                                                                       5,656,677         4,118,935
  Unrealized Holding Gain for Securities                                                  2,358,637         1,385,789
                                                                                        -----------       -----------
                                                                                         25,549,616        23,039,026
  Less Treasury Stock, At Cost                                                             (476,116)         (494,798)
                                                                                        -----------       -----------
  Total Stockholders' Investment                                                         25,073,500        22,544,228
                                                                                        -----------       -----------

Total Liabilities and Stockholders' Investment                                          $70,775,619       $63,624,245
                                                                                        ===========       ===========

The accompanying notes are an integral part of these consolidated balance sheets.


                                            TOWER PROPERTIES COMPANY
                                        CONSOLIDATED STATEMENTS OF INCOME
                               FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                                                        1997                1996              1995
                                                                    -----------         -----------       -----------
REVENUES:
  Rent                                                              $16,050,084         $14,587,306       $11,798,377
  Rent, Related Party                                                   773,149             687,052           569,783
  Management and Service Fees                                            47,546              44,967           166,139
  Management and Services Fees, Related Party                           406,901             356,588           329,062
  Real Estate Sales                                                       --                580,000            91,800
  Interest and Other Income                                             301,301             236,332           197,721
                                                                    -----------         -----------       -----------
Total Revenues                                                       17,578,981          16,492,245        13,152,882
                                                                    -----------         -----------       -----------

COSTS & EXPENSES:
  Salaries and Employee Benefits                                      1,927,595           1,706,111         1,576,932
  Depreciation                                                        2,359,602           2,049,245         1,593,638
  Maintenance and Repairs                                             3,226,346           2,877,710         2,193,407
  Cost of Real Estate Sold                                                --                352,240            52,756
  Taxes Other than Income                                             1,343,101           1,197,183         1,065,872
  Utilities                                                           1,311,968           1,241,963           842,177
  Interest                                                            2,607,298           2,058,593         1,475,466
  Interest, Related Party                                               275,848             476,755           373,994
  Amortization of Leasehold Improvements                              1,202,613           1,259,681           911,372
  Leasing and Advertising                                               131,752              99,188            91,396
  Professional Fees                                                     104,398             142,314           113,724
  Insurance                                                             212,653             199,270           186,518
  Other                                                                 399,763             496,977           310,660
                                                                    -----------         -----------       -----------
Total Costs and Expenses                                             15,102,937          14,157,230        10,787,912

Income Before Minority Interest and
  Provision for Income Taxes                                          2,476,044           2,335,015         2,364,970
Minority Interest In Income of Subsidiary                               (22,263)            (12,504)          (26,982)
                                                                    -----------         -----------       -----------

Income Before Provision for Income Taxes                              2,453,781           2,322,511         2,337,988

PROVISION (BENEFIT) FOR INCOME TAXES:
  Currently Payable                                                   1,164,748             933,288         1,012,808
  Deferred                                                             (248,709)           (116,000)         (185,000)
                                                                    -----------         -----------       -----------
                                                                        916,039             817,288           827,808
                                                                    -----------         -----------       -----------

NET INCOME                                                          $ 1,537,742         $ 1,505,223       $ 1,510,180
                                                                    ===========         ===========       ===========

Earnings Per Share:
  Basic                                                             $      9.00         $      8.80       $      8.84
                                                                    ===========         ===========       ===========
  Diluted                                                           $      8.96         $      8.80       $      8.84
                                                                    ===========         ===========       ===========
Weighted Average Common Shares Outstanding:
  Basic                                                                 170,925             170,958           170,871
                                                                    ===========         ===========       ===========
  Dilutive                                                              171,678             170,958           170,871
                                                                    ===========         ===========       ===========

The accompanying notes are an integral part of these consolidated statements.


                                            TOWER PROPERTIES COMPANY
                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                                       Common Stock
                                                 ----------------------
                                                                                Paid-In            Retained
                                                 Shares         Amount          Capital            Earnings
                                                 -------       --------       -----------         ----------
Balance, December 31, 1994                       178,430       $178,430       $17,355,872         $1,103,532

  Net Income                                        --             --                --            1,510,180

  Treasury Stock Purchases                          --             --                --                --

  Treasury Stock Issued to Directors                --             --                --                --

Unrealized Holding Gain For Securities              --             --                --                --
                                                 -------       --------       -----------         ----------

Balance, December 31, 1995                       178,430        178,430        17,355,872          2,613,712

  Net Income                                        --             --                --            1,505,223

  Treasury Stock Purchases                          --             --                --                --

  Treasury Stock Issued to Directors                --             --                --                --

Unrealized Holding Gain For Securities              --             --                --                --
                                                 -------       --------       -----------         ----------

Balance, December 31, 1996                       178,430        178,430        17,355,872          4,118,935

  Net Income                                        --             --                --            1,537,742

  Treasury Stock Purchases                          --             --                --                --

  Treasury Stock Issued to Directors                --             --                --                --

Unrealized Holding Gain For Securities              --             --                --                --
                                                 -------       --------       -----------         ----------

Balance, December 31, 1997                       178,430       $178,430       $17,355,872         $5,656,677
                                                 =======       ========       ===========         ==========

The accompanying notes are an integral part of these consolidated statements.


                                                      Treasury Stock
                                                  ---------------------
                                                                               Unrealized
                                                                                 Holding
                                                  Shares       Amount             Gain             Total
                                                  ------      ---------        ----------       -----------
Balance, December 31, 1994                         7,464      $(489,524)       $  469,732       $18,618,042

  Net Income                                        --             --                --           1,510,180

  Treasury Stock Purchases                           238        (15,470)             --             (15,470)

  Treasury Stock Issued to Directors                (286)        19,920              --              19,920

Unrealized Holding Gain For Securities              --             --             502,587           502,587
                                                   -----      ---------        ----------       -----------

Balance, December 31, 1995                         7,416       (485,074)          972,319        20,635,259

  Net Income                                        --             --                --           1,505,223

  Treasury Stock Purchases                           339        (29,663)             --             (29,663)

  Treasury Stock Issued to Directors                (220)        19,939              --              19,939

Unrealized Holding Gain For Securities              --             --             413,470           413,470
                                                   -----      ---------        ----------       -----------

Balance, December 31, 1996                         7,535       (494,798)        1,385,789        22,544,228

  Net Income                                        --             --                --           1,537,742

  Treasury Stock Purchases                            13         (1,272)             --              (1,272)

  Treasury Stock Issued to Directors                (152)        19,954              --              19,954

Unrealized Holding Gain For Securities              --             --             972,848           972,848
                                                   -----      ---------        ----------       -----------

Balance, December 31, 1997                         7,396      $(476,116)       $2,358,637       $25,073,500
                                                   =====      =========        ==========       ===========

The accompanying notes are an integral part of these consolidated statements.

                                                TOWER PROPERTIES COMPANY
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                                                      1997                 1996              1995
                                                                  ------------         -----------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                      $  1,537,742         $ 1,505,223       $  1,510,180
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Depreciation                                                   2,359,602           2,049,245          1,593,638
      Amortization of Leasehold Improvements                         1,202,613           1,259,681            911,372
      Gain on Real Estate Sales                                           --              (227,760)           (39,044)
      Change in Balance Sheet Accounts:
         Accounts Receivable                                          (147,412)            228,965           (299,334)
         Notes Receivable                                             (133,456)             (7,731)            99,928
         Prepaid Expenses and Other Assets                            (280,964)           (136,276)            (7,899)
         Accounts Payable and Other Liabilities                         188,191            (15,129)           (37,925)
         Income Taxes Payable                                          (19,242)           (350,753)           436,086
         Deferred Taxes                                               (210,847)           (527,229)          (185,000)
                                                                  ------------         -----------       ------------
Net Cash Provided by Operating Activities                            4,707,074           4,305,465          4,167,002
                                                                  ------------         -----------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Construction of Hillsborough Phase II Apartments                       --             (4,157,931)             --
  Purchase of Warehouse                                                  --             (3,675,000)        (2,600,000)
  Purchase of Suburban Office Building                                   --             (2,220,294)        (7,700,000)
  Net Change in Construction in Progress                            (3,394,805)           1,423,871        (2,627,762)
  Proceeds from Sale of Land                                             --                541,261             91,800
  Additions to Real Estate Held for Sale, Net                         (158,333)             (2,782)           (15,697)
  Additions to Equipment & Furniture, Net                             (843,945)           (571,579)          (432,137)
  Additions to Rental Income Property, Net                          (3,366,959)           (105,620)           (82,814)
  Additions to Leasehold Improvements, Net                            (807,464)           (834,932)        (2,142,572)
                                                                  ------------         -----------       ------------
Net Cash Used in Investing Activities                               (8,571,506)         (9,603,006)       (15,509,182)
                                                                  ------------         -----------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal Payments on Mortgages                                     (940,442)           (695,815)          (469,608)
  Proceeds from Long Term Borrowings                                15,670,000           8,300,000          1,950,000
  Net Change in Short Term Borrowings                              (10,726,859)         (1,735,000)        10,113,779
  Purchase of Treasury Stock                                            (1,272)            (29,663)           (15,470)
  Treasury Shares Issued to Directors                                   19,954              19,939             19,920
  Net Change in Minority Interest                                       22,263              12,504            (89,089)
                                                                  ------------         -----------       ------------
Net Cash Provided by Financing Activities                            4,043,644           5,871,965         11,509,532
                                                                  ------------         -----------       ------------

NET INCREASE (DECREASE) IN CASH:                                       179,212             574,424            167,352

CASH, Beginning of Period                                               52,772               5,577             23,225
                                                                  ------------         -----------       ------------
CASH, End of Period                                               $    231,984         $   580,001       $    190,577
                                                                  ============         ===========       ============

The accompanying notes are an integral part of these consolidated statements.

                     TOWER PROPERTIES COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 DECEMBER 31, 1997, 1996 AND 1995

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

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION
---------------------------

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to previously reported amounts to conform to the current year presentation.

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

[FN]
      <F*>  Certain components of the Commerce Tower office building are depreciated over 65 years. The original weighted average life of all components is 38 years.

Maintenance and repairs are charged to expense as incurred. The cost of additions and betterments are capitalized. The cost of assets retired or sold and the related accumulated depreciation are removed from the applicable accounts and any gain or loss is recognized as income or expense. Fully depreciated assets are retained in the accounts until retired or sold.

The amount of accumulated amortization on tenant leasehold improvements was $7,542,742 and $6,340,129 at December 31, 1997 and 1996, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS
-------------------------------

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 prescribes that an impairment loss is recognized in the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable, and an estimate of future undiscounted cash flows is less than the carrying amount of the asset. Impairment is recorded based on an estimate of future discounted cash flows.

REVENUE RECOGNITION
-------------------

Rental revenue is recognized on a straight-line basis over the term of individual leases.

REAL ESTATE HELD FOR SALE
-------------------------

Revenue is recorded on the sale of real estate when title passes to the buyer. All land sales are for cash or short-term notes receivable. The Company's real estate held for sale is recorded at cost which does not exceed its estimated realizable value.

STATEMENTS OF CASH FLOWS
------------------------

Interest payments were $2,924,659, $2,549,254 and $1,832,288 for the years ended December 31, 1997, 1996 and 1995, respectively. The Company paid income taxes of $1,146,128, $1,633,704, and $496,146 for the years ended December 31, 1997, 1996 and 1995, respectively.

EARNINGS PER SHARE
------------------

In February, 1997 the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share", effective for periods ending after December 15, 1997, requiring presentation of basic and diluted earnings per share. SFAS No. 128 supersedes Accounting Principles Board Opinion (APB) No. 15 and related pronouncements and replaces the computations of primary and fully diluted earnings per share (EPS), with basic and diluted EPS respectively. Basic earnings per share is based upon the weighted average common shares outstanding during each year. Diluted earnings per share is based upon the weighted average common and common equivalent shares outstanding during each year. Stock options are the Company's only common stock equivalents. There was no effect of this accounting change on previously reported earnings per share.

3.  RENTAL INCOME PROPERTY:

Major classes of rental income property owned by the Company at December 31, 1997 and 1996 are as follows:

                                                                                     Accumulated
                                                                      Cost           Depreciation          Net
                                                                   -----------       ------------      -----------
    December 31, 1997--
Commercial office and warehouse buildings                          $45,435,264       $17,593,164       $27,842,100
Apartments                                                          23,127,608         4,580,954        18,546,654
Parking facilities                                                   6,819,173         2,152,181         4,666,992
                                                                   -----------       -----------       -----------
                                                                   $75,382,045       $24,326,299       $51,055,746
                                                                   ===========       ===========       ===========

                                                                                     Accumulated
                                                                      Cost           Depreciation          Net
                                                                   -----------       ------------      -----------
    December 31, 1996--
Commercial office and warehouse buildings                          $43,390,449       $16,724,114       $26,666,335
Apartments                                                          22,989,330         4,024,779        18,964,551
Parking facilities                                                   5,679,818         2,092,727         3,587,091
                                                                   -----------       -----------       -----------
                                                                   $72,059,597       $22,841,620       $49,217,977
                                                                   ===========       ===========       ===========

4.  BENEFIT PLANS:

The Company sponsors a defined benefit pension plan covering substantially all employees not covered in collective bargaining agreements. The plan's assets are primarily invested in fixed income securities. The Company's funding policy is to make annual contributions as required by applicable regulations.

The following table sets forth the Company pension plan's funded status at the measurement dates of October 1, 1997 and 1996:

                                                                        1997            1996
                                                                      --------        --------
         Fair value of plan assets                                    $549,177        $564,436
                                                                      ========        ========

         Accumulated benefit obligation                               $510,697        $506,696
                                                                      ========        ========

         Vested benefit obligation                                    $502,989        $499,694
                                                                      ========        ========

         Projected benefit obligation                                 $631,402        $607,149
                                                                      ========        ========

                                    -10-

         Projected benefit obligation in
            excess of plan assets                                    $(82,225)         $(42,713)
         Unrecognized prior service cost                               15,352            18,796
         Unrecognized transitional obligation                          (4,416)           (7,866)
         Unrecognized net loss (gain)                                  39,048           (12,641)
                                                                     --------          --------
         Accrued pension liability                                   $(32,241)         $(44,424)
                                                                     ========          ========

Assumptions used in calculation:
                                                                        1997              1996              1995
                                                                      --------          --------          --------
         Expected long-term rate of return                                7.75%             7.75%             7.75%
         Discount rate                                                    6.50%             7.25%             6.25%
         Salary increase                                                  3.89%             3.78%             3.82%
         Pension cost consists of:
             Service cost                                             $ 27,207          $ 25,461          $ 13,474
             Interest cost                                              34,946            35,940            31,848
             Actual return on plan assets                              (43,547)           (9,498)          (75,214)
             Net amortization (deferral)                                 9,376           (27,335)           38,821
                                                                      --------          --------          --------

         Net periodic pension cost                                    $ 27,982          $ 24,568          $  8,929
                                                                      ========          ========          ========


All of the Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. Tower contributed $8,781, $8,837 and $8,577 in 1997, 1996 and 1995, respectively, to such plans. The contributions were determined in accordance with the provisions of negotiated labor contracts and are based on the number of hours worked.

The Company has a 401 (k) plan whereby the Company matches 25% of employee contributions up to 1.5% of employee compensation. The Company may also make discretionary contributions. The Company matched $12,959, $12,203 and $10,940, and for the years ending December 31, 1997, 1996 and 1995, respectively.

Effective July 1, 1990, the Company adopted a Stock Purchase Plan for non-employee directors. The Plan permits the non-employee directors to elect to have their director fees retained by the Company in a special account.
The Company will annually add to the special accounts 25% of the amount contributed by each participating director. Semi-annually, the funds in each participant's account shall be used to purchase common stock of the Company at the last known sale price and the stock shall be distributed to participants. Shares issued to non-employee directors were 152, 220 and 286 for the years ending December 31, 1997, 1996 and 1995, respectively.

5.  MORTGAGE NOTES PAYABLE:

Mortgage notes payable, secured by rental income property with a net book value of approximately $39,881,718 and an assignment of certain leases and related revenue, consist of the following:

                                                                 1997                    1996
                                                             -----------             -----------
         8.50%, principal and interest payable
             $66,388 monthly, until April, 2013              $ 6,814,966             $ 7,022,669
         7.875%, principal and interest payable
             $24,660 monthly, until February,
             2009                                              2,183,326               2,302,175
         7.50%, principal and interest payable
             $32,224 monthly, until February,
             2014                                              3,606,757               3,718,353
         9.00%, principal and interest payable
             $37,458 monthly, until December,
             2012                                              3,693,083               3,804,686

         8.00%, principal and interest payable
             $16,311 monthly, until December,
             2015                                              1,860,276               1,905,192
         7.65%, principal and interest payable
             $25,448 monthly, until April,
             2013                                              2,752,025               2,843,057
         7.40%, principal and interest payable
             $43,172 monthly, until April,
             2016                                              5,179,584               5,308,925
         7.70%, principal and interest payable
             $22,246 monthly, until March,
             2017                                              2,670,665                   -
         7.95%, principal and interest payable
             $10,000 monthly, until March,
             2002                                              1,178,790                   -
         8.31%, principal and interest payable
             $65,721 monthly, until November,
             2012                                              6,711,914                   -
         8.125%, principal and interest payable
             $42,212 monthly, until November,
             2017                                              4,983,229                   -
                                                             -----------             -----------
                                                             $41,634,615             $26,905,057
                                                             ===========             ===========

Minimum mortgage note principal payments required over the next five years and thereafter are as follows:

               1998                  $ 1,319,666
               1999                    1,430,222
               2000                    1,550,239
               2001                    1,680,365
               2002                    2,839,637
               Thereafter             32,814,485
                                     -----------
                                     $41,634,615
                                     ===========

The carrying value of debt at December 31, 1997 approximates fair value.

6.  INCOME TAXES:

Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rate.

The Company's effective income tax rate differed from the statutory federal income tax rate primarily due to the following:

                                                  1997    1996     1995
                                                  ----    ----     ----
            Statutory federal income tax rate     34.0%   34.0%    34.0%
            Tax effect of:
               Dividend exclusion                 (1.5)   (1.4)    (1.4)
               Minority interest                   0.9     0.5      1.2
               State income taxes,
                 net of federal benefit            4.6     3.1      3.1
               Other                              (0.7)   (1.0)    (1.5)
                                                  ----    ----     ----
            Effective Income Tax Rate             37.3%   35.2%    35.4%
                                                  ====    ====     ====

The tax effect of temporary differences giving rise to the Company's net deferred income tax liability at December 31, 1997 and 1996, is as follows:

                                                                             1997                   1996
                                                                         -----------             -----------
      Deferred tax assets:
            Amortization of leasehold improvements                       $ 1,241,933             $   985,450
            Pension                                                           37,717                  35,528
            Vacation                                                          30,810                  32,328
            Contested real estate taxes                                      164,488                   -
                                                                         -----------             -----------
                                                                           1,474,948               1,053,306
                                                                         -----------             -----------

      Deferred tax liabilities:
            Depreciation on rental income property,
               equipment and furniture                                    (1,072,060)               (919,622)
            Unrealized holding gain for securities                        (1,460,109)               (783,209)
            Accrued rent receivable                                         (297,166)               (276,671)
                                                                          (2,829,335)             (1,979,502)
                                                                         -----------             -----------
      Net deferred income tax liability                                  $(1,354,387)            $  (926,196)
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

                                                     Unaudited
                                                  ----------------
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

8.  OTHER RELATED PARTY TRANSACTIONS:

The Company received rent and fees from Commerce Bank, N.A. and Commerce Bancshares, Inc. (Commerce) and its subsidiaries of $1,180,051, $1,043,640 and $898,846 in 1997, 1996, and 1995, respectively. The Company was also reimbursed for utilities in the amount of $107,711, $107,885 and $102,054 in 1997, 1996 and 1995, respectively.

The Company owns 68,006 shares of Commerce common stock, which is shown as a related party investment in the accompanying consolidated balance sheet. The shares have been classified as available for sale. Accordingly, they are valued at market and the unrealized gain has been recorded as a component of equity, net of deferred taxes. There are common officers and directors of the Company and Commerce.

The Company has a $13,500,000 line of credit with a variable interest rate equal to one and one half percent (1 1/2%) in excess of the Fed Funds rate, floating with Commerce. At December 31, 1997, $6,540,000 was available under this line of credit, and the interest rate was 7.34 %. The line requires monthly interest payments and expires March 1, 1998. Interest expense paid to Commerce was $538,319, $551,527, and $444,020 for the years ended December 31, 1997, 1996 and 1995, respectively. The Company pledged the shares of Commerce common stock and real estate as collateral for the line of credit. The weighted short term borrowing rate was 6.95% in 1997. Interest of $220,958 and $60,866 was capitalized for the years ending December 31, 1997 and 1996, respectively.

9.  STOCK BASED COMPENSATION

In 1997, the Company granted 5,000 nonqualified stock options with an exercise price of $94 to its Chairman. The exercise price of the options equals the stock's market price on the date of grant. The options are exercisable for five years from the date of grant. The Company accounts for the options under APB No. 25, under which no compensation cost has been recognized.

Had compensation cost for the options been determined in accordance with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

Net Income:                         As reported         $l,537,742
                                    Pro Forma            1,458,656
Basic Earnings per share:           As reported              $9.00
                                    Pro Forma                $8.53
Diluted Earnings per share:         As reported              $8.96
                                    Pro Forma                $8.50

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free rate of 6.29%, expected dividend yield of zero, expected life of five years, expected volatility of 9.69%.

Subsequent to year end, the options were exercised and an additional 5,000 nonqualified stock options were granted.

10.  COMMITMENTS AND CONTINGENCIES:

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

The cost to remove all asbestos from properties owned by Tower Properties Company cannot be determined; however, these removal costs could have a significant adverse impact on the future operations and liquidity of Tower Properties Company.

The Company has outstanding construction commitments of $2,396,214 as of December 31, 1997.

11.  SUBSEQUENT EVENT:

In February, 1998, the Company entered into an agreement to sell approximately 15 acres of land held for sale for $2,800,000 which will result in a gain of approximately $2,645,000, when the transaction is consummated.

10.  QUARTERLY FINANCIAL DATA (UNAUDITED):

                                               1997 Quarters                                   1996 Quarters
                              -----------------------------------------------  ----------------------------------------------
                                 First       Second       Third      Fourth       First      Second       Third      Fourth
-----------------------------------------------------------------------------  ----------------------------------------------
Revenue                        4,237,939    4,410,646   4,372,464   4,557,932   4,126,156   3,934,430   4,137,169   4,294,490
Net income                       337,504      509,418     403,958     286,862     527,860     400,173     422,555     154,635
-----------------------------------------------------------------------------  ----------------------------------------------

Basic Earnings Per Share            1.97         2.98        2.36        1.69        3.09        2.34        2.47        0.91
Diluted Earnings Per Share          1.97         2.97        2.35        1.67        3.09        2.34        2.47        0.91
-----------------------------------------------------------------------------  ----------------------------------------------

Market price per share:       $   121.00   $   127.50  $   127.50  $   135.25  $    75.00  $    87.50  $    87.50  $    94.00
-----------------------------------------------------------------------------  ----------------------------------------------

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Tower Properties Company:

We have audited the accompanying consolidated balance sheets of Tower Properties Company (a Missouri Corporation) and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Properties Company and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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


                                      Arthur Andersen LLP

Kansas City, Missouri
February 27, 1998

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

The Company's principal assets consist of real estate holdings which are not liquid assets. Real estate holdings include office buildings, apartment complexes, a warehouse and a warehouse/office facility, parking facilities and land held for future sale. The principal source of funds generated internally is income from operations. The principal source of external funds is long term debt and a $13,500,000 line of credit with Commerce Bank, N.A.
At December 31, 1997, the Company had $1,395,000 outstanding on the line of credit. In 1998, the Company plans to demolish two buildings and build a $7,000,000 parking garage to be completed in 1999. With cash provided from operations of $4,496,000 in 1997, the Company does not anticipate any liquidity problems. The Company has not experienced liquidity problems during the twelve months ended December 31, 1997. On December 15, 1995, the Company acquired the 6601 College Boulevard commercial office building, located in Overland Park, Kansas, for $7,700.000. The Company used
$7,700,000 of the line of credit with Commerce Bank, N.A. to make this purchase. In March, 1996, a $5,400,000 twenty-year term mortgage loan was secured for this property with Nationwide Life Insurance. The proceeds from this loan were used to reduce the line of credit with Commerce Bank, N.A. During 1996, the Company constructed an additional 68 units at the Hillsborough apartment complex. The Company used the line of credit with Commerce Bank, N.A. to fund the construction project. In April, 1996, a $2,900,000 twenty-year term mortgage loan was secured for this property with Penn Mutual. The proceeds from this loan were used to reduce the line of credit with Commerce Bank, N.A. On October 11, 1996, the Company acquired the 916-920 Walnut office buildings and the 102 E. 8th Street parking lot in Kansas City, Missouri for $700,000. The Company used the line of credit with Commerce Bank, N.A. to acquire the property. On December 18, 1996, the Company acquired the 9909 Lakeview Avenue warehouse located in Lenexa, Kansas, for $3,675,000. The Company used the line of credit with Commerce Bank, N.A. to acquire this property. In February, 1997, a $2,720,000 twenty-year term mortgage loan was secured for this property from Prudential Insurance of America. The proceeds of this loan were used to reduce the line of credit.
On December 27, 1996, the Company acquired the 9221 Quivera commercial office building and an adjoining 70,000 square foot vacant parcel of land, located in Overland Park, Kansas for $1,750,000. The Company used the line of credit with Commerce Bank, N.A. to make this purchase. In March, 1997, a $1,200,000 loan with a twenty-year amortization and a five-year balloon payment was secured for this property with Mercantile Bank and Trust. The proceeds from this loan was used to reduce the line of credit. During 1997, the Company began construction of an additional 140 units at the New Mark Apartment Complex. The Company used the line of credit with Commerce Bank, N.A. to fund the construction. In October, 1997, a $5,000,000 twenty-year term mortgage loan was secured for this property from Ohio National. The proceeds of this loan were used to reduce the line of credit. Also in October, 1997, the Company secured a $6,750,000 fifteen year mortgage loan on the 811 Main office building. The proceeds from this loan was used to pay off the line of credit and the remainder was invested in short term investments until it was necessary to borrow additional funds to finance the low rise elevator modernization and the replacement of the chiller and cooling towers in the Commerce Tower office building.

                       YEAR ENDED DECEMBER 31, 1997
              COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996

RESULTS OF OPERATIONS
---------------------

Increased occupancy in the Barkley Place office building, the change at the 811 Main building from a single tenant with a triple net lease to a multi-tenant, full service building effective April 1, 1996, the completion of Phase II of the Hillsborough apartment complex, increased revenue from parking operations, the acquisition of the 916-920 Walnut commercial office buildings on October 11, 1996, the acquisition of the Stanley warehouse on December 18, 1996 and the December 27, 1996 acquisition of the 9221 Quivera office building, offset by the decrease in occupancy in the Commerce Tower are primarily responsible for the 10% increase in rental income of $1,548,875. Parking revenue increased 11% and apartment rentals increased 8%. The acquisition of the Stanley warehouse and the 9221 Quivera commercial office building with combined rental income of $755,270 was responsible for 49% of the total increase. The increase in rental income at the 822 Main building was responsible for 24% of the total increase. Occupancy in the Commerce Tower is 86%. The Barkley Place commercial office building is 100% leased and the 811 Main office building is 81% leased. The 9200 Cody warehouse/office facility, the 6601 College Boulevard commercial office building, and the 9221 Quivera commercial office building are 100% leased under triple net leases. The 9909 Lakeview warehouse was 100% leased until October 31, 1997 at which time the accepted a buy out offer from Stanley Works. The New Mark apartments are 92% leased, Hillsborough apartments are 87% leased and Peppertree apartments are 95% leased at year end. The increase in parking revenues in 1997 is primarily due to an increase in occupancy in both the 710 and 711 Main Garages and the demolition and construction of a surface parking lots at the South Rodeway and Texaco Station property.

The increase in management and service fees is primarily due to an increase in the amount of fees billed for tenant leasehold improvements performed by Company employees and the management fee for the Commerce Trust, Commerce Bank, Osco and Executive Office commercial office building for Commerce Bank N.A. effective November 10, 1997.

The sale of twenty nine acres of undeveloped land located in the New Mark sub-division in 1996 accounts for the decrease in real estate sales and cost of real estate sold.

Interest and other income has increased due to a combination of the increase in apartment income collected for washer and dryer facilities, forfeited security deposits and the construction management fees earned on tenant remodels.

The increase in salaries and employee benefits of $221,484 is a direct result of the increase in management personnel. The increase in depreciation is a direct result of the acquisition of the Stanley warehouse, the 9221 Quivera commercial office building, the completion of the Phase II of the Hillsborough apartment complex, the expansion of the 9200 Cody warehouse/office facility and the modernization of the low rise elevators in the Commerce Tower commercial office building.

The increase of $346,636 in maintenance and repairs is primarily due to changing the 811 Main building to a multi-tenant, full service building effective April 1, 1996, repairs to the chillers at the Commerce Tower office building, concrete repairs at the 710 Main parking facility and the acquisition of 916-920 Walnut commercial office buildings. The changing of the 811 Main building to a multi-tenant, full service building, the acquisition of the 916-920 Walnut commercial office buildings, the completion of the Phase II of the Hillsborough apartment complex, the lease buy out of the 9909 Lakeview warehouse and the increase in the assessment of the Commerce Tower commercial office building are responsible for the increase in taxes other than income.

The increase in utilities is primarily due to the conversion of 811 Main to a full service, multi-tenant building and the acquisition of the 916-920 Walnut office building, offset by a reduction in both the Commerce Tower and Barkley Place office buildings. The increase in other interest expense and the reduction in related party interest expense is result of securing a mortgage loan of $2,700,000 for the 9909 Lakeview warehouse, a $1,200,000 mortgage loan for the 9221 Quivera commercial office building, a $6,750,000 mortgage loan for the 811 Main commercial office building and garage and a $5,000,000 mortgage loan on the Phase III of the New Mark apartment complex. The proceeds from these loans were used to reduce the line of credit with Commerce Bank N.A.

The decrease in amortization of leasehold improvements is primarily due to the UtiliCorp tenant improvements in the Commerce Tower which were being amortized over the life of their leases which ended in the first half of 1997. The decrease in professional fees and other expenses is primarily due to the expenses incurred in connection with the buy out of the downtown Texaco lease and the write off of a note receivable for rent from a former Commerce Tower tenant in 1996.

                       YEAR ENDED DECEMBER 31, 1996
              COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995

RESULTS OF OPERATIONS
---------------------

Rental income increased 23% during 1996, primarily due to increased occupancy in the Commerce Tower and Barkley Place office buildings, the conversion of the 811 Main building from a net leased facility to a multi-tenant, full service building effective April 1, 1996, the completion of Phase II of the Hillsborough apartment complex, increased revenue from parking operations, the acquisition of the 9200 Cody warehouse/office facility effective June 30, 1995, the acquisition of the 6601 College Boulevard commercial office building on December 15, 1995, the acquisition of the 916-920 Walnut Street office buildings on October 11, 1996, the acquisition of the 9909 Lakeview
Avenue warehouse on December 18, 1996 and the December 27, 1996 acquisition of the 9221 Quivera office building. Occupancy in the Commerce Tower is 97%. The Barkley Place office building is 100% leased and the 811 Main office building is 94% leased. The 9200 Cody warehouse/office facility, the 6601 College Boulevard commercial office building, the 9909 Lakeview warehouse and the 9221 Quivera commercial office building are 100% leased under triple net leases. The New Mark garden apartments are 94% leased, Hillsborough Apartments are 94% leased and Peppertree Apartments are 97% leased at year end. The increase in parking revenues in 1996 is primarily due to an increase in occupancy in both the 710 and 711 Main Garages.

The decrease in management and service fees is primarily due to a decrease in the amount of fees billed for tenant leasehold improvements performed by Company employees and the loss of the management fee for the 811 Main office building from Kemper Service Company effective April, 1996.

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

                       IMPACT OF ACCOUNTING CHANGES

None.

                           ENVIRONMENTAL ISSUES

In accordance with Federal, State and local laws regarding asbestos, Tower Properties Company is not required to remove, but will continue to monitor the status of asbestos in its commercial office buildings.

The cost to remove all asbestos from properties owned by Tower Properties Company cannot be been determined; however, these removal costs could have a significant adverse impact on the future operations and liquidity of Tower Properties Company.

                    AMERICANS WITH DISABILITIES ACT

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company. During 1997, the Company made modifications to certain properties at a cost of approximately $121,000.

                               YEAR 2000

The Company has assessed the key financial, information and operational systems. Management does not anticipate that the Company will encounter significant operational issued related to the year 2000. Furthermore, the financial impact of making required systems changes is not expected to be material to the Company's consolidated financial position, results of operations or cash flows.

                     NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", No. 131, "Disclosures about Segments of an Enterprise and Related Information", and No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits". The Company plans to adopt all statements in 1998 which will not have an impact on the Company's financial position or results of operations. Additional disclosures will be necessary to comply with these new standards.

                                               TOWER PROPERTIES COMPANY

                                               SELECTED FINANCIAL DATA

                                           TWELVE MONTHS ENDING DECEMBER 31,
                                     ----------------------------------------------------------------------------------
                                        1997              1996              1995              1994              1993
                                     ----------------------------------------------------------------------------------
Total Revenue                        $17,578,981       $16,492,245       $13,152,882       $11,697,118      $ 9,870,654
Net Income                             1,537,742         1,505,223         1,510,180           811,831          495,492
Basic Earnings Per Common Share             9.00              8.80              8.84              4.75             2.90
Diluted Earnings Per Common Share           8.96              8.80              8.84              4.75             2.90
Dividends Per Common Share                --                --                --                --                --
Mortgages Notes Payable               41,634,615        26,905,057        19,300,872        17,820,480       10,313,193
Net Equity                            25,073,500        22,544,228        20,635,259        18,618,042       17,327,249
Total Assets                         $70,775,619       $63,624,245       $56,504,061       $42,497,944      $36,669,540


                                        REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                      SCHEDULE III

                                                                                                    Cost Capitalized
                                                                                                      Subsequent to
                                                                  Initial Cost to Company              Acquisition
                                                               ----------------------------   ----------------------------
                                                                              Buildings and                       Carrying
      Description-(C)                           Encumbrances       Land       Improvements    Improvements         Costs
      ---------------                           ------------       ----       -------------   ------------        --------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                                $          0   $    919,920   $ 18,133,895    $   749,426         $    0
  811 Main                                         6,711,914        596,387      2,553,247        218,914              0
  Barkley Place                                    3,693,083        871,000      4,943,000         56,605              0
  6601 College Boulevard                           5,179,584      1,000,000      5,950,000              0              0
  9200 Cody Warehouse/office                       1,860,276        296,850      2,174,150      1,222,560              0
  9909 Lakeview Avenue                             2,670,665        652,000      2,773,000              0              0
  9221 Quivera                                     1,178,790        290,738      1,193,130              0              0
  Other Rental Properties                                  0        319,797        433,680         86,965              0
                                                ------------   ------------   ------------    -----------         ------
Sub-Total                                         21,294,312      4,946,692     38,154,102      2,334,470              0


APARTMENTS
  New Mark Apartments, 210 Units                   7,166,555         19,768      3,797,495        328,571              0
  Hillsborough Apartments, 329 Units               9,566,991      1,161,740      8,485,514      3,877,965              0
  Peppertree Apartments, 162 Units                 3,606,757        833,243      4,554,674         68,638              0
                                                ------------   ------------   ------------    -----------         ------
Sub-Total                                         20,340,303      2,014,751     16,837,683      4,275,174              0

PARKING FACILITIES
  710 Main                                                 0        286,361        672,655          4,974              0
  811 Main                                                 0        149,096        614,122        599,857              0
  DRC Texaco & 711 Garage                                  0        501,513         50,538      1,030,112              0
  Surface lots & 9th & Walnut Garage                       0      2,129,257         81,000        748,281              0
                                                ------------   ------------   ------------    -----------         ------
Sub-Total                                                  0      3,066,227      1,418,315      2,383,224              0
                                                ------------   ------------   ------------    -----------         ------

TOTALS                                          $ 41,634,615   $ 10,027,670   $ 56,410,100    $ 8,992,868         $    0
                                                ============   ============   ============    ===========         ======

                                                     Gross Amount at Which
                                                        Carried at Close
                                                           of Period
                                                -------------------------------    ------------
                                                                  Buildings and
     Description-(C)                                 Land         Improvements         Total
     ---------------                                 ----         -------------        -----
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                                $    919,920      $ 18,883,321     $ 19,803,241
  811 Main                                           608,355         2,760,193        3,368,548
  Barkley Place                                      871,000         4,999,605        5,870,605
  6601 College Boulevard                           1,000,000         5,950,000        6,950,000
  9200 Cody Warehouse/office                         296,850         3,396,710        3,693,560
  9909 Lakeview Avenue                               652,000         2,773,000        3,425,000
  9221 Quivera                                       290,738         1,193,130        1,483,868
  Other Rental Properties                            319,797           520,645          840,442
                                                ------------      ------------     ------------
Sub-Total                                          4,958,660        40,476,604       45,435,264


APARTMENTS
  New Mark Apartments, 210 Units                      19,768         4,126,066        4,145,834
  Hillsborough Apartments, 329 Units               1,161,740        12,363,479       13,525,219
  Peppertree Apartments, 162 Units                   833,243         4,623,312        5,456,555
                                                ------------      ------------     ------------
Sub-Total                                          2,014,751        21,112,857       23,127,608

PARKING FACILITIES
  710 Main                                           350,349           613,641          963,990
  811 Main                                           149,096         1,213,979        1,363,075
  DRC Texaco & 711 Garage                            501,513         1,032,057        1,533,570
  Surface lots & 9th & Walnut Garage               2,877,538            81,000        2,958,538
                                                ------------      ------------     ------------
Sub-Total                                          3,878,496         2,940,677        6,819,173
                                                ------------      ------------     ------------

TOTALS                                          $ 10,851,907      $ 64,530,138     $ 75,382,045
                                                ============      ============     ============


                                                                                                               Life
                                                                                                             on Which
                                                                                                           Depreciation
                                                                      31-Dec-97                             in Latest
                                                           -------------------------------   ---------       Income
                                                            Accumulated          Date of        Date        Statement
      Description-(C)                                       Depreciation      Construction    Acquired     is Computed
      ---------------                                       ------------      ------------    --------     -----------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                                           $ 13,949,160           1965          1971      18 to 65 Years
  811 Main                                                    2,340,896           1959          1972         45 Years
  Barkley Place                                                 533,233           1988          1994         40 Years
  6601 College Boulevard                                        379,341           1979          1995         40 Years
  9200 Cody Warehouse/office                                    173,258           1973          1995         40 Years
  9909 Lakeview Avenue                                           82,956           1987          1996         40 Years
  9221 Quivera                                                   41,493           1968          1996         40 Years
  Other Rental Properties                                        92,827         Various       Various     10 to 40 Years
                                                           ------------
Sub-Total                                                    17,593,164


APARTMENTS
  New Mark Apartments, 210 Units                              2,704,949        1969/1977     1971/1977     8 to 40 Years
  Hillsborough Apartments, 329 Units                          1,336,447           1985          1992         40 Years
  Peppertree Apartments, 162 Units                              539,558           1986          1993         40 Years
                                                           ------------
Sub-Total                                                     4,580,954

PARKING FACILITIES
  710 Main                                                      555,476           1959          1972         45 Years
  811 Main                                                    1,262,172        1959/1996     1972/1996    15 to 45 Years
  DRC Texaco & 711 Garage                                       155,819
  Surface lots & 9th & Walnut Garage                            178,714         Various         1989         20 Years
                                                           ------------
Sub-Total                                                     2,152,181
                                                           ------------

TOTALS                                                     $ 24,326,299
                                                           ============

                        TOWER PROPERTIES COMPANY
                            NOTES TO SCHEDULE


(A) An analysis of Rental Income Property for the three years ended December 31, 1997 follows:

                  Balance, December 31, 1994                $ 53,017,440
                        Additions during period -
                              Land                             1,302,060
                              Building                         8,201,754
                                                            ------------
                  Balance, December 31, 1995                  62,521,254
                        Additions during period -
                        Land                                   1,789,716
                        Building                               7,748,627
                                                            ------------
                  Balance, December 31, 1996                  72,059,597
                        Additions during period -
                        Land  157,836
                        Building                               3,164,612
                                                            ------------
                  Balance, December 31, 1997                $ 75,382,045
                                                            ============

(B) An analysis of accumulated depreciation reserves applicable to Rental Income Property for the three years ending December 31, 1997:

                  Balance, December 31, 1994                $ 20,432,648
                        Additions during period -
                              Provision for depreciation       1,059,528
                                                            ------------
                  Balance, December 31, 1995                  21,492,176
                        Additions during period -
                              Provision for depreciation       1,349,444
                                                            ------------
                  Balance, December 31, 1996                  22,841,620
                        Additions during period -
                              Provision for depreciation       1,484,679
                                                            ------------
                  Balance, December 31, 1997                $ 24,326,299
                                                            ============

(C) All of the real estate is located in Johnson County, Kansas, and Clay and Jackson County, Missouri.

(D) There are no significant differences in the aggregate cost basis of the real estate for federal income tax purposes and financial reporting purposes.

DIRECTORS

James M. Kemper, Jr.
Chairman, and Chief Executive Officer of Tower Properties Company

Thomas R. Willard
President, Tower Properties Company

David W. Kemper
Chairman, President and Chief Executive Officer, Commerce Bancshares, Inc., a bank holding company, Chairman, President and Chief Executive Officer, Commerce Bank, N.A.

Jonathan M. Kemper
Vice Chairman, Commerce Bancshares, Inc., a bank holding company, Vice Chairman, Commerce Bank, N.A.

Brian D. Everist
President, Intercontinental Engineering Manufacturing Corporation

Neil T. Douthat
Sr. Vice President-Investments, Smith Barney, Inc.


OFFICERS

James M. Kemper, Jr.
Chairman, and Chief Executive Officer

Thomas R. Willard
President

Chester A. Wittwer, Jr.
Vice President and Secretary

Margaret V. Allinder
Assistant Secretary and Controller

PRINCIPAL REAL ESTATE OF
TOWER PROPERTIES COMPANY
COMMERCE TOWER BUILDING
30-STORY OFFICE BUILDING, 911 MAIN STREET

BARKLEY PLACE OFFICE BUILDING

811 MAIN BUILDING


6601 COLLEGE BOULEVARD OFFICE BUILDING

9221 QUIVERA  OFFICE BUILDING

9200 CODY WAREHOUSE/OFFICE FACILITY


9909 LAKEVIEW AVENUE WAREHOUSE
6-STORY OFFICE BUILDING, 10561 BARKLEY

230,000 RENTABLE SQUARE FEET OFFICE BUILDING
AND 530 CAR PARKING GARAGE

6-STORY OFFICE BUILDING, 6601 COLLEGE BLVD.

1-STORY OFFICE BUILDING, 9221 QUIVERA

120,900 SQUARE FOOT WAREHOUSE/OFFICE FACILITY


115,000 SQUARE FOOT WAREHOUSE
710 MAIN PARKING GARAGE

711 MAIN PARKING GARAGE
740 CAR PARKING GARAGE

280 CAR PARKING GARAGE

NEW MARK APARTMENT COMPLEX
210 APARTMENTS AND AN ADDITIONAL 140 APARTMENTS TO BE
COMPLETED IN JULY 1998, LOCATED AT 100TH
AND NORTH OAK STREETS

NEW MARK SUBDIVISION   315 ACRES OF RESIDENTIAL AND COMMERCIAL
LAND IN THE AREA OF 100TH AND NORTH OAK
STREETS

DOWNTOWN KANSAS CITY VACANT LAND
6TH STREET TO 7TH STREET, BALTIMORE TO
WYANDOTTE STREETS AND A BLOCK OF LAND
LOCATED ON THE CORNER OF 8TH AND
WYANDOTTE STREETS, LAND AND IMPROVEMENTS FROM
7TH TO 8TH  STREETS ON EAST SIDE OF MAIN STREET,
A 112 CAR PARKING LOT AT 600 MAIN, A 100 CAR PARKING
 LOT AT 601 MAIN  AND A 40 CAR PARKING LOT AT 8TH AND
 WALNUT.

908-920 WALNUT
APPROXIMATELY 56,150 SQUARE FEET OF
RENTAL SPACE (TO BE DEMOLISHED IN 1998)

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