Form 10-K, Exhibit 13
period 1999-12-31
TOWER PROPERTIES CO
filed 2000-03-30
CIK 98827

                           TOWER PROPERTIES COMPANY

                              ANNUAL REPORT 1999

TOWER PROPERTIES COMPANY
911 Main Street, Suite 100
Kansas City, Missouri  64105

TRANSFER AGENT:
UMB Bank, n.a.
928 Grand Avenue, Post Office Box 410064
Kansas City, Missouri  64141-0064

DESCRIPTION OF THE COMPANY'S BUSINESS
-------------------------------------

The Company and its subsidiary organizations are primarily engaged in the business of owning, developing, leasing and managing real property. All real estate assets are located in Johnson County, Kansas, Clay, St. Louis and Jackson County, Missouri. Substantially all the improved real estate owned by the Company and its subsidiaries consists of office buildings, apartment complexes, a warehouse and a warehouse/office facility, automobile parking garages and land held for future sale or development. The Company has not pursued a policy of acquiring real estate on a speculative basis for future sale, although some real estate owned by the Company or a subsidiary may be sold at some future time.

STOCK MARKET DATA
-----------------

The Company's stock is traded on the "over the counter" market. Following is a schedule of the bid and asked prices in each quarter of 1999 and 1998:

                                     1999                    1998
                               ----------------        ----------------
              Quarter          Bid        Asked        Bid        Asked
              -------          ---        -----        ---        -----
              First         $ 155.00      $ --      $ 140.50      $ --
              Second          151.00        --        148.00        --
              Third           151.00        --        153.00        --
              Fourth          159.50        --        156.00        --

The Company will furnish to any person who was a stockholder on February 22, 2000, a copy of the annual report, on Form 10-K, including the financial statement schedules required to be filed with the Securities and Exchange Commission, upon such person's written request for the same, which request must contain a good faith representation that, as of February 22, 2000, such person was a beneficial owner of securities entitled to vote at such meeting. The request should be directed to Mr. Robert C. Harvey III, Vice President, Tower Properties Company, 911 Main Street, Suite 100, Kansas City, Missouri 64105.

DEAR STOCKHOLDER:

Sharply reduced earnings this year resulted primarily from the continued vacancy at the Stanley Warehouse and the repair of termite damage in our older apartment properties at New Mark. The New Mark expenditures are a one-time item. Our apartment properties are now fully leased, and we are contemplating the construction of additional apartments at New Mark this year.

We have completed the construction of our new Tower Garage. We will now begin the renovation of our 811 Garage after trading our 710 Main Garage with Commerce Bancshares for an adjoining surface lot. This should complete our renovation projects.

With the exception of the Stanley property, our office buildings continue to be fully leased. The Company continues to maintain a well-balanced financial position, making it possible to make additional investments when the opportunity presents itself.




Sincerely,


/s/ James M. Kemper


James M. Kemper, Jr.
Chairman and C.E.O.

                                             TOWER PROPERTIES COMPANY
                                            CONSOLIDATED BALANCE SHEETS
                                            DECEMBER 31, 1999 AND 1998
                                                                      1999                    1998
                                                                  -----------             -----------
ASSETS

Investment in Commercial Properties:
    Rental Property, Net                                          $76,109,334             $66,184,736
    Tenant Leasehold Improvements, Net                              3,871,804               4,175,869
    Equipment and Furniture, Net                                    4,068,565               4,221,000
    Construction in Progress                                        1,266,623               2,900,811
                                                                  -----------             -----------
        Commercial Properties, Net                                 85,316,326              77,482,416

Real Estate Held for Sale                                             396,453                 430,717

Cash and Cash Equivalents                                             145,362                 147,928
Investments At Market (Related Party)                               3,809,718               4,552,133
Receivables                                                         2,555,254               1,612,121
Prepaid Expenses and Other Assets                                   1,200,207                 874,710
                                                                  -----------             -----------

          TOTAL ASSETS                                            $93,423,320             $85,100,025
                                                                  ===========             ===========

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Liabilities:
    Mortgage Notes                                                $47,567,080             $41,072,416
    Real Estate Bond Issue                                          6,400,000               6,400,000
    Line of Credit (Related Party)                                  5,065,030               2,045,000
    Accounts Payable and Other Liabilities                          2,837,461               3,232,969
    Deferred Income Taxes                                           2,406,595               2,867,725
    Income Taxes Payable                                                   --                  64,673
                                                                  -----------             -----------

          Total Liabilities                                        64,276,166              55,682,783

Commitments and Contingencies

Minority Interest                                                          --                 178,705

Preferred Stock, No Par Value
    Authorized 60,000 Shares, None Issued                                  --                      --

Stockholders' Investment:
    Common Stock, Par Value $1.00
        Authorized 1,000,000 Shares, Issued
          183,430 Shares                                              183,430                 183,430
    Paid-In Capital                                                18,460,693              18,272,313
    Retained Earnings                                               8,760,535               8,684,079
    Accumulated Other Comprehensive Income:
        Unrealized Holding Gain for Securities                      1,797,170               2,250,043
                                                                  -----------             -----------
                                                                   29,201,828              29,389,865
    Less Treasury Stock, At Cost (516 and
        2,345 shares in 1999 and 1998, respectively)                  (54,674)               (151,328)
                                                                  -----------             -----------
       Total Stockholders' Investment                              29,147,154              29,238,537
                                                                  -----------             -----------

TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT                    $93,423,320             $85,100,025
                                                                  ===========             ===========
          The accompanying notes are an integral part of these consolidated balance sheets.

                                                TOWER PROPERTIES COMPANY
                                          CONSOLIDATED STATEMENTS OF INCOME
                              FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                                         1999              1998              1997
                                                                     -----------       -----------       -----------
REVENUES
   Rent                                                              $17,861,692       $15,821,300       $16,050,084
   Rent, Related Party                                                 1,667,822         1,200,686           773,149
   Management and Service Fees                                           143,378            79,099            68,604
   Management and Service Fees, Related Party                            534,152           388,340            98,834
   Real Estate Sales/Proceeds from Easement                               59,870         4,295,556                --
   Interest and Other Income                                             442,158           477,024           301,301
                                                                     -----------       -----------       -----------
          Total Revenues                                              20,709,072        22,262,005        17,291,972
                                                                     -----------       -----------       -----------

OPERATING EXPENSES
   Operating Expenses                                                  3,595,214         3,170,236         2,952,554
   Maintenance and Repairs                                             6,116,263         3,932,474         3,226,346
   Depreciation and Amortization                                       4,277,601         3,908,494         3,562,215
   Taxes Other than Income                                             1,701,331         1,408,405         1,343,101
   General, Administrative and Other                                   1,237,169         1,557,950           848,566
                                                                     -----------       -----------       -----------
          Total Operating Expenses                                    16,927,578        13,977,559        11,932,782

OTHER EXPENSE
   Interest (Including Related Party)                                  3,659,707         3,290,163         2,883,146

      Income Before Minority Interest and
       Provision for Income Taxes                                        121,787         4,994,283         2,476,044

   Minority Interest In Income of Subsidiary                              (7,643)          (19,038)          (22,263)
                                                                     -----------       -----------       -----------

      Income Before Provision for Income Taxes                           114,144         4,975,245         2,453,781
                                                                     -----------       -----------       -----------

PROVISION FOR INCOME TAXES
   Currently Payable                                                     209,276           342,825         1,164,748
   Deferred                                                             (171,588)        1,605,018          (248,709)
                                                                     -----------       -----------       -----------

NET INCOME                                                           $    76,456       $ 3,027,402       $ 1,537,742
                                                                     ===========       ===========       ===========

Earnings Per Share:
   Basic                                                                   $0.42            $16.85             $9.00
                                                                     ===========       ===========       ===========
   Diluted                                                                 $0.42            $16.84             $8.96
                                                                     ===========       ===========       ===========
Weighted Average Common Shares Outstanding:
   Basic                                                                 182,250           179,667           170,925
                                                                     ===========       ===========       ===========
   Diluted                                                               182,251           179,791           171,678
                                                                     ===========       ===========       ===========


              The accompanying notes are an integral part of these consolidated statements.

                                               TOWER PROPERTIES COMPANY
                                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                                          1999             1998              1997
                                                                       ---------        ----------        ----------
NET INCOME                                                             $  76,456        $3,027,402        $1,537,742

Unrealized holding gains (losses) on marketable
equity securities, net of tax benefit                                   (452,873)         (108,594)          972,848
                                                                       ---------        ----------        ----------

Comprehensive income                                                   $(376,417)       $2,918,808        $2,510,590
                                                                       =========        ==========        ==========


             The accompanying notes are an integral part of these consolidated statements.

                                                 TOWER PROPERTIES COMPANY
                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                                  FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                                                                       Accumulated
                                                                                                          Other
                               Common Stock                                        Treasury Stock          Com-
                            -------------------      Paid-In       Retained     -------------------      hensive
                            Shares      Amount       Capital       Earnings     Shares      Amount        Income         Total
                            -------    --------    -----------    ----------    ------    ---------    -----------    -----------
Balance,
 December 31, 1996          178,430     178,430     17,355,872     4,118,935     7,535     (494,798)     1,385,789     22,544,228

   Net Income                    --          --             --     1,537,742        --           --             --      1,537,742

   Treasury Stock
    Purchases                    --          --             --            --        13       (1,272)            --         (1,272)

   Treasury Stock
    Issued to
    Directors                    --          --             --            --      (152)      19,954             --         19,954

Unrealized Holding
 Gain For
 Securities                      --          --             --            --        --           --        972,848        972,848
                            -------    --------    -----------    ----------    ------    ---------     ----------    -----------
Balance,
 December 31, 1997          178,430     178,430     17,355,872     5,656,677     7,396     (476,116)     2,358,637     25,073,500

   Net Income                    --          --             --     3,027,402        --           --             --      3,027,402

   Common Stock
    Issuance                  5,000       5,000        671,250            --        --           --             --        676,250

   Treasury Stock
    Purchases                    --          --             --            --        79      (11,757)            --        (11,757)

   Treasury Stock Sold           --          --        148,150            --    (5,000)     321,850             --        470,000

   Treasury Stock
    Issued to
   Directors                     --          --          5,041            --      (130)      14,695             --         19,736

   Tax benefit from
    exercise of stock
    options                      --          --         92,000            --        --           --             --         92,000

Unrealized Holding Loss
 For Securities                  --          --             --            --        --           --       (108,594)      (108,594)
                            -------    --------    -----------    ----------    ------    ---------     ----------    -----------
Balance,
 December 31, 1998          183,430     183,430     18,272,313     8,684,079     2,345     (151,328)     2,250,043     29,238,537

   Net Income                    --          --             --        76,456        --           --             --         76,456

   Treasury Stock
    Purchases                    --          --             --            --       294      (46,490)            --        (46,490)

   Treasury Stock Sold           --          --        176,260            --    (2,000)     135,740             --        312,000

   Treasury Stock
    Issued to
    Directors                    --          --         12,120            --      (123)       7,404             --         19,524

Unrealized Holding
 Loss For
 Securities                      --          --             --            --        --           --       (452,873)      (452,873)
                            -------    --------    -----------    ----------    ------    ---------     ----------    -----------
Balance,
 December 31, 1999          183,430    $183,430    $18,460,693    $8,760,535       516    $ (54,674)    $1,797,170    $29,147,154
                            =======    ========    ===========    ==========    ======    =========     ==========    ===========

      The accompanying notes are an integral part of these consolidated financial statements.

                                                  TOWER PROPERTIES COMPANY
                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                                             1999               1998             1997
                                                                         ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                                            $     76,456      $  3,027,402      $  1,537,742
   Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Depreciation                                                          2,949,618         2,840,357         2,359,602
      Amortization of Leasehold Improvements                                1,327,983         1,068,137         1,202,613
      Gain on Real Estate Sales                                               (24,951)       (3,743,566)               --
      Net Change in Minority Interest                                           7,643            19,038            22,263
      Treasury Shares Issued to Directors                                      19,524            19,736            19,954
      Change in Balance Sheet Accounts, Net:
          Accounts Receivable                                                (987,019)         (327,837)         (147,412)
          Notes Receivable                                                     43,887          (166,407)         (133,456)
          Prepaid Expenses and Other Assets                                  (325,498)         (110,992)         (280,964)
          Accounts Payable and Other Liabilities                             (395,508)        2,140,610           188,191
          Income Taxes Payable                                                (64,673)           (1,418)          (19,242)
          Deferred Taxes                                                     (171,588)        1,460,018          (210,847)
                                                                         ------------      ------------      ------------
Net Cash Provided by Operating Activities                                   2,455,874         6,225,078         4,538,444
                                                                         ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Construction of New Mark Phase IV/Phase III                             (1,126,935)       (6,544,710)               --
   Construction of New Garage/Purchase of Suburban Office Building         (9,380,521)       (9,424,454)               --
   Net Change in Construction in Progress                                   1,634,189         2,086,147        (3,394,805)
   Proceeds from Sale of Land                                                  59,870         4,295,556                --
   Additions to Real Estate Held for Sale, Net                                   (655)          (70,626)         (158,333)
   Additions to Equipment & Furniture, Net                                   (891,189)       (1,314,065)         (843,945)
   Additions to Rental Income Property, Net                                (1,323,137)       (1,392,447)       (3,366,959)
   Additions to Leasehold Improvements, Net                                (1,023,918)       (1,511,100)         (804,346)
   Purchase of Minority Interest                                             (186,348)               --                --
                                                                         ------------      ------------      ------------
Net Cash Used in Investing Activities                                     (12,238,644)      (13,875,699)       (8,568,388)
                                                                         ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal Payments on Mortgages                                         (1,550,336)       (1,337,199)         (940,442)
   Proceeds from Long Term Borrowings                                       8,045,000         7,175,000        15,670,000
   Net Change in Short Term Borrowings                                      3,020,030           650,000       (10,726,859)
   Sale of Common Stock                                                            --           676,250                --
   Sale of Treasury Stock                                                     312,000           470,000                --
   Purchase of Treasury Stock                                                 (46,490)          (11,757)           (1,272)
   Tax Benefit from exercise of stock options                                      --            92,000                --
                                                                         ------------      ------------      ------------
Net Cash Provided by Financing Activities                                   9,780,204         7,714,294         4,001,427
                                                                         ------------      ------------      ------------

NET INCREASE (DECREASE) IN CASH:                                               (2,566)           63,673           (28,517)

CASH and CASH EQUIVALENTS, Beginning of Period                                147,928            84,255           112,772
                                                                         ------------      ------------      ------------
CASH, and CASH EQUIVALENTS, End of Period                                $    145,362      $    147,928      $     84,255
                                                                         ============      ============      ============


          The accompanying notes are an integral part of these consolidated financial statements.

                           TOWER PROPERTIES COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1999, 1998 AND 1997

1.    BUSINESS:

Tower Properties Company (the Company) is primarily engaged in owning, developing, leasing and managing real property located in Johnson County, Kansas, Clay, St. Louis and Jackson County, Missouri. Substantially all of the improved real estate owned by the Company and its subsidiaries consists of office buildings, apartment complexes, a warehouse, a warehouse/office facility and automobile parking lots and garages.

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

Maintenance and repairs are charged to expense as incurred. The cost of additions and betterments are capitalized. Applicable interest charges incurred during the construction of new facilities are capitalized as one of the elements of cost and are amortized over the assets' estimated useful lives. The cost of assets retired or sold and the related accumulated depreciation are removed from the applicable accounts and any gain or loss is recognized as income or expense. Fully depreciated assets are retained in the accounts until retired or sold.

The amount of accumulated amortization on tenant leasehold improvements was $9,585,205 and $8,305,855 at December 31, 1999 and 1998, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS
-------------------------------

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 prescribes that an impairment loss is recognized in the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable, and an estimate of future undiscounted cash flows is less than the carrying amount of the asset. Any impairment is then recorded based on an estimate of future discounted cash flows.

CASH AND CASH EQUIVALENTS
-------------------------

Cash and cash equivalents include cash on hand and short term investments with an original maturity of three months or less.

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

STATEMENTS OF CASH FLOWS
------------------------

Interest payments were $3,650,601, $3,280,224 and $2,924,659 for the years ended December 31, 1999, 1998 and 1997, respectively. The Company paid income taxes of $292,423, $423,464, and $1,146,128 for the years ended December 31, 1999, 1998 and 1997, respectively.

EARNINGS PER SHARE
------------------

Basic earnings per share is based upon the weighted average common shares outstanding during each year. Diluted earnings per share is based upon the weighted average common and common equivalent shares outstanding during each year. Stock options are the Company's only common stock equivalents.

COMPREHENSIVE INCOME
--------------------

Comprehensive income includes charges and credits to equity that are not the result of transactions with shareholders. Comprehensive income is composed of two subsets-net income and other comprehensive income. Included in other comprehensive income for the Company are unrealized holding gains for securities.

NEW ACCOUNTING PRONOUNCEMENTS
-----------------------------

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet at its fair value. SFAS 133, effective July 1, 2000, requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company is currently evaluating the impact of adopting SFAS 133, however, it is not expected to have a material impact on the Company's financial position and results of operation.

3.    RENTAL INCOME PROPERTY:

Major classes of rental income property owned by the Company at December 31, 1999 and 1998 are as follows:

                                                                   Accumulated
                                                       Cost        Depreciation       Net
                                                       ----        ------------       ---
      December 31, 1999--
Commercial office and warehouse buildings          $ 55,373,875    $19,454,732    $35,919,143
Apartments                                           31,220,000      6,009,068     25,210,932
Parking facilities                                   17,226,788      2,247,529     14,979,259
                                                   ------------    -----------    -----------
                                                   $103,820,663    $27,711,329    $76,109,334
                                                   ============    ===========    ===========
                                                                   Accumulated
                                                       Cost        Depreciation       Net
                                                       ----        ------------       ---
      December 31, 1998--
Commercial office and warehouse buildings          $ 55,890,737    $18,459,655    $37,431,082
Apartments                                           29,451,588      5,254,707     24,196,881
Parking facilities                                    6,819,173      2,262,400      4,556,773
                                                   ------------    -----------    -----------
                                                   $ 92,161,498    $25,976,762    $66,184,736
                                                   ============    ===========    ===========

4.    BENEFIT PLANS:

The Company sponsored a defined benefit pension plan that was terminated effective October 31, 1999. Distributions from the plan are expected to occur in 2000. The plan covered substantially all employees not covered in collective bargaining agreements. The plan's assets are primarily invested in fixed income securities. The Company's funding policy was to make annual contributions as required by applicable regulations.

The plan has recognized a settlement and a curtailment. The settlement resulted because total annuity purchases and cash payments exceeded the sum of the Service Cost and Interest Cost. The plan curtailment reflects the plan termination. Benefits have been frozen and all participants have been fully vested in their accrued benefits. Both the settlement and curtailment calculations reflect the actual dates of occurrence.

The following tables summarize the status of the plan:

                                                                 1999                 1998
                                                                 ----                 ----
      CHANGE IN BENEFIT OBLIGATION
      Benefit Obligation at Beginning of Year                 $ 790,536            $ 631,402
      Service Cost                                               44,138               33,130
      Interest Cost                                              42,061               38,770
      Actuarial Loss                                             45,036              209,583
      Effect of Settlement                                     (294,817)            (122,349)
      Effect of Curtailment                                    (181,941)                   0
                                                              ---------            ---------
      Benefit Obligation at End of Year                       $ 445,013            $ 790,536
                                                              =========            =========

      CHANGE IN PLAN ASSETS
      Fair Value of Plan Assets at Beginning of Year          $ 551,243            $ 549,177
      Actual Return on Plan Assets                              (19,350)              61,404
      Employer Contributions                                     69,751               63,011
      Effect of Settlement                                     (294,817)            (122,349)
                                                              ---------            ---------
      Fair Value of Plan Assets at End of Year                $ 306,827            $ 551,243
                                                              =========            =========

      Funded Status (Underfunded)                             $(138,186)           $(239,293)
      Unrecognized Net Actuarial Loss                            12,521              197,429
      Unrecognized Transition (Asset)                                 0               (1,844)
      Unrecognized Prior Service Cost                                 0               11,908
                                                              ---------            ---------
      (Accrued) Benefit Costs                                 $(125,665)           $ (31,800)
                                                              =========            =========

      COMPONENTS OF NET PERIODIC BENEFIT COST
      Service Cost                                            $  44,138            $  33,130
      Interest Cost                                              42,061               38,770
      Expected Return on Plan Assets                            (37,744)             (40,751)
      Recognized Net Actuarial Loss                              13,669                    0
      Amortization of Transition (Asset)                         (1,844)              (2,287)


                                     -12-


      Amortization of Prior Service Cost                          3,444                3,444
      Effect of Settlement                                       91,428               30,264
      Effect of Settlement and Curtailment                        8,464                    0
                                                              ---------            ---------
      Net Periodic Benefit Cost                               $ 163,616            $  62,570
                                                              =========            =========

      ASSUMPTIONS AND METHOD DISCLOSURES

      Discount Rate                                                5.50%                5.50%
      Expected Long Term Rate of Return                            7.00%                7.00%
      Weighted Average Rate of Compensation Increase               4.26%                4.05%

All of the Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. Tower contributed $22,091, $19,500 and $8,781 in 1999, 1998 and 1997, respectively, to such plans. The contributions were determined in accordance with the provisions of negotiated labor contracts and are based on the number of hours worked.

The Company has a 401(k) plan whereby the Company matches 25% of employee contributions up to 1.5% of employee compensation. The Company may also make discretionary contributions. The Company matched $14,327 and $13,766 and $12,959 for the years ending December 31, 1999, 1998 and 1997, respectively.

Effective July 1, 1990, the Company adopted a Stock Purchase Plan for non-employee directors. The Plan permits the non-employee directors to elect to have their director fees retained by the Company in a special account. The Company will annually add to the special accounts 25% of the amount contributed by each participating director. Semi-annually, the funds in each participant's account shall be used to purchase common stock of the Company at the last known sale price and the stock shall be distributed to participants. Shares issued to non-employee directors were 123, 130 and 152 for the years ending December 31, 1999, 1998 and 1997, respectively.

5.    MORTGAGE NOTES PAYABLE:

Mortgage notes payable, secured by rental income property with a net book value of approximately $54,524,150 and an assignment of certain leases and related revenue, consist of the following:

                                                                 1999                 1998
                                                                 ----                 ----
      8.50%, principal and interest payable
          $66,388 monthly, until April, 2013                 $ 6,364,169          $ 6,588,904
      7.875%, principal and interest payable
          $24,660 monthly, until February,
          2009                                                 1,915,721            2,054,772
      7.50%, principal and interest payable
          $32,224 monthly, until February,
          2014                                                 3,356,902            3,486,498

                                     -13-


      9.00%, principal and interest payable
          $37,458 monthly, until December,
          2012                                                 3,437,487            3,571,011
      8.00%, principal and interest payable
          $16,311 monthly, until December,
          2015                                                 1,758,871            1,811,581
      7.65%, principal and interest payable
          $25,448 monthly, until May,
          2013                                                 2,556,898            2,653,780
      7.40%, principal and interest payable
          $43,172 monthly, until April,
          2016                                                 4,889,778            5,039,918
      7.70%, principal and interest payable
          $22,246 monthly, until March,
          2017                                                 2,538,555            2,607,144
      7.25%, principal and interest payable
          $9,531 monthly, until May,
          2003                                                 1,118,581            1,150,307
      8.31%, principal and interest payable
          $65,721 monthly, until November,
          2012                                                 6,211,417            6,472,022
      8.125%, principal and interest payable
          $42,212 monthly, until November,
          2017                                                 4,763,269            4,877,699
      7.45%, principal and interest payable
          $6,569 monthly, until December,
          2015                                                   735,699              758,780
      6.90%, principal and interest payable
          $53,852 monthly, until April,
          2019                                                 6,874,733                   --
      7.78%, principal and interest payable
          $9,044 monthly, until November,
          2017                                                 1,045,000                   --
                                                             -----------          -----------
                                                             $47,567,080          $41,072,416
                                                             ===========          ===========

                                     -14-


Minimum mortgage note principal payments required over the next five years and thereafter are as follows:


                  2000                           $ 1,780,280
                  2001                             1,926,932
                  2002                             3,094,138
                  2003                             2,215,332
                  2004                             2,382,139
                  Thereafter                      36,168,259
                                                 -----------
                                                 $47,567,080
                                                 ===========

The carrying amounts and approximate fair values of financial instruments are listed as follows:

                               1999                          1998
                               ----                          ----
                     Carrying         Fair         Carrying         Fair
                      Amount          Value         Amount          Value
----------------------------------------------------------------------------
Long-term debt      $47,567,080    $43,997,000    $41,072,416    $41,323,000

The fair values of debt instruments are based on quoted market prices, or, where quoted market prices are not available, on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms. The Company negotiates its long-term debt rates on a property by property basis. The Carrying Amount of the debt represents the actual face value of the contractual debt contracts. The Fair Value represents what the mortgage holder could resell the debt for at year end. For 1999, Fair Value is less than the Carrying Amount which reflects the favorable interest rates the Company is paying versus the current market interest rates.

6.    INCOME TAXES:

Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rate.

The Company's effective income tax rate differed from the statutory federal income tax rate primarily due to the following:

                                              1999      1998       1997
                                              ----      ----       ----
      Statutory federal income tax rate       34.0%     34.0%      34.0%
      Tax effect of:
         Dividend exclusion                  (39.4)     (0.8)      (1.5)
         Minority interest                     6.7       0.4        0.9
         State income taxes,
          net of federal benefit               8.2       0.5        4.2
         Travel & Entertainment               12.8       0.3        0.5

                                     -15-


         Political Contributions               4.6       0.1         --
         Other                                 6.1       4.7       (0.8)
                                             -----      ----       ----
      Effective Income Tax Rate               33.0%     39.2%      37.3%
                                             =====      ====       ====

The tax effect of temporary differences giving rise to the Company's net deferred income tax liability at December 31, 1999 and 1998, is as follows:

                                                            1999                1998
                                                            ----                ----
      Deferred tax assets:
         Amortization of leasehold improvements         $ 1,817,235         $ 1,488,658
         Pension                                             37,717              37,717
         Vacation                                            35,958              34,827
                                                        -----------         -----------
                                                          1,890,910           1,561,202
                                                        -----------         -----------

      Deferred tax liabilities:
         Depreciation on rental income property,
           equipment and furniture                       (2,702,643)         (2,604,445)
         Unrealized holding gain for securities          (1,149,010)         (1,438,552)
         Accrued rent receivable                           (445,852)           (385,930)
                                                        -----------         -----------
                                                         (4,297,505)         (4,428,927)
                                                        -----------         -----------
      Net deferred income tax liability                 $(2,406,595)        $(2,867,725)
                                                        ===========         ===========

7.    ACQUISITIONS:

On December 1, 1998, the Company purchased the UMB Bank commercial office building assets for $9,400,000. UMB Bank is a six-story, 59,982 square foot commercial office building and parking garage located in Clayton, Missouri.

The following unaudited pro forma summary combines the results of operations of the Company as if the acquisition of UMB Bank had occurred at the beginning of each period.

                                                  Unaudited       Unaudited
                                                  ---------       ---------
                                                    1998             1997
                                                    ----             ----
          Total revenue                          $23,330,341     $17,891,771
          Net income                               3,165,998       1,448,153
          Earnings per common share                   $17.62           $8.47

This pro forma information does not purport to be indicative of the results that actually would have been obtained if the operations had been combined during the period and is not intended to be a projection of future results.

8.    OTHER RELATED PARTY TRANSACTIONS:

On August 31, 1999, the Company completed a like-kind exchange with a related party. The Company acquired the 700 Baltimore surface parking lot valued at $3,450,000 in exchange for the 710 Main Parking Garage and $250,000. There was no gain or loss recognized for the transaction.

The Company received rent and fees from Commerce Bank, N.A. and Commerce Bancshares, Inc. (Commerce) and its subsidiaries of $5,938,309, $3,746,446 and $1,180,051 in 1999, 1998, and 1997, respectively. The Company was also reimbursed for utilities in the amount of $101,478, $101,758 and $107,711 in 1999, 1998 and 1997, respectively.

The Company owns 112,464 shares of Commerce common stock, which is shown as a related party investment in the accompanying consolidated balance sheet. The shares have been classified as available for sale. Accordingly, they are valued at market and the unrealized gain has been recorded as a component of equity, net of deferred taxes. There are common officers and directors of the Company and Commerce.

The Company has an $18,000,000 line of credit with a variable interest rate equal to one and one half percent (1 1/2%) in excess of the Fed Funds rate, floating with Commerce. At December 31, 1999, $4,477,990 was available under this line of credit, and the average interest rate for the month of December was 6.84%. The line requires monthly interest payments and expires June 1, 2000. Interest expense paid to Commerce was $120,124, $116,299, and $538,319 for the years ended December 31, 1999, 1998 and 1997, respectively. The Company pledged the shares of Commerce common stock and real estate as collateral for the line of credit. The weighted average short term borrowing rate was 6.55% in 1999. Interest of $322,838, $207,497 and $220,958 was
capitalized for the years ending December 31, 1999, 1998 and 1997, respectively.

9.    STOCK BASED COMPENSATION:

In February, 1999, the Company's Chairman exercised 2,000 nonqualified stock options granted in 1999 with an exercise price of $156.00 per share. In January, 1998, the Chairman exercised 5,000 nonqualified stock options granted in 1997 with an exercise price of $94.00 per share. Treasury shares were used to satisfy the options. Also in January, 1998, an additional 5,000 nonqualified stock options were granted to the Chairman with an exercise price of $135.25. The options, exercisable for five years from the date of grant were exercised in March, 1998. Additional shares were issued to satisfy the options. The Company accounts for the options under APB No. 25, under which no compensation cost has been recognized.

Had compensation cost for the options been determined in accordance with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                       1999          1998           1997
                                                       ----          ----           ----
Net Income:                   As reported            $76,456     $3,027,402      1,537,742
                              Pro Forma               29,920      2,916,887      1,458,656
Basic Earnings per share:     As reported              $0.42         $16.85          $9.00
                              Pro Forma                $0.16         $16.23          $8.53
Diluted Earnings per share:   As reported              $0.42         $16.84           8.96
                              Pro Forma                $0.16         $16.22          $8.50

The fair value of options granted in 1999, 1998 and 1997 are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1999, 1998 and 1997, respectively: risk free rate of 4.72%, 5.43% and 6.29%, expected dividend yield of zero for all options, expected life of five years for all options, and expected volatility of 13.71%, 14.23% and 9.69%.

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

The Company has no outstanding construction commitments as of December 31, 1999. The Company has an extraordinary repair project at Phase I & Phase II of the New Mark apartment complex due to sudden termite damage with remaining estimated expense of $138,000. The Company has agreed to the modernization of the elevators at the 811 Main Building for approximately $712,000 with the project beginning in the fourth quarter of 1999 and completing in the third quarter of 2000.

11.   MERGER OF CONSOLIDATED SUBSIDIARY:

Effective September 24,1999, the Company's 98.19 percent owned subsidiary, Downtown Redevelopment Corporation (DRC) was merged into the company pursuant to the articles and plan of merger approved by the Boards of Directors of DRC and the Company. As a result of the merger, minority shareholders receive cash of $1,360 per share upon presentation of their

DRC certificates to the Company. The total purchase price was $300,200. The Company employed the services of an independent appraiser to value the minority interest in DRC. As of the effective date of the merger, the minority interest in DRC was eliminated.

12.   BUSINESS SEGMENTS:

The Company groups its operations into three business segments, commercial office, apartments, and parking. The Company's business segments are separate business units that offer different real estate services. The accounting policies for each segment are the same as those described in the summary of significant accounting policies.

Following is information for each segment for the years ended December 31, 1999, 1998 and 1997:

                                      ------------------------------------------------------------------------------------------
                                                                         December 31, 1999
                                      ------------------------------------------------------------------------------------------
                                      Commercial
                                        Office        Apartments       Parking         Other         Eliminating        Total
                                      ----------      ----------     ----------      ----------      -----------      ----------
Revenue from external customers       12,482,398       5,971,322      1,464,718         790,634               --      20,709,072

Land sales                                    --              --             --          59,870          (59,870)             --

Interest expense                       1,724,431       1,575,891             --         359,385               --       3,659,707

Depreciation and amortization          2,535,402       1,261,628        123,649         356,922               --       4,277,601

Segment net income before tax          2,757,520      (1,703,645)      (354,728)       (585,003)              --         114,144

Capital expenditures by segment        1,687,194       2,176,479      9,976,888          62,513      (13,903,074)             --

Identifiable segment assets           37,351,799      27,183,012     15,938,751      12,949,758               --      93,423,320

                                      ------------------------------------------------------------------------------------------
                                                                         December 31, 1998
                                      ------------------------------------------------------------------------------------------
                                      Commercial
                                        Office        Apartments       Parking         Other         Eliminating        Total
                                      ----------      ----------     ----------      ----------      -----------      ----------
Revenue from external customers       10,188,025       5,263,237      1,619,725       5,191,018               --      22,262,005

Land sales                               242,589              --             --       4,052,967       (4,295,556)             --

Interest expense                       1,365,742       1,616,757             --         307,664               --       3,290,163

Depreciation and amortization          2,405,007       1,097,707        118,773         287,007               --       3,908,494

Segment net income before tax          1,222,911        (470,456)       687,335       3,535,455               --       4,975,245

Capital expenditures by segment       12,709,602       7,187,161        170,649         393,760      (20,461,172)             --

Identifiable segment assets           37,571,163      26,234,571      4,658,670      16,635,621               --      85,100,025

                                      ------------------------------------------------------------------------------------------
                                                                         December 31, 1997
                                      ------------------------------------------------------------------------------------------
                                      Commercial
                                        Office        Apartments       Parking         Other         Eliminating        Total
                                      ----------      ----------     ----------      ----------      -----------      ----------
Revenue from external customers        9,583,305       4,983,724      1,508,100       1,216,843               --      17,291,972

Land sales                                    --              --             --              --               --              --

Interest expense                         997,600       1,334,954             --         550,592               --       2,883,146

Depreciation and amortization          2,289,464         917,073        110,374         245,304               --       3,562,215

Segment net income before tax          1,322,163         434,965        595,542         101,111               --       2,453,781

Capital expenditures by segment        2,073,345         446,721      1,221,370       1,701,902       (5,443,338)             --

Identifiable segment assets           27,536,685      23,731,690      4,767,312      14,739,932               --      70,775,619

13.   QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                 1999 Quarters                                      1998 Quarters
                              -------------------------------------------------   -------------------------------------------------
                                 First       Second        Third       Fourth        First       Second       Third        Fourth
-------------------------------------------------------------------------------   -------------------------------------------------
Revenue                       5,008,246    5,259,248    5,182,403    5,259,175    4,602,878    4,313,375    5,906,086    7,439,666
Net income                      112,423       12,713       53,086     (101,766)     454,403      214,758      732,560    1,625,681
-------------------------------------------------------------------------------   -------------------------------------------------

Basic Earnings Per Share           0.62         0.07         0.29        (0.56)        2.59         1.19         4.05         9.02
Diluted Earnings Per Share         0.62         0.07         0.29        (0.56)        2.58         1.19         4.05         9.02
-------------------------------------------------------------------------------   -------------------------------------------------

                         [Letterhead of Arthur Andersen]


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Tower Properties Company:

We have audited the accompanying consolidated balance sheets of Tower Properties Company (a Missouri Corporation) and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements and schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Properties Company and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

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


Kansas City, Missouri
February 25, 2000

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

The Company's principal assets consist of real estate holdings which are not liquid assets. Real estate holdings include office buildings, apartment complexes, a warehouse and a warehouse/office facility, parking facilities and land held for future sale. The principal source of funds generated internally is income from operations. The principal source of external funds is long-term debt and a $18,000,000 line of credit with Commerce Bank, N.A. At December 31, 1999, the Company had $5,065,030 outstanding on the line of credit. With cash provided from operations of $2,455,874 in 1999, the Company does not anticipate any liquidity problems. The Company has not experienced liquidity problems during the twelve months ended December 31, 1999. In March, 1998, the Company secured a $775,000 seventeen year, 10 month mortgage loan on the expansion of the 9200 Cody warehouse/office facility. The proceeds from this loan were used to reduce the line of credit. The Company closed land sales in the amount of $1,400,000 in September, 1998 and $2,700,000 in October, 1998. The proceeds were held by an exchange corporation with the intention of enacting a tax-free exchange. The Company identified the UMB Bank commercial office building, located in Clayton, Missouri as a target exchange property and purchased the property in December, 1998 for $9,400,000. The purchase was financed by the $4,000,000 generated from the land sales and $5,400,000 in cash drawn on the Company's line of credit. In the transaction, Tower also acquired the right to issue $6,400,000 in low interest industrial revenue bonds. These proceeds were used to reduce the line of credit. In April, 1999, the Company secured permanent financing of $7,000,000 from Business Men's Assurance at a fixed rate of 6.9%. The proceeds of this loan were used to pay off the line of credit and the balance invested in short-term money market accounts. In December, 1999, the Company secured permanent financing for Phase IV of the New Mark apartments in the amount of $1,045,000 from Ohio National Life Insurance at a fixed rate of 7.78%. The proceeds were used to pay for the major repairs at the New Mark apartments and the construction of the Tower Parking garage.


                         YEAR ENDED DECEMBER 31, 1999
                COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998

RESULTS OF OPERATIONS
---------------------

Overall total revenue decreased $1,552,933. Increased occupancy in the Commerce Tower and 811 Main commercial office buildings and the December 1, 1998 acquisition of the UMB Bank commercial office building in Clayton, Missouri resulted in $2,019,285 of the 15% increase in rental income of $2,507,528. The completion of the Phase III and IV New Mark apartments, an increase in occupancy at the Hillsborough apartment complex offset by the decrease in occupancy in Phase I and II New Mark due to termite repairs resulted in an increase in apartment rentals of 14%. The loss of parking revenue due to repairs at the 710

Main parking garage and its exchange for the 700 Baltimore lot primarily was responsible for the 14% decrease in parking income. The acquisition of the UMB Bank commercial office building was responsible for 50% of the total increase in rental income. Occupancy in the Commerce Tower is 93% and Barkley Place is 97%. The UMB Bank and the 811 Main office buildings are 100% leased. The 9200 Cody warehouse/office facility, the 6601 College Boulevard commercial office building, and the 9221 Quivera commercial office building are 100% leased under triple net leases. The 9909 Lakeview warehouse is presently vacant. Phase I and II of the New Mark apartment complex are 73% leased, Phase III and IV of New Mark are 87% and 88% leased, respectively. Hillsborough apartments are 96% leased and Peppertree apartments are 94% leased at year end.

Management and service fees increased due to lease commission fees earned on new leases for Commerce Bank and other properties. The decrease in real estate sales/proceeds from easement is the 1998 easement granted by the Company to Kansas City Power and Light on its 6601 College Boulevard commercial office building location and the 1998 sale of 197 acres of undeveloped land in the New Mark sub-division, offset by the 1999 sale of
7.48 acres.

The increase in operating expenses is primarily due to the increase in management personnel needed to support the management contract for the Commerce Trust, Commerce Bank and the Executive Plaza office buildings. The completion of the Phase III and IV New Mark apartments and the acquisition of the UMB Bank commercial office building, offset by the 1998 asset write down of the law library and the increase in amortization of leasehold improvements, are primarily responsible for the increase in depreciation.
The completion of Phase III New Mark and the acquisition of UMB Bank is also responsible for the increase in taxes other than income. Increased expenses also related to Phase III, Phase IV New Mark and UMB Bank as well as a decrease in cost of sales, professional fees and insurance resulted in a decrease of $321,000 in general, administrative and other expense.

Maintenance and repairs increased due to the termite repairs at the New Mark Phase I & II, 710 Main garage repairs, the completion of the Phase III and IV New Mark and the acquisition of the UMB Bank commercial office building. The increase in interest expense, including related party, is primarily the interest payments on the 9200 Cody expansion mortgage loan closed in March, 1998, the interest expense on the IRB issue, the mortgage loan on the UMB Bank building in April, 1999, offset by the increase in the 1999 capitalized interest of $323,000 as compared to $207,000 in 1998.


                         YEAR ENDED DECEMBER 31, 1998
                COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997

RESULTS OF OPERATIONS
---------------------

Increased parking spaces due to the demolition of the Texaco station at 600 Main and the increase in rental rates for all surface parking, the completion of Phase III of the New Mark apartment complex, the expansion of the 9200 Cody warehouse/office facility and the acquisition of the UMB Bank commercial office building in Clayton, Missouri, offset by the decrease in occupancy during the first half of 1998 in the 811 Main commercial office building, the vacancy of the 916-920 Walnut commercial office buildings and the vacancy of the 9909 Lakeview warehouse are responsible for the increase in rental income of $198,753. Parking revenue increased 7% and apartment rentals increased 6%. The expansion of the 9200 Cody warehouse/office facility in October, 1997 created a 40% increase in rental income for that facility. Occupancy in the Commerce Tower is 90%. The Barkley Place, the UMB Bank and the 811 Main office buildings are 100% leased. The 9200 Cody warehouse/office facility, the 6601 College Boulevard commercial office building, and the 9221 Quivera commercial office building are 100% leased under triple net leases. The 9909 Lakeview warehouse is presently vacant. Phase I and II of the New Mark apartment complex is 78% leased, Phase III of New Mark is 79% leased, Hillsborough apartments are 95% leased and Peppertree apartments are 94% leased at year end.

The increase in management and service fees income and other income is due to the acquisition of the management contract for the Commerce Trust, Commerce Bank, Osco and Executive Office commercial office buildings for Commerce Bank N.A.

The Company was granted and received $242,589 for a Kansas City Power and Light easement on its 6601 College Boulevard commercial office building location. In addition, the Company sold 197 acres of undeveloped land located in the New Mark sub-division. These transactions account for the increase in real estate sales and cost of real estate sold. Interest and other income has increased primarily due to the construction management fees earned on Commerce Bank property and department remodels.

Operating expenses increased due to the increase of personnel needed for the management of the Commerce Bank properties which resulted in an increase in salaries and employee benefits. Additional maintenance personnel were needed to support the addition of Phase III New Mark. Utilities increased due to the addition of Phase III New Mark and the vacancy of the Stanley warehouse.

The increase of $706,128 in maintenance and repairs is primarily due to the sudden termite damage at the Phase I and II of the New Mark apartment complex and the necessary repairs made at the 710 Main parking garage.

The increase in depreciation is a direct result of the modernization of the low and high rise elevators in the Commerce Tower, the expansion of the 9200 Cody warehouse/office facility and the completion of the Phase III of the New Mark apartment complex. Due to a lack of benefit, management has decided to close the law library located in the Commerce Tower commercial office building at year end and write down the law library books in the amount of $287,422 to an estimated value of $15,000. The decrease in amortization of leasehold improvements is comprised of 1998 tenant improvements in the Commerce Tower, Barkley Place and 811 Main commercial office buildings and the 9200 Cody warehouse expansion as compared to the 1997 improvements which included the write off of the UtiliCorp space in the Commerce Tower commercial office building.

The increase in taxes other than income is the Stanley warehouse real estate taxes previously paid by the tenant in a triple net lease, the acquisition of the UMB Bank commercial office building and the completion of Phase III of the New Mark apartment complex, offset by the decrease in assessment of the Commerce Tower commercial office building.

The increase in other interest expense is the interest payments on the $6,750,000 mortgage loan for the 811 Main commercial office building and garage, the $5,000,000 mortgage loan on the Phase III of the New Mark apartment complex and the $775,000 mortgage on the expansion of the 9200 Cody warehouse/office facility, offset by the capitalized interest during construction of the Phase III New Mark construction project.

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

                       AMERICANS WITH DISABILITIES ACT

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company. During 1999, the Company made modifications to certain properties at a cost of approximately $9,500.

                            MARKET RISK DISCLOSURE

The Company is exposed to various market risks, including equity investment prices and interest rates.

The Company has $3,809,718 of equity securities as of December 31, 1999. These investments are not hedged and are exposed to the risk of changing market prices. The Company classifies these securities as "available-for-sale" for accounting purposes and marks them to market on the balance sheet at the end of each period. Management estimates that its investments will generally be consistent with trends and movements of the overall stock market excluding any unusual situations. An immediate 10% change in the market price of our equity securities would have a $232,393 effect on comprehensive income.

The Company has approximately $11,465,030 of variable rate debt as of December 31, 1999. A 100 basis point change in each debt series benchmark would impact net income on an annual basis by approximately $69,937.

                 PRONOUNCEMENTS ISSUED BUT NOT YET EFFECTIVE

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet at its fair value. SFAS 133, effective July 1, 2000, requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company is currently evaluating the impact of adopting SFAS 133, however, it is not expected to have a material impact on the Company's financial position and results of operation.

                                  YEAR 2000

In 1999 the Company successfully completed its Year 2000 ("Y2K") remediation efforts for all key financial, information and operational systems. The financial impact of making required systems changes was not material to the Company's consolidated financial position, results of operations or cash flows.

To date there have been no significant events related to the Company's key financial, information and operational systems, nor to the failure of any vendors including utility providers. No known contingencies exist relating to the Year 2000 conversion, however, the Company plans to continue to monitor and report incidents, if any, through the first quarter of 2000.

                                              TOWER PROPERTIES COMPANY

                                              SELECTED FINANCIAL DATA

                                          Twelve Months Ending December 31,

                                              -----------------------------------------------------------------------
                                                  1999           1998           1997           1996           1995
                                              -----------------------------------------------------------------------
Total Revenue                                 $20,709,072    $22,262,005    $17,291,972    $16,213,086    $13,152,882
Net Income                                         76,456      3,027,402      1,537,742      1,505,223      1,510,180
Basic Earnings Per Common Share                      0.42          16.85           9.00           8.80           8.84
Diluted Earnings Per Common Share                    0.42          16.84           8.96           8.80           8.84
Dividends Per Common Share                             --             --             --             --             --
Mortgages Notes Payable                        47,567,080     41,072,416     41,634,615     26,905,057     19,300,872
Net Equity                                     29,147,154     29,238,537     25,073,500     22,544,228     20,635,259
Total Assets                                  $93,423,320    $85,100,025    $70,775,619    $63,624,245    $56,504,061

                                          REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                       SCHEDULE III
                                                                                                Cost Capitalized
                                                                                                  Subsequent to
                                                                Initial Cost to Company            Acquisition
                                                               --------------------------    ------------------------
                                                                              Buildings
                                                                                 and                         Carrying
       Description-<FC>                        Encumbrances        Land      Improvements   Improvements      Costs
       ----------------                        ------------        ----      ------------   ------------      -----
COMMERCIAL OFFICE BUILDINGS
   Commerce Tower                              $         0     $  919,920    $18,133,895    $ 2,030,487     $        0
   811 Main                                      6,211,417        596,387      2,553,247        225,052              0
   UMB Bank-Clayton                              6,874,733      1,113,734      8,310,720             --              0
   Barkley Place                                 3,437,487        871,000      4,943,000         59,591              0
   6601 College Boulevard                        4,889,778      1,000,000      5,950,000              0              0
   9200 Cody Warehouse/
     office                                      2,494,570        296,850      2,174,150      1,232,631              0
   9909 Lakeview Avenue                          2,538,555        652,000      2,773,000              0              0
   9221 Quivera                                  1,118,581        290,738      1,193,130              0              0
   Other Rental Properties                               0         10,998         41,805          1,540              0
                                               -----------    -----------    -----------    -----------     ----------
Sub-Total                                       27,565,121      5,751,627     46,072,947      3,549,301              0

APARTMENTS
   New Mark Apartments,
     210 Units                                   1,915,721         19,768      3,797,495      1,129,920              0
   New Mark Apartments III,
     140 Units                                   4,763,269        649,374      5,341,616         30,191              0
   New Mark Apartments IV,
     24 Units                                    1,045,000         44,240      1,082,695             --
   Hillsborough Apartments,
     329 Units                                   8,921,067      1,161,740      8,485,514      4,007,948              0
   Peppertree Apartments,
     162 Units                                   3,356,902        833,243      4,554,674         81,582              0
                                               -----------    -----------    -----------    -----------     ----------
Sub-Total                                       20,001,959      2,708,365     23,261,994      5,249,641              0

PARKING FACILITIES
   811 Main                                              0        149,096        614,122        599,857              0
   DRC Texaco & 711 Garage                               0        501,513             --      1,032,056              0
   700 Baltimore lot                                     0      1,109,682             --        125,000
   Tower Garage                                          0      1,785,418      8,849,684        530,837
   Surface lots/8th, 9th &
     Walnut parking                                      0      1,100,242         81,000        748,281              0
                                               -----------    -----------    -----------    -----------     ----------
Sub-Total                                                0      4,645,951      9,544,806      3,036,031              0
                                               -----------    -----------    -----------    -----------     ----------

TOTALS                                         $47,567,080    $13,105,943    $78,879,747    $11,834,973     $        0
                                               ===========    ===========    ===========    ===========     ==========

                                    Gross Amount at Which                                                              Life
                                      Carried at Close                                                                on Which
                                         of Period                              December 31, 1999                   Depreciation
                                  ----------------------   ---------      ---------------------------   --------     in Latest
                                              Buildings                                                                Income
                                                 and                      Accumulated      Date of        Date        Statement
      Description-<FC>          Land        Improvements       Total      Depreciation   Construction   Acquired     is Computed
      ----------------          ----        ------------       -----      ------------   ------------   --------     -----------
COMMERCIAL OFFICE BUILDINGS
   Commerce Tower            $   919,920    $20,164,382    $ 21,084,302    $14,484,308      1965         1971      18 to 65 Years
   811 Main                      608,355      2,766,331       3,374,686      2,415,058      1959         1972         45 Years
   UMB Bank-Clayton            1,113,734      8,310,720       9,424,454        225,083      1985         1998         40 Years
   Barkley Place                 871,000      5,002,591       5,873,591        801,893      1988         1994         40 Years
   6601 College Boulevard      1,000,000      5,950,000       6,950,000        743,506      1979         1995         40 Years
   9200 Cody Warehouse/
     office                      296,850      3,406,781       3,703,631        389,687      1973         1995         40 Years
   9909 Lakeview Avenue          652,000      2,773,000       3,425,000        236,106      1987         1996         40 Years
   9221 Quivera                  290,738      1,193,130       1,483,868        118,092      1968         1996         40 Years
   Other Rental Properties        10,998         43,345          54,343         40,999     Various      Various    10 to 40 Years
                             -----------    -----------    ------------    -----------
Sub-Total                      5,763,595     49,610,280      55,373,875     19,454,732

APARTMENTS
   New Mark Apartments,
     210 Units                    19,768      4,927,415       4,947,183      2,889,375    1969/1977    1971/1977    8 to 40 Years
   New Mark Apartments III,
     140 Units                   649,374      5,371,807       6,021,181        303,731      1998         1998         40 Years
   New Mark Apartments IV,
     24 Units                     44,240      1,082,695       1,126,935          7,505      1999         1999         40 Years
   Hillsborough Apartments,
     329 Units                 1,161,740     12,493,462      13,655,202      2,006,913      1985         1992         40 Years
   Peppertree Apartments,
     162 Units                   833,243      4,636,256       5,469,499        801,544      1986         1993         40 Years
                             -----------    -----------    ------------    -----------
   Sub-Total                   2,708,365     28,511,635      31,220,000      6,009,068

PARKING FACILITIES
   811 Main                      149,096      1,213,979       1,363,075      1,349,419    1959/1996    1972/1996   15 to 45 Years
   DRC Texaco & 711 Garage       501,513      1,032,056       1,533,569        195,931                 1959/1997      15 Years
   700 Baltimore lot           1,109,682        125,000       1,234,682        613,441      1959         1999         15 Years
   Tower Garage                1,785,418      9,380,521      11,165,939         18,437      1999         1999         40 Years
   Surface lots/8th, 9th &
     Walnut parking            1,848,523         81,000       1,929,523         70,301     Various       1989         20 Years
                             -----------    -----------    ------------    -----------
Sub-Total                      5,394,232     11,832,556      17,226,788      2,247,529
                             -----------    -----------    ------------    -----------
TOTALS                       $13,866,192    $89,954,471    $103,820,663    $27,711,329
                             ===========    ===========    ============    ===========

                           TOWER PROPERTIES COMPANY
                            NOTES TO SCHEDULE III


(A) An analysis of Rental Income Property for the three years ended December 31, 1999 follows:

                  Balance, December 31, 1996                    72,059,597
                      Net Additions during period -
                           Land                                    157,836
                           Building and Improvements             3,164,612
                                                              ------------
                  Balance, December 31, 1997                    75,382,045
                      Net Additions during period -
                           Land                                  2,210,712
                           Building and Improvements            14,568,741
                                                              ------------
                  Balance, December 31, 1998                    92,161,498
                      Net Additions during period -
                           Land                                    803,573
                      Building and Improvements                 10,855,592
                  Balance, December 31, 1999                  $103,820,663
                                                              ============

(B) An analysis of accumulated depreciation reserves applicable to Rental Income Property for the three years ending December 31, 1999:

                  Balance, December 31, 1996                    22,841,620
                      Net Additions during period -
                           Provision for depreciation            1,484,679
                                                               -----------
                  Balance, December 31, 1997                    24,326,299
                      Net Additions during period -
                           Provision for depreciation            1,650,463
                                                               -----------
                  Balance, December 31, 1998                    25,976,762
                      Net Additions during period -
                           Provision for depreciation            1,734,567
                                                               -----------
                  Balance, December 31, 1999                   $27,711,329
                                                               ===========

[FN]
<FC>  All of the real estate is located in Johnson County, Kansas, Clay,
      St. Louis and Jackson County, Missouri.

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

Jonathan M. Kemper
Vice Chairman, Commerce Bancshares, Inc., a bank holding company, Vice
      Chairman, Commerce Bank, N.A.

Brian D. Everist
President, Intercontinental Engineering Manufacturing Corporation


OFFICERS

James M. Kemper, Jr.
Chairman, and Chief Executive Officer

Thomas R. Willard
President

E. Gibson Kerr
Vice President

Robert C. Harvey III
Chief Financial Officer, Vice President and Secretary

Margaret V. Allinder
Vice President, Assistant Secretary and Controller

Daniel R. Ellerman
Vice President

                           PRINCIPAL REAL ESTATE OF
                           TOWER PROPERTIES COMPANY

Commerce Tower Building                   30-story office building,
                                          911 Main Street

Barkley Place Office Building             6-story office building,
                                          10561 Barkley

811 Main Building                         230,000 rentable square feet
                                          office building and 530 car
                                          parking garage


UMB Bank Building                         6 story office building an
                                          parking garage, 7911 Forsyth Blvd.,
                                          Clayton, Missouri


6601 College Boulevard Office Building    6-story office building,
                                          6601 College Blvd.

9221 Quivera Office Building              1-story office building,
                                          9221 Quivera

9200 Cody Warehouse/Office Facility       120,900 square foot warehouse/
                                          office facility

9909 Lakeview Avenue Warehouse            115,000 square foot warehouse

Tower Parking Garage                      624 car parking garage

700 Baltimore surface parking lot         276 car surface parking lot
                                          exchanged for 710 Main parking
                                          garage in August, 1999

711 Main Parking Garage                   258 car parking garage

New Mark Apartment Complex                350 apartments and an additional
                                          24 apartments completed in 1999,
                                          located at 100th and North Oak
                                          Streets

New Mark Subdivision                      110 acres of residential and
                                          commercial land in the area of
                                          100th and North Oak Streets

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

Hillsborough Apartment Complex            329 garden apartments located at
                                          5401 Fox Ridge Drive

Peppertree Apartment Complex              162 garden apartments, located at
                                          6800 Antioch


All of the real estate is located in Johnson County, Kansas, Clay, St. Louis and Jackson County, Missouri.