Form 10-K, Exhibit 13
period 2000-12-31
TOWER PROPERTIES CO
filed 2001-03-30
CIK 98827

                           TOWER PROPERTIES COMPANY

                              ANNUAL REPORT 2000

TOWER PROPERTIES COMPANY
911 Main Street, Suite 100
Kansas City, Missouri  64105

TRANSFER AGENT:
UMB Bank, n.a.
928 Grand Avenue, Post Office Box 410064
Kansas City, Missouri  64141-0064

DESCRIPTION OF THE COMPANY'S BUSINESS
-------------------------------------

The Company and its subsidiary organizations are primarily engaged in the business of owning, developing, leasing and managing real property. All real estate assets are located in Johnson County, Kansas, and Clay, St. Louis and Jackson Counties, Missouri. Substantially all the improved real estate owned by the Company and its subsidiaries consists of office buildings, apartment complexes, a warehouse and a warehouse/office facility, automobile parking garages and land held for future sale or development. The Company has not pursued a policy of acquiring real estate on a speculative basis for future sale, although some real estate owned by the Company or a subsidiary may be sold at some future time.

STOCK MARKET DATA
-----------------

The Company's stock is traded on the "over the counter" market. Following is a schedule of the bid and asked prices in each quarter of 2000 and 1999:

                                      2000                 1999
                                  -------------        -------------
                  Quarter         Bid     Asked        Bid     Asked
                  -------         ---     -----        ---     -----
                  First         $ 157.00   $--       $ 155.00   $--
                  Second          149.00    --         151.00    --
                  Third           159.00    --         151.00    --
                  Fourth          159.00    --         159.50    --

The Company will furnish to any person who was a stockholder on February 20, 2001, a copy of the annual report, on Form 10-K, including the financial statement schedules required to be filed with the Securities and Exchange Commission, upon such person's written request for the same, which request must contain a good faith representation that, as of February 20, 2001, such person was a beneficial owner of securities entitled to vote at such meeting. The request should be directed to Mr. Robert C. Harvey III, Vice President, Tower Properties Company, 911 Main Street, Suite 100, Kansas City, Missouri 64105.

DEAR STOCKHOLDER:

The Company experienced reduced earnings again this year due primarily to extensive repairs to one of our downtown parking structures, the nine month vacancy of our Lenexa warehouse and softened demand for parking in downtown Kansas City. The Lenexa warehouse was leased in September to Ford Motor Company and the lease with Bushnell in our Overland Park warehouse was extended to 2010 upon completion of its modernization.

On July 22, 2000, a fire in the Commerce Tower caused considerable damage to the 23rd floor. No one was injured and all of the damage has been repaired. The Company did not suffer any material financial impact due to satisfactory insurance coverage. Occupancy in all of our office buildings remains high, however demand for office space in downtown Kansas City has softened and may impact occupancy in Commerce Tower in the near term.

Our Johnson County apartments enjoyed high occupancy and performed well.
New Mark, in Clay County, experienced a slightly lower occupancy rate in the fourth quarter as a result of the over building of multi-family housing north of the river and lower interest rates which cause tenants to pursue home ownership.

At year-end the Company purchased another office building in suburban St. Louis. This acquisition furthers our goal of geographical diversification. The appreciation of our assets continues to afford us the opportunity to invest and expand our portfolio prudently. Earnings from operations continue to allow the Company to maintain our properties in investment grade condition. This policy will continue to guide us in the future as we pursue increased shareholder value.


Sincerely,

/s/Thomas R. Willard

Thomas R. Willard
President


                              TOWER PROPERTIES COMPANY
                            CONSOLIDATED BALANCE SHEETS
                             DECEMBER 31, 2000 AND 1999

                                                         2000              1999
                                                   ---------------    --------------
ASSETS
Investment in Commercial Properties:
    Rental Income Property, Net                     $  85,259,683      $ 76,109,334
    Tenant Leasehold Improvements, Net                  4,187,153         3,871,804
    Equipment and Furniture, Net                        3,673,331         4,068,565
    Construction in Progress                              797,022         1,266,623
                                                   ---------------    --------------
       Commercial Properties, Net                      93,917,189        85,316,326

Real Estate Held for Sale                                 396,453           396,453

Cash and Cash Equivalents                                 160,510           145,362
Investments At Market (Related Party)                   5,018,698         3,809,718
Receivables                                             1,935,587         2,555,254
Income Taxes Recoverable                                  524,446                --
Prepaid Expenses and Other Assets                       1,011,633         1,200,207
                                                   ---------------    --------------

          TOTAL ASSETS                              $ 102,964,516      $ 93,423,320
                                                   ===============    ==============

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Liabilities:
    Mortgage Notes Payable                          $  45,786,799      $ 47,567,080
    Real Estate Bond Issue                              6,400,000         6,400,000
    Line of Credit (Related Party)                     16,339,616         5,065,030
    Accounts Payable and Other Liabilities              2,193,047         2,837,461
    Deferred Income Taxes                               2,841,135         2,406,595
                                                   ---------------    --------------

       Total Liabilities                               73,560,597        64,276,166
                                                   ---------------    --------------

Commitments and Contingencies


Stockholders' Investment:
Preferred Stock, No Par Value
 Authorized 60,000 Shares, None Issued                         --                --
  Common Stock, Par Value $1.00
   Authorized 1,000,000 Shares, Issued
    183,430 Shares                                        183,430           183,430
 Paid-In Capital                                       18,477,498        18,460,693
 Retained Earnings                                      8,563,502         8,760,535
 Other Comprehensive Income                             2,534,648         1,797,170
                                                   ---------------    --------------
                                                       29,759,078        29,201,828
 Less Treasury Stock, At Cost (2,350 and
    516 shares in 2000 and 1999, respectively)           (355,159)          (54,674)
                                                   ---------------    --------------
   Total Stockholders' Investment                      29,403,919        29,147,154
                                                   ---------------    --------------

TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT      $ 102,964,516      $ 93,423,320
                                                   ===============    ==============

See accompanying notes to consolidated financial statements.


                                    TOWER PROPERTIES COMPANY
                             CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                         2000            1999            1998
                                                    --------------  --------------  --------------
REVENUES
  Rent                                               $ 18,459,183    $ 17,861,692    $ 15,821,300
  Rent, Related Party                                   1,692,719       1,667,822       1,200,686
  Management and Service Fees                               2,701          39,163          79,099
  Management and Service Fees, Related Party              755,840         659,871         493,710
  Real Estate Sales/Proceeds from Easement                     --          59,870       4,295,556
  Interest and Other Income                               431,929         420,654         371,654
                                                    --------------  --------------  --------------
         Total Revenues                                21,342,372      20,709,072      22,262,005
                                                    --------------  --------------  --------------

OPERATING EXPENSES
  Operating Expenses                                    3,870,713       3,595,214       3,170,236
  Maintenance and Repairs                               6,512,708       6,116,263       3,932,474
  Depreciation and Amortization                         4,227,168       4,333,542       3,953,533
  Taxes Other than Income                               1,655,698       1,701,331       1,408,405
  General, Administrative and Other                     1,153,280       1,181,228       1,512,911
                                                    --------------  --------------  --------------
       Total Operating Expenses                        17,419,567      16,927,578      13,977,559

OTHER EXPENSE
  Interest (Including Related Party)                    4,245,811       3,659,707       3,290,163

    Income (Loss) Before Minority Interest and
      Provision for Income Taxes                         (323,006)        121,787       4,994,283

  Minority Interest In Income of Subsidiary                    --          (7,643)        (19,038)
                                                    --------------  --------------  --------------

    Income (Loss) Before Provision for Income Taxes      (323,006)        114,144       4,975,245
                                                    --------------  --------------  --------------

PROVISION FOR INCOME TAXES
  Current                                                 (89,010)        209,276         342,825
  Deferred                                                (36,963)       (171,588)      1,605,018
                                                    --------------  --------------  --------------

NET INCOME (LOSS)                                    $   (197,033)   $     76,456    $  3,027,402
                                                    ==============  ==============  ==============

Earnings (Loss) Per Share:
  Basic                                                    ($1.09)          $0.42          $16.85
                                                    ==============  ==============  ==============
  Diluted                                                  ($1.09)          $0.42          $16.84
                                                    ==============  ==============  ==============
Weighted Average Common Shares Outstanding:
  Basic                                                   180,702         182,250         179,667
                                                    ==============  ==============  ==============
  Diluted                                                 180,702         182,251         179,791
                                                    ==============  ==============  ==============

See accompanying notes to consolidated financial statements.


                                    TOWER PROPERTIES COMPANY
                     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                      FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                          2000           1999           1998
                                                     -------------   ------------  -------------
NET INCOME (LOSS)                                     $  (197,033)    $   76,456    $ 3,027,402

Unrealized holding gains (losses) on marketable
equity securities, net of tax effect of
$(471,502), $289,542, and $(53,320), respectively         737,478       (452,873)      (108,594)
                                                     -------------   ------------  -------------

Comprehensive income (loss)                           $   540,445     $ (376,417)   $ 2,918,808
                                                     =============   ============  =============

See accompanying notes to consolidated financial statements.


                                                     TOWER PROPERTIES COMPANY
                                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                                       FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                 Accumulated
                                Common Stock                                        Other                    Treasury Stock
                            ---------------------                                   Compre-             --------------------------
                                                      Paid-In       Retained       hensive
                              Shares     Amount       Capital       Earnings       Income      Shares     Amount         Total
                            ---------  ----------  -------------  ------------  ------------  --------  -----------  -------------

Balance,
  December 31, 1997          178,430     178,430     17,355,872     5,656,677     2,358,637     7,396     (476,116)    25,073,500

  Net Income                      --          --            --      3,027,402            --        --           --      3,027,402

  Common Stock Issuance        5,000       5,000        671,250            --            --        --           --        676,250

  Treasury Stock Purchases        --          --             --            --            --        79      (11,757)       (11,757)

  Treasury Stock Sold             --          --        148,150            --            --    (5,000)     321,850        470,000

  Treasury Stock Issued
    to Directors                  --          --          5,041            --            --      (130)      14,695         19,736

  Tax benefit from
    exercise of
    stock options                 --          --         92,000            --            --        --           --         92,000

Unrealized
  Holding Loss
  For Securities                  --          --             --            --      (108,594)       --           --       (108,594)
                            ---------  ----------  -------------  ------------  ------------  --------  -----------  -------------

Balance,
  December 31, 1998          183,430     183,430     18,272,313     8,684,079     2,250,043     2,345     (151,328)    29,238,537

  Net Income                      --          --             --        76,456            --        --           --         76,456

  Treasury Stock Purchases        --          --             --            --            --       294      (46,490)       (46,490)

  Treasury Stock Sold             --          --        176,260            --            --    (2,000)     135,740        312,000

  Treasury Stock Issued
    to Directors                  --          --         12,120            --            --      (123)       7,404         19,524

Unrealized
  Holding Loss
  For Securities                  --          --             --            --      (452,873)       --           --       (452,873)
                            ---------  ----------  -------------  ------------  ------------  --------  -----------  -------------

Balance,
  December 31, 1999          183,430     183,430     18,460,693     8,760,535     1,797,170       516      (54,674)    29,147,154

  Net Income (Loss)               --          --             --      (197,033)           --        --           --       (197,033)

  Treasury Stock Purchases        --          --             --            --            --     3,923      615,735)      (615,735)

  Treasury Stock Sold             --          --         16,180            --            --     2,000)     301,820        318,000

  Treasury Stock Issued
    to Directors                  --          --            625            --            --       (89)      13,430         14,055

Unrealized
  Holding Gains
  For Securities                  --          --             --            --       737,478        --           --        737,478
                            ---------  ----------  -------------  ------------  ------------  --------  -----------  -------------

Balance,
  December 31, 2000          183,430    $183,430    $18,477,498    $8,563,502    $2,534,648     2,350    $(355,159)   $29,403,919
                            =========  ==========  =============  ============  ============  ========  ===========  =============


See accompanying notes to consolidated financial statements.

                                     -7-


                                          TOWER PROPERTIES COMPANY
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                            FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                2000             1999             1998
                                                           --------------   --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss)                                         $   (197,033)    $     76,456     $  3,027,402
  Adjustments to Reconcile Net Income (Loss) to Net Cash
    Provided by Operating Activities:
      Depreciation                                             3,017,277        2,949,618        2,840,357
      Amortization                                             1,209,891        1,383,924        1,113,176
      Gain on Real Estate Sales                                       --          (24,951)      (3,743,566)
      Net Change in Minority Interest                                 --            7,643           19,038
      Treasury Shares Issued to Directors                         14,055           19,524           19,736
      Change in Balance Sheet Accounts, Net:
         Accounts Receivable                                     619,667         (943,132)        (494,244)
         Prepaid Expenses and Other Assets                       123,745         (381,439)        (156,031)
         Accounts Payable and Other Liabilities                 (644,414)        (395,508)       2,140,610
         Current Income Taxes                                   (524,446)         (64,673)          (1,418)
         Deferred Income Taxes                                   (36,963)        (171,588)       1,460,018
                                                           --------------   --------------   --------------
Net Cash Provided by Operating Activities                      3,581,779        2,455,874        6,225,078
                                                           --------------   --------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Woodlands Plaza 1 Office Building               (9,355,000)              --               --
  Construction of New Garage/Purchase of Suburban
   Office Building                                                    --       (9,380,521)      (9,424,454)
  Construction of New Mark Phase IV/Phase III                         --       (1,126,935)      (6,544,710)
  Net Change in Construction in Progress                         469,601        1,634,189        2,086,147
  Proceeds from Sale of Land                                          --           59,870        4,295,556
  Additions to Real Estate Held for Sale, Net                         --             (655)         (70,626)
  Additions to Equipment & Furniture, Net                       (538,565)        (891,189)      (1,314,065)
  Additions to Rental Income Property, Net                    (1,878,827)      (1,323,137)      (1,392,447)
  Additions to Leasehold Improvements, Net                    (1,460,410)      (1,023,918)      (1,511,100)
  Purchase of Minority Interest                                       --         (186,348)              --
                                                           --------------   --------------   --------------
Net Cash Used in Investing Activities                        (12,763,201)     (12,238,644)     (13,875,699)
                                                           --------------   --------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal Payments on Mortgages                             (1,780,281)      (1,550,336)      (1,337,199)
  Proceeds from Long Term Borrowings                                  --        8,045,000        7,175,000
  Net Change in Short Term Borrowings                         11,274,586        3,020,030          650,000
  Sale of Common Stock                                                --               --          676,250
  Sale of Treasury Stock                                         318,000          312,000          470,000
  Purchase of Treasury Stock                                    (615,735)         (46,490)         (11,757)
  Tax Benefit from Exercise of Stock Options                          --               --           92,000
                                                           --------------   --------------   --------------
Net Cash Provided by Financing Activities                      9,196,570        9,780,204        7,714,294
                                                           --------------   --------------   --------------

NET INCREASE (DECREASE) IN CASH:                                  15,148           (2,566)          63,673

CASH and CASH EQUIVALENTS, Beginning of Year                     145,362          147,928           84,255
                                                           --------------   --------------   --------------
CASH, and CASH EQUIVALENTS, End of Year                     $    160,510     $    145,362     $    147,928
                                                           ==============   ==============   ==============


See accompanying notes to consolidated financial statements.

                           TOWER PROPERTIES COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2000, 1999 AND 1998

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS
--------

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

PRINCIPLES OF CONSOLIDATION
---------------------------

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, Downtown Redevelopment Corporation. All significant intercompany accounts and transactions have been eliminated.

DEPRECIATION AND AMORTIZATION
-----------------------------

Depreciation is charged to operations using straight-line and accelerated methods over the estimated asset lives, or in the case of tenant leasehold improvements, the term of the lease as follows:


         Commercial office & warehouse buildings      18-65 years*
         Apartments                                    8-40 years
         Parking facilities                           15-45 years
         Equipment and furniture                       3-20 years
         Tenant leasehold improvements                 1-12 years

 * Certain components of the Commerce Tower office building are depreciated over 65 years. The original weighted average life of all components is 38 years.

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

The amount of accumulated amortization on tenant leasehold improvements was $10,575,499 and $9,585,205 at December 31, 2000 and 1999, respectively.

The amount of accumulated depreciation on equipment and furniture was $6,665,086 and $5,833,151 at December 31, 2000 and 1999, respectively.

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

REAL ESTATE HELD FOR SALE
-------------------------

Revenue is recorded on the sale of real estate when title passes to the buyer and the earnings process is complete. All land sales are for cash or short-term notes receivable. The Company's real estate held for sale is recorded at cost which does not exceed its estimated realizable value.

STATEMENTS OF CASH FLOWS
------------------------

Interest payments were $4,220,351, $3,650,601 and $3,280,224 for the years ended December 31, 2000, 1999 and 1998, respectively. The Company paid income taxes of $435,435, $292,423, and $423,464 for the years ended December 31, 2000, 1999 and 1998, respectively.

EARNINGS (LOSS) PER SHARE
-------------------------

Basic earnings (loss) per share is based upon the weighted average common shares outstanding during each year. Diluted earnings (loss) per share is based upon the weighted average common and common equivalent shares outstanding during each year. Stock options are the Company's only common stock equivalents. Basic and diluted loss per share for 2000 are the same, as the inclusion of common stock equivalents is antidilutive.

COMPREHENSIVE INCOME (LOSS)
---------------------------

Comprehensive income (loss) includes charges and credits to equity that are not the result of transactions with shareholders. Comprehensive income
(loss) is composed of two items--net income (loss) and other comprehensive income (loss). Included in other comprehensive income (loss) for the Company are unrealized holding gains (loss) for securities.

RECLASSIFICATIONS
-----------------

Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

USE OF ESTIMATES
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's accounting policies conform to accounting principles generally accepted in the United States of America.


2.   RENTAL INCOME PROPERTY:

Major classes of rental income property owned by the Company at December 31, 2000 and 1999 are as follows:


                                                               Accumulated
                                                    Cost       Depreciation       Net
                                                    ----       ------------       ---
      December 31, 2000--
Commercial office and warehouse buildings       $ 65,616,523   $ 20,431,927   $ 45,184,596
Apartments                                        31,722,157      6,814,013     24,908,144
Parking facilities                                17,715,810      2,548,867     15,166,943
                                               -------------- -------------- --------------
                                                $115,054,490   $ 29,794,807   $ 85,259,683
                                               ============== ============== ==============
                                                               Accumulated
                                                    Cost       Depreciation       Net
                                                    ----       ------------       ---
      December 31, 1999--
Commercial office and warehouse buildings       $ 55,373,875   $ 19,454,732   $ 35,919,143
Apartments                                        31,220,000      6,009,068     25,210,932
Parking facilities                                17,226,788      2,247,529     14,979,259
                                               -------------- -------------- --------------
                                                $103,820,663   $ 27,711,329   $ 76,109,334
                                               ============== ============== ==============

3.   BENEFIT PLANS:

The Company sponsored a defined benefit pension plan that was terminated effective October 31, 1999. Distributions from the plan occurred in 2000. The plan covered substantially all employees not covered in collective bargaining agreements. The plan's assets were primarily invested in fixed income securities. The Company's funding policy was to make annual contributions as required by applicable regulations.

The plan recognized a settlement and a curtailment. The settlement resulted because total annuity purchases and cash payments exceeded the sum of the Service Cost and Interest Cost. The plan curtailment reflects the plan termination. Benefits were frozen and all participants became fully vested in their accrued benefits. Both the settlement and curtailment calculations reflect the actual dates of occurrence. The following tables summarize the status of the plan prior to its termination:

                                                           1999              1998
                                                           ----              ----

      CHANGE IN BENEFIT OBLIGATION
      Benefit Obligation at Beginning of Year           $ 790,536         $ 631,402
      Service Cost                                         44,138            33,130
      Interest Cost                                        42,061            38,770
      Actuarial Loss                                       45,036           209,583
      Effect of Settlement                               (294,817)         (122,349)
      Effect of Curtailment                              (181,941)                0
                                                       -----------       -----------
      Benefit Obligation at End of Year                 $ 445,013         $ 790,536
                                                       ===========       ===========

      CHANGE IN PLAN ASSETS
      Fair Value of Plan Assets at Beginning of Year    $ 551,243         $ 549,177
      Actual Return on Plan Assets                        (19,350)           61,404
      Employer Contributions                               69,751            63,011
      Effect of Settlement                               (294,817)         (122,349)
                                                       -----------       -----------
      Fair Value of Plan Assets at End of Year          $ 306,827         $ 551,243
                                                       ===========       ===========

      Funded Status (Underfunded)                       $(138,186)        $(239,293)
      Unrecognized Net Actuarial Loss                      12,521           197,429
      Unrecognized Transition (Asset)                           0            (1,844)
      Unrecognized Prior Service Cost                           0            11,908
                                                       -----------       -----------
      Accrued Benefit Costs                             $(125,665)        $ (31,800)
                                                       ===========       ===========

      COMPONENTS OF NET PERIODIC BENEFIT COST
      Service Cost                                      $  44,138         $  33,130
      Interest Cost                                        42,061            38,770
      Expected Return on Plan Assets                      (37,744)          (40,751)
      Recognized Net Actuarial Loss                        13,669                 0
      Amortization of Transition (Asset)                   (1,844)           (2,287)
      Amortization of Prior Service Cost                    3,444             3,444

                                     -12-



      Effect of Settlement                                 91,428            30,264
      Effect of Settlement and Curtailment                  8,464                 0
                                                       -----------       -----------
      Net Periodic Benefit Cost                         $ 163,616         $  62,570
                                                       ===========       ===========

      ASSUMPTIONS AND METHOD DISCLOSURES

      Discount Rate                                          5.50%             5.50%
      Expected Long Term Rate of Return                      7.00%             7.00%
      Weighted Average Rate of Compensation Increase         4.26%             4.05%

All of the Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. Tower contributed $22,780, $22,091 and $19,500 in 2000, 1999 and 1998, respectively, to such plans. The contributions were determined in accordance with the provisions of negotiated labor contracts and are based on the number of hours worked.

The Company has a 401(k) plan whereby the Company matches 25% of employee contributions up to 1.5% of employee compensation. The Company matched $17,556, $14,327 and $13,766 for the years ended December 31, 2000, 1999 and
1998, respectively.   The Company also made a discretionary contribution in
the amount of $40,800 in 2000. No such contributions were made in 1999 or 1998.

The Company has a Stock Purchase Plan for non-employee directors. The Plan permits the non-employee directors to elect to have their director fees retained by the Company in a special account. The Company will annually add to the special accounts 25% of the amount contributed by each participating director. Semi-annually, the funds in each participant's account are used to purchase common stock of the Company at the last known sale price and the stock is distributed to participants. Shares issued to non-employee directors were 89, 123 and 130 for the years ended December 31, 2000, 1999 and 1998, respectively.

4.   LONG-TERM DEBT:

Mortgage notes payable, secured by rental income property with depreciated cost of approximately $54,577,000 at December 31, 2000 and an assignment of certain leases and related revenue, consist of the following:

                                                     2000           1999
                                                     ----           ----
      8.50%, principal and interest payable
         $66,388 monthly, until April, 2013      $ 6,098,261    $ 6,364,169
      7.875%, principal and interest payable
         $24,660 monthly, until February,
         2009                                      1,765,316      1,915,721
      7.50%, principal and interest payable
         $32,224 monthly, until February,
         2014                                      3,217,246      3,356,902

                                     -13-



      9.00%, principal and interest payable
         $37,458 monthly, until December,
         2012                                      3,291,437      3,437,487
      8.00%, principal and interest payable
         $16,311 monthly, until December,
         2015                                      1,701,785      1,758,871
      7.65%, principal and interest payable
         $25,448 monthly, until May,
         2013                                      2,443,191      2,556,898
      7.40%, principal and interest payable
         $43,172 monthly, until April,
         2016                                      4,728,144      4,889,778
      7.70% , principal and interest payable
         $22,246 monthly, until March,
         2017                                      2,464,494      2,538,555
      7.25%, principal and interest payable
         $9,531 monthly, until May,
         2003                                      1,084,475      1,118,581
      8.31%, principal and interest payable
         $65,721 monthly, until November,
         2012                                      5,928,313      6,211,417
      8.125%, principal and interest payable
         $42,212 monthly, until November,
         2017                                      4,639,187      4,763,269
      7.45%, principal and interest payable
         $6,569 monthly, until December,
         2015                                        710,839        735,699
      6.90%, principal and interest payable
         $53,852 monthly, until April,
         2019                                      6,697,330      6,874,733
      7.78%, principal and interest payable
         $9,044 monthly, until November,
         2017                                      1,016,781      1,045,000
                                                -------------  -------------
           Total Mortgage Notes Payable          $45,786,799    $47,567,080
                                                =============  =============

The Company is obligated under a Real Estate Bond Issue of $6,400,000. The bond matures in January, 2009, bears interest at 4.99% and is secured by a letter of credit. Minimum long-term debt principal payments required over the next five years and thereafter are as follows:


               Year                           Amount
               ----                           ------
               2000                       $  1,926,932
               2001                          3,094,138
               2002                          2,215,332
               2003                          2,398,377

                                     -14-



               2004                          2,596,631
               Thereafter                   39,955,389
                                          ------------
                                          $ 52,186,799
                                          ============

The carrying amounts and approximate fair values of long-term debt are as follows:


                   2000                                1999
                   ----                                ----
        Carrying            Fair            Carrying            Fair
         Amount            Value             Amount            Value
      -----------------------------------------------------------------
      $52,186,799       $49,525,580       $53,967,080       $50,397,000

The fair values are based on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms. The Company negotiates its long-term debt rates on a property by property basis. The carrying amount of the debt represents the actual face value of the contractual debt contracts. The fair value represents what the mortgage holder could resell the debt for at year end. For 2000, fair value is less than the carrying amount which reflects the favorable interest rates the Company is paying versus the current market interest rates.

5.   INCOME TAXES:

Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rate.

The Company's effective income tax rate differed from the statutory federal income tax rate primarily due to the following:

                                                             2000        1999        1998
                                                             ----        ----        ----
     Statutory federal income tax rate                     (34.0%)       34.0%       34.0%
        Tax effect of:
           Dividend exclusion                               (5.1)       (39.4)       (0.8)
           Minority interest                                  --          6.7         0.4
           State income taxes,
             net of federal benefit                         (3.7)         8.2         0.5
           Nondeductible Travel & entertainment expense      0.5         12.8         0.3
           Nondeductible Political contributions expense     0.1          4.6         0.1
           Other                                             3.2          6.1         4.7
                                                             ---          ---         ---
        Effective Income Tax Rate                          (39.0%)       33.0%       39.2%
                                                            ----

The tax effect of temporary differences giving rise to the Company's net deferred income tax liability at December 31, 2000 and 1999, is as follows:

                                                         2000            1999
                                                         ----            ----
     Deferred tax assets:
         Amortization of leasehold improvements     $  1,844,579    $  1,817,235
         Pension                                              --          37,717
         Vacation                                         43,180          35,958
                                                   --------------  --------------
                                                       1,887,759       1,890,910
                                                   --------------  --------------

     Deferred tax liabilities:
         Depreciation on rental income property,
            equipment and furniture                   (2,573,114)     (2,702,643)
         Unrealized holding gain for securities       (1,620,513)     (1,149,010)
         Accrued rent receivable                        (535,267)       (445,852)
                                                   --------------  --------------
                                                      (4,728,894)     (4,297,505)
                                                   --------------  --------------
     Net deferred income tax liability              $ (2,841,135)   $ (2,406,595)
                                                   --------------  --------------

6.   ACQUISITIONS:

On December 29, 2000, the Company purchased the Woodlands Plaza I commercial office building assets for $9,355,000. Woodlands Plaza I is a three-story, 93,535 square foot commercial office building with surface parking in St. Louis, Missouri.

On December 1, 1998, the Company purchased the UMB Bank commercial office building assets for $9,400,000. UMB Bank is a six-story, 59,982 square foot commercial office building and parking garage located in Clayton, Missouri.

The following unaudited pro forma summary combines the results of operations of the Company as if the acquisitions of Woodlands Plaza I and UMB Bank had occurred at the beginning of 1999.

                                     Unaudited      Unaudited
                                     ---------      ---------
                                        2000           1999
                                        ----           ----

      Total revenue                 $22,869,642    $21,989,932
      Net income                       (192,220)       (61,726)
      Basic earnings per share           $(1.06)        $(0.34)

This pro forma information does not purport to be indicative of the results that actually would have been obtained if the operations had been combined during the period and is not intended to be a projection of future results.

7.   RELATED PARTY TRANSACTIONS:

The Company received rent, fees, and direct reimbursement for payroll expenses and payment to construction vendors from Commerce Bank, N.A. and Commerce Bancshares, Inc. (Commerce) and its subsidiaries of $5,998,617, $5,938,309 and $3,746,446 in 2000, 1999, and 1998, respectively. The Company was also reimbursed for utilities aggregating $57,783, $101,478 and $101,758 in 2000, 1999 and 1998, respectively.

The Company owns 118,087 shares of Commerce Bancshares, Inc. common stock, which is shown as a related party investment in the accompanying consolidated balance sheets. The shares have been classified as available for sale. Accordingly, they are valued at fair value and the unrealized gain has been recorded as a component of other comprehensive income, net of deferred taxes. There are common officers and directors of the Company and Commerce.

The Company has a $25,000,000 line of credit with a variable interest rate equal to one and one half percent (1 1/2%) in excess of the Fed Funds rate, with Commerce Bank. At December 31, 2000, $1,939,384 was available under this line of credit, and the average interest rate for the month of December was 7.91%. The line requires monthly interest payments and expires March 31, 2001. Interest expense paid to Commerce was $372,980, $120,124, and $116,299 for the years ended December 31, 2000, 1999 and 1998, respectively. The Company pledged the shares of Commerce common stock and real estate as collateral for the line of credit. The weighted average short term borrowing rate was 7.73% in 2000. Interest of $99,335, $322,838 and $220,497 was
capitalized as part of the Company's investment in commercial properties for the years ended December 31, 2000, 1999 and 1998, respectively.

On August 31, 1999, the Company completed a like-kind exchange with Commerce Bancshares, Inc. The Company acquired the 700 Baltimore surface parking lot valued at $3,450,000 in exchange for the 710 Main Parking Garage and $250,000. There was no gain or loss recognized for the transaction.

8.   STOCK BASED COMPENSATION:

In December, 2000, the Company's Chairman exercised 2,000 nonqualified stock options granted in 2000 with an exercise price of $159.00 per share. In February, 1999, the Chairman exercised 2,000 nonqualified stock options granted in 1999 with an exercise price of $156.00 per share. In January, 1998, the Chairman exercised 5,000 nonqualified stock options granted in 1997 with an exercise price of $94.00 per share. Treasury shares were used to satisfy the options exercised. Also in January, 1998, an additional 5,000 nonqualified stock options were granted to the Chairman with an exercise price of $135.25. The options were exercised in March, 1998. Additional shares were issued to satisfy the options exercised.

The Company accounts for the options under APB No. 25, under which no compensation cost has been recognized. Had compensation cost for the options been determined in accordance with SFAS No. 123, the Company's net income
(loss) and earnings (loss) per share would have been changed to the following pro forma amounts:

                                                    2000           1999           1998
                                                    ----           ----           ----
Net Income (Loss):            As reported       $ (197,033)      $76,456       $3,027,402
                              Pro Forma           (241,699)       29,920        2,916,887
Basic Earnings per share:     As reported           $(1.09)        $0.42           $16.85
                              Pro Forma             $(1.34)        $0.16           $16.23
Diluted Earnings per share:   As reported           $(1.09)        $0.42           $16.84
                              Pro Forma             $(1.34)        $0.16           $16.22

The fair value of options granted in 2000, 1999 and 1998 are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2000, 1999 and 1998, respectively: risk free rate of 5.10%, 4.72% and 5.43%, expected dividend yield of zero, expected life of five years, and expected volatility of 4.89%, 13.71% and 14.23%.

9.   COMMITMENTS AND CONTINGENCIES:

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition or results of operations of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company.

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

The Company has no outstanding construction commitments as of December 31, 2000. The Company has agreed to the installation of new chillers at the 811 Main Building for approximately $931,000 with the project completing in the first quarter of 2001.

On Saturday, July 22, 2000, the Company incurred fire damage at its Commerce Tower office building located at 911 Main Street in Kansas City, Missouri. Damage was primarily confined to an office suite on the 23rd floor. Minor water damage was incurred on the floors above and below. The Company is more than adequately insured. The cause of the fire was mishandling of smoking devices. The Company did not incur any significant financial impact from this event.

10.  MERGER OF CONSOLIDATED SUBSIDIARY:

Effective September 24, 1999, the Company's 98.19 percent owned subsidiary, Downtown Redevelopment Corporation (DRC) was merged into the company pursuant to the articles and plan of merger approved by the Boards of Directors of DRC and the Company.
As a result of the merger, minority shareholders receive cash of $1,360 per share upon presentation of their DRC certificates to the Company. The total purchase price was $300,200. The Company employed the services of an independent appraiser to value the minority interest in DRC. As of the effective date of the merger, the minority interest in DRC was eliminated.

11.  BUSINESS SEGMENTS:


The Company groups its operations into three business segments: commercial office, apartments, and parking. The Company's business segments are separate business units that offer different real estate services. The accounting policies for each segment are the same as those described in the summary of significant accounting policies.

Following is information for each segment for the years ended December 31, 2000, 1999 and 1998:

                                             -----------------------------------------------------------------------
                                                                        December 31, 2000
                                             -----------------------------------------------------------------------
                                              COMMERCIAL                                   CORPORATE
                                                OFFICE       APARTMENTS      PARKING       AND OTHER        TOTAL
                                             ------------   -----------    -----------    -----------   ------------
REVENUE FROM EXTERNAL CUSTOMERS              $ 12,017,619    6,365,802      1,418,610      1,540,340     21,342,372

INTEREST EXPENSE                                1,719,434    1,579,550        313,598        633,229      4,245,811

DEPRECIATION AND AMORTIZATION                   2,284,225    1,217,130        376,680        349,133      4,227,168

SEGMENT INCOME (LOSS) BEFORE TAX                1,784,644      285,247     (2,318,889)       (74,008)      (323,006)

CAPITAL EXPENDITURES BY SEGMENT                10,612,531      847,147        517,117      1,256,007     13,232,802

IDENTIFIABLE SEGMENT ASSETS                    47,799,086   26,246,654      9,841,445     19,077,331    102,964,516


                                             -----------------------------------------------------------------------
                                                                        December 31, 1999
                                             -----------------------------------------------------------------------
                                              COMMERCIAL                                   CORPORATE
                                                OFFICE       APARTMENTS      PARKING       AND OTHER        TOTAL
                                             ------------   -----------    -----------    -----------   ------------
REVENUE FROM EXTERNAL CUSTOMERS              $ 12,482,398    5,971,322      1,464,718        790,634     20,709,072

LAND SALES                                             --           --             --         59,870         59,870

INTEREST EXPENSE                                1,724,431    1,575,891             --        359,385      3,659,707

DEPRECIATION AND AMORTIZATION                   2,556,469    1,285,207        124,311        367,555      4,333,542

SEGMENT INCOME (LOSS) BEFORE TAX                2,757,520   (1,703,645)      (354,728)      (585,003)       114,144

CAPITAL EXPENDITURES BY SEGMENT                 1,687,194    2,176,479      9,976,888         62,513     13,903,074

IDENTIFIABLE SEGMENT ASSETS                    37,414,667   26,826,188     12,871,174     16,311,291     93,423,320


                                             -----------------------------------------------------------------------
                                                                        December 31, 1998
                                             -----------------------------------------------------------------------
                                              COMMERCIAL                                   CORPORATE
                                                OFFICE       APARTMENTS      PARKING       AND OTHER        TOTAL
                                             ------------   -----------    -----------    -----------   ------------
REVENUE FROM EXTERNAL CUSTOMERS              $ 10,188,025    5,263,237      1,619,725      5,191,018     22,262,005

LAND SALES                                        242,589           --             --      4,052,967      4,295,556

INTEREST EXPENSE                                1,365,742    1,616,757             --        307,664      3,290,163

DEPRECIATION AND AMORTIZATION                   2,422,348    1,119,216        118,773        293,196      3,953,533

SEGMENT INCOME (LOSS) BEFORE TAX                1,222,911     (470,456)       687,335      3,535,455      4,975,245

CAPITAL EXPENDITURES BY SEGMENT                12,709,602    7,187,161        170,649        393,760     20,461,172

IDENTIFIABLE SEGMENT ASSETS                    37,571,163   26,234,571      4,658,670     16,635,621     85,100,025

12.  QUARTERLY FINANCIAL DATA (UNAUDITED):

                                      2000 Quarters                                 1999 Quarters
                       ----------------------------------------------  ----------------------------------------------
                          First       Second      Third      Fourth       First       Second      Third      Fourth
---------------------------------------------------------------------  ----------------------------------------------
Revenue                 5,172,880   5,231,444  5,383,959   5,554,089    5,008,246   5,259,248   5,182,403  5,259,175

Net income                271,072      70,754   (315,507)   (223,352)     112,423      12,713      53,086   (101,766)
---------------------------------------------------------------------  ----------------------------------------------

Basic Earnings
  (Loss) Per Share           1.48        0.39      (1.72)      (1.24)        0.62        0.07        0.29      (0.56)

Diluted Earnings
  (Loss) Per Share           1.48        0.39      (1.72)      (1.24)        0.62        0.07        0.29      (0.56)
---------------------------------------------------------------------  ----------------------------------------------

The Company incurred maintenance and repairs to the 811 Main garage aggregating $2,054,764 in 2000. Of such amount, $374,542 and $984,852 were included in construction in progress during the second and third quarters. The Company has filed amended Forms 10Q for those quarters in order to properly record those items as expense. The resulting effect was to reduce previously reported net income in those periods by $228,470 and $600,760, respectively.

[KPMG LOGO]







                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
    Tower Properties Company:

We have audited the accompanying consolidated balance sheet of Tower Properties Company (the Company) as of December 31, 2000, and the related consolidated statements of operations, comprehensive income (loss), stockholders' investment, and cash flows for the year then ended. In connection with our audit of the financial statements, we have also audited the financial statement schedules for the year ended December 31, 2000.
These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these 2000 consolidated financial statements and financial statement schedules based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Properties Company as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                 /s/ KPMG LLP


February 16, 2001

                                                        [ARTHUR ANDERSEN LOGO]




INDEPENDENT PUBLIC ACCOUNTANTS' REPORT

To the Board of Directors
Tower Properties Company:

We have audited the accompanying consolidated balance sheet of Tower Properties Company (the Company) as of December 31, 1999, and the related consolidated statements of income, comprehensive income (loss), stockholders' investment and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Properties Company as of December 31, 1999, and the results of its operations and its cash flows for the years ending December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP


Kansas City, Missouri,
February 25, 2000

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

The Company's principal assets consist of real estate holdings which are not liquid assets. Real estate holdings include office buildings, apartment complexes, a warehouse and a warehouse/office facility, parking facilities and land held for future sale. The principal source of funds generated internally is income from operations. The principal source of external funds is long-term debt and a $25,000,000 line of credit with Commerce Bank, N.A. At December 31, 2000, the Company had $16,339,616 outstanding on the line of credit. With cash provided from operations of $3,581,780 in 2000, the Company does not anticipate any liquidity problems in the near future. The Company has not experienced liquidity problems during the twelve months ended December 31, 2000. In December, 2000, the Company purchased the Woodlands Plaza I commercial office building located in St. Louis, Missouri for $9,355,000. The purchase was financed by cash drawn on the Company's line of credit. The Company has arranged permanent financing of $7,016,000 from G.E. Financial Assurance at a fixed rate of $7.55%. The loan will close during the first quarter of 2001, and the proceeds of this loan will be used to reduce the line of credit.


                         YEAR ENDED DECEMBER 31, 2000
                COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

RESULTS OF OPERATIONS
---------------------

Total revenue increased $633,300. Rental income increased $622,388 primarily due to several factors. A full year's operation of the Tower Garage and Phase IV New Mark Apartments. Occupancy increased at the New Mark Phase I, II and III and the Hillsborough apartment complexes. In addition, there was an increase in occupancy at the Barkley Place commercial office building, the leasing of the 9909 Lakeview warehouse in September, 2000, an increase in rent at the 9200 Cody warehouse/office facility, the pass through of an increase in real estate taxes as additional rent at the UMB Bank commercial office building and the acquisition of the Woodlands Plaza 1 commercial office building in December, 2000. These increases in rental income was offset by the loss of parking revenue due to the 1999 exchange of the 710 Main parking garage for the 700 Baltimore surface parking lot, the loss of revenue due to the structural repairs at the 811 Main garage and the decrease in occupancy at the Commerce Tower commercial office building. Occupancy in the Commerce Tower is 85%. The Barkley Place, UMB Bank,
811 Main and Woodlands Plaza 1 office buildings are 100% leased as well as the 9909 Lakeview warehouse. The 9200 Cody warehouse/office facility, the 6601 College Boulevard commercial office building, and the 9221 Quivera commercial office building are 100% leased under triple net leases. Phase I and II of the New Mark apartment complex are 89% leased, Phase III and IV of New Mark are 81% and 84% leased, respectively. Hillsborough apartments are 94% leased and Peppertree apartments are 93% leased at year end 2000.

Management and service fees, including related party, increased $59,507 in 2000 primarily due to the increase in construction fees earned offset by the decrease in rentable income in preparation of the Commerce Trust commercial office building renovation and the 1999 lease commission earned on a new lease at the Commerce Bank commercial office building. The decrease in real estate sales/proceeds from easement is due to the 1999 sale of 7.48 acres of undeveloped land in the New Mark subdivision.

The increase of $275,499 in operating expenses is primarily due to the increase in salaries and utilities. Salaries and employee benefits increased due to additional maintenance personnel needed for the New Mark and Hillsborough apartment complexes, the operation of the Tower Garage and a real estate commission earned on the leasing of a non-company owned warehouse offset by a decrease in parking personnel. Utilities increased due to the completion of the Tower Garage and Phase IV New Mark and the severe cold weather in December, 2000.

Maintenance and repairs increased $396,445 due to the necessary repairs to the exterior of the Barkley Place commercial office building, window and sidewalk/patio repair to the Commerce Tower commercial office building, and the completion of Phase IV New Mark and the Tower Garage. The $115,263 decrease in depreciation and amortization is a combination of the actual increase of $67,659 in depreciation of assets of the 811 Main Garage, Tower Garage and Phase IV New Mark offset by the retirement of some assets at the Commerce Tower commercial office building and Hillsborough apartment complex. Amortization of leasehold improvements decreased $182,922 due primarily to the retirement of various Commerce Tower leasehold improvements.

The decrease in taxes other than income in the amount of $45,633 is the increase in real estate taxes of Phase III and Phase IV New Mark offset by a successful real estate tax appeals, primarily the decrease of the 811 Main property due to the structural condition of the garage.

General, administrative and other expenses decreased $19,059 due to several factors including the increased expenses such as leasing, advertising and insurance offset by the decrease in professional fees and the cost of land sales. The increase in interest expense, including related party, is primarily due to the increase in borrowing against the line of credit, interest payments on the mortgage loan on the UMB Bank commercial office building and the mortgage loan on Phase IV New Mark, offset by less interest capitalized totaling $99,335 in 2000, as compared to $322,838 in 1999.


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

                       AMERICANS WITH DISABILITIES ACT

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company. During 2000, the Company made modifications to certain properties at a cost of approximately $17,000.

                            MARKET RISK DISCLOSURE

The Company is exposed to various market risks, including equity investment prices and interest rates.

The Company has 118,087 shares of common stock of Commerce Bancshares, Inc. worth $5,018,698 of equity securities as of December 31, 2000. This investment is not hedged and is exposed to the risk of changing market prices. The Company classifies these securities as "available-for-sale" for accounting purposes and marks them to market on the balance sheet at the end of each period. Management estimates that its investments will generally be consistent with trends and movements of the overall stock market excluding any unusual situations. An immediate 10% change in the market price of the securities would have a $306,141 effect on comprehensive income.

The Company has $22,739,616 of variable rate debt as of December 31, 2000. A 100 basis point change in each debt series benchmark would impact net income on an annual basis by $138,712.

                  EFFECT OF PENDING ACCOUNTING PRONOUNCEMENT

The FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998. SFAS No. 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.
It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. SFAS No. 137 was issued in June 1999 and delayed the effective date of SFAS No. 133 until July 1, 2001. SFAS No. 138 was issued in June 2000 and amends the accounting and reporting standards for SFAS No. 133 for certain derivative instruments and certain hedging activities. Adoption of SFAS No. 133, as amended by SFAS No. 138, will not have a material effect on the Company's financial position or results of operations, and adoption will not require additional capital resources.

Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" was issued in December 1999 by the staff of the SEC and is effective no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Management expects that the adoption of SAB 101 will not have a significant effect on our consolidated financial statements.


                                               TOWER PROPERTIES COMPANY

                                               SELECTED FINANCIAL DATA


                                               YEARS ENDED DECEMBER 31,


                                    ----------------------------------------------------------------------------------
                                           2000            1999            1998            1997              1996
                                    ----------------------------------------------------------------------------------
Total Revenue                        $  21,342,372     $ 20,709,072    $ 22,262,005    $ 17,291,972      $ 16,213,086
Net Income (Loss)                         (197,033)          76,456       3,027,402       1,537,742         1,505,223
Basic Earnings Per Common Share              (1.09)            0.42           16.85            9.00              8.80
Diluted Earnings Per Common Share            (1.09)            0.42           16.84            8.96              8.80
Dividends Per Common Share                      --               --              --              --                --
Mortgages Notes Payable                 45,786,799       47,567,080      41,072,416      41,634,615        26,905,057
Real Estate Bond Issue                   6,400,000        6,400,000       6,400,000              --                --
Stockholders' Investment                29,403,919       29,147,154      29,238,537      25,073,500        22,544,228
Total Assets                         $ 102,964,516     $ 93,423,320    $ 85,100,025    $ 70,775,619      $ 63,624,245

                                      REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                    SCHEDULE III



                                                                                         Cost Capitalized
                                                                                           Subsequent to
                                                  Initial Cost to Company                   Acquisition
                                       ---------------------------------------------  --------------------------

                                                                      Buildings and                    Carrying
      Description-(C)                  Encumbrances       Land        Improvements    Improvements      Costs
      ---------------                  ------------       ----        ------------    ------------      -----

COMMERCIAL OFFICE
BUILDINGS
 Commerce Tower                       $          0    $    919,920    $ 18,133,895    $  2,208,633    $        0
 811 Main                                5,928,313         596,387       2,553,247         928,464             0
 UMB Bank-Clayton                        6,697,330       1,113,734       8,310,720               0             0
 Woodlands Plaza 1                               0       1,569,868       7,785,132               0             0
 Barkley Place                           3,291,437         871,000       4,943,000          65,681             0
 6601 College
   Boulevard                             4,728,144       1,000,000       5,950,000               0             0
 9200 Cody
   Warehouse/office                      2,412,623         296,850       2,174,150       1,232,631             0
 9909 Lakeview Avenue                    2,464,494         652,000       2,773,000               0             0
 9221 Quivera                            1,084,475         290,738       1,193,130               0             0
 Other Rental
   Properties                                    0          10,998          41,805           1,540             0
                                     --------------  --------------  --------------  --------------  ------------
Sub-Total                               26,606,816       7,321,495      53,858,079       4,436,949             0


APARTMENTS
 New Mark
   Apartments,
   210 Units                             1,765,316          19,768       3,797,495       1,226,452             0
 New Mark
   Apartments III,
   140 Units                             4,639,187         649,374       5,341,616          34,831             0
 New Mark
   Apartments IV,
   24 Units                              1,016,781          44,240       1,082,695               0             0
 Hillsborough
   Apartments,
   329 Units                             8,541,452       1,161,740       8,485,514       4,099,372             0
 Peppertree
   Apartments,
   162 Units                             3,217,246         833,243       4,554,674         391,143             0
                                     --------------  --------------  --------------  --------------  ------------
Sub-Total                               19,179,982       2,708,365      23,261,994       5,751,798             0

PARKING FACILITIES
 811 Main                                        0         149,096         614,122       1,029,982             0
 DRC Texaco &
   711 Garage                                    0         501,513               0       1,032,056             0
 700 Baltimore lot                               0       1,109,682               0         125,000             0
 Tower Garage                                    0       1,785,418       8,849,684         573,068             0
 Surface lots/8th,
   9th & Walnut
   parking                                       0       1,100,242          81,000         764,947             0
                                     --------------  --------------  --------------  --------------  ------------
Sub-Total                                        0       4,645,951       9,544,806       3,525,053             0
                                     --------------  --------------  --------------  --------------  ------------

TOTALS                                $ 45,786,798    $ 14,675,811    $ 86,664,879    $ 13,713,800    $        0
                                     ==============  ==============  ==============  ==============  ============


                                            Gross Amount at Which                                                    Life
                                               Carried at Close                                                     on Which
                                                  of Period                                                       Depreciation
                                              December 31, 2000                                                    in Latest
                             ---------------------------------------------------                                    Income
                                        Buildings and                     Accumulated      Date of       Date      Statement
      Description-(C)        Land       Improvements         Total       Depreciation   Construction   Acquired   is Computed
      ---------------        ----       ------------         -----       ------------   ------------   --------   -----------

COMMERCIAL OFFICE
BUILDINGS
 Commerce Tower         $    919,920    $ 20,342,528    $  21,262,448    $ 14,700,255      1965         1971      18 to 65
                                                                                                                    Years
 811 Main                    608,355       3,469,743        4,078,098       2,424,637      1959         1972      45 Years
 UMB Bank-Clayton          1,113,734       8,310,720        9,424,454         432,850      1985         1998      40 Years
 Woodlands Plaza 1         1,569,868       7,785,132        9,355,000           9,499      1981         2000      40 Years
 Barkley Place               871,000       5,008,681        5,879,681         929,563      1988         1994      40 Years
 6601 College
  Boulevard                1,000,000       5,950,000        6,950,000         925,590      1979         1995      40 Years
 9200 Cody
   Warehouse/office          296,850       3,406,781        3,703,631         498,375      1973         1995      40 Years
 9909 Lakeview Avenue        652,000       2,773,000        3,425,000         312,681      1987         1996      40 Years
 9221 Quivera                290,738       1,193,130        1,483,868         156,393      1968         1996      40 Years
 Other Rental
   Properties                 10,998          43,345           54,343          42,084     Various      Various    10 to 40
                                                                                                                    Years
                       --------------  --------------  ---------------  --------------
Sub-Total                  7,333,463      58,283,060       65,616,523      20,431,927


APARTMENTS
 New Mark
   Apartments,
   210 Units                  19,768       5,023,947        5,043,715       3,008,290    1969/1977    1971/1977    8 to 40
                                                                                                                    Years
 New Mark
   Apartments III,
   140 Units                 649,374       5,376,447        6,025,821         483,681      1998         1998      40 Years
 New Mark
   Apartments IV,
   24 Units                   44,240       1,082,695        1,126,935          37,521      1999         1999      40 Years
 Hillsborough
   Apartments,
   329 Units               1,161,740      12,584,886       13,746,626       2,348,031      1985         1992      40 Years
 Peppertree
   Apartments,
   162 Units                 833,243       4,945,817        5,779,060         936,490      1986         1993      40 Years
                       --------------  --------------  ---------------  --------------
Sub-Total                  2,708,365      29,013,792       31,722,157       6,814,013

PARKING FACILITIES
 811 Main                    149,096       1,644,104        1,793,200       1,382,798    1959/1996    1972/1996   15 to 45
                                                                                                                    Years
 DRC Texaco &
   711 Garage                501,513       1,032,056        1,533,569         215,986                 1959/1997   15 Years
 700 Baltimore lot         1,109,682         125,000        1,234,682         621,774      1959         1999      15 Years
 Tower Garage              1,785,418       9,422,752       11,208,170         240,199      1999         1999      40 Years
 Surface lots/8th,
   9th & Walnut
   parking                 1,848,524          97,665        1,946,189          88,110     Various       1989      20 Years
                       --------------  --------------  ---------------  --------------
Sub-Total                  5,394,233      12,321,577       17,715,810       2,548,867
                       --------------  --------------  ---------------  --------------

TOTALS                  $ 15,436,061    $ 99,618,429    $ 115,054,490    $ 29,794,807
                       ==============  ==============  ===============  ==============

                           TOWER PROPERTIES COMPANY
                             NOTES TO SCHEDULE III


(A) An analysis of Rental Income Property for the three years ended December 31, 2000 follows:

               Balance, December 31, 1997                        75,382,045
                  Net Additions during period --
                     Land                                         2,210,712
                     Building and Improvements                   14,568,741
                                                             ---------------
               Balance, December 31, 1998                        92,161,498
                  Net Additions during period --
                     Land                                           803,573
                     Building and Improvements                   10,855,592
                                                             ---------------
               Balance, December 31, 1999                       103,820,663
                  Net Additions during period --
                     Land                                         2,005,331
                     Building and Improvements                    9,228,496
                                                             ---------------
               Balance, December 31, 2000                     $ 115,054,490
                                                             ===============

(B) An analysis of accumulated depreciation reserves applicable to Rental Income Property for the three years ending December 31, 2000:

               Balance, December 31, 1997                        24,326,299
                  Net Additions during period -
                     Provision for depreciation                   1,650,463
                                                             ---------------
               Balance, December 31, 1998                        25,976,762
                  Net Additions during period -
                     Provision for depreciation                   1,734,567
                                                             ---------------
               Balance, December 31, 1999                        27,711,329
                  Net Additions during period -
                     Provision for depreciation                   2,083,478
                                                             ---------------
               Balance, December 31, 2000                     $  29,794,807
                                                             ===============

(C) All of the real estate is located in Johnson County, Kansas, and Clay, St. Louis and Jackson Counties, Missouri.

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

                                          PRINCIPAL REAL ESTATE OF
                                          TOWER PROPERTIES COMPANY

Commerce Tower Building                         30-story office building, 911 Main Street

Barkley Place Office Building                   6-story office building, 10561 Barkley

811 Main Building                               230,000 rentable square feet office building
                                                and 530 car parking garage

UMB Bank Building                               6-story office building and parking garage,
                                                7911 Forsyth Blvd., Clayton, Missouri

Woodlands Plaza I                               3-story office building, 11720 Borman Drive
                                                St. Louis, Missouri

6601 College Boulevard Office Building          6-story office building, 6601 College Blvd.

9221 Quivira Office Building                    1-story office building, 9221 Quivira

9200 Cody Warehouse/Office Facility             120,900 square foot warehouse/office facility

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