Form 10-K, Exhibit 13
period 2001-12-31
TOWER PROPERTIES CO
filed 2002-03-28
CIK 98827

                           TOWER PROPERTIES COMPANY

                              ANNUAL REPORT 2001

TOWER PROPERTIES COMPANY
911 Main Street, Suite 100
Kansas City, Missouri  64105

TRANSFER AGENT:
UMB Bank, n.a.
928 Grand Avenue, Post Office Box 410064
Kansas City, Missouri  64141-0064

DESCRIPTION OF THE COMPANY'S BUSINESS
-------------------------------------

The Company is primarily engaged in the business of owning, developing, leasing and managing real property. All real estate assets are located in Johnson County, Kansas, and Clay, St. Louis and Jackson Counties, Missouri. Substantially all the improved real estate owned by the Company consists of office buildings, apartment complexes, a warehouse and a warehouse/office facility, automobile parking garages and land held for future sale or development. The Company has not pursued a policy of acquiring real estate on a speculative basis for future sale, although some real estate owned by the Company may be sold at some future time.

STOCK MARKET DATA
-----------------

The Company's stock is traded on the "over the counter" market. Following is a schedule of the bid and asked prices in each quarter of 2001 and 2000:


                              2001                    2000
                         ---------------         ---------------
           Quarter       Bid       Asked         Bid       Asked
           -------       ---       -----         ---       -----
           First       $ 156.00    $ --        $ 157.00    $ --
           Second        160.00      --          149.00      --
           Third         160.00      --          159.00      --
           Fourth        165.00      --          159.00      --

The Company will furnish to any person who was a stockholder on February 19, 2002, a copy of the annual report, on Form 10-K, including the financial statement schedules required to be filed with the Securities and Exchange Commission, upon such person's written request for the same, which request must contain a good faith representation that, as of February 19, 2002, such person was a beneficial owner of securities entitled to vote at such meeting. The request should be directed to Mr. Robert C. Harvey III, Vice President, Tower Properties Company, 911 Main Street, Suite 100, Kansas City, Missouri 64105.

DEAR SHAREHOLDER:

The Company enjoyed increased revenues this year due primarily to the acquisition late last year of a suburban office building in St. Louis and the full year occupancy of Ford Motor Company in our Lenexa warehouse. The revenue increase was lessened somewhat by the continued high vacancy rate in Phase I and II of our New Mark Apartments, the slight increase in vacancy in the Commerce Tower and the sale of the Tower Garage.

Our suburban office buildings as well as our two industrial buildings continued to perform well with virtually no vacancies. The Johnson County apartments also performed well and experienced high occupancy levels. Continued overbuilding of multi-family units north of the river and attractive interest rates allowing tenants to become homeowners hampered the performance of our New Mark Apartments. We anticipate the market to absorb many of these units in the coming year and remain optimistic about New Mark as the Northland continues to grow around us.

In June, a lawsuit relating to the release of asbestos from last year's fire in the Commerce Tower was filed by a former tenant against the Company. We believe this lawsuit is without merit and intend to defend it vigorously.

The Drug Enforcement Agency which now occupies the majority of one of our St. Louis properties is moving to their own, newly constructed building in late 2002 and Sprint will be vacating our 9221 Quivira Building in the second quarter of 2002. A softened national economy may cause some increased vacancy in all of our properties in the near term. The Company's ongoing focus on containment of our operating expenses will serve us well in this environment.

Asset appreciation, a strengthened balance sheet and earnings from operations allow us to maintain our properties in investment grade condition and will afford us the opportunity to look for new investment opportunities in the coming year.


Sincerely,

/s/ Thomas R. Willard

Thomas R. Willard
President

                                  TOWER PROPERTIES COMPANY
                                CONSOLIDATED BALANCE SHEETS
                                 DECEMBER 31, 2001 AND 2000

                                                                2001                 2000
                                                         ---------------      ---------------
ASSETS
Investment in Commercial Properties:
    Rental Income Property, Net                           $  72,745,287        $  85,259,683
    Tenant Leasehold Improvements, Net                        3,657,280            4,187,153
    Equipment and Furniture, Net                              3,982,516            3,673,331
    Construction in Progress                                    354,834              797,022
                                                         ---------------      ---------------
       Commercial Properties, Net                            80,739,917           93,917,189

Real Estate Held for Sale                                       472,658              396,453

Cash and Cash Equivalents (Related Party)                     3,827,520              160,510
Investment Securities at Fair Value (Related Party)           4,834,409            5,018,698
Receivables                                                   2,162,624            1,935,587
Income Taxes Recoverable                                             --              524,446
Prepaid Expenses and Other Assets                               975,724            1,011,633
                                                         ---------------      ---------------

         TOTAL ASSETS                                       $93,012,852        $ 102,964,516
                                                         ===============      ===============

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Liabilities:
    Mortgage Notes Payable                                  $50,879,886        $  45,786,799
    Real Estate Bond Issue                                    6,400,000            6,400,000
    Line of Credit (Related Party)                                   --           16,339,616
    Accounts Payable and Other Liabilities                    1,642,007            2,193,047
    Income Taxes Payable                                        136,813                   --
    Deferred Income Taxes                                     2,829,733            2,841,135
                                                         ---------------      ---------------

         Total Liabilities                                   61,888,439           73,560,597
                                                         ---------------      ---------------

Commitments and Contingencies


Stockholders' Investment:
Preferred Stock, No Par Value
  Authorized 60,000 Shares, None Issued                              --                   --
   Common Stock, Par Value $1.00
      Authorized 1,000,000 Shares, Issued
       183,430 Shares                                           183,430              183,430
  Paid-In Capital                                            18,478,511           18,477,498
  Retained Earnings                                          10,674,040            8,563,502
  Accumulated Other Comprehensive Income                      2,422,232            2,534,648
                                                         ---------------      ---------------
                                                             31,758,213           29,759,078
  Less Treasury Stock, At Cost (4,112 and
    2,350 shares in 2001 and 2000, respectively)               (633,800)            (355,159)
                                                         ---------------      ---------------
   Total Stockholders' Investment                            31,124,413           29,403,919
                                                         ---------------      ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT            $  93,012,852        $ 102,964,516
                                                         ===============      ===============

See accompanying notes to consolidated financial statements.

                                         TOWER PROPERTIES COMPANY
                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                            FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                 2001            2000            1999
                                                           --------------  --------------  --------------
REVENUES
   Rent                                                     $ 20,691,046    $ 18,459,183    $ 17,861,692
   Rent, Related Party                                         1,840,348       1,692,719       1,667,822
   Management and Service Fees                                       993           2,701          39,163
   Management and Service Fees, Related Party                    929,231         755,840         659,871
   Gain on Sale of Real Estate                                        --              --          59,870
   Gain on Sale of Commercial Properties, Related Party          341,825              --           --
   Interest and Other Income                                     227,320         326,795         283,121
   Interest and Dividend Income, Related Party                   168,462         105,134         137,534
                                                           --------------  --------------  --------------
         Total Revenues                                       24,199,225      21,342,372      20,709,072
                                                           --------------  --------------  --------------

OPERATING EXPENSES
   Operating Expenses                                          3,801,836       3,870,713       3,595,214
   Maintenance and Repairs                                     4,699,928       6,512,708       6,116,263
   Depreciation and Amortization                               4,398,872       4,227,168       4,333,542
   Taxes Other than Income                                     1,863,017       1,655,698       1,701,331
   General, Administrative and Other                           1,464,672       1,153,280       1,181,228
                                                           --------------  --------------  --------------
         Total Operating Expenses                             16,228,325      17,419,567      16,927,578

OTHER EXPENSE
   Interest (Including Related Party)                          4,510,999       4,245,811       3,659,707

      Income (Loss) Before Minority Interest and
       Provision for Income Taxes                              3,459,901        (323,006)        121,787

   Minority Interest In Income of Subsidiary                          --              --          (7,643)
                                                           --------------  --------------  --------------

      Income (Loss) Before Provision for Income Taxes          3,459,901        (323,006)        114,144
                                                           --------------  --------------  --------------

PROVISION FOR INCOME TAXES
   Currently Payable                                           1,360,765         (89,010)        209,276
   Deferred                                                      (11,402)        (36,963)       (171,588)
                                                           --------------  --------------  --------------

NET INCOME (LOSS)                                           $  2,110,538     $  (197,033)    $    76,456
                                                           ==============  ==============  ==============

Earnings (Loss) Per Share:
    Basic                                                         $11.74          ($1.09)          $0.42
                                                           ==============  ==============  ==============
    Diluted                                                       $11.73          ($1.09)          $0.42
                                                           ==============  ==============  ==============
Weighted Average Common Shares Outstanding:
    Basic                                                        179,808         180,702         182,250
                                                           ==============  ==============  ==============
    Diluted                                                      179,858         180,702         182,251
                                                           ==============  ==============  ==============

See accompanying notes to consolidated financial statements.

                                          TOWER PROPERTIES COMPANY
                           CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                            FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                 2001            2000            1999
                                                            -------------   -------------   -------------
NET INCOME (LOSS)                                            $ 2,110,538     $  (197,033)    $    76,456

Unrealized holding gains (losses) on marketable
equity securities, net of tax effect of
$71,872, $(471,502), and $289,542, respectively                 (112,416)        737,478        (452,873)
                                                            -------------   -------------   -------------

Comprehensive income (loss)                                  $ 1,998,122     $   540,445      $ (376,417)
                                                            =============   =============   =============

See accompanying notes to consolidated financial statements.

                                                TOWER PROPERTIES COMPANY
                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                                  FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                          Accumulated
                                Common Stock                                 Other                 Treasury Stock
                             -----------------                              Compre-            -----------------------
                                                  Paid-In      Retained     hensive
                              Shares   Amount     Capital      Earnings     Income     Shares   Amount        Total
                             -------  --------  -----------  -----------  ----------   ------  ---------   -----------

Balance,
  December 31, 1998          183,430   183,430   18,272,313    8,684,079   2,250,043    2,345   (151,328)   29,238,537

  Net Income                      --        --           --       76,456          --       --         --        76,456

  Treasury Stock Purchases        --        --           --           --          --      294    (46,490)      (46,490)

  Stock Options Exercised         --        --      176,260           --          --   (2,000)   135,740       312,000

  Treasury Stock Issued
    to Directors                  --        --       12,120           --          --     (123)     7,404        19,524

Unrealized
  Holding Loss
  for Securities                  --        --           --           --    (452,873)      --         --      (452,873)
                             -------  --------  -----------  -----------  ----------   ------  ---------   -----------

Balance,
  December 31, 1999          183,430   183,430   18,460,693    8,760,535   1,797,170      516    (54,674)   29,147,154

  Net Loss                        --        --           --     (197,033)         --       --         --      (197,033)

  Treasury Stock Purchases        --        --           --           --          --    3,923   (615,735)     (615,735)

  Stock Options Exercised         --        --       16,180           --          --   (2,000)   301,820       318,000

  Treasury Stock Issued
    to Directors                  --        --          625           --          --      (89)    13,430        14,055

Unrealized
  Holding Gain
  for Securities                  --        --           --           --     737,478       --         --       737,478
                             -------  --------  -----------  -----------  ----------   ------  ---------   -----------

Balance,
  December 31, 2000          183,430   183,430   18,477,498    8,563,502   2,534,648    2,350   (355,159)   29,403,919

  Net Income                      --        --           --    2,110,538          --       --         --     2,110,538

  Treasury Stock Purchases        --        --           --           --          --    1,851   (292,278)     (292,278)

  Treasury Stock Issued
    to Directors                  --        --        1,013           --          --      (89)    13,637        14,650

Unrealized
  Holding Loss
  for Securities                  --        --           --           --    (112,416)      --         --      (112,416)
                             -------  --------  -----------  -----------  ----------   ------  ---------   -----------
Balance,
  December 31, 2001          183,430  $183,430  $18,478,511  $10,674,040  $2,422,232    4,112  $(633,800)  $31,124,413
                             =======  ========  ===========  ===========  ==========   ======  =========   ===========

See accompanying notes to consolidated financial statements.

                                            TOWER PROPERTIES COMPANY
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                        2001             2000             1999
                                                                   --------------   --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income (Loss)                                                $  2,110,538     $   (197,033)    $     76,456
   Adjustments to Reconcile Net Income (Loss) to Net Cash
      Provided by Operating Activities:
         Depreciation                                                  3,140,700        3,017,277        2,949,618
         Amortization                                                  1,258,172        1,209,891        1,383,924
         Gain on Sale of Real Estate and Commercial Properties          (341,825)              --          (24,951)
         Net Change in Minority Interest                                      --               --            7,643
         Treasury Stock Issued to Directors                               14,650           14,055           19,524
         Change in Balance Sheet Accounts, Net:
           Accounts Receivable                                          (227,037)         619,667         (943,132)
           Prepaid Expenses and Other Assets                             (15,217)         123,745         (381,439)
           Accounts Payable and Other Liabilities                       (551,040)        (644,414)        (395,508)
           Current Income Taxes                                          661,259         (524,446)         (64,673)
           Deferred Income Taxes                                          60,470          (36,963)        (171,588)
                                                                   --------------   --------------   --------------
Net Cash Provided by Operating Activities                              6,110,670        3,581,779        2,455,874
                                                                   --------------   --------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of Woodlands Plaza 1 Office Building                              --       (9,355,000)              --
   Construction of New Garage/Purchase of Suburban
     Office Building                                                          --               --       (9,380,521)
   Construction of New Mark Phase IV/Phase III                                --               --       (1,126,935)
   Net Change in Construction in Progress                                442,188          469,601        1,634,189
   Proceeds from Sale of Real Estate and Commercial
     Properties, Net                                                  11,476,340               --           59,870
   Additions to Real Estate Held for Sale, Net                           (76,205)              --             (655)
   Additions to Equipment and Furniture, Net                          (1,394,394)        (538,565)        (891,189)
   Additions to Rental Income Property, Net                             (568,755)      (1,878,827)      (1,323,137)
   Additions to Leasehold Improvements, Net                             (662,703)      (1,460,410)      (1,023,918)
   Purchase of Minority Interest                                              --               --         (186,348)
                                                                   --------------   --------------   --------------
Net Cash Provided by (Used in) Investing Activities                    9,216,471      (12,763,201)     (12,238,644)
                                                                   --------------   --------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal Payments on Mortgages                                    (1,922,913)      (1,780,281)      (1,550,336)
   Proceeds from Long Term Borrowings                                  7,016,000               --        8,045,000
   Net Change in Short Term Borrowings                               (16,339,616)      11,274,586        3,020,030
   Proceeds from Stock Option Exercise                                        --          318,000          312,000
   Purchase of Treasury Stock                                           (292,278)        (615,735)         (46,490)
   Deferred Loan Costs                                                  (121,324)              --               --
                                                                   --------------   --------------   --------------
Net Cash (Used in) Provided by Financing Activities                  (11,660,131)       9,196,570        9,780,204
                                                                   --------------   --------------   --------------

NET INCREASE (DECREASE) IN CASH:                                       3,667,010           15,148           (2,566)

CASH and CASH EQUIVALENTS, Beginning of Year                             160,510          145,362          147,928
                                                                   --------------   --------------   --------------
CASH, and CASH EQUIVALENTS, End of Year                             $  3,827,520     $    160,510     $    145,362
                                                                   ==============   ==============   ==============

See accompanying notes to consolidated financial statements.

                                     -8-

                           TOWER PROPERTIES COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2001, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS
--------

Tower Properties Company (the Company) is primarily engaged in owning, developing, leasing and managing real property located in Johnson County, Kansas, and Clay, St. Louis and Jackson County, Missouri. Substantially all of the improved real estate owned by the Company consists of office buildings, apartment complexes, a warehouse, a warehouse/office facility and automobile parking lots and garages.

PRINCIPLES OF CONSOLIDATION
---------------------------

The 1999 consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, Downtown Redevelopment Corporation, which was merged into the Company in 1999 (See Note 10).
All significant intercompany accounts and transactions have been eliminated in the 1999 consolidated financial statements.

DEPRECIATION AND AMORTIZATION
-----------------------------

Depreciation is charged to operations using straight-line and accelerated methods over the estimated asset lives, or in the case of tenant leasehold improvements, the term of the lease as follows:

          Commercial office & warehouse buildings      7-65 years*
          Apartments                                   7-40 years
          Parking facilities                           7-45 years
          Equipment and furniture                      3-20 years
          Tenant leasehold improvements                1-10 years

   * Certain components of the Commerce Tower office building are depreciated over 65 years. The original weighted average life of all components is 41 years.

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

The amount of accumulated amortization on tenant leasehold improvements was $11,743,107 and $10,575,499 at December 31, 2001 and 2000, respectively.

The amount of accumulated depreciation on equipment and furniture was $7,524,942 and $6,665,086 at December 31, 2001 and 2000, respectively.

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

INVESTMENT SECURITIES
---------------------

The Company classifies its investment securities as available-for-sale. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from operations and are reported as a separate component of other comprehensive income until realized.

A decline in the fair value of any security below cost that is deemed other than temporary is charged to operations, resulting in the establishment of a new cost basis for the security.

REVENUE RECOGNITION
-------------------

Rental revenue is recognized on a straight-line basis over the term of individual leases. The recognition of scheduled rent increases on a straight-line basis results in the recognition of a receivable from tenants. Such receivables were $1,439,768 and $1,372,479 at December 31, 2001 and 2000, respectively. Management and service fees are recognized as a percentage of revenues on managed properties.

REAL ESTATE HELD FOR SALE
-------------------------

The Company's real estate held for sale is recorded at cost which does not exceed its estimated realizable value. Revenue is recorded on the sale of real estate when title passes to the buyer and the earnings process is complete.

STATEMENTS OF CASH FLOWS
------------------------

Interest payments were $4,306,828, $4,220,351 and $3,650,601 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company paid income taxes of

$1,118,000, $435,435, and $292,423 for the years ended December 31, 2001,
2000 and 1999, respectively.

EARNINGS (LOSS) PER SHARE
-------------------------

Basic earnings (loss) per share is based upon the weighted average common shares outstanding during each year. Diluted earnings (loss) per share is based upon the weighted average common and common equivalent shares outstanding during each year. Stock options are the Company's only common stock equivalent.

COMPREHENSIVE INCOME (LOSS)
---------------------------

Comprehensive income (loss) includes charges and credits to equity that are not the result of transactions with shareholders. Comprehensive income
(loss) is composed of two items-net income (loss) and other comprehensive income (loss). Included in other comprehensive income (loss) for the Company are unrealized holding gains (loss) for investment securities.

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


2.   RENTAL INCOME PROPERTY:

Major classes of rental income property owned by the Company at December 31, 2001 and 2000 are as follows:

                                                                  Accumulated
                                                    Cost          Depreciation          Net
                                                    ----          ------------          ---
           December 31, 2001--
Commercial office and warehouse buildings       $ 66,003,273      $ 21,624,891      $ 44,378,382
Apartments                                        31,904,168         7,646,223        24,257,945
Parking facilities                                 6,507,634         2,398,674         4,108,960
                                               --------------    --------------    --------------
                                                $104,415,075      $ 31,669,788      $ 72,745,287
                                               ==============    ==============    ==============

                                     -11-


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
                                               ==============    ==============    ==============

3.   LONG-TERM DEBT:

Mortgage notes payable, secured by rental income property with depreciated cost of approximately $62,359,000 and $54,577,000 at December 31, 2001 and 2000, respectively and an assignment of certain leases and related revenue, consist of the following:

                                                           2001              2000
                                                           ----              ----
      8.50%, principal and interest payable
          $66,388 monthly, until April, 2013          $  5,808,849      $  6,098,261
      7.875%, principal and interest payable
          $24,660 monthly, until February,
          2009                                           1,616,680         1,765,316
      7.50%, principal and interest payable
          $32,224 monthly, until February,
          2014                                           3,079,723         3,217,246
      9.00%, principal and interest payable
          $37,458 monthly, until December,
          2012                                           3,131,688         3,291,437
      8.00%, principal and interest payable
          $16,311 monthly, until December,
          2015                                           1,645,304         1,701,785
      7.65%, principal and interest payable
          $25,448 monthly, until May,
          2013                                           2,320,474         2,443,191
      7.40%, principal and interest payable
          $43,172 monthly, until April,
          2016                                           4,569,130         4,728,144
      7.70%, principal and interest payable
          $22,246 monthly, until March,
          2017                                           2,384,525         2,464,494
      7.25%, principal and interest payable
          $9,531 monthly, until May,
          2003                                           1,047,814         1,084,475
      8.31%, principal and interest payable
          $65,721 monthly, until November,
          2012                                           5,647,378         5,928,313

                                     -12-


      8.125%, principal and interest payable
          $42,212 monthly, until November,
          2017                                           4,516,273         4,639,187
      7.45%, principal and interest payable
          $6,569 monthly, until December,
          2015                                             686,370           710,839
      6.90%, principal and interest payable
          $53,852 monthly, until April,
          2019                                           6,523,632         6,697,330
      7.78%, principal and interest payable
          $9,044 monthly, until November,
          2017                                             988,919         1,016,781
      7.56%, principal and interest payable
          $56,779 monthly, until March,
          2021                                           6,913,127               -0-
                                                      ------------      ------------
             Total Mortgage Notes Payable             $ 50,879,886      $ 45,786,799
                                                      ============      ============

The Company is also obligated under a Real Estate Bond Issue of $6,400,000. The bond matures in January 2009, bears interest at 1.50% and is secured by a secured letter of credit issued by Commerce Bank, N.A.

Minimum long-term debt principal payments for mortgage and bond debt required over the next five years and thereafter are as follows:


                        Year                  Amount
                        ----                  ------
                        2002               $ 3,249,891
                        2003                 2,383,257
                        2004                 2,579,425
                        2005                 2,791,826
                        2006                 3,021,813
                        Thereafter          43,253,674
                                           -----------
                                           $57,279,886
                                           ===========

The carrying amounts and approximate fair values of long-term debt are as follows:

                   2001                                2000
                   ----                                ----
        Carrying            Fair            Carrying            Fair
         Amount            Value             Amount            Value
      -----------------------------------------------------------------
      $57,279,886       $64,409,000       $52,186,799       $49,526,000

The fair values are based on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms. The Company negotiates its long-term debt rates on a property by property basis. The carrying amount of the debt represents the actual face value of the contractual debt contracts. The fair value represents what the mortgage holder could resell the debt for at year end. For 2001, fair value is greater than the carrying amount which reflects the lower current market interest rates.

4.   INCOME TAXES:

The Company's effective income tax rate differed from the statutory federal income tax rate primarily due to the following:

                                                             2001        2000        1999
                                                             ----        ----        ----
   Statutory federal income tax rate                         34.0%     (34.0%)       34.0%
      Tax effect of:
         Dividend exclusion                                  (0.5)      (5.1)       (39.4)
         Minority interest                                     --         --          6.7
         State income taxes,
           net of federal benefit                             3.6       (3.7)         8.2
         Nondeductible travel & entertainment expense         0.2        0.5         12.8
         Nondeductible political contributions expense         --        0.1          4.6
         Other                                                1.7        3.2          6.1
                                                              ---        ---          ---
      Effective Income Tax Rate                              39.0%     (39.0%)       33.0%
                                                             ====       ====         ====

Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rate.

The tax effect of temporary differences giving rise to the Company's net deferred income tax liability at December 31, 2001 and 2000, is as follows:

                                                             2001              2000
                                                             ----              ----
      Deferred tax assets:
          Amortization of leasehold improvements        $  2,218,824      $  1,844,579
          Bonus                                                6,435                --
          Vacation                                            44,070            43,180
                                                       --------------    --------------
                                                           2,269,329         1,887,759
                                                       --------------    --------------
      Deferred tax liabilities:
          Depreciation on rental income property,
             equipment and furniture                      (2,988,913)       (2,573,114)
          Unrealized holding gain for securities          (1,548,640)       (1,620,513)
          Accrued rent receivable                           (561,509)         (535,267)
                                                       --------------    --------------
                                                          (5,099,062)       (4,728,894)
                                                       --------------    --------------
      Net deferred income tax liability                 $ (2,829,733)     $ (2,841,135)
                                                       ==============    ==============

5.   SALE OF PROPERTY, ACQUISITIONS AND PROFORMA INFORMATION:

On June 20,2001, the Company sold the Tower Garage to a subsidiary of Commerce Bancshares, Inc., for $11,500,000 (See Note 6). The transaction resulted in a net gain of approximately $342,000.

On December 29, 2000, the Company purchased the Woodlands Plaza I commercial office building assets for $9,355,000. Woodlands Plaza #I is a three-story, 93,535 square foot commercial office building with surface parking in St. Louis, Missouri.

The following unaudited pro forma summary presents the results of operations of the Company with Woodlands Plaza #1 Building (Woodlands Plaza) and without the Tower Garage for each of the years beginning 2000 and 2001.

                                              Unaudited         Unaudited
                                              ---------         ---------
                                                 2001              2000
                                                 ----              ----
   Total revenue                             $24,132,102       $23,097,926
   Net income                                  2,225,809           282,777
   Basic and diluted earnings per share           $12.38             $1.56

This pro forma information does not purport to be indicative of the results that actually would have been obtained if the transactions had actually occurred at the beginning of 2000 and is not intended to be a projection of future results.

6.   RELATED PARTY TRANSACTIONS:

There are common officers and directors of the Company and Commerce Bank, N.A. and Commerce Bancshares, Inc. (Commerce). The Company received rent, fees, and direct reimbursement for payroll expenses, payment to construction vendors and utilities from Commerce and its subsidiaries of $3,748,218, $6,056,400 and $6,039,787 in 2001, 2000, and 1999, respectively.

The Company owns 123,991 shares of Commerce Bancshares, Inc. common stock, which is shown as a related party investment in the accompanying consolidated balance sheets. The common stock has a cost basis of $863,538. Total unrealized gains at December 31, 2001 and 2000 were $3,970,871 and $4,155,160 respectively.

The Company's cash and cash equivalents are held at Commerce.

The Company has a $10,889,000 line of credit with a variable interest rate equal to one and one half percent (1 1/2%) in excess of the Fed Funds rate, with Commerce Bank. At December 31, 2001, $4,168,000 was available under this line of credit, and the average interest rate for the month of December was 3.42%. The line requires monthly interest payments and expires June 01, 2002. Interest expense paid to Commerce was $442,370, $372,980, and $120,124 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company pledged the shares of Commerce common stock and real estate as collateral for the line of credit. The weighted average short term borrowing rate was 5.40% in 2001. Interest of $15,315, $99,335 and $322,838 was capitalized as part of the Company's investment in commercial properties for the years ended December 31, 2001, 2000 and 1999, respectively.

On June 20, 2001, the company sold the Tower Garage to a subsidiary of Commerce Bancshares, Inc., for $11,500,000. The transaction resulted in an approximate gain of $342,000.

On August 31, 1999, the Company completed a like-kind exchange with Commerce Bancshares, Inc. The Company acquired the 700 Baltimore surface parking lot valued at $3,450,000 in exchange for the 710 Main Parking Garage and $250,000. There was no gain or loss recognized for the transaction.

Included in receivables at December 31, 2001 and 2000 is $487,630 and $203,033 of amounts due from Commerce, respectively.

7.   BENEFIT PLANS:

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

                                                                 1999
                                                                 ----
      Change in Benefit Obligation
      Benefit Obligation at Beginning of Year                 $ 790,536
      Service Cost                                               44,138
      Interest Cost                                              42,061
      Actuarial Loss                                             45,036
      Effect of Settlement                                     (294,817)
      Effect of Curtailment                                    (181,941)
                                                             -----------
      Benefit Obligation at End of Year                       $ 445,013
                                                             ===========

      CHANGE IN PLAN ASSETS
      Fair Value of Plan Assets at Beginning of Year           $551,243
      Actual Return on Plan Assets                              (19,350)
      Employer Contributions                                     69,751

                                     -16-


      Effect of Settlement                                     (294,817)
                                                             -----------
      Fair Value of Plan Assets at End of Year                $ 306,827
                                                             ===========
      Funded Status (Underfunded)                             $(138,186)
      Unrecognized Net Actuarial Loss                            12,521
                                                             -----------
      Accrued Benefit Costs                                   $(125,665)
                                                             ===========

      COMPONENTS OF NET PERIODIC BENEFIT COST
      Service Cost                                            $  44,138
      Interest Cost                                              42,061
      Expected Return on Plan Assets                            (37,744)
      Recognized Net Actuarial Loss                              13,669
      Amortization of Transition (Asset)                         (1,844)
      Amortization of Prior Service Cost                          3,444
      Effect of Settlement                                       91,428
      Effect of Settlement and Curtailment                        8,464
                                                             -----------
      Net Periodic Benefit Cost                               $ 163,616
                                                             ===========

      ASSUMPTIONS AND METHOD DISCLOSURES

      Discount Rate                                                5.50%
      Expected Long Term Rate of Return                            7.00%
      Weighted Average Rate of Compensation Increase               4.26%

All of the Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. Tower contributed $25,393, $22,780 and $22,091 in 2001, 2000 and 1999, respectively, to such plans. The contributions were determined in accordance with the provisions of negotiated labor contracts and are based on the number of hours worked.

The Company has a 401(k) plan whereby the Company matches 25% of employee contributions up to 1.5% of employee compensation. The Company matched $18,957, $17,556 and $14,327 for the years ended December 31, 2001, 2000 and
1999, respectively. The Company also made a discretionary contribution in the amount of $40,800 in 2001 and 2000. No such contributions were made in 1999.

The Company has a Stock Purchase Plan for non-employee directors. The Plan permits the non-employee directors to elect to have their director fees retained by the Company in a special account. The Company annually adds to the special accounts 25% of the amount contributed by each participating director. Semi-annually, the funds in each participant's account are used to purchase common stock of the Company at the last known sale price and the stock is distributed to participants. Shares issued to non-employee directors were 89, 89 and 123 for the years ended December 31, 2001, 2000 and 1999, respectively.

8.   STOCK BASED COMPENSATION

In 2001, the Company granted 4,000 nonqualified stock options to its Chairman with exercise prices equal to the stock's market price on the dates of grant (2000 at $156.00 and 2000 at $165.00). The options are exercisable for five years from the date of grant and remain outstanding at December 31, 2001. In December 2000, the Company's Chairman exercised 2,000 nonqualified stock options granted in 2000 with an exercise price of $159.00 per share. In February 1999, the Chairman exercised 2,000 nonqualified stock options granted in 1999 with an exercise price of $156.00 per share

The Company accounts for options under Accounting Principles Board (APB) No. 25, as amended, under which no compensation cost has been recognized. Had compensation cost for the options been determined in accordance with Statement Of Financial Accounting Standard (SFAS) No. 123, the Company's net income (loss) and earnings (loss) per share would have been changed to the following pro forma amounts:

                                                      2001           2000           1999
                                                      ----           ----           ----
Net Income (Loss):             As reported        $ 2,110,538     $(197,033)      $76,456
                               Pro Forma            2,098,194      (241,699)       29,920
Basic Earnings per share:      As reported             $11.74        $(1.09)        $0.42
                               Pro Forma               $11.67        $(1.34)        $0.16
Diluted Earnings per share:    As reported             $11.73        $(1.09)        $0.42
                               Pro Forma               $11.67        $(1.34)        $0.16

The fair value of options granted in 2001, 2000 and 1999 are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2001, 2000 and 1999, respectively: risk free rates of 2.22%, 5.10% and 4.72%, expected dividend yield of zero, expected life of five years, and expected volatility of 3.95%, 4.89% and 13.71%.

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

Due to governmental regulations regarding asbestos and the uncertainty surrounding the advantages and disadvantages of asbestos removal, the Company will continue to monitor the status of asbestos in its commercial office buildings and will take appropriate action when required. The cost to remove all asbestos from properties owned by the Company cannot be determined; however, these removal costs could have a significant adverse impact on the future operations and liquidity of the Company.

The Company has no outstanding construction commitments as of December 31, 2001.

In 2001, the Company was served regarding a civil action filed by a former tenant of the Commerce Tower Building. The suit alleges that asbestos fibers were released as the result of a fire on July 22, 2000 in a suite in the building. The suit seeks damages for property damage, medical monitoring and relocation on theories of negligence, nuisance and breach of contract. There is also a claim for punitive damages. Plaintiff alleges that he brings the suit on behalf of a class of all tenants. There have been no proceedings on the class issue. Monitoring performed during the repair process indicated that fibers were properly contained. The Company will vigorously defend its position and believes the suit is without merit.

10.  MERGER OF CONSOLIDATED SUBSIDIARY:

Effective September 24, 1999, the Company's 98.19 percent owned subsidiary, Downtown Redevelopment Corporation (DRC) was merged into the company pursuant to the articles and plan of merger approved by the Boards of Directors of DRC and the Company. As a result of the merger, minority shareholders received cash of $1,360 per share upon presentation of their DRC certificates to the Company. The total purchase price was $300,200. The Company employed the services of an independent appraiser to value the minority interest in DRC. As of the effective date of the merger, the minority interest in DRC was eliminated.

11.  BUSINESS SEGMENTS:

The Company groups its operations into three business segments: commercial office, apartments, and parking. The Company's business segments are separate business units that offer different real estate services. The accounting policies for each segment are the same as those described in the summary of significant accounting policies.

Following is information for each segment for the years ended December 31, 2001, 2000 and 1999:

                                         -----------------------------------------------------------------------
                                                                     December 31, 2001
                                         -----------------------------------------------------------------------
                                          COMMERCIAL                                    CORPORATE
                                            OFFICE       APARTMENTS       PARKING       AND OTHER       TOTAL
                                         ------------    ----------     ----------     ----------    -----------
REVENUE FROM EXTERNAL CUSTOMERS          $ 13,927,203     6,440,833      1,696,238      2,134,951     24,199,225

INTEREST EXPENSE                            2,245,408     1,506,857        132,694        626,040      4,510,999

DEPRECIATION AND AMORTIZATION               2,433,287     1,233,681        247,457        484,447      4,398,872

SEGMENT INCOME BEFORE TAX                   2,499,734       126,951        556,944        276,272      3,459,901

CAPITAL EXPENDITURES BY SEGMENT             1,955,964       545,247            222        200,623      2,702,056

IDENTIFIABLE SEGMENT ASSETS                47,125,900    25,618,773      2,068,188     18,199,991     93,012,852


                                         -----------------------------------------------------------------------
                                                                     December 31, 2000
                                         -----------------------------------------------------------------------
                                          COMMERCIAL                                    CORPORATE
                                            OFFICE       APARTMENTS       PARKING       AND OTHER       TOTAL
                                         ------------    ----------     ----------     ----------    -----------
REVENUE FROM EXTERNAL CUSTOMERS          $ 12,017,619     6,365,802      1,418,610      1,540,340     21,342,372

INTEREST EXPENSE                            1,719,434     1,579,550        313,598        633,229      4,245,811

DEPRECIATION AND AMORTIZATION               2,284,225     1,217,130        376,680        349,133      4,227,168

SEGMENT INCOME (LOSS) BEFORE TAX            1,784,644       285,247     (2,318,889)       (74,008)      (323,006)

CAPITAL EXPENDITURES BY SEGMENT            10,612,531       847,147        517,117      1,256,007     13,232,802

IDENTIFIABLE SEGMENT ASSETS                47,799,086    26,246,654      9,841,445     19,077,331    102,964,516


                                         -----------------------------------------------------------------------
                                                                     December 31, 1999
                                         -----------------------------------------------------------------------
                                          COMMERCIAL                                    CORPORATE
                                            OFFICE       APARTMENTS       PARKING       AND OTHER       TOTAL
                                         ------------    ----------     ----------     ----------    -----------
REVENUE FROM EXTERNAL CUSTOMERS          $ 12,482,398     5,971,322      1,464,718        790,634     20,709,072

LAND SALES                                         --            --             --         59,870         59,870

INTEREST EXPENSE                            1,724,431     1,575,891             --        359,385      3,659,707

DEPRECIATION AND AMORTIZATION               2,556,469     1,285,207        124,311        367,555      4,333,542

SEGMENT INCOME (LOSS) BEFORE TAX            2,757,520    (1,703,645)      (354,728)      (585,003)       114,144

CAPITAL EXPENDITURES BY SEGMENT             1,687,194     2,176,479      9,976,888         62,513     13,903,074

IDENTIFIABLE SEGMENT ASSETS                37,414,667    26,826,188     12,871,174     16,311,291     93,423,320

                                     -20-

12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                 2001
                                       --------------------------------------------------------
                                          First          Second         Third          Fourth
-----------------------------------------------------------------------------------------------
Revenue                                 5,997,101      6,395,150      5,824,169      5,982,805
Net income                                615,334        791,739        304,895        398,570
-----------------------------------------------------------------------------------------------

Basic Earnings Per Share                     3.42           4.40           1.70           2.22
Diluted Earnings Per Share                   3.42           4.40           1.70           2.21
-----------------------------------------------------------------------------------------------


                                                                 2000
                                       --------------------------------------------------------
                                          First          Second         Third          Fourth
-----------------------------------------------------------------------------------------------
Revenue                                 5,172,880      5,231,444      5,383,959      5,554,089
Net income                                271,072         70,754       (315,507)      (223,352)
-----------------------------------------------------------------------------------------------

Basic Earnings (Loss) Per Share              1.48           0.39          (1.72)         (1.24)
Diluted Earnings (Loss) Per Share            1.48           0.39          (1.72)         (1.24)
-----------------------------------------------------------------------------------------------

[KPMG LOGO]




                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
  Tower Properties Company:

We have audited the accompanying consolidated balance sheets of Tower Properties Company (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), stockholders' investment, and cash flows for the years then ended. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedules for the years ended December 31, 2001 and 2000. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2001 and 2000 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Properties Company at December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                    /s/ KPMG LLP


February 15, 2002

                                                        [ARTHUR ANDERSEN LOGO]


INDEPENDENT PUBLIC ACCOUNTANTS' REPORT

To the Board of Directors
Tower Properties Company:

We have audited the consolidated statements of income, comprehensive income
(loss), stockholders' investment and cash flows of Tower Properties Company (the Company) for the year then ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ending December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP


Kansas City, Missouri,
February 25, 2000

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

The Company's principal assets consist of real estate holdings which are not liquid assets. Real estate holdings include office buildings, apartment complexes, a warehouse and a warehouse/office facility, parking facilities and land held for future sale. The principal source of funds generated internally is income from operations. The principal source of external funds is long-term debt and a $10,889,000 line of credit with Commerce Bank, N.A. Commerce Bank has issued $6,721,000 in letters of credit resulting in $4,168,000 available under the line at December 31, 2001. At December 31, 2001, the Company had no outstanding borrowings on the line of credit. This line of credit has been extended at market rates and terms and management believes the Company could obtain similar financing arrangements if the Company's relationship with Commerce Bank, N.A. did not exist. The Company does not utilize any off-balance sheet financing or leasing transactions of any kind.

Cash provided by operations during 2001 was 6,110,670, approximately $2,500,000 higher than 2000 primarily because of increased net income. Investing activities provided $9,216,471 of cash, primarily from the sale of the Tower Garage. Financing activities used $11,660,131 primarily resulting from the repayment of indebtedness related to the Tower Garage. The Company does not anticipate any liquidity problems in the near future. The Company has not experienced liquidity problems during the year ended December 31, 2001. The Company does not anticipate any deficiencies in meeting its liquidity needs currently or in the future. The Company has cash on hand of $3,827,520 at December 31, 2001, the credit line described above and cash generated by future operations. The Company's revenues are primarily based on lease contracts, none of which are deemed to be materially at risk. Expiring commercial leases in 2002 generate approximately $1,340,000 in annual rental payments received by the Company. Based solely on the expiration date of these leases during 2002, annual rental payments received in 2002 are expected to decrease by approximately $321,000. These leases are expected to be replaced or renewed in the normal course of business over a reasonable period of time. The Drug Enforcement Agency which now occupies the majority of one of our St. Louis properties is moving to their own, newly constructed building in late 2002 and Sprint will be vacation our 9221 Quivira Building in the second quarter of 2002.

In December 2000, the Company purchased the Woodlands Plaza I commercial office building located in St. Louis, Missouri for $9,355,000. The purchase was financed by cash drawn on the Company's line of credit. In March 2001, the Company secured a $7,016,000 twenty-year mortgage from G.E. Financial Assurance at a fixed rate of 7.56%. The proceeds of this loan were used to reduce the line of credit. In June 2001, the Company sold the Tower Garage to a subsidiary of Commerce Bancshares, Inc., for $11,500,000. The proceeds of this sale were used to pay off the line of credit and the balance was invested in short-term money market accounts.

The Company's commercial properties are continually evaluated for impairment. Impairment analyses are based primarily upon current and expected future cash flows generated by the properties. If future cash flows are negative, it is possible that properties could become impaired. The Company's lease expirations for 2002 are not expected to impair any asset values, and the Company expects to lease available property space in the normal course of business over a reasonable period of time.

RELATED PARTY TRANSACTIONS
--------------------------

The Company has a variety of related party transactions with Commerce.
In addition to the borrowing arrangement described above, the Company has the following transactions with Commerce:
* Rentals - The Company leases space to Commerce Bank and its affiliates. Total rental income derived from these leases in 2001 was $1,840,348. Such leases contain lease rates and other provisions similar to those of other leases with unrelated parties.
* Management fees - The Company manages certain properties owned by Commerce under property management agreements. In addition, the Company is overseeing the rehabilitation of the Commerce Trust Building. Total fees earned under these arrangements were $929,231 in 2001. The Company provides similar services to unrelated parties and revenues earned under these arrangements are similar to those earned from other unrelated parties.
* Sale of Tower Garage - During 2001, the Company sold the Tower Garage to an affiliate of Commerce Bank for cash of $11,500,000. The transaction resulted in a gain of $341,825. The selling price was based in part upon an independent appraisal of the property, which was built by the Company during 1999 at a total cost of approximately $11,400,000.
* Interest and dividend income - The Company owns 123,991 shares of Commerce Bancshares common stock, and received dividend income of approximately $76,000 on such shares during 2001. In addition, excess funds are deposited in Commerce Bank, N.A. Interest earned on such deposits aggregated $92,000.


                         YEAR ENDED DECEMBER 31, 2001
                COMPARED WITH THE YEAR ENDED DECEMBER 31, 2000

RESULTS OF OPERATIONS
---------------------

Total revenue increased $2,856,853. The purchase of the Woodlands Plaza #1 commercial office building in December 2000, the leasing of the 9909 Lakeview warehouse, an increase in rent due to tenant improvements at 9200 Cody Warehouse/office facility, an increase in rent due to operating and real estate tax expenses at Commerce Tower and Barkley Place commercial office buildings, the increase in revenue at 811 Main garage (after last year's structural repairs) offset by the sale of the Tower Garage resulted in a $2,379,492 increase in rental income. Occupancy in the Commerce Tower is 82% and the Barkley Place is 96%. UMB Bank, 811 Main and Woodlands Plaza 1 office buildings are 100% leased as well as the 9909 Lakeview warehouse.
The 9200 Cody warehouse/office facility, the 6601 College

Boulevard commercial office building, and the 9221 Quivira commercial office building are 100% leased under triple net leases. Phase I and II of the New Mark apartment complex are 74% leased, Phase III and IV of New Mark are 87% and 96% leased, respectively. Hillsborough apartments are 95% leased and Peppertree apartments are 93% leased at December 31, 2001.

Management and service fees, including related party, increased $171,683 in 2001 primarily due to the increase in rentable income of the Commerce Bank and Executive Plaza commercial office buildings. The sale of the Tower Garage to Commerce resulted in a gain on sale of assets in the amount of approximately $342,000.

A $25,350 real estate commission earned in 2001 for the sale of non-company land offset by a $73,470 real estate commission earned in 2000 for the leasing of a non-company owned warehouse, an increase in interest income earned on short term investments of $58,723, a decrease in construction fees from commercial building tenants of $26,545 and the $15,000 received in January 2000 for removal of a stairwell in the Commerce Tower commercial office building as part of a lease termination accounts for the decrease in interest and other income.

The decrease of $68,877 in operating expenses is primarily due to the decrease in utilities due to the sale of the Tower Garage, the renting of the 9909 Lakeview warehouse and the mild weather in the winter of 2001 as compared to 2000, which resulted in lower utility costs.

Maintenance and repairs decreased $1,812,780 due to the necessary repairs to the exterior of the Barkley Place commercial office building, window and sidewalk/patio repair to the Commerce Tower commercial office building, the structural repairs at 811 Main Garage and the New Mark Phase I & II termite repairs in 2000, offset by the purchase of the Woodlands Plaza #1 commercial office building and the 2001 pool repair and the siding repair and painting at the Hillsborough apartment complex. The $171,704 increase in depreciation and amortization is a combination of the increase of $123,423 in depreciation of assets of the Woodlands Plaza #1 office building and the 811 Main Building/Garage offset by the sale of the Tower Garage. Amortization of leasehold improvements increased due primarily to the tenant improvements at 9200 Cody warehouse/office facility.

Repairs and maintenance expense includes certain recurring items and, on occasion, significantly larger items. In 2000, significant expense was incurred at 811 Main Garage for $2,100,000. No similar major item was encountered during 2001, and no significant items for 2002 are currently expected. The Company evaluates major expenditures for capitalization. Those which improve or extend the useful life of the property are capitalized. Depreciation is based upon the expected useful lives, generally forty years for buildings and fifteen years for land improvements.

The increase in taxes other than income in the amount of $207,319 is the increase in real estate taxes due to the purchase of Woodlands Plaza #1 commercial office building offset by the decrease in real estate taxes for the 811 Main property, Barkley Place commercial office building and Peppertree apartment complex.

General, administrative and other expenses increased $311,392 due to an increase in leasing expense in the Commerce Tower commercial office building, an increase in professional fees for a cost segregation study of the UMB and Woodlands Plaza #1 commercial office buildings and an increase in property and liability insurance.

Interest expense, including related party, increased $265,188 due to the purchase of the Woodlands Plaza #1 commercial office building and its subsequent financing in March 2001, offset by less interest capitalized totaling $15,315 in 2001, as compared to $99,335 in 2000.


                         YEAR ENDED DECEMBER 31, 2000
                COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

RESULTS OF OPERATIONS
---------------------

Total revenue increased $633,300. Rental income increased $622,388 primarily due to several factors. A full year's operation of the Tower Garage and Phase IV New Mark Apartments. Occupancy increased at the New Mark Phase I, II and III and the Hillsborough apartment complexes. In addition, there was an increase in occupancy at the Barkley Place commercial office building, the leasing of the 9909 Lakeview warehouse in September, 2000, an increase in rent at the 9200 Cody warehouse/office facility, the pass through of an increase in real estate taxes as additional rent at the UMB Bank commercial office building and the acquisition of the Woodlands Plaza 1 commercial office building in December, 2000. These increases in rental income was offset by the loss of parking revenue due to the 1999 exchange of the 710 Main parking garage for the 700 Baltimore surface parking lot, the loss of revenue due to the structural repairs at the 811 Main garage and the decrease in occupancy at the Commerce Tower commercial office building. Occupancy in the Commerce Tower is 85%. The Barkley Place, UMB Bank, 811 Main and Woodlands Plaza 1 office buildings are 100% leased as well as the 9909 Lakeview warehouse. The 9200 Cody warehouse/office facility, the 6601 College Boulevard commercial office building, and the 9221 Quivira commercial office building are 100% leased under triple net leases. Phase I and II of the New Mark apartment complex are 89% leased, Phase III and IV of New Mark are 81% and 84% leased, respectively. Hillsborough apartments are 94% leased and Peppertree apartments are 93% leased at year end 2000.

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

The increase of $275,499 in operating expenses is primarily due to the increase in salaries and utilities. Salaries and employee benefits increased due to additional maintenance personnel needed for the New Mark and Hillsborough apartment complexes, the operation of the Tower Garage and a real estate commission earned on the leasing of a non-company owned warehouse offset by a decrease in parking personnel. Utilities increased due to the completion of the Tower Garage and Phase IV New Mark and the severe cold weather in December 2000.

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

                             ENVIRONMENTAL ISSUES

In accordance with Federal, State and local laws regarding asbestos, the Company is not required to remove, but will continue to monitor the status of asbestos in its commercial office buildings.

The cost to remove all asbestos from properties owned by the Company cannot be determined; however, these removal costs could have a significant adverse impact on the future operations and liquidity of the Company.

                       AMERICANS WITH DISABILITIES ACT

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company. There were no modifications made in 2001.

                            MARKET RISK DISCLOSURE

The Company is exposed to various market risks, including equity investment prices and interest rates.

The Company has 123,991 shares of common stock of Commerce Bancshares, Inc. with a fair value of $4,834,409 as of December 31, 2001. This investment is not hedged and is exposed to the risk of changing market prices. The Company classifies these securities as "available-for-sale" for accounting purposes and marks them to market on the balance sheet at the end of each period. Management estimates that its investments will generally be consistent with trends and movements of the overall stock market excluding any unusual situations. An immediate 10% change in the market price of the securities would have a $294,899 effect on comprehensive income.

The Company has $6,400,000 of variable rate debt as of December 31, 2001.
A 100 basis point change in each debt series benchmark would impact net income on an annual basis by approximately $39,000. This debt is not hedged.

                    EFFECT OF NEW ACCOUNTING PRONOUNCEMENT

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets". Among other things, SFAS 144 supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". For long-lived assets to be held and used, SFAS 144 retained the requirements of SFAS 121 to recognize impairment losses only if the carrying amount of the asset is not recoverable from its undiscounted cash flows. SFAS 144 is effective for fiscal years beginning after December 14, 2001, and will be adopted by the Company in the first quarter of 2002. Although management is currently evaluating the impact of SFAS 144, it is not expected to significantly impact the Company's financial position or results of operations.

                                                TOWER PROPERTIES COMPANY

                                                SELECTED FINANCIAL DATA


                                                YEARS ENDED DECEMBER 31,


                                            ---------------------------------------------------------------------------
                                                 2001           2000            1999           1998           1997
                                            ---------------------------------------------------------------------------
Total Revenue                                $ 24,199,225  $  21,342,372    $ 20,709,072   $ 22,262,005   $ 17,291,972
Net Income (Loss)                               2,110,538       (197,033)         76,456      3,027,402      1,537,742
Basic Earnings (Loss) Per Common Share              11.74          (1.09)           0.42          16.85           9.00
Diluted Earnings (Loss) Per Common Share            11.73          (1.09)           0.42          16.84           8.96
Mortgages Notes Payable                        50,879,886     45,786,799      47,567,080     41,072,416     41,634,615
Real Estate Bond Issue                          6,400,000      6,400,000       6,400,000      6,400,000             --
Stockholders' Investment                       31,124,413     29,403,919      29,147,154     29,238,537     25,073,500
Total Assets                                 $ 93,012,852  $ 102,964,516    $ 93,423,320   $ 85,100,025   $ 70,775,619

                                      REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                    SCHEDULE III



                                                                                         Cost Capitalized
                                                                                           Subsequent to
                                                  Initial Cost to Company                   Acquisition
                                       ---------------------------------------------  --------------------------

                                                                      Buildings and                    Carrying
      Description-(C)                  Encumbrances       Land        Improvements    Improvements      Costs
      ---------------                  ------------       ----        ------------    ------------      -----

COMMERCIAL OFFICE
BUILDINGS
 Commerce Tower                       $          0    $    919,920    $ 18,133,895    $  2,486,548    $        0
 811 Main                                5,647,378         596,387       2,553,247         928,464             0
 UMB Bank-Clayton                        6,523,632       1,113,734       8,310,720               0             0
 Woodlands Plaza 1                       6,913,127       1,569,868       7,785,132               0             0
 Barkley Place                           3,079,723         871,000       4,943,000         174,516             0
 6601 College
   Boulevard                             4,569,130       1,000,000       5,950,000               0             0
 9200 Cody
   Warehouse/office                      2,331,674         296,850       2,174,150       1,232,631             0
 9909 Lakeview Avenue                    2,384,525         652,000       2,773,000               0             0
 9221 Quivera                            1,047,814         290,738       1,193,130               0             0
 Other Rental
   Properties                                    0          10,998          41,805           1,540             0
                                     --------------  --------------  --------------  --------------  ------------
Sub-Total                               32,497,003       7,321,495      53,858,079       4,823,699             0


APARTMENTS
 New Mark
   Apartments I & II,
   210 Units                             1,616,680          19,768       3,797,495       1,252,607             0
 New Mark
   Apartments III,
   140 Units                             4,516,273         649,374       5,341,616          38,592             0
 New Mark
   Apartments IV,
   24 Units                                988,919          44,240       1,082,695             922             0
 Hillsborough
   Apartments,
   329 Units                             8,129,323       1,161,740       8,485,514       4,184,575             0
 Peppertree
   Apartments,
   162 Units                             3,131,688         833,243       4,554,674         457,113             0
                                     --------------  --------------  --------------  --------------  ------------
Sub-Total                               18,382,883       2,708,365      23,261,994       5,933,809             0

PARKING FACILITIES
 811 Main                                        0         149,096         614,122       1,029,982             0
 600 Main
   & 711 Garage                                  0         501,513               0       1,032,056             0
 700 Baltimore lot                               0       1,109,682               0         125,000             0
 Surface lots/8th,
   9th & Walnut
   parking                                       0       1,100,236          81,000         764,947             0
                                     --------------  --------------  --------------  --------------  ------------
Sub-Total                                        0       2,860,527         695,122       2,951,985             0
                                     --------------  --------------  --------------  --------------  ------------

TOTALS                                $ 50,879,886    $ 12,890,387    $ 77,815,195    $ 13,709,493    $        0
                                     ==============  ==============  ==============  ==============  ============


                                              Gross Amount at Which                                              Life
                                                 Carried at Close                                               on Which
                                                    of Period                                                 Depreciation
                                                December 31, 2000                                              in Latest
                             -------------------------------------------------------                            Income
                                        Buildings and                    Accumulated     Date of      Date     Statement
      Description-(C)        Land       Improvements        Total       Depreciation  Construction  Acquired  is Computed
      ---------------        ----       ------------        -----       ------------  ------------  --------  -----------

COMMERCIAL OFFICE
BUILDINGS
 Commerce Tower         $    919,920    $ 20,620,443    $  21,540,363    $ 14,913,332     1965       1971       7 to 65
                                                                                                                 Years
 811 Main                    608,355       3,469,743        4,078,098       2,450,749     1959       1972     15-40 Years
 UMB Bank-Clayton          1,113,734       8,310,720        9,424,454         640,619     1985       1998       40 Years
 Woodlands Plaza 1         1,569,868       7,785,132        9,355,000         220,793     1981       2000     15-40 Years
 Barkley Place               871,000       5,117,516        5,988,516       1,057,541     1988       1994     10-40 Years
 6601 College
  Boulevard                1,000,000       5,950,000        6,950,000       1,107,673     1979       1995     15-40 Years
 9200 Cody
   Warehouse/office          296,850       3,406,781        3,703,631         607,065     1973       1995     10-40 Years
 9909 Lakeview Avenue        652,000       2,773,000        3,425,000         389,256     1987       1996     10-40 Years
 9221 Quivera                290,738       1,193,130        1,483,868         194,693     1968       1996     10-40 Years
 Other Rental
   Properties                 10,998          43,345           54,343          43,170    Various    Various   10-40 Years
                       --------------  --------------  ---------------  --------------
Sub-Total                  7,333,463      58,669,810       66,003,273      21,624,891


APARTMENTS
 New Mark
   Apartments I & II,
   210 Units                  19,768       5,050,102        5,069,870       3,130,674   1969/1977  1971/1977    7 to 40
                                                                                                                 Years
 New Mark
   Apartments III,
   140 Units                 649,374       5,380,208        6,029,582         663,912     1998       1998       7 to 40
                                                                                                                 Years
 New Mark
   Apartments IV,
   24 Units                   44,240       1,083,617        1,127,857          67,569     1999       1999     15-40 Years
 Hillsborough
   Apartments,
   329 Units               1,161,740      12,670,089       13,831,829       2,695,860     1985       1992     10-40 Years
 Peppertree
   Apartments,
   162 Units                 833,243       5,011,787        5,845,030       1,088,208     1986       1993     15-40 Years
                       --------------  --------------  ---------------  --------------
Sub-Total                  2,708,365      29,195,803       31,904,168       7,646,223

PARKING FACILITIES
 811 Main                    149,096       1,644,104        1,793,200       1,426,285   1959/1996  1972/1996    7 to 45
                                                                                                                 Years
 600 Main &
   711 Garage                501,513       1,032,056        1,533,569         236,041    Various   1959/1997    40 Years
 700 Baltimore lot         1,109,682         125,000        1,234,682         630,107     1959       1999       15 Years
 Surface lots/8th,
   9th & Walnut
   parking                 1,848,518          97,665        1,946,183         106,241    Various     1989     10-40 Years
                       --------------  --------------  ---------------  --------------
Sub-Total                  3,608,809       2,898,825        6,507,634       2,398,674
                       --------------  --------------  ---------------  --------------

TOTALS                  $ 13,650,637    $ 90,764,438    $ 104,415,075    $ 31,669,788
                       ==============  ==============  ===============  ==============

                           TOWER PROPERTIES COMPANY
                            NOTES TO SCHEDULE III


(A) An analysis of Rental Income Property for the three years ended December 31, 2001 follows:

            Balance, December 31, 1998                           92,161,498
               Net Additions during period --
                  Land                                              803,573
                  Building and Improvements                      10,855,592
                                                             ---------------
            Balance, December 31, 1999                          103,820,663
               Net Additions during period --
                  Land                                            2,005,331
                  Building and Improvements                       9,228,496
                                                             ---------------
            Balance, December 31, 2000                          115,054,490
               Net Additions (Sales) during period --
                  Land                                           (2,223,858)
                  Building and Improvements                      (8,415,557)
                                                             ---------------
            Balance, December 31, 2001                        $ 104,415,075
                                                             ===============

(B) An analysis of accumulated depreciation reserves applicable to Rental Income Property for the three years ending December 31, 2001:

            Balance, December 31, 1998                           25,976,762
               Net Additions during period --
                  Provision for depreciation                      1,734,567
                                                             ---------------
            Balance, December 31, 1999                           27,711,329
               Net Additions during period --
                  Provision for depreciation                      2,083,478
                                                             ---------------
            Balance, December 31, 2000                           29,794,807

               Net Additions during period --
                  Provision for depreciation                      2,220,154
               Sale of Commercial Property                         (345,173)
                                                             ---------------
            Balance, December 31, 2001                        $  31,669,788
                                                             ===============

(C) All of the real estate is located in Johnson County, Kansas, and Clay, St. Louis and Jackson Counties, Missouri.

                                     -32

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

William E. Quirk
Shughart Thomson & Kilroy



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

Robert C. Harvey III
Chief Financial Officer, Vice President and Secretary

Margaret V. Allinder
Vice President, Assistant Secretary and Controller

Daniel R. Ellerman
Vice President

                                       PRINCIPAL REAL ESTATE OF
                                       TOWER PROPERTIES COMPANY

Commerce Tower Building                         30-story office building, 911 Main Street
                                                Kansas City, Missouri

Barkley Place Office Building                   6-story office building, 10561 Barkley
                                                Overland Park, Kansas

811 Main Building                               230,000 rentable square feet office building
                                                and 530 car parking garage
                                                Kansas City, Missouri

UMB Bank Building                               6-story office building and parking garage,
                                                7911 Forsyth Blvd., Clayton, Missouri

Woodlands Plaza I                               3-story office building, 11720 Borman Drive
                                                St. Louis, Missouri

6601 College Boulevard Office Building          6-story office building, 6601 College Blvd.
                                                Overland Park, Kansas

9221 Quivira Office Building                    1-story office building, 9221 Quivira
                                                Overland Park, Kansas

9200 Cody Warehouse/Office Facility             120,900 square foot warehouse/office facility
                                                Overland Park, Kansas

9909 Lakeview Avenue Warehouse                  115,000 square foot warehouse
                                                Lenexa, Kansas

700 Baltimore surface parking lot               276 car surface parking lot
                                                Kansas City, Missouri

711 Main Parking Garage                         258 car parking garage
                                                Kansas City, Missouri

New Mark Apartment Complex                      374 apartments located at 100th
                                                and North Oak Streets
                                                Kansas City, Missouri

New Mark Subdivision                            110 acres of residential and commercial
                                                land in the area of 100th and North Oak
                                                Streets
                                                Kansas City, Missouri

Downtown Kansas City Vacant Land                6th Street to 7th Street, Baltimore to
                                                Wyandotte Streets and a block of land
                                                Located on the corner of 8th and
                                                Wyandotte Streets, land and improvements from
                                                7th to 8th Streets on east side of Main Street,
                                                a 112 car parking lot at 600 Main, a 100 car parking
                                                lot at 601 Main and a 40 car parking lot at 8th and
                                                Walnut.
                                                Kansas City, Missouri

                                     -34-


9th and Walnut                                  Property located at the southwest corner
                                                of Ninth and Walnut and a two-story
                                                Parking facility located at the northwest
                                                Corner of Ninth and Walnut
                                                Kansas City, Missouri

Hillsborough Apartment Complex                  329 garden apartments located at 5401 Fox Ridge Drive
                                                Mission, Kansas

Peppertree Apartment Complex                    162 garden apartments, located at
                                                6800 Antioch
                                                Merriam, Kansas


All of the real estate is located in Johnson County, Kansas, and Clay, St. Louis and Jackson County, Missouri.

                                     -35-