Form 10-K, Exhibit 13
period 2002-12-31
TOWER PROPERTIES CO
filed 2003-03-27
CIK 98827

                                                                      EXHIBIT 13


                            TOWER PROPERTIES COMPANY

                               ANNUAL REPORT 2002

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

STOCK MARKET DATA

The Company's stock is traded on the "over the counter" market. Following is a schedule of the bid and asked prices in each quarter of 2002 and 2001:

                                    2002                     2001
                             -------------------     -------------------
                  Quarter      Bid        Asked        Bid        Asked
                  -------    -------     -------     -------     -------
                  First      $175.00     $    --     $156.00     $    --
                  Second      175.00          --      160.00          --
                  Third       175.00          --      160.00          --
                  Fourth      175.00          --      165.00          --

The Company will furnish to any person who was a stockholder on February 18, 2003, a copy of the annual report, on Form 10-K, including the financial statement schedules required to be filed with the Securities and Exchange Commission, upon such person's written request for the same, which request must contain a good faith representation that, as of February 18, 2003, such person was a beneficial owner of securities entitled to vote at such meeting. The request should be directed to Mr. Robert C. Harvey III, Vice President, Tower Properties Company, 911 Main Street, Suite 100, Kansas City, Missouri 64105.

DEAR SHAREHOLDER:

Revenues for the Company were relatively flat and operating expenses increased about 4.8%. As a result, net income for 2002 was off about 15% from last year. The buyout by Kaiser Permanente of their lease in the Barkley Building offset another down year for our apartment complexes. Low interest rates, which stimulate home ownership, continue to soften demand for apartments throughout the city and our properties are no exception. As a result, occupancy was well below previous years levels.

With the exception of 9221 Quivira, which was vacant for about half the year due to Sprint's departure, our suburban office buildings performed well. As mentioned above, a negotiated buyout of the Kaiser Permanente lease enhanced that building's performance and I am pleased to report that over 80% of that space has already been re-leased. As anticipated, the Drug Enforcement Agency moved out of our UMB Building in St. Louis and we successfully negotiated the expansion of an existing tenant into a majority of that space. Occupancy in the Commerce Tower remained stable for 2002 and 811 Main continues to be fully leased. Our industrial buildings also performed well, however we anticipate the departure of Ford Motor Company from our 9909 Lakeview warehouse at the end of the first quarter in 2003.

The construction of 248 new apartments at New Mark is going well with an anticipated completion date of February 2004. This final phase of New Mark will include a new clubhouse, pool and tennis courts which we believe will greatly enhance the marketability of this project. We are also well underway on the construction of a 339-car garage that will provide additional needed parking for the Commerce Tower. Anticipated completion is the fourth quarter of 2003.

I reported last year on a lawsuit that was filed against us relating to the release of asbestos in the Commerce Tower from a fire in 2000. That lawsuit has not come to trial yet and we continue to believe it is without merit.

The softened local and national economy will continue to create challenges for real estate in general and Tower Properties, in particular. We are focused on containing costs and enhancing our properties with appropriate capital expenditures. Our balance sheet continues to be strong and our properties remain in investment grade condition. We are well positioned to weather not only the current conditions, but to prosper as the economy improves in the future.

Sincerely,

/s/ THOMAS R. WILLARD
----------------------------
Thomas R. Willard
President and CEO

                                   TOWER PROPERTIES COMPANY
                                        BALANCE SHEETS
                                  DECEMBER 31, 2002 AND 2001

ASSETS                                                     2002             2001
                                                       ------------     ------------
Investment in Commercial Properties:
    Rental Income Property, Net                        $ 71,657,174     $ 72,745,287
    Tenant Leasehold Improvements, Net                    4,199,945        3,657,280
    Equipment and Furniture, Net                          4,076,940        3,982,516
    Construction in Progress                              7,133,934          354,834
                                                       ------------     ------------
       Commercial Properties, Net                        87,067,993       80,739,917

Real Estate Held for Sale                                   472,658          472,658

Cash and Cash Equivalents (Related Party)                   282,696        3,827,520
Investment Securities at Fair Value (Related Party)       5,115,165        4,834,409
Receivables                                               2,059,774        2,162,624
Income Taxes Recoverable                                    143,408               --
Prepaid Expenses and Other Assets                           977,275          975,724
                                                       ------------     ------------

          TOTAL ASSETS                                 $ 96,118,969     $ 93,012,852
                                                       ============     ============

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Liabilities:
    Mortgage Notes Payable                             $ 48,637,659     $ 50,879,886
    Real Estate Bond Issue                                6,400,000        6,400,000
    Line of Credit (Related Party)                          800,000               --
    Accounts Payable and Other Liabilities                4,279,150        1,642,007
    Income Taxes Payable                                         --          136,813
    Deferred Income Taxes                                 3,118,744        2,829,733
                                                       ------------     ------------

          Total Liabilities                              63,235,553       61,888,439
                                                       ------------     ------------

Commitments and Contingencies

Stockholders' Investment:
Preferred Stock, No Par Value
  Authorized 60,000 Shares, None Issued                          --               --
   Common Stock, Par Value $1.00
     Authorized 1,000,000 Shares, Issued
        183,430 Shares                                      183,430          183,430
  Paid-In Capital                                        18,480,404       18,478,511
  Retained Earnings                                      12,469,002       10,674,040
  Accumulated Other Comprehensive Income                  2,593,493        2,422,232
                                                       ------------     ------------
                                                         33,726,329       31,758,213
  Less Treasury Stock, At Cost (5,297 and
      4,112 shares in 2002 and 2001, respectively)         (842,913)        (633,800)
                                                       ------------     ------------
    Total Stockholders' Investment                       32,883,416       31,124,413
                                                       ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT         $ 96,118,969     $ 93,012,852
                                                       ============     ============

See accompanying notes to financial statements.

                            TOWER PROPERTIES COMPANY
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                             2002           2001             2000
                                                         -----------    ------------     ------------
REVENUES
Non-Related Party Revenues:
  Rent                                                   $20,575,070    $ 20,691,046     $ 18,459,183
  Gain on Sale of Real Estate                                208,940              --               --
  Interest and Other Income                                  200,525         231,132          329,496
                                                         -----------    ------------     ------------
     Total Non-Related Party Revenues                     20,984,535      20,922,178       18,788,679

Related Party Revenues:
  Rent                                                     1,962,812       1,840,348        1,692,719
  Management and Service Fee                                 821,414         929,231          755,840
  Gain on Sale of Commercial Property                             --         341,825               --
  Interest and Dividend Income                               158,147         165,643          105,134
                                                         -----------    ------------     ------------
     Total Related Party Revenues                          2,942,373       3,277,047        2,553,693
                                                         -----------    ------------     ------------

          Total Revenues                                  23,926,908      24,199,225       21,342,372
                                                         -----------    ------------     ------------

OPERATING EXPENSES
  Operating Expenses                                       3,794,255       3,801,836        3,870,713
  Maintenance and Repairs                                  5,310,294       4,699,928        6,512,708
  Depreciation and Amortization                            4,361,318       4,398,872        4,227,168
  Taxes Other than Income                                  1,848,068       1,863,017        1,655,698
  General, Administrative and Other                        1,694,076       1,464,671        1,153,279
                                                         -----------    ------------     ------------
        Total Operating Expenses                          17,008,011      16,228,325       17,419,566

OTHER EXPENSE
  Interest (Including Related Party)                       3,976,337       4,510,999        4,245,811
                                                         -----------    ------------     ------------

      Income (Loss) Before Provision for Income Taxes      2,942,560       3,459,901         (323,006)

PROVISION FOR INCOME TAXES
  Currently Payable                                          968,082       1,360,765          (89,010)
  Deferred                                                   179,516         (11,402)         (36,963)
                                                         -----------    ------------     ------------
      Total Provision for Income Taxes                     1,147,598       1,349,363         (125,973)
                                                         -----------    ------------     ------------

NET INCOME (LOSS)                                        $ 1,794,962    $  2,110,538     $   (197,033)
                                                         ===========    ============     ============

Earnings (Loss) Per Share:
   Basic                                                 $     10.05    $      11.74     ($      1.09)
                                                         ===========    ============     ============
   Diluted                                               $     10.03    $      11.73     ($      1.09)
                                                         ===========    ============     ============
 Weighted Average Common Shares Outstanding:
   Basic                                                     178,659         179,808          180,702
                                                         ===========    ============     ============
   Diluted                                                   178,976         179,858          180,702
                                                         ===========    ============     ============

See accompanying notes to financial statements.

                            TOWER PROPERTIES COMPANY
                       STATEMENTS OF COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                        2002           2001          2000
                                                     ----------    -----------     ---------
NET INCOME (LOSS)                                    $1,794,962    $ 2,110,538     $(197,033)

Unrealized holding gains (losses) on marketable
equity securities, net of tax effect of
$(109,495), $71,872, and $(471,502), respectively       171,261       (112,416)      737,478
                                                     ----------    -----------     ---------

Comprehensive income                                 $1,966,223    $ 1,998,122     $ 540,445
                                                     ==========    ===========     =========

See accompanying notes to financial statements.

                            TOWER PROPERTIES COMPANY
                     STATEMENTS OF STOCKHOLDERS' INVESTMENT
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                             Common Stock
                                          -------------------
                                                                   Paid-In        Retained
                                          Shares      Amount       Capital        Earnings
                                          -------    --------    -----------    ------------
Balance, December 31, 1999                183,430     183,430     18,460,693       8,760,535

  Net Loss                                     --          --             --        (197,033)

  Treasury Stock Purchases                     --          --             --              --

  Stock Options Exercised                      --          --         16,180              --

  Treasury Stock Issued to Directors           --          --            625              --

Unrealized Holding gain for Securities         --          --             --              --
                                          -------    --------    -----------    ------------

Balance, December 31, 2000                183,430     183,430     18,477,498       8,563,502

  Net Income                                   --          --             --       2,110,538

  Treasury Stock Purchases                     --          --             --              --

  Treasury Stock Issued to Directors           --          --          1,013              --

Unrealized Holding loss for Securities         --          --             --              --
                                          -------    --------    -----------    ------------

Balance, December 31, 2001                183,430     183,430     18,478,511      10,674,040

  Net Income                                   --          --             --       1,794,962

  Treasury Stock Purchases                     --          --             --              --

  Treasury Stock Issued to Directors           --          --          1,893              --

Unrealized Holding gain for Securities         --          --             --              --
                                          -------    --------    -----------    ------------

Balance, December 31, 2002                183,430    $183,430    $18,480,404    $ 12,469,002
                                          =======    ========    ===========    ============

                                           Accumulated        Treasury Stock
                                              Other        --------------------
                                          Comprehensive
                                              Income       Shares       Amount          Total
                                          -------------    ------     ---------     ------------
Balance, December 31, 1999                   1,797,170        516       (54,674)      29,147,154

  Net Loss                                          --         --            --         (197,033)

  Treasury Stock Purchases                          --      3,923      (615,735)        (615,735)

  Stock Options Exercised                           --     (2,000)      301,820          318,000

  Treasury Stock Issued to Directors                --        (89)       13,430           14,055

Unrealized Holding gain for Securities         737,478         --            --          737,478
                                           -----------     ------     ---------     ------------

Balance, December 31, 2000                   2,534,648      2,350      (355,159)      29,403,919

  Net Income                                        --         --            --        2,110,538

  Treasury Stock Purchases                          --      1,851      (292,278)        (292,278)

  Treasury Stock Issued to Directors                --        (89)       13,637           14,650

Unrealized Holding loss for Securities        (112,416)        --            --         (112,416)
                                           -----------     ------     ---------     ------------

Balance, December 31, 2001                   2,422,232      4,112      (633,800)      31,124,413

  Net Income                                        --         --            --        1,794,962

  Treasury Stock Purchases                          --      1,295      (226,471)        (226,471)

  Treasury Stock Issued to Directors                --       (110)       17,358           19,251

Unrealized Holding gain for Securities         171,261         --            --          171,261
                                           -----------     ------     ---------     ------------

Balance, December 31, 2002                 $ 2,593,493      5,297     $(842,913)    $ 32,883,416
                                           ===========     ======     =========     ============

See accompanying notes to financial statements.

                            TOWER PROPERTIES COMPANY
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                          2002             2001             2000
                                                                      ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss)                                                   $  1,794,962     $  2,110,538     $   (197,033)
  Adjustments to Reconcile Net Income (Loss) to Net Cash
    Provided by Operating Activities:
      Depreciation                                                       3,122,699        3,140,700        3,017,277
      Amortization                                                       1,238,619        1,258,172        1,209,891
      Gain on Sale of Real Estate and Commercial Property                 (208,940)        (341,825)              --
      Treasury Stock Issued to Directors                                    19,251           14,650           14,055
      Change in Balance Sheet Accounts, Net:
         Accounts Receivable                                               102,850         (227,037)         619,667
         Prepaid Expenses and Other Assets                                 (50,966)         (15,217)         123,745
         Accounts Payable and Other Liabilities                          2,637,143         (551,040)        (644,414)
         Current Income Taxes                                             (280,221)         661,259         (524,446)
         Deferred Income Taxes                                             179,516           60,470          (36,963)
                                                                      ------------     ------------     ------------
Net Cash Provided by Operating Activities                                8,554,913        6,110,670        3,581,779
                                                                      ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Woodlands Plaza 1 Office Building                                 --               --       (9,355,000)
  Net Change in Construction in Progress                                (6,779,100)         442,188          469,601
  Proceeds from Sale of Real Estate and Commercial Properties, Net         225,540       11,476,340               --
  Additions to Real Estate Held for Sale, Net                                   --          (76,205)              --
  Additions to Equipment and Furniture, Net                             (1,034,682)      (1,394,394)        (538,565)
  Additions to Rental Income Property, Net                              (1,110,928)        (568,755)      (1,878,827)
  Additions to Leasehold Improvements, Net                              (1,719,440)        (662,703)      (1,460,410)
                                                                      ------------     ------------     ------------
Net Cash Provided by (Used in) Investing Activities                    (10,418,610)       9,216,471      (12,763,201)
                                                                      ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal Payments on Mortgages                                       (2,242,227)      (1,922,913)      (1,780,281)
  Proceeds from Long Term Borrowings                                            --        7,016,000               --
  Net Change in Short Term Borrowings                                      800,000      (16,339,616)      11,274,586
  Proceeds from Stock Option Exercise                                           --               --          318,000
  Purchase of Treasury Stock                                              (226,471)        (292,278)        (615,735)
  Deferred Loan Costs                                                      (12,429)        (121,324)              --
                                                                      ------------     ------------     ------------
Net Cash (Used in) Provided by Financing Activities                     (1,681,127)     (11,660,131)       9,196,570
                                                                      ------------     ------------     ------------

NET INCREASE (DECREASE) IN CASH:                                        (3,544,824)       3,667,010           15,148

CASH and CASH EQUIVALENTS, Beginning of Year                             3,827,520          160,510          145,362
                                                                      ------------     ------------     ------------
CASH, and CASH EQUIVALENTS, End of Year                               $    282,696     $  3,827,520     $    160,510
                                                                      ============     ============     ============

See accompanying notes to financial statements.

                            TOWER PROPERTIES COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 2002, 2001 AND 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

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

COMMERCIAL PROPERTIES, DEPRECIATION AND AMORTIZATION

Commercial properties are stated at cost less accumulated depreciation. Depreciation is charged to operations using straight-line and accelerated methods over the estimated asset lives, or in the case of tenant leasehold improvements, the term of the lease as follows:

              Commercial office & warehouse buildings       7-65 years*
              Apartments                                    7-40 years
              Parking facilities                           10-45 years
              Equipment and furniture                       3-20 years
              Tenant leasehold improvements                 1-20 years

      * Certain components of the Commerce Tower office building are depreciated over 65 years. The original weighted average life of all components is 40 years.

Maintenance and repairs are charged to expense as incurred. The cost of additions and betterments that improve or extend the useful life of the property are capitalized. Applicable interest charges incurred during the construction of new facilities are capitalized as one of the elements of cost and are amortized over the assets' estimated useful lives. The cost of assets retired or sold and the related accumulated depreciation are removed from the applicable accounts and any gain or loss is recognized as income or expense. Fully depreciated assets are retained in the accounts until retired or sold.

The amount of accumulated amortization on tenant leasehold improvements was $12,376,651 and $11,743,107 at December 31, 2002 and 2001, respectively.

The amount of accumulated depreciation on equipment and furniture was $8,037,346 and $7,524,942 at December 31, 2002 and 2001, respectively.

STOCK BASED COMPENSATION

The Company grants stock options as described more fully in Note 8. The Company accounts for stock options under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted have exercise prices equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                                                                Years ended December 31,
                                                       -----------------------------------------
                                                           2002           2001           2000
                                                       -----------    -----------    -----------
Net income (loss) as reported                            1,794,962      2,110,538       (197,033)
Deduct: Total stock-based employee compensation
   expense determined under fair value based method
   for all awards, net of related tax effects              (16,678)       (12,344)       (44,666)
                                                       -----------    -----------    -----------
Pro forma net income (loss)                              1,778,284      2,098,194       (241,699)
                                                       ===========    ===========    ===========

Earnings (loss) per share:
   Basic - as reported                                 $     10.03    $     11.74    $     (1.09)
                                                       ===========    ===========    ===========

   Basic - pro forma                                   $      9.95    $     11.67    $     (1.34)
                                                       ===========    ===========    ===========

   Diluted - as reported                               $     10.03    $     11.73    $     (1.09)
                                                       ===========    ===========    ===========

   Diluted - pro forma                                 $      9.94    $     11.67    $     (1.34)
                                                       ===========    ===========    ===========

IMPAIRMENT OF LONG-LIVED ASSETS

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in 2002. The Company assesses the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the underlying asset may not be recoverable. Certain factors that may occur and indicate that an impairment exists include, but are not limited to: significant underperformance relative to expected projected future operating results; significant changes in the manner of the use of the assets; and significant adverse industry or market economic trends. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

CASH AND CASH EQUIVALENTS

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

REVENUE RECOGNITION

The Company derives its revenue primarily from two sources: 1) rent from leases of real property, and 2) management and services fees from real property leased and managed. Rental revenue is recognized on a straight-line basis over the term of individual non-cancellable operating leases. The recognition of scheduled rent increases on a straight-line basis results in the recognition of a receivable from tenants. Such receivables were $1,394,046 and $1,439,768 at December 31, 2002 and 2001, respectively. Lease agreements generally do not provide for contingent rents. Management and service fees are based upon a percentage of rental income on managed properties and are recognized as earned over the terms of the related management agreements.

REAL ESTATE HELD FOR SALE

The Company's real estate held for sale is recorded at cost which does not exceed its estimated realizable value. Revenue is recorded on the sale of real estate when title passes to the buyer and the earnings process is complete.

STATEMENTS OF CASH FLOWS

Interest payments were $3,997,226, $4,306,828 and $4,220,351 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company paid income taxes of $1,266,356, $1,118,000, and $435,435 for the years ended December 31, 2002, 2001 and 2000, respectively.

EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is based upon the weighted average common shares outstanding during each year. Diluted earnings (loss) per share is based upon the weighted average common and common equivalent shares outstanding during each year. Stock options are the Company's only common stock equivalent.

The following table presents information necessary to calculate basic and diluted earnings per share for the periods indicated:

                                              Years ended December 31,
                                              ------------------------

                                              2002       2001       2000
                                            -------    -------    -------
Weighted average common shares - basic      178,659    179,808    180,702

Dilutive stock options                          317         50         --
                                            -------    -------    -------

Weighted average common shares - diluted    178,976    179,858    180,702
                                            =======    =======    =======

COMPREHENSIVE INCOME (LOSS)

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

2. RENTAL INCOME PROPERTY:

Major classes of rental income property owned by the Company at December 31, 2002 and 2001 are as follows:

                                                             Accumulated
                                                 Cost       Depreciation        Net
                                             ------------   ------------    -----------
       December 31, 2002--
Commercial office and warehouse buildings    $ 66,540,060    $22,834,220    $43,705,840
Apartments                                     32,291,637      8,491,135     23,800,502
Parking facilities                              6,623,035      2,472,203      4,150,832
                                             ------------    -----------    -----------
                                             $105,454,732    $33,797,558    $71,657,174
                                             ============    ===========    ===========

                                                             Accumulated
                                                 Cost       Depreciation        Net
                                             ------------   ------------    -----------
       December 31, 2001--
Commercial office and warehouse buildings    $ 66,003,273    $21,624,891    $44,378,382
Apartments                                     31,904,168      7,646,223     24,257,945
Parking facilities                              6,507,634      2,398,674      4,108,960
                                             ------------    -----------    -----------
                                             $104,415,075    $31,669,788    $72,745,287
                                             ============    ===========    ===========

Future minimum rentals to be received by the Company, pursuant to noncancellable operating leases in effect as of December 31, 2002 are as follows:

                  Year Ending
                  December 31,                   Amount
                  ------------                -----------
                    2003                      $12,724,382
                    2004                       10,686,922
                    2005                       10,459,787
                    2006                        8,431,337
                    2007                        5,402,044
                    Thereafter                  9,276,061
                                              -----------
                                              $56,980,533
                                              ===========

3. LONG-TERM DEBT:

Mortgage notes payable, secured by rental income property with depreciated cost of approximately $61,106,000 and $62,359,000 at December 31, 2002 and 2001,
respectively and an assignment of certain leases and related revenue, consist of the following:

                                                                   2002            2001
                                                               -----------     -----------
       8.50%, principal and interest payable
           $66,388 monthly, until April, 2013                  $ 5,493,855     $ 5,808,849
       7.875%, principal and interest payable
           $24,660 monthly, until February,
           2009                                                  1,441,856       1,616,680
       7.50%, principal and interest payable
           $32,224 monthly, until February,
           2014                                                  2,918,549       3,079,723
       9.00%, principal and interest payable
           $37,458 monthly, until December,
           2012                                                  2,956,953       3,131,688
       8.00%, principal and interest payable
           $16,311 monthly, until December,
           2015                                                  1,578,793       1,645,304
       7.65%, principal and interest payable
           $25,448 monthly, until May,
           2013                                                  2,188,033       2,320,474
       7.40%, principal and interest payable
           $43,172 monthly, until April,
           2016                                                  4,382,946       4,569,130
       7.70%, principal and interest payable
           $22,246 monthly, until March,
           2017                                                  2,298,176       2,384,525
       7.25%, principal and interest payable
           $9,507 monthly, until May,
           2003                                                  1,007,664       1,047,814
       8.31%, principal and interest payable
           $65,721 monthly, until November,
           2012                                                  5,315,574       5,647,378
       8.125%, principal and interest payable
           $42,212 monthly, until November,
           2017                                                  4,371,358       4,516,273
       7.45%, principal and interest payable
           $6,569 monthly, until December,
           2015                                                    657,706         686,370
       6.90%, principal and interest payable
           $53,852 monthly, until April,
           2019                                                  6,321,223       6,523,632
       7.78%, principal and interest payable
           $9,044 monthly, until November,
           2017                                                    956,178         988,919
       7.56%, principal and interest payable
           $56,779 monthly, until March,
           2021                                                  6,748,795       6,913,127
                                                               -----------     -----------
                Total Mortgage Notes Payable                   $48,637,659     $50,879,886
                                                               ===========     ===========

The Company is also obligated under a Real Estate Bond Issue of $6,400,000. The bond matures in January 2009, bears interest at a variable rate based on a 15 point spread over the Bond Market Association Municipal Swap Index and reprices weekly (1.67% at December 31, 2002), and is secured by a secured letter of credit issued by Commerce Bank, N.A.

Minimum long-term debt principal payments for mortgage and bond debt required over the next five years and thereafter are as follows:

                  Year                         Amount
                  ----                      -----------
                  2003                      $ 3,390,920
                  2004                        2,579,425
                  2005                        2,791,827
                  2006                        3,021,813
                  2007                        3,270,848
                  Thereafter                 39,982,826
                                            -----------
                                            $55,037,659
                                            ===========

The carrying amounts and estimated fair values of long-term debt are based on current market interest rates for similar issues as follows:

                    2002                                 2001
                    ----                                 ----
        Carrying            Fair              Carrying            Fair
         Amount             Value              Amount             Value
      -----------        -----------        -----------        -----------
      $55,037,659        $63,156,000        $57,279,886        $64,409,000

The fair values are based on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms. The Company negotiates its long-term debt rates on a property by property basis. The carrying amount of the debt represents the actual face value of the contractual debt contracts. The fair value represents what the mortgage holder could resell the debt for at year end. For 2002, fair value is greater than the carrying amount which reflects the lower current market interest rates.

4. INCOME TAXES:

The Company's effective income tax rate differed from the statutory federal income tax rate primarily due to the following:

                                                    2002       2001      2000
                                                    ----       ----      -----
Statutory federal income tax rate                   34.0%      34.0%     (34.0%)
  Tax effect of:
     Dividend exclusion                             (0.7)      (0.5)      (5.1)
     State income taxes,
       net of federal benefit                        3.7        3.6       (3.7)
     Nondeductible travel & entertainment expense    0.2        0.2        0.5
     Other                                           1.8        1.7        3.1
                                                    ----       ----      -----
  Effective Income Tax Rate                         39.0%      39.0%     (39.0%)
                                                    ====       ====      =====

Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rate.

The tax effect of temporary differences giving rise to the Company's net deferred income tax liability at December 31, 2002 and 2001, is as follows:

                                                           2002             2001
                                                       -----------      -----------
      Deferred tax assets:
           Amortization of leasehold improvements      $ 2,324,373      $ 2,218,824
           Bonus                                               585            6,435
           Vacation                                         59,440           44,070
                                                       -----------      -----------
                                                         2,384,398        2,269,329
                                                       -----------      -----------

      Deferred tax liabilities:
           Depreciation on rental income property,
               equipment and furniture                  (3,301,329)      (2,988,913)
           Unrealized holding gain for securities       (1,658,135)      (1,548,640)
           Accrued rent receivable                        (543,678)        (561,509)
                                                       -----------      -----------
                                                        (5,503,142)      (5,099,062)
                                                       -----------      -----------
      Net deferred income tax liability                $(3,118,744)     $(2,829,733)
                                                       ===========      ===========

5. SALE OF PROPERTY, ACQUISITIONS AND PROFORMA INFORMATION:

On November 8, 2002, the company sold a 2-tier, 54-car parking facility located at 6th and Walnut in Kansas City, Missouri. The transaction resulted in a net gain of $209,804.

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

The following unaudited pro forma summary presents the results of operations of the Company with Woodlands Plaza #1 Building (Woodlands Plaza) and without the Tower Garage for each of the years beginning 2001 and 2000.

                                                 Unaudited       Unaudited
                                                    2001            2000
                                                -----------     -----------
      Total revenue                             $24,132,102     $23,097,926
      Net income                                  2,225,809         282,777
      Basic and diluted earnings per share      $     12.38     $      1.56

This pro forma information does not purport to be indicative of the results that actually would have been obtained if the transactions had actually occurred at the beginning of 2000 and is not intended to be a projection of future results.

6. RELATED PARTY TRANSACTIONS:

There are common officers and directors of the Company and Commerce Bank, N.A. and Commerce Bancshares, Inc. (Commerce). The Company received rent, fees, and direct reimbursement for payroll expenses, payment to construction vendors and utilities from Commerce and its subsidiaries of $5,869,571, $3,748,218 and $6,056,400 in 2002, 2001, and 2000, respectively.

The Company owns 130,190 shares of Commerce Bancshares, Inc. common stock, which is shown as a related party investment in the accompanying balance sheets. The common stock has a cost basis of $863,538. Total unrealized gains at December 31, 2002 and 2001 were $4,251,627 and $3,970,871 respectively.

The Company's cash and cash equivalents are held at Commerce.

The Company has a $12,490,000 line of credit with a variable interest rate equal to one and one half percent (1 1/2%) in excess of the Fed Funds rate, with Commerce Bank. At December 31, 2002, $4,969,000 was available under this line of credit, and the average interest rate for the month of December was 2.75%. The line requires monthly interest payments and expires June 01, 2003. Interest expense paid to Commerce was $28,525, $442,370, and $372,980 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company pledged the shares of Commerce common stock and real estate as collateral for the line of credit. The weighted average short term borrowing rate was 3.17% in 2002. Interest of $36,002, $15,315 and $99,335 was capitalized as part of the Company's investment in commercial properties for the years ended December 31, 2002, 2001 and 2000, respectively.

On June 20, 2001, the company sold the Tower Garage to a subsidiary of Commerce Bancshares, Inc., for $11,500,000. The transaction resulted in an approximate gain of $342,000.

Included in receivables at December 31, 2002 and 2001 is $525,704 and $487,630 of amounts due from Commerce, respectively.

7. BENEFIT PLANS:

All of the Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. Tower contributed $41,545, $25,393 and $22,780 in 2002, 2001 and 2000, respectively, to such plans. The contributions were determined in accordance with the provisions of negotiated labor contracts and are based on the number of hours worked.

The Company has a 401(k) plan whereby the Company matches 25% of employee contributions up to 1.5% of employee compensation. The Company matched $20,915, $18,957 and $17,556 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company also made a discretionary contribution in the amount of $43,200, $40,800 and $40,800 in the years ended 2002, 2001 and 2000, respectively.

The Company has a Stock Purchase Plan for non-employee directors. The Plan permits the non-employee directors to elect to have their director fees retained by the Company in a special account. The Company annually adds to the special accounts 25% of the amount contributed by each participating director. Semi-annually, the funds in each participant's account are used to purchase common stock of the Company at the last known sale price and the stock is distributed to participants. Shares issued to non-employee directors were 110, 89 and 89 for the years ended December 31, 2002, 2001 and 2000, respectively.

8. STOCK BASED COMPENSATION

In 2002, the Company granted 2,000 nonqualified stock options with exercise price equal to the stock's market price on the date of grant ($175.00). In 2001, the Company granted 4,000 nonqualified stock options to its Chairman with exercise prices equal to the stock's market price on the dates of grant (2,000 at $156.00 and 2,000 at $165.00). In December 2000, the Company's Chairman exercised 2,000 nonqualified stock options granted in 2000 with an exercise price of $159.00 per share. All of such options are exercisable for five years from the date of grant and remain outstanding at December 31, 2002.

The following tables summarize option activity over the last three years and current options outstanding:

                                    2002                      2001                       2000
                          ------------------------   ----------------------    ------------------------
                                      Weighted                  Weighted                    Weighted
                                       Average                   Average                     Average
                           Shares   Exercise Price   Shares  Exercise Price    Shares    Exercise Price
                           ------   --------------   ------  --------------    ------    --------------
Outstanding at             4,000       $160.50          --       $    --           --        $    --
   beginning of year
Granted                    2,000        175.00       4,000        160.50        2,000         159.00
Cancelled                     --            --          --            --           --             --
Exercised                     --            --          --            --       (2,000)        159.00
                           -----                     -----                     ------
Outstanding at
   end of year             6,000       $165.33       4,000       $160.50           --        $    --
                           =====       =======       =====       =======       ======        =======

                                   Options outstanding                        Options Exerciseable
                      ----------------------------------------------       ---------------------------
                                         Weighted
                                          Average           Weighted                           Weighted
                         Number          remaining          average           Number            average
Range of              Outstanding       contractual         exercise       Outstanding         exercise
Exercise prices       At 12/31/02           life             price         At 12/31/02          price
---------------       -----------       -----------         --------       -----------         --------
  $156 - $175            6,000               3.9             165.33           6,000             165.33

The fair value of options granted in 2002, 2001 and 2000 are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2002, 2001 and 2000, respectively: risk free rates of 2.41%, 2.22% and 5.10%, expected dividend yield of zero, expected life of five years, and expected volatility of 4.12%, 3.95% and 4.89%.

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

The Company has outstanding construction commitments of $17,000,000 for construction of Phase V New Mark apartments and construction commitments of $7,000,000 for the expansion of the 811 Garage as of December 31, 2002. Through December 31, 2002 disbursements on those projects aggregate $4,213,000 and $2,159,000, respectively. The projects began in the third quarter of 2002 and will be completed in the fourth quarter of 2003.

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

Following is information for each segment for the years ended December 31, 2002, 2001 and 2000:

                                              ------------------------------------------------------------------------------
                                                                            December 31, 2002
                                              ------------------------------------------------------------------------------
                                              COMMERCIAL                                        CORPORATE
                                                OFFICE         APARTMENTS        PARKING        AND OTHER            TOTAL
                                              -----------      ----------       ---------       ----------        ----------
REVENUE FROM EXTERNAL CUSTOMERS               $11,762,742       5,866,849       1,370,110        1,984,835        20,984,535

REVENUE FROM RELATED PARTY/MAJOR CUSTOMER       2,942,373              --              --               --         2,942,373

INTEREST EXPENSE                                2,092,607       1,432,534              --          451,196         3,976,337

DEPRECIATION AND AMORTIZATION                   2,427,980       1,286,316         158,867          488,155         4,361,318

SEGMENT INCOME BEFORE TAX                       2,619,654        (711,444)        534,496          499,854         2,942,560

CAPITAL EXPENDITURES BY SEGMENT                 2,907,130         726,416         177,084           59,903         3,870,533

IDENTIFIABLE SEGMENT ASSETS                    49,137,093      24,805,265       3,497,221       18,679,390        96,118,969

                                              ------------------------------------------------------------------------------
                                                                            December 31, 2001
                                              ------------------------------------------------------------------------------
                                              COMMERCIAL                                        CORPORATE
                                                OFFICE         APARTMENTS        PARKING        AND OTHER            TOTAL
                                              -----------      ----------       ---------       ----------        ----------
REVENUE FROM EXTERNAL CUSTOMERS               $10,650,156       6,440,833       1,696,238        2,134,951        20,922,178

REVENUE FROM RELATED PARTY/MAJOR CUSTOMER       3,277,047              --              --               --         3,277,047

INTEREST EXPENSE                                2,245,408       1,506,857         132,694          626,040         4,510,999

DEPRECIATION AND AMORTIZATION                   2,433,287       1,233,681         247,457          484,447         4,398,872

SEGMENT INCOME (LOSS) BEFORE TAX                2,499,734         126,951         556,944          276,272         3,459,901

CAPITAL EXPENDITURES BY SEGMENT                 1,955,964         545,247             222          200,623         2,702,056

IDENTIFIABLE SEGMENT ASSETS                    47,125,900      25,618,773       2,068,188       18,199,991        93,012,852

                                              ------------------------------------------------------------------------------
                                                                            December 31, 2000
                                              ------------------------------------------------------------------------------
                                              COMMERCIAL                                        CORPORATE
                                                OFFICE         APARTMENTS        PARKING        AND OTHER            TOTAL
                                              -----------      ----------       ---------       ----------        ----------
REVENUE FROM EXTERNAL CUSTOMERS               $ 9,463,926       6,365,802       1,418,610        1,540,340        18,788,679

REVENUE FROM RELATED PARTY/MAJOR CUSTOMER       2,553,693              --              --               --         2,553,693

INTEREST EXPENSE                                1,719,434       1,579,550         313,598          633,229         4,245,811

DEPRECIATION AND AMORTIZATION                   2,284,225       1,217,130         376,680          349,133         4,227,168

SEGMENT INCOME (LOSS) BEFORE TAX                1,784,644         285,247      (2,318,889)         (74,008)         (323,006)

CAPITAL EXPENDITURES BY SEGMENT                10,612,531         847,147         517,117        1,256,007        13,232,802

IDENTIFIABLE SEGMENT ASSETS                    47,799,086      26,246,654       9,841,445       19,077,331       102,964,516

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                              2002
                                  ------------------------------------------------------------
                                    First           Second            Third            Fourth
                                  ---------        ---------        ---------        ---------
Revenue                           6,972,234        5,525,564        5,685,364        5,743,746
Net income                        1,325,078          323,607           18,464          127,813
                                  ---------        ---------        ---------        ---------

Basic Earnings Per Share               7.41             1.81             0.10             0.73
Diluted Earnings Per Share             7.39             1.81             0.10             0.73
                                  ---------        ---------        ---------        ---------

                                                              2001
                                  ------------------------------------------------------------
                                    First           Second            Third            Fourth
                                  ---------        ---------        ---------        ---------
Revenue                           5,997,101        6,395,150        5,824,169        5,982,805
Net income                          615,334          791,739          304,895          398,570
                                  ---------        ---------        ---------        ---------

Basic Earnings Per Share               3.42             4.40             1.70             2.22
Diluted Earnings Per Share             3.42             4.40             1.70             2.21
                                  ---------        ---------        ---------        ---------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Tower Properties Company:

We have audited the accompanying balance sheets of Tower Properties Company (the Company) as of December 31, 2002 and 2001, and the related statements of operations, comprehensive income, stockholders' investment, and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the financial statements, we have also audited the accompanying financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Properties Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


                                        /s/ KPMG LLP

Kansas City, Missouri,
February 14, 2003

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal assets consist of real estate holdings which are not liquid assets. Real estate holdings include office buildings, apartment complexes, a warehouse and a warehouse/office facility, parking facilities and land held for future sale. The principal source of funds generated internally is income from operations. The principal source of external funds is long-term debt and a $12,490,000 line of credit with Commerce Bank, N.A. The Line of Credit is collateralized by Commerce Bank stock and land owned in Downtown Kansas City, MO. The line of credit has been utilized by issuing a $6,656,000 letter of credit to back a low rate Industrial Revenue Bond and a $65,000 letter of credit required by the Company's mortgage on the Hillsborough apartment complex. At December 31, 2002, the Company had $800,000 outstanding borrowings on the line of credit. The Company has $4,969,000 available under the line at December 31, 2002. This line of credit has been extended at market rates and terms and management believes the Company could obtain similar financing arrangements if the Company's relationship with Commerce Bank, N.A. did not exist. The Company does not utilize any off-balance sheet financing or leasing transactions of any kind.

A summary of the Company's contractual cash obligations as of December 31, 2002 is as follows:

                                                     PAYMENTS DUE BY PERIOD
                               --------------------------------------------------------------------
                                              LESS THAN 1                               MORE THAN 5
CONTRACTUAL OBLIGATIONS           TOTAL           YEAR       1-3 YEARS     3-5 YEARS       YEARS
                               -----------    -----------    ---------     ---------    -----------
Long-term debt obligations     $55,037,659     3,390,920     5,371,252     6,292,661     39,982,826

Management believes that the Company's current combination of liquidity, capital resources And borrowing capabilities will be adequate for its existing operations during fiscal 2003.

CASH PROVIDED BY OPERATIONS DURING 2002 WAS (ALL FOLLOWING NUMBERS ARE ROUNDED) $8,555,000, $2,444,000 higher than 2001 primarily due to an increase in accounts payable and other liabilities of $2,637,000 offset by a decrease in net income of $316,000. Overall revenues decreased primarily due to a $97,000 decrease in outside construction fees and a $133,000 decrease in gains from sales of real estate. Outside construction income and sales of real estate fluctuate from year to year. Rental income (94% of overall 2002 revenues) was virtually unchanged. Increases in operating expenses were offset by a decrease in interest expense. Insurance expense increased by $169,000 reflecting market conditions. Accounts payable increased $2,250,000 primarily due to outstanding construction payables for New Mark Phase V and the 811 Garage Expansion. Prepaid Rent increased $460,000 primarily due to rent payments received from large tenants at the end of the year. The largest prepayment of rent was $168,000 received from Scudder Investments (811 Main Building). INVESTING ACTIVITIES UTILIZED $10,419,000 of cash, primarily from a $6,779,000 increase in construction in progress associated with New Mark Phase V and the 811 Garage Expansion. The Company also utilized $1,719,000 for tenant improvements primarily at the UMB, Tower and Barkley Buildings, $1,111,000 for capitalized improvements primarily to the Tower and Barkley Buildings ($530,000) and New Mark Phase I Apartments ($342,000), and $1,035,000 for equipment and furniture additions. The largest equipment additions were HVAC units at the Woodlands Building ($245,000), a PA system at the Tower Building ($233,000) and normal expenditures at the apartments ($316,000). FINANCING ACTIVITIES USED $1,681,000 primarily due to mortgage debt reduction of $2,242,000 and stock buy-backs of $226,000 offset by $800,000 received on the Company's line of credit. The Company does not anticipate any liquidity problems in the near future. The Company has not experienced liquidity problems during the year ended December 31, 2002. The Company does not anticipate any deficiencies in meeting its liquidity needs currently or in the future. The Company anticipates cash requirements for continuing construction on New Mark Phase V and the 811 Garage Expansion to be $15,295,000 for 2003. The Company has loan commitments from Commerce Bank, N.A. for these projects totaling $12,640,000. The remaining $2,655,000 cash required for these projects will be drawn from the Company's credit line. Cash from operations and remaining line of credit availability of $2,314,000 will meet the Company's liquidity needs. The Company has cash on hand of $283,000 at December 31, 2002. The Company's revenues are primarily based on lease contracts, none of which are deemed to be materially at risk. Expiring commercial leases in 2003 generate $2,129,000 in annual rental payments received by the Company. Based solely on the expiration date of these leases during 2003, annual rental payments received in 2003 are expected to decrease by $163,000. These leases are expected to be replaced or renewed in the normal course of business over a reasonable period of time. The Ford Motor Company has notified the Company that they will vacate the 9909 Lakeview Warehouse April 3, 2003.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition

The Company derives its revenue primarily from two sources: 1) rent from leases of real property, and 2) management and services fees from real property leased and managed. Rental revenue is recognized on a straight-line basis over the term of individual non-cancellable operating leases. The recognition of scheduled rent increases on a straight-line basis results in the recognition of a receivable from tenants. Such receivables were $1,394,046 and $1,439,768 at December 31, 2002 and 2001, respectively. Lease agreements generally do not provide for contingent rents. Management and service fees are recognized as a percentage of revenues on managed properties as earned over the terms of the related management agreements.

Impairment of Long-Lived Assets

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company assesses the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the underlying asset may not be recoverable. Certain factors that may occur and indicate that an impairment exists include, but are not limited to: significant underperformance relative to expected projected future operating results; significant changes in the manner of the use of the assets; and significant adverse industry or market economic trends. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet

Cost Capitalization

The Company evaluates major expenditures for capitalization. Those which improve or extend the useful life of the property are capitalized. Depreciation is based upon the expected useful lives, generally forty years for buildings, fifteen years for land improvements, seven years for furniture and fixtures, five years for equipment and three years for software.

RELATED PARTY TRANSACTIONS

The Company has a variety of related party transactions with Commerce. In addition to the borrowing arrangement described above, the Company has the following transactions with Commerce:

- Rentals - The Company leases space to Commerce Bank and its affiliates. Total rental income derived from these leases in 2002, 2001 and 2000 was $1,962,812, $1,840,348 and $1,692,719, respectively. Such leases contain lease rates and other provisions similar to those of other leases with unrelated parties.

- Management fees and Service Fees - The Company manages certain properties owned by Commerce under property management agreements. In addition, the Company is overseeing the rehabilitation of the Commerce Trust Building. Total fees earned under these arrangements were $821,414, $929,231 and $755,840 in 2002, 2001 and 2000, respectively. The Company provides similar services to unrelated parties and revenues earned under these arrangements are similar to those earned from other unrelated parties.

- Sale of Tower Garage - During 2001, the Company sold the Tower Garage to an affiliate of Commerce Bank for cash of $11,500,000. The transaction resulted in a gain of $341,825. The selling price was based in part upon an independent appraisal of the property, which was built by the Company during 1999 at a total cost of approximately $11,400,000.

- Interest and dividend income - The Company owns 130,190 shares of Commerce Bancshares common stock, and received dividend income of approximately $81,000 on such shares during 2002. The Company owned 123,991 and 118,007 shares in 2001 and 2000, respectively, and received dividend income of approximately $76,000 and $70,000 for such shares in 2001 and 2000, respectively. In addition, excess funds are deposited in Commerce Bank, N.A. Interest earned on such deposits aggregated $77,000, $90,000 and $35,000 in 2002, 2001 and 2000, respectively.

YEAR ENDED DECEMBER 31, 2002
COMPARED WITH THE YEAR ENDED DECEMBER 31, 2001

RESULTS OF OPERATIONS

Total revenue for 2002 decreased $272,317 as compared to 2001. Rental income for 2002 was approximately the same as prior year. Service fees from construction management decreased by $97,000 and revenues from the sales of real estate also decreased by $133,000. Sales of real estate and management and service fees will fluctuate from year to year and only account for about 3% of 2002 total revenues. Other income for 2002 decreased by approximately $31,000 reflecting lower occupancy at the apartment properties.

The Company received lease buy-outs from Kaiser Permanente in the amount of $1,200,000 at the Barkley Building, from DEA in the amount of $250,000 at the UMB Building and from Aquila in the amount of $225,000 at the Tower Building. The Kaiser vacancy has been 80% leased, the DEA vacancy has been 67% leased and the Aquila vacancy has been 75% leased. Year-end occupancy in the Commerce Tower is 82%, Barkley Place is 89% and the UMB Bank Building is 71%. The 811 Main and Woodlands Plaza 1 office buildings are 100% leased as well as the 9909 Lakeview warehouse. The 9200 Cody warehouse/office facility, the 6601 College Boulevard commercial office building are 100% leased under triple net leases. The 9221 Quivira Building is vacant, however, it only accounts for approximately 25,000 square feet of space. Phase I and II of the New Mark apartment complex are 75% leased, Phase III and IV of New Mark are 89% and 83% leased, respectively. Hillsborough apartments are 92% leased and Peppertree apartments are 81% leased at December 31, 2002. Overall apartment vacancies are up from the previous years reflecting the effects of low mortgage rates on the affordability of home ownership.

The sale of the land at 6th and Walnut in downtown Kansas City, MO resulted in a gain on sale of assets in the amount of approximately $209,000.

Operating expenses showed little change from the previous year. Maintenance and repairs increased by $610,366. The Tower Building spent approximately $180,000 for escalator repairs and $124,000 on exterior caulking. Both of these expenditures are non-recurring on an annual basis. The caulking project was completed only on the west side of the building. The north and south side of the Tower will be repaired in 2003 and the east side will be completed in 2004. New Mark apartments also had increase repairs and maintenance of approximately $238,000. The two largest projects were repairing underground electrical and parking lots. The 811 Main Building had increased expenditures reflecting a $58,000 repair of a crack in the building possibly caused by a dumpster hitting a bollard and increased security requirements.

The Company evaluates major expenditures for capitalization. Those that improve or extend the useful life of the property are capitalized. Depreciation is based upon the expected useful lives, generally forty years for buildings and fifteen years for land improvements.

Real Estate Taxes slightly decreased by approximately $15,000 reflecting the Company's continual efforts to monitor and appeal property tax increases.

General, administrative and other expenses increased $229,405 primarily due to an increase in insurance costs of approximately $169,000 and increased advertising expenditures of approximately $49,000 incurred to market the Company's properties in the currently difficult leasing market. The insurance expense increase reflects the insurance market's current conditions. While the Company continually evaluates its insurance coverage, the increase reflects costs outside the Company's control.

Interest expense, including related party, decreased $534,663 reflecting the normal amortization of the Company's long-term debt and lower interest rates on the Company's Industrial Bond Issue and Line of Credit. Details of the Company's variable rate debt can be found in the notes to the Company's financials statements.

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

                         AMERICANS WITH DISABILITIES ACT

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company. During 2002, the Company made modifications to certain properties at a cost of approximately $21,000.

              QUANTITIVE AND QUALITIVE DISCLOSURE ABOUT MARKET RISK

The Company is exposed to various market risks, including equity investment prices and interest rates.

The Company has a significant amount of fixed rate debt and believes that the fair value risk is best quantified by considering prepayment penalties associated with the debt. Most prepayment penalties are based upon the difference between the debt's fixed rate and the Treasury note rate that most closely corresponds with the remaining life of the mortgage. The estimated aggregate prepayment penalty on such debt was $8,118,000 at December 31, 2002.

The Company has 130,190 shares of common stock of Commerce Bancshares, Inc. with a fair value of $5,115,165 as of December 31, 2002. This investment is not hedged and is exposed to the risk of changing market prices. The Company classifies these securities as "available-for-sale" for accounting purposes and marks them to market on the balance sheet at the end of each period. Management estimates that its investments will generally be consistent with trends and movements of the overall stock market excluding any unusual situations. An immediate 10% change in the market price of the securities would have a $312,025 effect on comprehensive income.

The Company has $6,400,000 of variable rate debt as of December 31, 2002. A 100 basis point change in each debt series benchmark would impact net income on an annual basis by approximately $39,000. This debt is not hedged.

                     EFFECT OF NEW ACCOUNTING PRONOUNCEMENT

In August 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations", which addresses the financial accounting and reporting for asset retirement costs and related obligations and is effective for fiscal years beginning after June 15, 2002. The adoption of this statement is not expected to have a material impact on the financial position or results of operations of the Company.

                            TOWER PROPERTIES COMPANY

                             SELECTED FINANCIAL DATA

                            YEARS ENDED DECEMBER 31,

                                                 2002            2001             2000              1999            1998
                                             -----------     -----------     -------------      -----------     -----------
Total Revenue                                $23,926,908     $24,199,225     $  21,342,372      $20,709,072     $22,262,005
Net Income (Loss)                              1,794,962       2,110,538          (197,033)          76,456       3,027,402
Basic Earnings (Loss) Per Common Share             10.05           11.74             (1.09)            0.42           16.85
Diluted Earnings (Loss) Per Common Share           10.03           11.73             (1.09)            0.42           16.84
Mortgages Notes Payable                       48,637,659      50,879,886        45,786,799       47,567,080      41,072,416
Real Estate Bond Issue                         6,400,000       6,400,000         6,400,000        6,400,000       6,400,000
Stockholders' Investment                      32,883,416      31,124,413        29,403,919       29,147,154      29,238,537
Total Assets                                 $96,118,969     $93,012,852     $ 102,964,516      $93,423,320     $85,100,025

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                  SCHEDULE III

                                                                                                 Cost Capitalized
                                                                                                  Subsequent to
                                                               Initial Cost to Company             Acquisition
                                                            ----------------------------    -----------------------


                                                                           Buildings and                   Carrying
       Description-(C)                      Encumbrances        Land        Improvements    Improvements     Costs
       ---------------                      ------------        ----        ------------    ------------     -----
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                            $         0     $   919,920     $18,133,895     $ 2,959,486       $0
  811 Main                                    5,315,574         596,387       2,553,247         930,865        0
  UMB Bank-Clayton                            6,321,223       1,113,734       8,310,720               0        0
  Woodlands Plaza 1                           6,748,795       1,569,868       7,785,132               0        0
  Barkley Place                               2,956,953         871,000       4,943,000         235,964        0
  6601 College Boulevard                      4,382,946       1,000,000       5,950,000               0        0
  9200 Cody Warehouse/office                  2,236,499         296,850       2,174,150       1,232,631        0
  9909 Lakeview Avenue                        2,298,176         652,000       2,773,000               0        0
  9221 Quivira                                1,007,664         290,738       1,193,130               0        0
  Other Rental Properties                             0          10,998          41,805           1,540        0
                                            -----------     -----------     -----------     -----------       --
Sub-Total                                    31,267,830       7,321,495      53,858,079       5,360,486        0

APARTMENTS
  New Mark Apartments I & II, 210 Units       1,441,856          19,768       3,797,495       1,594,743        0
  New Mark Apartments III, 140 Units          4,371,358         649,374       5,341,616          46,259        0
  New Mark Apartments IV, 24 Units              956,178          44,240       1,082,695             980        0
  Hillsborough Apartments, 329 Units          7,681,888       1,161,740       8,485,514       4,198,875        0
  Peppertree Apartments, 162 Units            2,918,549         833,243       4,554,674         480,421        0
                                            -----------     -----------     -----------     -----------       --
Sub-Total                                    17,369,829       2,708,365      23,261,994       6,321,278        0

PARKING FACILITIES
  811 Main                                            0         149,096         614,122       1,209,087        0
  600 Main & 711 Garage                               0         484,913               0       1,215,225        0
  700 Baltimore lot                                   0       1,109,682               0         125,000        0
  Surface lots/8th St. Parking                        0         967,629              --         748,281        0
                                            -----------     -----------     -----------     -----------       --
Sub-Total                                             0       2,711,320         614,122       3,297,593        0
                                            -----------     -----------     -----------     -----------       --

TOTALS                                      $48,637,659     $12,741,180     $77,734,195     $14,979,357       $0
                                            ===========     ===========     ===========     ===========       ==

                                                                Gross Amount at Which
                                                                  Carried at Close
                                                                      of Period
                                                                  December 31, 2002
                                            ------------------------------------------------------------


                                                          Buildings and                     Accumulated
       Description-(C)                         Land        Improvements         Total       Depreciation
       ---------------                         ----        ------------         -----       ------------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                            $   919,920     $21,093,381     $ 22,013,301     $15,139,534
  811 Main                                      608,355       3,472,144        4,080,499       2,477,237
  UMB Bank-Clayton                            1,113,734       8,310,720        9,424,454         848,389
  Woodlands Plaza 1                           1,569,868       7,785,132        9,355,000         432,087
  Barkley Place                                 871,000       5,178,964        6,049,964       1,188,385
  6601 College Boulevard                      1,000,000       5,950,000        6,950,000       1,289,756
  9200 Cody Warehouse/office                    296,850       3,406,781        3,703,631         715,754
  9909 Lakeview Avenue                          652,000       2,773,000        3,425,000         465,831
  9221 Quivira                                  290,738       1,193,130        1,483,868         232,993
  Other Rental Properties                        10,998          43,345           54,343          44,254
                                            -----------     -----------     ------------     -----------
Sub-Total                                     7,333,463      59,206,597       66,540,060      22,834,220

APARTMENTS
  New Mark Apartments I & II, 210 Units          19,768       5,392,238        5,412,006       3,258,801
  New Mark Apartments III, 140 Units            649,374       5,387,875        6,037,249         844,484
  New Mark Apartments IV, 24 Units               44,240       1,083,675        1,127,915          97,648
  Hillsborough Apartments, 329 Units          1,161,740      12,684,389       13,846,129       3,048,372
  Peppertree Apartments, 162 Units              833,243       5,035,095        5,868,338       1,241,830
                                            -----------     -----------     ------------     -----------
Sub-Total                                     2,708,365      29,583,272       32,291,637       8,491,135

PARKING FACILITIES
  811 Main                                      149,096       1,823,209        1,972,305       1,482,441
  600 Main & 711 Garage                         484,913       1,215,225        1,700,138         284,277
  700 Baltimore lot                           1,109,682         125,000        1,234,682         638,440
  Surface lots/8th St. Parking                1,715,910              --        1,715,910          67,045
                                            -----------     -----------     ------------     -----------
Sub-Total                                     3,459,601       3,163,434        6,623,035       2,472,203
                                            -----------     -----------     ------------     -----------

TOTALS                                      $13,501,429     $91,953,303     $105,454,732     $33,797,558
                                            ===========     ===========     ============     ===========

                                                                              Life
                                                                            on Which
                                                                          Depreciation
                                                                           in Latest
                                                                             Income
                                               Date of        Date         Statement
       Description-(C)                      Construction    Acquired      is Computed
       ---------------                      ------------    --------      -----------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                                 1965         1971       7 to 65 Years
  811 Main                                       1959         1972        15-40 Years
  UMB Bank-Clayton                               1985         1998          40 Years
  Woodlands Plaza 1                              1981         2000        15-40 Years
  Barkley Place                                  1988         1994        10-40 Years
  6601 College Boulevard                         1979         1995        15-40 Years
  9200 Cody Warehouse/office                     1973         1995        10-40 Years
  9909 Lakeview Avenue                           1987         1996        10-40 Years
  9221 Quivira                                   1968         1996        10-40 Years
  Other Rental Properties                      Various      Various       10-40 Years

Sub-Total

APARTMENTS
  New Mark Apartments I & II, 210 Units       1969/1977    1971/1977     7 to 40 Years
  New Mark Apartments III, 140 Units             1998         1998       7 to 40 Years
  New Mark Apartments IV, 24 Units               1999         1999        15-40 Years
  Hillsborough Apartments, 329 Units             1985         1992        10-40 Years
  Peppertree Apartments, 162 Units               1986         1993        15-40 Years

Sub-Total

PARKING FACILITIES
  811 Main                                    1959/1996    1972/1996    10 to 45 Years
  600 Main & 711 Garage                        Various     1959/1997    15 to 39 Years
  700 Baltimore lot                              1959         1999          15 Years
  Surface lots/8th St. Parking                 Various        1989        10-15 Years

Sub-Total


TOTALS

See accompanying independent auditor's report.

                            TOWER PROPERTIES COMPANY
                              NOTES TO SCHEDULE III

(A) An analysis of Rental Income Property for the three years ended December 31, 2002 follows:

            Balance, December 31, 1999                       103,820,663
                Net Additions during period -
                     Land                                      2,005,331
                     Building and Improvements                 9,228,496
                                                           -------------
            Balance, December 31, 2000                       115,054,490
                Net Additions (Sales) during period -
                     Land                                     (2,223,858)
                     Building and Improvements                (8,415,557)
                                                           -------------
            Balance, December 31, 2001                       104,415,075
                Net Additions during period -
                     Land                                        121,221
                     Building and Improvements                   918,436
                                                           -------------
            Balance, December 31, 2002                     $ 105,454,732
                                                           =============

(B) An analysis of accumulated depreciation reserves applicable to Rental Income Property for the three years ended December 31, 2002:

            Balance, December 31, 1999                        27,711,320
                Net Additions during period -
                     Provision for depreciation                2,083,478
                                                           -------------
            Balance, December 31, 2000                        29,794,807
                Net Additions during period -
                     Provision for depreciation                2,220,155
                Sale of Commercial Property                     (345,173)
                                                           -------------
            Balance, December 31, 2001                        31,449,789
                Net Additions during period -
                     Provision for depreciation                2,182,833
                Demolition of Commercial Property, net           (55,064)
                                                           -------------
            Balance, December 31, 2002                     $  33,797,558
                                                           =============

(C) All of the real estate is located in Johnson County, Kansas, and Clay, St. Louis and Jackson Counties, Missouri.

DIRECTORS

James M. Kemper, Jr.
Chairman of Tower Properties Company

Thomas R. Willard
President and Chief Executive Officer of Tower Properties Company

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

OFFICERS

James M. Kemper, Jr.
Chairman

Thomas R. Willard
President and Chief Executive Officer

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

Daniel R. Ellerman
Vice President

                            PRINCIPAL REAL ESTATE OF
                            TOWER PROPERTIES COMPANY

Commerce Tower Building                     30-story office building, 911 Main Street
                                            Kansas City, Missouri

Barkley Place Office Building               6-story office building, 10561 Barkley
                                            Overland Park, Kansas

811 Main Building                           230,000 rentable square feet office building
                                            and 515 car parking garage and the expansion of
                                            a 339 car garage under construction to be
                                            completed in 2003
UMB Bank Building                           Kansas City, Missouri

                                            6-story office building and parking garage
Woodlands Plaza I                           7911 Forsyth Blvd., Clayton, Missouri

                                            3-story office building, 11720 Borman Drive
6601 College Boulevard Office Building      St. Louis, Missouri

                                            6-story office building, 6601 College Blvd.
9221 Quivira Office Building                Overland Park, Kansas

                                            1-story office building, 9221 Quivira
9200 Cody Warehouse/Office Facility         Overland Park, Kansas

                                            120,900 square foot warehouse/office facility
9909 Lakeview Avenue Warehouse              Overland Park, Kansas

                                            115,000 square foot warehouse
                                            Lenexa, Kansas
700 Baltimore surface parking lot           251 car surface parking lot
                                            Kansas City, Missouri

711 Main Parking Garage                     204 car parking garage
                                            Kansas City, Missouri

New Mark Apartment Complex                  374 apartments located at 100th
                                            and North Oak Streets and an additional
                                            248 apartments under construction to be
                                            completed in 2003
                                            Kansas City, Missouri

New Mark Subdivision                        110 acres of residential and commercial
                                            land in the area of 100th and North Oak
                                            Streets
                                            Kansas City, Missouri

Downtown Kansas City Vacant Land            6th Street to 7th Street, Baltimore to
                                            Wyandotte Streets and a block of land
                                            Located on the corner of 8th and
                                            Wyandotte Streets, land and improvements from
                                            7th to 8th Streets on east side of Main Street,
                                            a 91 car parking lot at 600 Main, a 112 car parking
                                            lot at 601 Main and a 40 car parking lot at 8th and
                                            Walnut
                                            Kansas City, Missouri

9th and Walnut                              Property located at the southwest corner
                                            of Ninth and Walnut and a two-story
                                            parking facility located at the northwest
                                            corner of Ninth and Walnut.  This property
                                            was demolished in June, 2002 for expansion
                                            of 811 Garage
                                            Kansas City, Missouri

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