Form 10-K, Exhibit 13
period 2003-12-31
TOWER PROPERTIES CO
filed 2004-03-29
CIK 98827

                                                                      EXHIBIT 13

                            TOWER PROPERTIES COMPANY

                               ANNUAL REPORT 2003

TOWER PROPERTIES COMPANY
911 Main Street, Suite 100
Kansas City, Missouri 64105

TRANSFER AGENT:
UMB Bank, n.a.
928 Grand Avenue, Post Office Box 410064
Kansas City, Missouri 64141-0064

DESCRIPTION OF THE COMPANY'S BUSINESS

The Company is primarily engaged in the business of owning, developing, leasing and managing real property. All real estate assets are located in Johnson County, Kansas, and Clay, St. Louis and Jackson Counties in Missouri. Substantially all the improved real estate owned by the Company consists of office buildings, apartment complexes, a warehouse and a warehouse/office facility, automobile parking garages and land held for future sale or development. The Company has not pursued a policy of acquiring real estate on a speculative basis for future sale, although some real estate owned by the Company may be sold at some future time.

STOCK MARKET DATA

The Company's stock is traded on the "over the counter" market. The Company did not pay a dividend in 2003 or 2002. Following is a schedule of the low and high trade prices in each quarter of 2003 and 2002:

                                    2003                     2002
                             -------------------     -------------------
                  Quarter      Low         High        Low         High
                  -------      ---         ----        ---         ----
                  First      $172.25     $175.00     $173.00     $175.00
                  Second      170.50      174.00      175.00      177.00
                  Third       176.00      181.00      175.00      175.00
                  Fourth      168.00      175.00      175.00      175.00

The Company will furnish without charge to any person who was a stockholder on March 23, 2004, a copy of the annual report on Form 10-K, without exhibits but including the financial statements and financial statement schedules required to be filed with the Securities and Exchange Commission, upon such person's written request for the same, which request must contain a good faith representation that, as of March 23, 2004, such person was a beneficial owner of securities entitled to vote at such meeting. The request should be directed to Mr. Stanley
J. Weber, Vice President, Tower Properties Company, 911 Main Street, Suite 100, Kansas City, Missouri 64105.

DEAR SHAREHOLDER:

Revenues for the Company were off about 5% this past year due primarily to higher vacancies in both our office buildings and our apartments. Low interest rates and a citywide oversupply of apartments continued to dampen demand for apartments. As a result, occupancy at our apartment complexes continued to be well below historic levels.

Revenue was further impacted due to the UMB Building in Clayton, Missouri being substantially vacant for the first half of the year while tenant improvements were completed for our new tenant, Wells Fargo. Also, we were unable to re-lease 9221 Quivira, which was vacated by Sprint in mid-2002.

Changing market conditions for some of our tenants created unexpected vacancies in our properties in 2003 and may impact revenue in 2004. These changes necessitated negotiated buyouts from Valentine Radford and Commerce Bank in the Commerce Tower, Ford Motor Company at our 9909 Lakeview Building, and Citigroup and the City of Overland Park in our Barkley Building.

Total operating expenses increased about 3.5% due mainly to substantial increases in property and casualty insurance and real estate taxes. Overall, net income for 2003 was off about $1 million from the previous year.

Major activity in 2003 included the construction of 248 new apartments at New Mark. This final phase, called Oakbrook, includes a new clubhouse, pool and tennis courts that we believe greatly improves the marketability of all of New Mark. Equally important is the enhanced visibility and access this new phase provides for New Mark, which is now a 622 unit complex. We also completed the construction of a 339-car garage expansion of the 811 Main Garage that will provide additional needed parking for our downtown office complex. Over $24 million was invested in these two projects.

I have reported the past two years on a lawsuit that was filed against us relating to the release of asbestos in the Commerce Tower from a fire in 2000. That lawsuit has still not come to trial yet and we continue to believe it is without merit.

As I suggested in my letter last year, the softened local and national economy has created challenges for real estate in general and Tower Properties, in particular. We are striving to increase the occupancy in all our properties and are equally focused on cost containment throughout the Company. Our balance sheet continues to be strong and our properties remain in investment grade condition. Market activity is beginning to pick-up and we believe the worst is behind us. We look forward to a more prosperous 2004.

Sincerely,

/s/ THOMAS R. WILLARD
Thomas R. Willard
President & CEO

                            TOWER PROPERTIES COMPANY
                                 BALANCE SHEETS
                     DECEMBER 31, 2003 AND DECEMBER 31, 2002

ASSETS                                                       2003               2002
                                                        -------------      -------------
Investment in Commercial Properties:
    Rental Property, Net                                $  92,285,745      $  71,657,174
    Tenant Leasehold Improvements, Net                      5,703,292          4,199,945
    Equipment and Furniture, Net                            6,892,018          4,076,940
    Construction in Progress                                  629,472          7,133,934
                                                        -------------      -------------
       Commercial Properties, Net                         105,510,527         87,067,993

Real Estate Held for Sale                                     156,717            472,658

Cash and Cash Equivalents (Related Party)                     321,517            282,696
Investment Securities At Fair Value (Related Party)         6,700,985          5,115,165
Receivables (Including Related Party)                       2,230,256          2,059,774
Income Taxes Recoverable                                      450,992            143,408
Prepaid Expenses and Other Assets                           1,082,808            977,275
                                                        -------------      -------------

          TOTAL ASSETS                                  $ 116,453,802      $  96,118,969
                                                        =============      =============

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Liabilities:
    Mortgage Notes                                      $  46,185,773      $  48,637,659
    Construction Loans (Related Party)                     12,650,000                 --
    Real Estate Bond Issue                                  6,400,000          6,400,000
    Line of Credit (Related Party)                         10,398,000            800,000
    Accounts Payable and Other Liabilities                  2,398,705          4,279,150
    Deferred Income Taxes                                   3,991,337          3,118,744
                                                        -------------      -------------

          Total Liabilities                                82,023,815         63,235,553

Commitments and Contingencies

Stockholders' Investment:
Preferred Stock, No Par Value
  Authorized 60,000 Shares, None Issued                            --                 --
   Common Stock, Par Value $1.00
     Authorized 1,000,000 Shares, Issued
        183,430 Shares                                        183,430            183,430
  Paid-In Capital                                          18,481,720         18,480,404
  Retained Earnings                                        13,257,705         12,469,002
  Accumulated Other Comprehensive Income                    3,560,843          2,593,493
                                                        -------------      -------------
                                                           35,483,698         33,726,329
  Less Treasury Stock, At Cost (6,506 and
      5,297 shares in 2003 and 2002, respectively)         (1,053,711)          (842,913)
                                                        -------------      -------------
    Total Stockholders' Investment                         34,429,987         32,883,416
                                                        -------------      -------------

TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT          $ 116,453,802      $  96,118,969
                                                        =============      =============

See accompanying notes to financial statements.

                            TOWER PROPERTIES COMPANY
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                       2003             2002             2001
                                                   ------------     ------------     ------------
REVENUES
Non-Related Party Revenues:
  Rent                                             $ 17,587,149     $ 18,900,070     $ 20,691,046
  Gain on Sale of Real Estate                           493,935          208,940               --
  Interest and Other Income                             763,640        1,875,525          231,132
                                                   ------------     ------------     ------------
     Total Non-Related Party Revenues                18,844,724       20,984,535       20,922,178

Related Party Revenues:
  Rent                                                1,942,173        1,962,812        1,840,348
  Management and Service Fee                          1,311,500          821,414          929,231
  Gain on Sale of Commercial Property                        --               --          341,825
  Interest and Other Income                             577,631          158,147          165,643
                                                   ------------     ------------     ------------
     Total Related Party Revenues                     3,831,304        2,942,373        3,277,047
                                                   ------------     ------------     ------------

          Total Revenues                             22,676,028       23,926,908       24,199,225
                                                   ------------     ------------     ------------

OPERATING EXPENSES
  Operating Expenses                                  4,104,025        3,794,255        3,801,836
  Maintenance and Repairs                             4,958,073        5,310,294        4,699,928
  Depreciation and Amortization                       4,434,236        4,361,318        4,398,872
  Taxes Other than Income                             1,913,179        1,848,068        1,863,017
  General, Administrative and Other                   2,196,163        1,694,076        1,464,671
                                                   ------------     ------------     ------------
        Total Operating Expenses                     17,605,676       17,008,011       16,228,325

OTHER EXPENSE
  Interest (Including Related Party)                  3,777,395        3,976,337        4,510,999
                                                   ------------     ------------     ------------

      Income Before Provision for Income Taxes        1,292,957        2,942,560        3,459,901

PROVISION FOR INCOME TAXES
  Currently Payable                                     250,131          968,082        1,360,765
  Deferred                                              254,123          179,516          (11,402)
                                                   ------------     ------------     ------------
      Total Provision for Income Taxes                  504,254        1,147,598        1,349,363
                                                   ------------     ------------     ------------

NET INCOME                                         $    788,703     $  1,794,962     $  2,110,538
                                                   ============     ============     ============

Earnings Per Share:
   Basic                                           $       4.45     $      10.05     $      11.74
                                                   ============     ============     ============
   Diluted                                         $       4.44     $      10.03     $      11.73
                                                   ============     ============     ============
 Weighted Average Common Shares Outstanding:
   Basic                                                177,226          178,659          179,808
                                                   ============     ============     ============
   Diluted                                              177,503          178,976          179,858
                                                   ============     ============     ============

See accompanying notes to financial statements.

                            TOWER PROPERTIES COMPANY
                       STATEMENTS OF COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                          2003            2002            2001
                                                      -----------     -----------     -----------
NET INCOME                                            $   788,703     $ 1,794,962     $ 2,110,538

Unrealized holding gains (losses) on marketable
equity securities, net of tax effect of
$(618,470), $(109,495), and $71,872, respectively         967,350         171,261        (112,416)
                                                      -----------     -----------     -----------

Comprehensive income                                  $ 1,756,053     $ 1,966,223     $ 1,998,122
                                                      ===========     ===========     ===========

See accompanying notes to financial statements.

                            TOWER PROPERTIES COMPANY
                     STATEMENTS OF STOCKHOLDERS' INVESTMENT
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                  Common Stock
                                          ----------------------------       Paid-In        Retained
                                             Shares          Amount          Capital        Earnings
                                          ------------    ------------    ------------    ------------
Balance, December 31, 2000                     183,430         183,430      18,477,498       8,563,502

  Net Income                                        --              --              --       2,110,538

  Treasury Stock Purchases                          --              --              --              --

  Treasury Stock Issued to Directors                --              --           1,013              --

Unrealized Holding Loss for Securities              --              --              --              --
                                          ------------    ------------    ------------    ------------

Balance, December 31, 2001                     183,430         183,430      18,478,511      10,674,040

  Net Income                                        --              --              --       1,794,962

  Treasury Stock Purchases                          --              --              --              --

  Treasury Stock Issued to Directors                --              --           1,893              --

Unrealized Holding Gain for Securities              --              --              --              --
                                          ------------    ------------    ------------    ------------

Balance, December 31, 2002                     183,430         183,430      18,480,404      12,469,002

  Net Income                                        --              --              --         788,703

  Treasury Stock Purchases                          --              --              --              --

  Treasury Stock Issued to Directors                --              --           1,316              --

Unrealized Holding Gain for Securities              --              --              --              --
                                          ------------    ------------    ------------    ------------

Balance, December 31, 2003                     183,430    $    183,430    $ 18,481,720    $ 13,257,705
                                          ============    ============    ============    ============

                                           Accumulated
                                               Other               Treasury Stock
                                          Comprehensive     -----------------------------
                                              Income           Shares           Amount            Total
                                          -------------     ------------     ------------     ------------
Balance, December 31, 2000                    2,534,648            2,350         (355,159)      29,403,919

  Net Income                                         --               --               --        2,110,538

  Treasury Stock Purchases                           --            1,851         (292,278)        (292,278)

  Treasury Stock Issued to Directors                 --              (89)          13,637           14,650

Unrealized Holding Loss for Securities         (112,416)              --               --         (112,416)
                                           ------------     ------------     ------------     ------------

Balance, December 31, 2001                    2,422,232            4,112         (633,800)      31,124,413

  Net Income                                         --               --               --        1,794,962

  Treasury Stock Purchases                           --            1,295         (226,471)        (226,471)

  Treasury Stock Issued to Directors                 --             (110)          17,358           19,251

Unrealized Holding Gain for Securities          171,261               --               --          171,261
                                           ------------     ------------     ------------     ------------

Balance, December 31, 2002                    2,593,493            5,297         (842,913)      32,883,416

  Net Income                                         --               --               --          788,703

  Treasury Stock Purchases                           --            1,323         (229,261)        (229,261)

  Treasury Stock Issued to Directors                 --             (114)          18,463           19,779

Unrealized Holding Gain for Securities          967,350               --               --          967,350
                                           ------------     ------------     ------------     ------------

Balance, December 31, 2003                 $  3,560,843            6,506     $ (1,053,711)    $ 34,429,987
                                           ============     ============     ============     ============

See accompanying notes to financial statements.

                            TOWER PROPERTIES COMPANY
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                           2003             2002             2001
                                                                       ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                           $    788,703     $  1,794,962     $  2,110,538
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Depreciation                                                        3,181,073        3,122,699        3,140,700
      Amortization                                                        1,253,163        1,238,619        1,258,172
      Gains on Sales of Real Estate and Commercial Property                (493,935)        (208,940)        (341,825)
      Treasury Stock Issued to Directors                                     19,779           19,251           14,650
      Change in Balance Sheet Accounts, Net:
         Accounts Receivable                                               (170,482)         102,850         (227,037)
         Prepaid Expenses and Other Assets                                 (141,051)         (50,966)         (15,217)
         Accounts Payable and Other Liabilities                          (1,880,445)       2,637,143         (551,040)
         Current Income Taxes                                              (307,584)        (280,221)         661,259
         Deferred Income Taxes                                              254,123          179,516           60,470
                                                                       ------------     ------------     ------------
Net Cash Provided by Operating Activities                                 2,503,344        8,554,913        6,110,670
                                                                       ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net Change in Construction in Progress                                  6,504,462       (6,779,100)         442,188
  Proceeds from Sales of Real Estate and Commercial Properties, Net         733,785          225,540       11,476,340
  Additions to Real Estate Held for Sale, Net                                    --               --          (76,205)
  Additions to Equipment and Furniture, Net                              (3,691,348)      (1,034,682)      (1,394,394)
  Additions to Rental Property, Net                                     (22,857,282)      (1,110,928)        (568,755)
  Additions to Tenant Leasehold Improvements, Net                        (2,688,763)      (1,719,440)        (662,703)
                                                                       ------------     ------------     ------------
Net Cash Provided by (Used in) Investing Activities                     (21,999,146)     (10,418,610)       9,216,471
                                                                       ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal Payments on Mortgages                                        (2,451,886)      (2,242,227)      (1,922,913)
  Proceeds from Long Term Borrowings                                     12,650,000               --        7,016,000
  Net Change in Line of Credit                                            9,598,000          800,000      (16,339,616)
  Purchase of Treasury Stock                                               (229,261)        (226,471)        (292,278)
  Deferred Loan Costs                                                       (32,230)         (12,429)        (121,324)
                                                                       ------------     ------------     ------------
Net Cash (Used in) Provided by Financing Activities                      19,534,623       (1,681,127)     (11,660,131)
                                                                       ------------     ------------     ------------

NET INCREASE (DECREASE) IN CASH:                                             38,821       (3,544,824)       3,667,010

CASH and CASH EQUIVALENTS, Beginning of Year                                282,696        3,827,520          160,510
                                                                       ------------     ------------     ------------
CASH and CASH EQUIVALENTS, End of Year                                 $    321,517     $    282,696     $  3,827,520
                                                                       ============     ============     ============

See accompanying notes to financial statements.

                            TOWER PROPERTIES COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

Tower Properties Company (the Company) is primarily engaged in owning, developing, leasing and managing real property located in Johnson County, Kansas, and Clay, St. Louis and Jackson Counties in Missouri. Substantially all of the improved real estate owned by the Company consists of office buildings, apartment complexes, a warehouse, a warehouse/office facility and automobile parking lots and garages, and land held for future sale or development.

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

The amount of accumulated amortization on tenant leasehold improvements was $12,632,274 and $12,376,651 at December 31, 2003 and 2002, respectively.

The amount of accumulated depreciation on equipment and furniture was $8,911,052 and $8,037,346 at December 31, 2003 and 2002, respectively.

STOCK BASED COMPENSATION

The Company grants stock options as described more fully in Note 8. The Company accounts for stock options under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                                                                                 Years ended December 31,
                                                                    -------------------------------------------------

                                                                         2003              2002              2001
                                                                    -------------     -------------     -------------
            Net income as reported                                        788,703         1,794,962         2,110,538
            Deduct: Total stock-based employee compensation
               expense determined under fair value based method
               for all awards, net of related tax effects                 (32,924)          (31,365)          (78,221)
                                                                    -------------     -------------     -------------
            Pro forma net income                                          755,779         1,763,597         2,032,317
                                                                    =============     =============     =============

            Earnings per share:
               Basic - as reported                                  $        4.45     $       10.05     $       11.74
                                                                    =============     =============     =============

               Basic - pro forma                                    $        4.26     $        9.87     $       11.30
                                                                    =============     =============     =============

               Diluted - as reported                                $        4.44     $       10.03     $       11.73
                                                                    =============     =============     =============

               Diluted - pro forma                                  $        4.26     $        9.85     $       11.30
                                                                    =============     =============     =============

IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company assesses the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the underlying asset may not be recoverable. Certain factors that may occur and indicate that an impairment exists include, but are not limited to: significant underperformance relative to expected projected future operating results; significant changes in the manner of the use of the assets; and significant adverse industry or market economic trends. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeded its estimated future cash flows, an impairment charge would be recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet as held for sale and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer depreciated.

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

REVENUE RECOGNITION

The Company derives its revenue primarily from two sources: 1) rent from leases of real property, and 2) management and services fees from real property leased and managed. Rental revenue is recognized on a straight-line basis over the term of individual non-cancellable operating leases. The recognition of scheduled rent increases on a straight-line basis results in the recognition of a receivable from tenants. Such receivables were $1,388,526 and $1,394,046 at December 31, 2003 and 2002, respectively. Lease agreements generally do not provide for contingent rents. Amounts received from tenants upon early termination of leases are recorded in other income when received. Management and service fees are recognized as a percentage of revenues on managed properties as earned over the terms of the related management agreements.

REAL ESTATE HELD FOR SALE

The Company's real estate held for sale is recorded at cost which does not exceed its estimated realizable value. Revenue is recorded on the sale of real estate when title passes to the buyer and the earnings process is complete.

STATEMENTS OF CASH FLOWS

Interest payments were $4,153,272, $3,997,226 and $4,306,828 for the years ended December 31, 2003, 2002 and 2001, respectively. The Company paid income taxes of $557,715, $1,248,303, and $627,634 for the years ended December 31, 2003, 2002 and 2001, respectively.

EARNINGS PER SHARE

Basic earnings per share is based upon the weighted average common shares outstanding during each year. Diluted earnings per share is based upon the weighted average common and common equivalent shares outstanding during each year. Stock options are the Company's only common stock equivalent.

The following table presents information necessary to calculate basic and diluted earnings per share for the periods indicated:

                                              Years ended December 31,
                                              ------------------------

                                             2003       2002       2001
                                            -------    -------    -------
Weighted average common shares - basic      177,226    178,659    179,808

Dilutive stock options                          277        317         50
                                            -------    -------    -------

Weighted average common shares - diluted    177,503    178,976    179,858
                                            =======    =======    =======

COMPREHENSIVE INCOME

Comprehensive income includes charges and credits to equity that are not the result of transactions with shareholders. Comprehensive income is composed of two items-net income and other comprehensive income (loss). Included in other comprehensive income (loss) for the Company are unrealized holding gains (losses) for investment securities.

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

2. RENTAL INCOME PROPERTY:

Major classes of rental income property owned by the Company at December 31, 2003 and 2002 are as follows:

                                                                    Accumulated
                                                    Cost           Depreciation            Net
                                                ------------       ------------       ------------
       December 31, 2003--
Commercial office and warehouse buildings       $ 67,458,698       $ 24,070,360       $ 43,388,338
Apartments                                        46,767,100          9,452,955         37,314,145
Parking facilities                                14,162,318          2,579,056         11,583,262
                                                ------------       ------------       ------------
                                                $128,388,116       $ 36,102,371       $ 92,285,745
                                                ============       ============       ============

                                                                    Accumulated
                                                    Cost           Depreciation            Net
                                                ------------       ------------       ------------
       December 31, 2002--
Commercial office and warehouse buildings       $ 66,540,060       $ 22,834,220       $ 43,705,840
Apartments                                        32,291,637          8,491,135         23,800,502
Parking facilities                                 6,623,035          2,472,203          4,150,832
                                                ------------       ------------       ------------
                                                $105,454,732       $ 33,797,558       $ 71,657,174
                                                ============       ============       ============

Future minimum rentals to be received by the Company, pursuant to noncancellable operating leases in effect as of December 31, 2003 are as follows:

              Year Ending
              December 31,            Amount
              ------------         -----------
                  2004             $11,728,212
                  2005              11,396,103
                  2006               9,461,664
                  2007               7,894,347
                  2008               5,829,957
                  Thereafter         9,821,912
                                   -----------
                                   $56,132,195
                                   ===========

3. LONG-TERM DEBT:

Mortgage notes payable, secured by rental income property with depreciated cost of approximately $60,044,000 and $61,106,000 at December 31, 2003 and 2002,
respectively and an assignment of certain leases and related revenue, consist of the following:

                                                            2003            2002
                                                        -----------     -----------
      8.50%, principal and interest payable
          $66,388 monthly, until April, 2013            $ 5,151,019     $ 5,493,855
      7.875%, principal and interest payable
          $24,660 monthly, until February,
          2009                                            1,252,757       1,441,856

                                                            2003            2002
                                                        -----------     -----------
      7.50%, principal and interest payable
          $32,224 monthly, until February,
          2014. This note was refinanced in
          March 2004 (see note 9)                         2,744,863       2,918,549
      9.00%, principal and interest payable
          $37,458 monthly, until December,
          2012                                            2,765,826       2,956,953
      8.00%, principal and interest payable
          $16,311 monthly, until December,
          2015                                            1,506,761       1,578,793
      7.65%, principal and interest payable
          $25,448 monthly, until April,
          2013                                            2,045,098       2,188,033
      7.40%, principal and interest payable
          $43,172 monthly, until April,
          2016                                            4,182,507       4,382,946
      7.70%, principal and interest payable
          $22,246 monthly, until March,
          2017                                            2,204,939       2,298,176
      Variable rate (4% at December 31, 2003),
          principal of $7,163 plus interest payable
          monthly, until May, 2006                          939,034       1,007,664
      8.31%, principal and interest payable
          $65,721 monthly, until November,
          2012                                            4,955,123       5,315,574
      8.125%, principal and interest payable
          $42,212 monthly, until November,
          2017                                            4,214,221       4,371,358
      7.45%, principal and interest payable
          $6,569 monthly, until December,
          2015                                              626,832         657,706
      6.90%, principal and interest payable
          $53,852 monthly, until April,
          2019                                            6,104,397       6,321,223
      7.78%, principal and interest payable
          $9,044 monthly, until November,
          2017                                              920,796         956,178
      7.56%, principal and interest payable
          $56,779 monthly, until April,
          2021                                            6,571,600       6,748,795
                                                        -----------     -----------
               Total Mortgage Notes Payable             $46,185,773     $48,637,659
                                                        ===========     ===========

The Company is also obligated under a Real Estate Bond Issue of $6,400,000. The bond matures in January 2009, bears interest at a variable rate based on a 15 point spread over the Bond Market Association Municipal Swap Index and reprices weekly (1.38% at December 31, 2003), and is secured by a $6,656,000 secured letter of credit issued by Commerce Bank, N.A. The Company has two construction loans with Commerce Bank, N.A. that total $12,650,000. The Company has a $10,250,000 construction loan for the development of the Oakbrook apartments with a variable interest rate equal to the London Interbank Offered Rate (LIBOR) plus 1.75%. At December 31, 2003, the loan was fully drawn, and the interest rate at December 31, 2003, was 2.92%. The loan requires monthly interest payments and matures February 18, 2006. The Company also has a $2,400,000 construction loan for the expansion of the 811 Garage with a variable interest rate equal to the LIBOR plus 1.75%. At December 31, 2003, the loan was fully drawn, and the interest rate was 2.92% at December 31, 2003. The loan requires monthly interest payments and matures May 1, 2006.

Minimum long-term debt principal payments for mortgage notes, construction loans and bond debt required over the next five years and thereafter are as follows:

                  Year                                Amount
                  ----                             -----------
                  2004                             $ 2,665,375
                  2005                               2,877,777
                  2006                              16,438,947
                  2007                               3,270,848
                  2008                               3,540,518
                  Thereafter                        36,442,308
                                                   -----------
                                                   $65,235,773
                                                   ===========

The carrying amounts and estimated fair values of long-term debt are based on current market interest rates for similar issues as follows:

                   2003                                  2002
                   ----                                  ----
      Carrying              Fair            Carrying              Fair
       Amount               Value            Amount               Value
      -----------        -----------        -----------        -----------
      $65,235,773        $70,209,000        $55,037,659        $63,156,000

The fair values are based on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms. The Company negotiates its long-term debt rates on a property by property basis. The carrying amount of the debt represents the actual face value of the contractual debt contracts. The fair value represents what the mortgage holder could resell the debt for at year end. For 2003, fair value is greater than the carrying amount which reflects that current market interest rates are lower than the interest rates due on the debt.

4. INCOME TAXES:

The Company's effective income tax rate differed from the statutory federal income tax rate primarily due to the following:

                                                            2003       2002       2001
                                                            ----       ----       ----
      Statutory federal income tax rate                     34.0%      34.0%      34.0%
        Tax effect of:
           Dividend exclusion                               (1.9)      (0.7)      (0.5)
           State income taxes,
             net of federal benefit                          3.5        3.7        3.6
           Nondeductible travel & entertainment expense      0.4        0.2        0.2
           Other                                             3.0        1.8        1.7
                                                            ----       ----       ----
        Effective Income Tax Rate                           39.0%      39.0%      39.0%
                                                            ====       ====       ====

Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rate.

The tax effect of temporary differences giving rise to the Company's net deferred income tax liability at December 31, 2003 and 2002, is as follows:

                                                           2003             2002
                                                       -----------      -----------
      Deferred tax assets:
           Amortization of leasehold improvements      $ 2,362,844      $ 2,324,373
           Bonus                                                --              585
           Vacation                                         37,771           59,440
                                                       -----------      -----------
                                                         2,400,615        2,384,398

      Deferred tax liabilities:
           Depreciation on rental income property,
              equipment and furniture                   (3,573,822)      (3,301,329)
           Unrealized holding gain for securities       (2,276,605)      (1,658,135)
           Accrued rent receivable                        (541,525)        (543,678)
                                                       -----------      -----------
                                                        (6,391,952)      (5,503,142)
      Net deferred income tax liability                $(3,991,337)     $(3,118,744)
                                                       ===========      ===========

5. SALE OF PROPERTY AND ACQUISITIONS:

On August 26, 2003, the Company purchased an 11-tier, 212 car parking facility located at 700 Walnut in Kansas City, Missouri for $315,000.

On April 28, 2003, the Company purchased approximately 11,000 sq. ft. of land at 9th and Walnut in Kansas City, Missouri for $332,500. The 811 Garage Expansion was subsequently built on this land.

On February 28, 2003, the Company sold 60.04 acres of undeveloped land at New Mark in Kansas City, Missouri. The transaction resulted in a net gain of $493,935.

On November 8, 2002, the Company sold a 2-tier, 54-car parking facility located at 6th and Walnut in Kansas City, Missouri. The transaction resulted in a net gain of $209,804.

On June 20, 2001, the Company sold the Tower Garage to a subsidiary of Commerce Bancshares, Inc., for $11,500,000 (See Note 6). The transaction resulted in a net gain of approximately $342,000.

6. RELATED PARTY TRANSACTIONS:

There are common officers and directors of the Company and Commerce Bank, N.A. and Commerce Bancshares, Inc. (Commerce). The Company received rent and management and service fees from Commerce of $3,253,673, $2,784,226 and $2,769,579 in 2003, 2002, and 2001, respectively. In 2003, the Company also received $465,000 in lease buyout income from Commerce.

The Company owns 136,399 shares of Commerce Bancshares, Inc. common stock, which is shown as a related party investment in the accompanying balance sheets. The common stock has a cost basis of $863,538. Total unrealized gains at December 31, 2003 and 2002 were $5,837,447 and $4,251,627 respectively.

Dividend income received as owner of Commerce Bancshares, Inc. common stock was $101,572, $80,616, and $75,589 in 2003, 2002 and 2001, respectively.

The Company's cash and cash equivalents are held at Commerce. Interest income earned from these cash and cash equivalents was $11,059, $77,531, and $90,054, for 2003, 2002, and 2001, respectively.

The Company has an $18,500,000 line of credit with a variable interest rate equal to one and one half percent (1 1/2%) in excess of the Fed Funds rate, with Commerce Bank. At December 31, 2003, $1,381,000 was available under this line of credit, and the interest rate at December 31, 2003 was 2.44%. The line requires monthly interest payments and matures June 01, 2004. Interest expense, including letter of credit fees, for this line was $120,438, $28,525, and $442,370 for the years ended December 31, 2003, 2002 and 2001, respectively. The Company pledged the shares owned of Commerce common stock, real estate, a negative pledge and assignment of rents on the Commerce Tower Building and a second deed of trust on the Oakbrook apartments as collateral for the line of credit. The weighted average short term borrowing rate on the line of credit was 2.61% for the year ended December 31, 2003. The Company also has two construction loans with Commerce Bank, N.A. that total $12,650,000. The Company has a $10,250,000 construction loan for the development of the Oakbrook apartments with a variable interest rate equal to the London Interbank Offered Rate (LIBOR) plus 1.75%. At December 31, 2003, the loan was fully drawn, and the interest rate at December 31, 2003 was 2.92%. The loan requires monthly interest payments and matures February 18, 2006. Interest expense for this loan was $231,353 for the year ended December 31, 2003. The Company also has a $2,400,000 construction loan for the expansion of the 811 Garage with a variable interest rate equal to the LIBOR plus 1.75%. At December 31, 2003, the loan was fully drawn, and the interest rate at December 31, 2003 was 2.92%. The loan requires monthly interest payments and matures May 1, 2006. Interest expense for this loan was $47,457 for the year ended December 31, 2003. Interest of $374,432, $36,002 and $15,315 was
capitalized as part of the Company's investment in commercial properties for the years ended December 31, 2003, 2002 and 2001, respectively.

On June 20, 2001, the Company sold the Tower Garage to a subsidiary of Commerce Bancshares, Inc., for $11,500,000. The transaction resulted in an approximately net gain of $342,000.

Included in receivables at December 31, 2003 and 2002 is $595,546 and $525,704 of amounts due from Commerce, respectively.

7. BENEFIT PLANS:

All of the Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. Tower contributed $56,337, $41,545 and $25,393 in 2003, 2002 and 2001, respectively, to such plans. The contributions were determined in accordance with the provisions of negotiated labor contracts and are based on the number of hours worked.

The Company has a 401(k) plan whereby the Company matches 25% of employee contributions up to a maximum Company match equal to 1.5% of employee compensation. The Company matched $22,472, $20,915 and $18,957 for the years ended December 31, 2003, 2002 and 2001, respectively. The Company also made discretionary contributions in the amounts of $43,200, $43,200 and $40,800 for the years ended 2003, 2002 and 2001, respectively.

The Company has a Stock Purchase Plan for non-employee directors. The Plan permits the non-employee directors to elect to have their director fees retained by the Company in a special account. The Company annually adds to the special accounts 25% of the amount contributed by each participating director. Semi-annually, the funds in each participant's account are used to purchase common stock of the Company at the last known sale price and the stock is distributed to participants. Shares issued to non-employee directors were 114, 110 and 89 for the years ended December 31, 2003, 2002 and 2001, respectively.

8. STOCK BASED COMPENSATION

In 2003, the Company granted 2,000 nonqualified stock options to its Chairman with an exercise price equal to the stock's market price on the date of grant ($168.00). In 2002, the Company granted 2,000 nonqualified stock options to its Chairman with an exercise price equal to the stock's market price on the date of grant ($175.00). In 2001, the Company granted 4,000 nonqualified stock options to its Chairman with exercise prices equal to the stock's market price on the dates of grant (2,000 at $156.00 and 2,000 at $165.00). All of such options are exercisable for five years from the date of grant and remain outstanding at December 31, 2003. During the years ended December 31, 2003, 2002 and 2001, no options were exercised by the Company's Chairman.

The following tables summarize option activity over the last three years and current options outstanding:

                                       2003                        2002                        2001
                              -----------------------     -----------------------     -----------------------
                                           Weighted                    Weighted                    Weighted
                                            Average                     Average                     Average
                              Shares     Option Price     Shares     Option Price     Shares     Option Price
                              ------     ------------     ------     ------------     ------     ------------
Outstanding at                 6,000        $165.33        4,000        $160.50           --        $    --
   beginning of year
Granted                        2,000         168.00        2,000         175.00        4,000         160.50
                              ------        -------       ------        -------       ------        -------
Outstanding at
   end of year                 8,000        $166.00        6,000        $165.33        4,000        $160.50
                              ======        =======       ======        =======       ======        =======

Weighted average              $26.13                      $24.89                      $31.04
fair value of options         ======                      ======                      ======
granted during the year

                                      Options outstanding                   Options Exercisable
                           -----------------------------------------    --------------------------
                                           Weighted
                                            Average         Weighted                      Weighted
                             Number        remaining        average        Number          average
Range of                   Outstanding    contractual       exercise    Outstanding       exercise
Exercise prices            At 12/31/03       life            price      At 12/31/03         price
---------------            -----------    -----------       --------    -----------       --------
  $156 - $175                 8,000           3.4            166.00        8,000           166.00

The fair value of options granted in 2003, 2002 and 2001 are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2003, 2002 and 2001, respectively: risk free rates of 3.12%, 3.05% and 4.34%, expected dividend yield of zero, expected life of five years, and expected volatility of 6.97%, 4.12% and 3.95%.

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

A former tenant of Commerce Tower has pending a suit against the Company relating to asbestos in that building. The suit alleges fraud, gross negligence, nuisance and breach of contract. Plaintiff seeks to represent a class for damages for alleged excessive rent, property damage and medical monitoring. The suit also seeks punitive damages and an order requiring removal of the asbestos in the building. Plaintiff originally filed suit in June 2001, then voluntarily dismissed that suit on May 30, 2003 and immediately filed the current suit. Monitoring performed in the building has indicated that fibers are properly contained. The Company believes the suit is without merit and intends to defend its position vigorously.

On December 30, 2003, the Company signed a commitment to refinance the loan for the Peppertree Apartments with the current lender, Thrivent Financial for Lutherans. The original $4,000,000 loan at 7.5% was to mature on February 1, 2014 and had an outstanding balance of $2,744,863 at December 31, 2003. Prepayment of this loan was prohibited until March 1, 2004. The Company paid off the original loan on March 1, 2004 and paid a 5% prepayment penalty of approximately $135,000, and replaced the original loan with a new $5,000,000, 20 year loan at 5.89%.

10. BUSINESS SEGMENTS:

The Company groups its operations into three business segments: commercial office, apartments, and parking. The Company's business segments are separate business units that offer different real estate services. The accounting policies for each segment are the same as those described in the summary of significant accounting policies.

Following is information for each segment for the years ended December 31, 2003, 2002 and 2001:

                                              -----------------------------------------------------------------------------
                                                                            December 31, 2003
                                              -----------------------------------------------------------------------------
                                               COMMERCIAL                                        CORPORATE
                                                 OFFICE        APARTMENTS        PARKING         AND OTHER         TOTAL
                                              -----------     -----------      -----------      -----------     -----------
REVENUE FROM EXTERNAL CUSTOMERS               $ 9,138,785       5,845,593        1,171,172        2,689,174      18,844,724

REVENUE FROM RELATED PARTY/MAJOR CUSTOMER       3,831,304              --               --               --       3,831,304

INTEREST EXPENSE                                1,982,156       1,393,662          (12,775)         414,352       3,777,395

DEPRECIATION AND AMORTIZATION                   2,304,437       1,440,371          144,062          545,366       4,434,236

SEGMENT INCOME (LOSS) BEFORE TAX                  872,793        (875,884)         338,133          957,915       1,292,957

CAPITAL EXPENDITURES BY SEGMENT                 3,463,978      13,266,892        5,808,147          193,914      22,732,931

IDENTIFIABLE SEGMENT ASSETS                    46,853,969      41,962,432       12,297,265       15,340,136     116,453,802

                                              -----------------------------------------------------------------------------
                                                                            December 31, 2002
                                              -----------------------------------------------------------------------------
                                               COMMERCIAL                                        CORPORATE
                                                 OFFICE        APARTMENTS        PARKING         AND OTHER         TOTAL
                                              -----------     -----------      -----------      -----------     -----------
REVENUE FROM EXTERNAL CUSTOMERS               $11,762,742       5,866,849        1,370,110        1,984,835      20,984,535

REVENUE FROM RELATED PARTY/MAJOR CUSTOMER       2,942,373              --               --               --       2,942,373

INTEREST EXPENSE                                2,092,607       1,432,534               --          451,196       3,976,337

DEPRECIATION AND AMORTIZATION                   2,427,980       1,286,316          158,867          488,155       4,361,318

SEGMENT INCOME (LOSS) BEFORE TAX                2,619,654        (711,444)         534,496          499,854       2,942,560

CAPITAL EXPENDITURES BY SEGMENT                 3,264,871       4,988,089        2,336,768           54,422      10,644,150

IDENTIFIABLE SEGMENT ASSETS                    45,677,552      29,862,898        6,911,735       13,666,784      96,118,969

                                              -----------------------------------------------------------------------------
                                                                            December 31, 2001
                                              -----------------------------------------------------------------------------
                                               COMMERCIAL                                        CORPORATE
                                                 OFFICE        APARTMENTS        PARKING         AND OTHER         TOTAL
                                              -----------     -----------      -----------      -----------     -----------
REVENUE FROM EXTERNAL CUSTOMERS               $10,650,156       6,440,833        1,696,238        2,134,951      20,922,178

REVENUE FROM RELATED PARTY/MAJOR CUSTOMER       3,277,047              --               --               --       3,277,047

INTEREST EXPENSE                                2,245,408       1,506,857          132,694          626,040       4,510,999

DEPRECIATION AND AMORTIZATION                   2,433,287       1,233,681          247,457          484,447       4,398,872

SEGMENT INCOME BEFORE TAX                       2,499,734         126,951          556,944          276,272       3,459,901

CAPITAL EXPENDITURES BY SEGMENT                 1,538,996         582,424           60,126           78,323       2,259,869

IDENTIFIABLE SEGMENT ASSETS                    44,931,287      26,179,428        4,503,780       17,398,357      93,012,852

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             2003
                               ----------------------------------------------------------------
                                   First           Second            Third            Fourth
                               ------------     ------------      ------------     ------------
Revenue                           6,292,561        5,046,468         5,656,026        5,680,973
Net income                          881,225          (86,770)          199,648         (205,400)
                               ------------     ------------      ------------     ------------

Basic Earnings Per Share               4.96            (0.49)             1.13            (1.15)
Diluted Earnings Per Share             4.95            (0.49)             1.13            (1.15)
                               ------------     ------------      ------------     ------------

                                                             2002
                               ----------------------------------------------------------------
                                   First           Second            Third            Fourth
                               ------------     ------------      ------------     ------------
Revenue                           6,972,234        5,525,564         5,685,364        5,743,746
Net income                        1,325,078          323,607            18,464          127,813
                               ------------     ------------      ------------     ------------

Basic Earnings Per Share               7.41             1.81              0.10             0.73
Diluted Earnings Per Share             7.39             1.81              0.10             0.73
                               ------------     ------------      ------------     ------------

                          Independent Auditor's Report

To Board of Directors of
Tower Properties Company:

We have audited the accompanying balance sheets of Tower Properties Company (the Company) as of December 31, 2003 and 2002, and the related statements of operations, comprehensive income, stockholders' investment, and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the financial statements, we have also audited the accompanying financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Properties Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                        /s/ KPMG LLP

Kansas City, Missouri,
February 13, 2004, except for
 the fourth paragraph of note 9, as to
 which the date is March 1, 2004.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal assets consist of real estate holdings which are not liquid assets. Real estate holdings include office buildings, apartment complexes, a warehouse and a warehouse/office facility, parking facilities and land held for future sale. The principal source of funds generated internally is income from operations. The principal source of external funds is long-term debt and an $18,500,000 line of credit with Commerce bank, N.A. The Line of Credit is collateralized by 136,699 shares of Commerce Bancshares, Inc. common stock, real estate owned in Downtown Kansas City, MO., a negative pledge and assignment of rents from the Commerce Tower Building, and a second deed of trust on the Oakbrook apartments. The line of credit has been utilized by issuing a $6,656,000 letter of credit to back a low rate Industrial Revenue Bond and a $65,000 letter of credit required by the Company's mortgage on the Hillsborough apartment complex. At December 31, 2003, the Company had $10,398,000 outstanding borrowings on the line of credit. The Company had $1,381,000 available under the line at December 31, 2003. The Company negotiated increases to the line of credit with Commerce Bank, N.A. from $11,472,000 to $15,500,000 at July 31, 2003, and from $15,500,000 to $18,500,000 on November 4, 2003. The additional collateral for the July 31, 2003 increase was a negative pledge and assignment of rents from the Commerce Tower Building and for the November 4, 2003 increase was a second deed of trust on the Oakbrook apartments. This line of credit has been extended at market rates and terms and management believes the Company could obtain similar financing arrangements if the Company's relationship with Commerce Bank, N.A. did not exist. The Company does not utilize off-balance sheet financing or leasing transactions.

A summary of the Company's contractual cash obligations as of December 31, 2003 is as follows:

                                                     PAYMENTS DUE BY PERIOD
                               ---------------------------------------------------------------------------
                                                LESS THAN 1                                    MORE THAN 5
CONTRACTUAL OBLIGATIONS           TOTAL            YEAR         1-3 YEARS        3-5 YEARS         YEARS
-----------------------        -----------      -----------     ----------       ---------     -----------
Long-term debt obligations     $65,235,773       2,665,375      19,316,724       6,811,366      36,442,308
for mortgage notes,
construction loans and bond
debt

Management believes that the Company's current combination of liquidity, capital resources and borrowing capabilities will be adequate for its existing operations during fiscal 2004.

CASH PROVIDED BY OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 WAS $2,503,000, compared to $8,555,000 for the year ended December 31, 2002. The decrease of $6,052,000 is primarily due to a decrease in accounts payable and other liabilities of $1,501,000 in 2003 compared to an increase in accounts payable and other liabilities in 2002 of $2,637,000, and a decrease in net income of $1,006,000 in 2003 compared to 2002. The change in Accounts Payable is mainly due to timing differences of payments of construction invoices for the Oakbrook apartments and the 811 Garage Expansion. The decrease in net income of $1,006,000 is described in the Results of Operations section attached.

INVESTING ACTIVITIES UTILIZED $21,999,000 OF CASH IN THE YEAR ENDED DECEMBER
31, 2003, primarily from the $17,756,000 increase from construction associated with the Oakbrook apartments and the 811 Garage expansion of $12,597,000 and $5,159,000, respectively. Also, in 2003, there was a $1,017,000 increase from construction associated with the UMB Building in St. Louis, MO. The above three mentioned projects totaling $25,393,000 were capitalized out of construction in progress into the rental property and equipment and furniture accounts in 2003. The year ended December 31, 2003 also includes a sale of 60 acres of land at New Mark in February for $780,000 which after related expenses resulted in $734,000 of net cash received, and purchases of property at 9th and Walnut in Kansas City, MO in April for $332,500 and a parking garage at 700 Walnut in Kansas City, Mo in August for $315,000.

FINANCING ACTIVITIES GENERATED $19,535,000 IN THE YEAR ENDED DECEMBER 31, 2003 primarily due to draws on the loans from Commerce Bank, N.A. totaling $22,248,000 (Oakbrook apartments construction loan of $10,250,000, the 811 Garage expansions construction loan of $2,400,000 and additional borrowing on the line of credit of $9,598,000), partially offset by mortgage debt payments of $2,452,000 and stock buy-backs of $229,000.

The Company did not experience liquidity problems during the year ended December 31, 2003. The Company does not anticipate any deficiencies in meeting its liquidity needs. The Company anticipates cash requirements for final construction on the sidewalks around the 811 Garage expansion to be approximately $65,000 in 2004. Construction was completed in 2003 on the Oakbrook apartments and the 811 Garage expansion. The construction loans from Commerce Bank, N.A. for these projects of $10,250,000 for the Oakbrook apartments and $2,400,000 for the 811 Garage Expansion, totaling $12,650,000, have been fully drawn at December 31, 2003. The remaining cash used for these projects was obtained from cash from operations and borrowing on the line of credit. The Company negotiated increases to the line of credit with Commerce Bank, N.A. from $11,472,000 to $15,500,000 at July 31, 2003 and from $15,500,000 to $18,500,000 on November 4, 2003. The availability under the line of credit along with cash provided from operations will give the Company adequate resources to meet the Company's cash requirements for 2004. If necessary, the Company has adequate resources to collateralize additional financing. On December 30, 2003, the Company signed a commitment to refinance the loan for Peppertree Apartments with the current lender, Thrivent Financial for Lutherans. The original $4,000,000 loan had an outstanding balance of $2,744,863 at December 31, 2003. The Company paid off the existing loan on March 1, 2004, paid a 5% penalty payment of approximately $135,000 and replaced the original loan with a new $5,000,000, 20 year loan at 5.89% which netted the Company more than $2,000,000 of cash at closing. Also, on March 8, 2004, the Company signed a commitment letter to refinance the Oakbrook apartments at New Mark. A new fifteen-year loan for approximately $12,000,000 at 5.56% with State Farm is expected to close in the second quarter of 2004, which will replace the current $10,250,000 construction loan and the excess cash will be used to paydown on the line of credit. The Company has cash on hand of $322,000 at December 31, 2003. The Company's revenues are primarily based on lease contracts, none of which are deemed to be materially at risk.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition

The Company derives its revenue primarily from two sources: 1) rent from leases of real property, and 2) management and services fees from real property leased and managed. Rental revenue is recognized on a straight-line basis over the term of individual non-cancelable operating leases. The recognition of scheduled rent increases on a straight-line basis results in the recognition of a receivable from tenants. Such receivables were $1,388,526 and $1,294,046 at December 31, 2003 and 2002, respectively. Lease agreements generally do not provide for contingent rents. Amounts received from tenants upon early termination of leases are recorded as income when received. Management and service fees are recognized as a percentage of revenues on managed properties as earned over the terms of the related management agreements.

Impairment of Long-Lived Assets

The Company follows the provisions of Statement of Financial Accounting Standard
(SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company assesses the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the underlying asset may be recoverable. Certain factors that may occur and indicate that an impairment exists include, but are not limited to: significant underperformance relative to expected projected future operating results; significant changes in the manner of the use of the assets; and significant adverse industry or market economic trends. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimate undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeded its estimated future cash flows, an impairment charge would be recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet as held for sale and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated.

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

RELATED PARTY TRANSACTIONS

The Company has a variety of related party transactions with Commerce. In addition to the borrowing arrangement described above, the Company has the following transactions with Commerce:

      - Rentals - The Company leases space to Commerce Bank and its affiliates. Total rental income derived from these leases in 2003, 2002, and 2001 was $1,942,173, $1,962,812 and $1,840,348,
            respectively. In 2003, the Company also received $465,000 of other income from the Commerce Tower Building Banking Center Lobby lease buyout of $415,000 and Suite 618 lease buyout of $50,000. Such leases contain lease rates and other provisions similar to those of other leases with unrelated parties.

      - Management and Service Fees - The Company manages certain properties owned by Commerce under property management agreements. In addition, in 2003 the Company is overseeing the construction of an office building in Wichita, KS owned by Commerce and oversaw the rehabilitation of the Commerce Trust Building in 2002. Total fees earned under these property and construction management agreements were $749,550, $795,666 and $867,154 in 2003, 2002 and 2001, respectively. The Company earns lease commissions on property owned by or rented by Commerce under a listing agreement. Total fees earned under these lease commissions arrangements were $559,655, $19,410 and $5,477 in 2003, 2002 and 2001, respectively. The Company also earns income from consulting fee services. Total fees earned for consulting services were $2,295, $6,338 and $56,600 in 2003, 2002 and 2001 respectively. The Company provides similar services to unrelated parties and revenues earned under these arrangements are similar to those earned from other unrelated parties.

      - Sale of Tower Garage - During 2001, the Company sold the Tower Garage to an affiliate of Commerce Bank for cash of $11,500,000. The transaction resulted in a gain of $341,825. The selling price was based in part upon an independent appraisal of the property, which was built by the Company during 1999 at a total cost of approximately $11,400,000.

      - Interest and dividend income - The Company owns 136,699 shares of Commerce Bancshares common stock at December 31, 2003. The Company received dividend income from ownership of Commerce Bancshares common stock of $102,000, $81,000 and $76,000 in 2003, 2002 and
            2001, respectively. In addition, excess funds are deposited in Commerce Bank, N.A. Interest income earned on such deposits aggregated $11,000, $77,000 and $90,000 in 2003, 2002 and 2001,
            respectively. The dividend and interest income earned are similar to those earned from other unrelated parties.

      - Interest expense - The Company has an $18,500,000 line of credit with Commerce Bank, N.A. that has a variable interest rate equal to one and one half percent

            (1 1/2%) in excess of the Fed Funds rate. At December 31, 2003, $1,381,000 was available under this line of credit, and the interest rate at December 31, 2003 was 2.44%. The line requires monthly interest payments and matures June 1, 2004. The Company intends to renew this line of credit with Commerce upon expiration. Interest expense for this loan, including letter of credit fees, was $120,438, $28,525, and $442,370 for the years ended December 31,
            2003, 2002 and 2001 respectively. The Company pledged the shares owned of Commerce common stock, real estate, a negative pledge and assignment of rents on the Commerce Tower Building and a second deed of trust on the Oakbrook apartments as collateral for the line of credit. The weighted average short term borrowing rate on the line of credit was 2.61% for the year ended December 31, 2003.

      - The Company has two construction loans with Commerce Bank, N.A. that totaled $12,650,000. The Company has a $10,250,000 construction loan for the development of the Oakbrook apartments with variable interest rate equal to the London Interbank Offered Rate (LIBOR) plus 1.75%. At December 31, 2003, the loan was fully drawn, and the interest rate at December 31, 2003 was 2.92%. The loan requires monthly interest payments and matures February 18, 2006. Interest expense for this loan was $231,353 for the year ended December 31, 2003. The Company also has a $2,400,000 construction loan for the expansion of the 811 Garage with a variable interest rate equal to the LIBOR plus 1.75%. At December 31, 2003, the loan was fully drawn, and the interest rate at December 31, 2003 was 2.92%. The loan requires monthly interest payments and matures May 1, 2006. Interest expense for this loan was $47,457 for the year ended December 31, 2003.

      - Included in receivables at December 31, 2003 and 2002 are amounts due from Commerce of $595,546 and $525,704 respectively.

YEAR ENDED DECEMBER 31, 2003
COMPARED WITH THE YEAR ENDED DECEMBER 31, 2002

RESULTS OF OPERATIONS

Net Income for the year ended December 31, 2003 and 2002 is $789,000 and $1,795,000, respectively. Pre-tax profit for the year ended December 31, 2003 is $1,293,000 which is $1,650,000 less than comparable 2002. The decrease in pre-tax profit is due to a $1,251,000 decrease in Total Revenues and an increase in expenses (excluding the Provision for Income Taxes) of $399,000.

The $1,251,000 decrease in Total Revenues is the net of several factors, including a decrease of $1,334,000 in Rent income (Non-Related Party and Related Party) and a decrease of $692,000 in Interest and Other Income (Non-Related Party and Related Party), offset slightly by an increase of $490,000 in Related Party Management and Service Fees (mostly an increase in income from commissions as 2003 includes $534,000 in lease commissions from Commerce Bank) and an increase in Gain on Sale of Real Estate of $285,000 (2003 income is the $493,000 gain on the sale of 60.04 acres of development land at New Mark while 2002 included a $209,000 gain on the sale of a 54-car parking facility at 6th & Walnut.)

The decrease of $692,000 in Total Interest and Other Income is mostly due to a decrease of $655,000 received from early terminations of leases (lease buyouts). Income in 2002 includes $1,675,000 from lease buy-outs ($1,200,000 from a tenant at the Barkley Building, $250,000 from a tenant at the UMB Building and $225,000 from a tenant at the Commerce Tower building), while 2003 includes $1,020,000 of lease buyouts ($465,000 from Commerce Bank for Commerce Tower Banking center area ($415,000) and Suite 618 ($50,000), $133,000 from a tenant for 9909
Lakeview Warehouse, a total of $140,000 from two tenants at the Barkley Building, and $282,000 from a tenant at the Commerce Tower).

The $1,344,000 decrease in Total Rent income includes the following:

      (a) Rent received from the Commerce Tower is down $743,000 because average occupancy decreased from 81% in 2002 to 72% in 2003 and 2003 includes a write-off of $327,000 of `straight line rent' related to the tenant lease buy-out mentioned above. The `straight line rent' amount came about because the accumulated income, which has been recorded equally over the life of the lease, exceeded the actual amount owed in the early years of the lease.

      (b) 9221 Quivira office building has had no tenant in 2003 compared to $120,000 of income in 2002.

      (c) Rent received at the UMB office building is down by $305,000 as a tenant moved out in November 2002, and average occupancy dropped from 89% in 2002 to 66% in 2003.

      (d) The 9909 Lakeview Warehouse has not had a tenant since the March 2003 lease buyout and as a result rent received is down by $310,000.

      (e) Rent received at the Barkley office building increased by $173,000 as average occupancy increased from 82% in 2002 to 87% in 2003.

Following are comments about the expense increase of $399,000 (excluding the Provision for Income Taxes). Operating expenses increased $310,000 as: a) salaries and benefits increased by $159,000 (6.7%) due to normal salary increases, new employees at the Oakbrook apartments, an increase in commissions paid related to commission income activity and a $28,000 increase in healthcare premiums, and b) utilities expense increased $151,000 (10.5%) mostly because the Company is responsible for utilities on more unoccupied space at the Commerce Tower in 2003 than in 2002 and 2003 includes $32,000 of utilities from the Oakbrook apartments which were completed in the fourth quarter of 2003.

Maintenance and Repairs expenses decreased by $352,000 or 7%, mostly due to decreased repair expenses of $292,000 at the apartment complexes. Of the $292,000 decrease at the apartment complexes, $183,000 was due to reduced expenses at the New Mark apartments. In 2002, New Mark had more repairs for cleaning gutters, repairing downspouts, repairing asphalt and lighting in the parking lots and 2002 included painting of air conditioning units. Also contributing to the decrease was a decrease in repairs at Peppertree of $108,000 mostly because 2002 costs included $84,000 to paint the Peppertree apartments and $26,000 to repair asphalt in the parking lots.

General Administrative and Other expenses increased by $502,000 mostly due to the increase in property and liability insurance expense of $258,000 and $140,000 of expenses in 2003 for advertising and marketing consulting for the new Oakbrook apartments.

Interest expense on the income statement reflects a decrease of $199,000. Total interest costs have actually increased by $139,000. However, in 2003 the Company has capitalized $374,000 of interest related to the construction projects at the Oakbrook apartments and the 811 Garage expansion, while only $36,000 was capitalized in 2002.

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

The Company received lease buy-outs in the amount of $1,675,000 in 2002. Year-end 2002 occupancy in the Commerce Tower was 82%, Barkley Place was 89% and the UMB Bank Building was 71%. The 811 Main and Woodlands Plaza 1 office buildings were 100% leased as well as the 9909 Lakeview warehouse. The 9200 Cody warehouse/office facility and the 6601 College Boulevard commercial office building were 100% leased under triple net leases. The 9221 Quivira Building was vacant, however, it only accounts for approximately 25,000 square feet of space. Phase I and II of the New Mark apartment complex were 75% leased, Phase III and IV of New Mark were 89% and 83% leased, respectively. Hillsborough apartments were 92% leased and Peppertree apartments were 81% leased at December 31, 2002. Overall apartment vacancies are up in 2002 compared to 2001 reflecting the effects of low mortgage rates on the affordability of home ownership.

The sale of the land at 6th and Walnut in downtown Kansas City, MO resulted in a gain on sale of assets in 2002 in the amount of approximately $209,000.

Operating expenses showed little change from 2001 to 2002. Maintenance and repairs increased by $610,366. The Tower Building spent approximately $180,000 for escalator repairs and $124,000 on exterior caulking. Both of these expenditures are non-recurring on an annual basis. The caulking project was on the west side of the building. New Mark apartments also had increased repairs and maintenance of approximately $238,000. The two largest projects were repairing underground electrical and parking lots. The 811 Main Building had increased expenditures reflecting a $58,000 repair of a crack in the building possibly caused by a dumpster hitting a bollard and increased security requirements.

Real Estate Taxes slightly decreased by approximately $15,000 reflecting the Company's continual efforts to monitor and appeal property tax increases.

General, administrative and other expenses increased $229,405 primarily due to an increase in insurance costs of approximately $169,000 and increased advertising expenditures of approximately $49,000 incurred to market the Company's properties in a difficult leasing market. The insurance expense increase reflects the insurance market's conditions.

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

                         AMERICANS WITH DISABILITIES ACT

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company. During 2003, the Company made modifications to certain properties at a cost of approximately $55,000.

              QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company is exposed to various market risks, including equity investment prices and interest rates.

The Company has a significant amount of fixed rate debt and believes that the fair value risk is best quantified by considering prepayment penalties associated with the debt. Most prepayment penalties are based upon the difference between the debt's fixed rate and the Treasury note rate that most closely corresponds with the remaining life of the mortgage. The estimated aggregate prepayment penalty on such debt was $6,832,000 at December 31, 2003.

The Company has $30,387,034 of variable rate debt as of December 31, 2003. A 100 basis point change in each debt series benchmark would impact net income on an annual basis by approximately $185,361. This debt is not hedged.

The Company has 136,699 shares of common stock of Commerce Bancshares, Inc. with a fair value of $6,700,985 as of December 31, 2003. This investment is not hedged and is exposed to the risk of changing market prices. The Company classifies these securities as "available-for-sale" for accounting purposes and marks them to market on the balance sheet at the end of each period. Management estimates that its investments will generally be consistent with trends and movements of the overall stock market excluding any unusual situations. An immediate 10% change in the market price of the securities would have a $408,760 effect on comprehensive income.

                     EFFECT OF NEW ACCOUNTING PRONOUNCEMENT

In June 2001, FASB Statement No. 143, Accounting for Asset Retirement Obligations, was issued. Statement 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also would record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation would be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company was required to adopt Statement 143 on January 1, 2003. The adoption of Statement 143 had no effect on the Company's financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46R ("FIN 46R"), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company must apply FIN 46R to variable interest in Variable Interest Entities (VIE's) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The adoption of FIN 46R had no effect on the Company's financial statements.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatory redeemable financial instruments. For certain mandatory redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatory redeemable financial instruments. The adoption of Statement 150 had no effect on the Company's financial statements.

                            TOWER PROPERTIES COMPANY

                             SELECTED FINANCIAL DATA

                            YEARS ENDED DECEMBER 31,

                                             --------------------------------------------------------------------------------------
                                                  2003              2002              2001              2000               1999
                                             -------------     -------------     -------------     -------------      -------------
Total Revenue                                $  22,676,028     $  23,926,908     $  24,199,225     $  21,342,372      $  20,709,072
Net Income (Loss)                                  788,703         1,794,962         2,110,538          (197,033)            76,456
Basic Earnings (Loss) Per Common Share                4.45             10.05             11.74             (1.09)              0.42
Diluted Earnings (Loss) Per Common Share              4.44             10.03             11.73             (1.09)              0.42
Mortgages Notes Payable                         46,185,773        48,637,659        50,879,886        45,786,799         47,567,080
Real Estate Bond Issue                           6,400,000         6,400,000         6,400,000         6,400,000          6,400,000
Construction Loans                              12,650,000                --                --                --                 --
Stockholders' Investment                        34,429,987        32,883,416        31,124,413        29,403,919         29,147,154
Total Assets                                 $ 116,453,802     $  96,118,969     $  93,012,852     $ 102,964,516      $  93,423,320

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                  SCHEDULE III

                                                                                                    Cost Capitalized
                                                                                                      Subsequent to
                                                                 Initial Cost to Company               Acquisition
                                                             -----------------------------     -----------------------------
                                                                             Buildings and                        Carrying
          Description-(C)                   Encumbrances         Land         Improvements     Improvements         Costs
          ---------------                   ------------         ----         ------------     ------------         -----
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                            $          0     $    919,920     $ 18,133,895     $  2,959,486     $          0
  811 Main                                     5,315,574          596,387        2,553,247          930,865                0
  UMB Bank-Clayton                             6,321,223        1,113,734        8,310,720                0                0
  Woodlands Plaza 1                            6,748,795        1,569,868        7,785,132                0                0
  Barkley Place                                2,956,953          871,000        4,943,000          235,964                0
  6601 College Boulevard                       4,382,946        1,000,000        5,950,000                0                0
  9200 Cody Warehouse/office                   2,236,499          296,850        2,174,150        1,232,631                0
  9909 Lakeview Avenue                         2,298,176          652,000        2,773,000                0                0
  9221 Quivira                                 1,007,664          290,738        1,193,130                0                0
  Other Rental Properties                              0           10,998           41,805            1,540                0
                                            ------------     ------------     ------------     ------------     ------------
Sub-Total                                     31,267,830        7,321,495       53,858,079        5,360,486                0

APARTMENTS
  New Mark Apartments I & II, 210 Units        1,441,856           19,768        3,797,495        1,594,743                0
  New Mark Apartments III, 140 Units           4,371,358          649,374        5,341,616           46,259                0
  New Mark Apartments IV, 24 Units               956,178           44,240        1,082,695              980                0
  Hillsborough Apartments, 329 Units           7,681,888        1,161,740        8,485,514        4,198,875                0
  Peppertree Apartments, 162 Units             2,918,549          833,243        4,554,674          480,421                0
                                            ------------     ------------     ------------     ------------     ------------
Sub-Total                                     17,369,829        2,708,365       23,261,994        6,321,278                0

PARKING FACILITIES
  811 Main                                             0          149,096          614,122        1,209,087                0
  600 Main & 711 Garage                                0          484,913                0        1,215,225                0
  700 Baltimore lot                                    0        1,109,682                0          125,000                0
  Surface lots/8th St. Parking                         0          967,629               --          748,281                0
                                            ------------     ------------     ------------     ------------     ------------
Sub-Total                                              0        2,711,320          614,122        3,297,593                0
                                            ------------     ------------     ------------     ------------     ------------

TOTALS                                      $ 48,637,659     $ 12,741,180     $ 77,734,195     $ 14,979,357     $          0
                                            ============     ============     ============     ============     ============

                                                                  Gross Amount at Which
                                                                    Carried at Close
                                                                       of Period
                                                                   December 31, 2002
                                            ---------------------------------------------------------------
                                                            Buildings and                      Accumulated
          Description-(C)                       Land         Improvements         Total        Depreciation
          ---------------                       ----         ------------         -----        ------------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                            $    919,920     $ 21,093,381     $ 22,013,301     $ 15,139,534
  811 Main                                       608,355        3,472,144        4,080,499        2,477,237
  UMB Bank-Clayton                             1,113,734        8,310,720        9,424,454          848,389
  Woodlands Plaza 1                            1,569,868        7,785,132        9,355,000          432,087
  Barkley Place                                  871,000        5,178,964        6,049,964        1,188,385
  6601 College Boulevard                       1,000,000        5,950,000        6,950,000        1,289,756
  9200 Cody Warehouse/office                     296,850        3,406,781        3,703,631          715,754
  9909 Lakeview Avenue                           652,000        2,773,000        3,425,000          465,831
  9221 Quivira                                   290,738        1,193,130        1,483,868          232,993
  Other Rental Properties                         10,998           43,345           54,343           44,254
                                            ------------     ------------     ------------     ------------
Sub-Total                                      7,333,463       59,206,597       66,540,060       22,834,220

APARTMENTS
  New Mark Apartments I & II, 210 Units           19,768        5,392,238        5,412,006        3,258,801
  New Mark Apartments III, 140 Units             649,374        5,387,875        6,037,249          844,484
  New Mark Apartments IV, 24 Units                44,240        1,083,675        1,127,915           97,648
  Hillsborough Apartments, 329 Units           1,161,740       12,684,389       13,846,129        3,048,372
  Peppertree Apartments, 162 Units               833,243        5,035,095        5,868,338        1,241,830
                                            ------------     ------------     ------------     ------------
Sub-Total                                      2,708,365       29,583,272       32,291,637        8,491,135

PARKING FACILITIES
  811 Main                                       149,096        1,823,209        1,972,305        1,482,441
  600 Main & 711 Garage                          484,913        1,215,225        1,700,138          284,277
  700 Baltimore lot                            1,109,682          125,000        1,234,682          638,440
  Surface lots/8th St. Parking                 1,715,910               --        1,715,910           67,045
                                            ------------     ------------     ------------     ------------
Sub-Total                                      3,459,601        3,163,434        6,623,035        2,472,203
                                            ------------     ------------     ------------     ------------

TOTALS                                      $ 13,501,429     $ 91,953,303     $105,454,732     $ 33,797,558
                                            ============     ============     ============     ============

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

                            TOWER PROPERTIES COMPANY
                              NOTES TO SCHEDULE III

(A) An analysis of Rental Income Property for the three years ended December 31, 2003 follows:

            Balance, December 31, 2000                  115,054,490
                Net Sales during period -
                     Land                                (2,223,858)
                     Building and Improvements           (8,415,557)
                                                      -------------
            Balance, December 31, 2001                  104,415,075
                Net Additions during period -
                     Land                                   121,221
                     Building and Improvements              918,436
                                                      -------------
            Balance, December 31, 2002                  105,454,732
                Net Additions during period -
                     Land                                 4,812,124
                     Building and Improvements           18,121,260
                                                      -------------
            Balance, December 31, 2003                $ 128,388,116
                                                      =============

(B) An analysis of accumulated depreciation reserves applicable to Rental Income Property for the three years ended December 31, 2003:

            Balance, December 31, 2000                   29,794,807
                Net Additions during period -
                     Provision for depreciation           2,220,155
                Sale of Commercial Property                (345,173)
                                                      -------------
            Balance, December 31, 2001                   31,669,789
                Net Additions during period -
                     Provision for depreciation           2,182,833
                Demolition of Commercial Property           (55,064)
                                                      -------------
            Balance, December 31, 2002                   33,797,558
                Net Additions during period -
                     Provision for depreciation           2,304,813
                                                      -------------
                Balance, December 31, 2003            $  36,102,371
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

Jonathan M. Kemper
Vice Chairman, Commerce Bancshares, Inc., a bank holding company, Vice Chairman,
      Commerce Bank, N.A.

Brian D. Everist
President, Intercontinental Engineering Manufacturing Corporation, a heavy manufacturing company

William E. Quirk
Shughart Thomson & Kilroy P.C., a law firm

OFFICERS

James M. Kemper, Jr.
Chairman

Thomas R. Willard
President and Chief Executive Officer

E. Gibson Kerr
Vice President

Stanley J. Weber
Chief Financial Officer, Vice President, Treasurer and Secretary

Margaret V. Allinder
Vice President, Assistant Secretary and Controller

Daniel R. Ellerman
Vice President

                            PRINCIPAL REAL ESTATE OF
                            TOWER PROPERTIES COMPANY

Commerce Tower Building                        30-story office building, 911 Main Street
                                               Kansas City, Missouri

Barkley Place Office Building                  6-story office building, 10561 Barkley
                                               Overland Park, Kansas

811 Main Building                              225,000 rentable square feet office building
                                               and 854 car parking garage (including a 339 space
                                               garage expansion completed in 2003)
                                               Kansas City, Missouri

UMB Bank Building                              6-story office building and parking garage
                                               7911 Forsyth Blvd., Clayton, Missouri

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

9200 Cody Warehouse/Office Facility            120,900 square foot warehouse/office facility
                                               Overland Park, Kansas

9909 Lakeview Avenue Warehouse                 115,000 square foot warehouse
                                               Lenexa, Kansas

700 Baltimore surface parking lot              251 car surface parking lot
                                               Kansas City, Missouri

711 Main Parking Garage                        204 car parking garage
                                               Kansas City, Missouri

700 Walnut Garage                              212 car parking garage
                                               Kansas City, Missouri

New Mark Apartment Complex                     622 apartments located at 103rd
                                               and North Oak Streets (including 248
                                               new apartments completed in
                                               2003 called Oakbrook at New Mark)
                                               Kansas City, Missouri

New Mark Subdivision                           39.4 acres of residential and commercial
                                               land in the area of 100th and North Oak
                                               Streets
                                               Kansas City, Missouri

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

Hillsborough Apartment Complex                 329 apartments located at 5401 Fox Ridge Drive
                                               Mission, Kansas

Peppertree Apartment Complex                   162 apartments, located at
                                               6800 Antioch
                                               Merriam, Kansas

All of the real estate is located in Johnson County, Kansas, and Clay, St. Louis and Jackson County, Missouri.