Form 10-K, Exhibit 13
period 2004-12-31
TOWER PROPERTIES CO
filed 2005-03-30
CIK 98827

                                                                      Exhibit 13

                            TOWER PROPERTIES COMPANY

                               ANNUAL REPORT 2004

TOWER PROPERTIES COMPANY
911 Main Street, Suite 100
Kansas City, Missouri 64105

TRANSFER AGENT:
UMB Bank, n.a.
928 Grand Avenue, Post Office Box 410064
Kansas City, Missouri 64141-0064

DESCRIPTION OF THE COMPANY'S BUSINESS

The Company is primarily engaged in the business of owning, developing, leasing and managing real property. All real estate assets are located in Johnson County, Kansas, and Clay, St. Louis and Jackson Counties in Missouri. Substantially all the improved real estate owned by the Company consists of office buildings, apartment complexes, a warehouse, a warehouse/office facility, automobile parking lots and garages and land held for future sale or development. The Company has not pursued a policy of acquiring real estate on a speculative basis for future sale, although some real estate owned by the Company may be sold at some future time.

STOCK MARKET DATA

The Company's stock is traded on the "over the counter" market. The Company did not pay a dividend in 2004 or 2003. Following is a schedule of the low and high trade prices in the Company's stock in each quarter of 2004 and 2003:

                        2004                      2003
                 -------------------      ---------------------
Quarter             Low       High          Low        High
-------          --------   --------      --------    ---------
First            $ 185.50   $ 193.00      $  172.25   $  175.00
Second             179.00     225.00         170.50      174.00
Third              200.00     225.00         176.00      181.00
Fourth             205.00     225.00         168.00      175.00

The Company will furnish without charge to any person who was a stockholder on March 22, 2005, a copy of the annual report on Form 10-K, without exhibits but including the financial statements and financial statement schedules required to be filed with the Securities and Exchange Commission, upon such person's written request for the same, which request must contain a good faith representation that, as of March 22, 2005, such person was a beneficial owner of securities entitled to vote at such meeting. The request should be directed to Mr. Stanley
J. Weber, Vice President, Tower Properties Company, 911 Main Street, Suite 100, Kansas City, Missouri 64105.

DEAR SHAREHOLDER:

Net rental income rose 13% and total revenues increased 6% in 2004 primarily as a result of increasing occupancy levels in our newly developed Oakbrook apartments and the mid-year leasing of one of our industrial properties. Total operating expenses increased slightly as well, leaving the company with an increase in net operating income of 3%.

Our apartment communities continued to under perform as a result of the overbuilding and general oversupply of apartments in the Kansas City metropolitan area and the low interest rate environment. These factors have impacted both our occupancy levels and our ability to increase rental rates. However, occupancy levels trended upward in the fourth quarter giving us hope that the market is becoming more in balance.

Occupancy in our office and industrial properties increased substantially in 2004. All of our suburban office buildings are currently 100% occupied with the exception of our flex-type office building located at 9221 Quivira in Overland Park, Kansas, which has been vacant for over a year. Leasing in the Commerce Tower increased 3% for a year-end occupancy of 73%. On the industrial property side, our 9909 Lakeview warehouse in Lenexa, Kansas was substantially leased in midyear to a local millwork company after being vacant for over a year. While occupancy has increased significantly in our properties, rental rates have remained soft and tenant demands for tenant improvements and concessions translate into only a moderate improvement to the net operating income.

The past few years I have reported on a lawsuit that was filed against us relating to the release of asbestos in the Commerce Tower from a fire in 2000. I am pleased to report that the judge denied class action certification at midyear and a settlement was reached with the tenant soon thereafter.

Looking forward to 2005, Park University has signed a long-term lease for two floors in the Commerce Tower that commenced in January. Some of are assets are under consideration for disposition and we continue to look for new investment opportunities including purchases of real estate via Section 1031 tax-free exchange rules. To that end, the sales of the 811 Main building and garage, the parking structure at 9th & Walnut in downtown Kansas City, Missouri and the 9221 Quivira building in southern Johnson County, Kansas closed in the first quarter. The management team will continue to evaluate our total portfolio with the intent of repositioning our asset base in an effort to attain superior long-term returns and build shareholder value.

Sincerely,

/s/THOMAS R. WILLARD
--------------------
Thomas R. Willard
President and CEO

                            TOWER PROPERTIES COMPANY
                                 BALANCE SHEETS
                     DECEMBER 31, 2004 AND DECEMBER 31, 2003

                                                                         2004                2003
                                                                     -------------       -------------
ASSETS
Investment in Commercial Properties:
    Rental Property, Net                                             $  79,828,578       $  92,285,745
    Tenant Leasehold Improvements, Net                                   7,185,281           5,703,292
    Equipment and Furniture, Net                                         5,032,808           6,892,018
    Construction in Progress                                               795,459             629,472
                                                                     -------------       -------------
       Commercial Properties, Net                                       92,842,126         105,510,527

Real Estate Held for Sale                                               11,613,583             156,717


Cash and Cash Equivalents (Related Party)                                   29,794             321,517
Investment Securities At Fair Value (Related Party)                      7,201,051           6,700,985
Receivables (Including Related Party)                                    2,516,768           2,230,256
Income Taxes Recoverable                                                   576,425             450,992
Prepaid Expenses and Other Assets                                        1,111,817           1,082,808
                                                                     -------------       -------------

          TOTAL ASSETS                                               $ 115,891,564       $ 116,453,802
                                                                     =============       =============

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Liabilities:
    Mortgage Notes                                                   $  57,749,654       $  46,185,773
    Construction Loans (Related Party)                                   2,400,000          12,650,000
    Real Estate Bond Issue                                               6,400,000           6,400,000
    Line of Credit (Related Party)                                       5,533,000          10,398,000
    Accounts Payable and Other Liabilities                               2,237,543           2,398,705
    Deferred Income Taxes                                                5,800,631           3,991,337
                                                                     -------------       -------------

          Total Liabilities                                             80,120,828          82,023,815

Commitments and Contingencies

Stockholders' Investment:
Preferred Stock, No Par Value
  Authorized 60,000 Shares, None Issued                                         --                  --
   Common Stock, Par Value $1.00
     Authorized 1,000,000 Shares, Issued
        185,430 and 183,430 Shares in 2004 and 2003, respectively          185,430             183,430
  Paid-In Capital                                                       18,925,812          18,481,720
  Retained Earnings                                                     12,861,149          13,257,705
  Accumulated Other Comprehensive Income                                 3,865,883           3,560,843
                                                                     -------------       -------------
                                                                        35,838,274          35,483,698
  Less Treasury Stock, At Cost (417 and
      6,506 shares in 2004 and 2003, respectively)                         (67,538)         (1,053,711)
    Total Stockholders' Investment                                      35,770,736          34,429,987
                                                                     -------------       -------------
TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT                       $ 115,891,564       $ 116,453,802
                                                                     =============       =============

The accompanying notes are an integral part of these financial statements.

                            TOWER PROPERTIES COMPANY
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                   2004              2003               2002
                                                              --------------     -------------      -------------
REVENUES
Non-Related Party Revenues:
  Rent                                                         $  20,221,915     $  17,699,780      $  19,058,217
  Management and Service Fee                                           4,368             8,340             45,397
  Gain on Sale of Real Estate                                        243,699           493,935            209,940
  Interest and Other Income                                          646,598           754,100          1,827,928
                                                              --------------     -------------      -------------
     Total Non-Related Party Revenues                             21,116,580        18,956,155         21,141,482

Related Party Revenues:
  Rent                                                             1,907,724         1,829,542          1,804,665
  Management and Service Fee                                         956,388         1,312,700            822,614
  Interest and Other Income                                          134,360           577,631            158,147
                                                              --------------     -------------      -------------
     Total Related Party Revenues                                  2,998,472         3,719,873          2,785,426
                                                              --------------     -------------      -------------

          Total Revenues                                          24,115,052        22,676,028         23,926,908
                                                              --------------     -------------      -------------
OPERATING EXPENSES
  Operating Expenses                                               4,496,710         4,104,025          3,794,255
  Maintenance and Repairs                                          5,398,463         5,041,757          5,388,691
  Depreciation and Amortization                                    5,997,625         4,434,236          4,361,318
  Taxes Other than Income                                          2,041,695         1,913,179          1,848,068
  General, Administrative and Other                                2,367,758         2,112,479          1,615,679
                                                              --------------     -------------      -------------
        Total Operating Expenses                                  20,302,251        17,605,676         17,008,011

  INTEREST EXPENSE (Including Related Party)                       4,462,888         3,777,395          3,976,337
                                                              --------------     -------------      -------------

      Income (Loss) Before Provision for Income Taxes               (650,087)        1,292,957          2,942,560

PROVISION (BENEFIT) FOR INCOME TAXES
  Currently Payable                                               (1,867,799)          250,131            968,082
  Deferred                                                         1,614,268           254,123            179,516
                                                              --------------     -------------      -------------
      Total Provision (Benefit) for Income Taxes                    (253,531)          504,254          1,147,598
                                                              --------------     -------------      -------------

NET INCOME (LOSS)                                              $    (396,556)    $     788,703      $   1,794,962
                                                              ==============     =============      =============

Earnings (Loss) Per Share:
   Basic                                                      ($        2.17)    $        4.45      $       10.05
                                                              ==============     =============      =============
   Diluted                                                    ($        2.17)    $        4.44      $       10.03
                                                              ==============     =============      =============
 Weighted Average Common Shares Outstanding:
   Basic                                                             182,980           177,226            178,659
                                                              ==============     =============      =============
   Diluted                                                           182,980           177,503            178,976
                                                              ==============     =============      =============

The accompanying notes are an integral part of these financial statements.

                            TOWER PROPERTIES COMPANY
                       STATEMENTS OF COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                               2004                 2003               2002
                                                           ------------         ------------        -----------
NET INCOME (LOSS)                                          $   (396,556)        $    788,703        $ 1,794,962

Unrealized holding gains on marketable
equity securities, net of tax expense of
$195,026, $618,470, and $109,495, respectively                  305,040              967,350            171,261
                                                           ------------         ------------        -----------

Comprehensive income (Loss)                                $    (91,516)        $  1,756,053        $ 1,966,223
                                                           ============         ============        ===========

The accompanying notes are an integral part of these financial statements.

                            STOCKHOLDERS' INVESTMENT

                            TOWER PROPERTIES COMPANY
                     STATEMENTS OF STOCKHOLDERS' INVESTMENT
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                                 Accumulated
                                   Common Stock                                     Other          Treasury Stock
                                ------------------    Paid-In        Retained    Comprehensive  ---------------------
                                Shares    Amount      Capital        Earnings       Income       Shares      Amount       Total
                                -------  ---------  ------------   ------------  -------------  -------    ----------  ------------
Balance, December 31, 2001      183,430    183,430    18,478,511     10,674,040     2,422,232     4,112      (633,800)   31,124,413

  Net Income                         --         --            --      1,794,962            --        --            --     1,794,962

  Treasury Stock Purchases           --         --            --             --            --     1,295      (226,471)     (226,471)

  Treasury Stock Issued to           --         --         1,893             --            --      (110)       17,358        19,251
   Directors

Unrealized Holding Loss for
 Securities                          --         --            --             --       171,261        --            --       171,261
                                -------  ---------  ------------   ------------  ------------    ------    ----------  ------------

Balance, December 31, 2002      183,430    183,430    18,480,404     12,469,002     2,593,493     5,297      (842,913)   32,883,416

  Net Income                         --         --            --        788,703            --        --            --       788,703

  Treasury Stock Purchases           --         --            --             --            --     1,323      (229,261)     (229,261)

  Treasury Stock Issued to
   Directors                         --         --         1,316             --            --      (114)       18,463        19,779

Unrealized Holding Gain for
 Securities                          --         --            --             --       967,350        --            --       967,350
                                -------  ---------  ------------   ------------  ------------    ------    ----------  ------------

Balance, December 31, 2003      183,430    183,430    18,481,720     13,257,705     3,560,843     6,506    (1,053,711)   34,429,987

  Net Loss                           --         --            --       (396,556)           --        --            --      (396,556)

  Exercise of Stock Options       2,000      2,000       354,241             --            --    (6,000)      971,759     1,328,000

  Tax Benefit from Exercise
   of Stock Options                                       84,240                                                             84,240

  Treasury Stock Issued to
   Directors                         --         --         5,611             --            --       (89)       14,414        20,025

Unrealized Holding Gain for
 Securities                          --         --            --             --       305,040        --            --       305,040
                                -------  ---------  ------------   ------------  ------------    ------    ----------  ------------

Balance, December 31, 2004      185,430  $ 185,430  $ 18,925,812   $ 12,861,149  $  3,865,883       417    $  (67,538) $ 35,770,736
                                =======  =========  ============   ============  ============    ======    ==========  ============

The accompanying notes are an integral part of these financial statements.

                            TOWER PROPERTIES COMPANY
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                  2004              2003             2002
                                                             -------------     -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss)                                          $   (396,556)     $    788,703      $  1,794,962
  Adjustments to Reconcile Net Income (Loss) to Net Cash
    Provided by Operating Activities:
      Depreciation                                              4,372,075         3,181,073         3,122,699
      Amortization                                              1,625,550         1,253,163         1,238,619
      Gains on Sales of Real Estate                              (243,699)         (493,935)         (208,940)
      Treasury Stock Issued to Directors                           20,025            19,779            19,251
      Change in Balance Sheet Accounts, Net:
        Accounts Receivable                                      (286,512)         (170,482)          102,850
        Prepaid Expenses and Other Assets                          67,302          (141,051)          (50,966)
        Accounts Payable and Other Liabilities                   (161,162)       (1,880,445)        2,637,143
        Current Income Taxes                                     (125,433)         (307,584)         (280,221)
        Deferred Income Taxes                                   1,614,268           254,123           179,516
                                                             ------------      ------------      ------------
Net Cash Provided by Operating Activities                       6,485,858         2,503,344         8,554,913
                                                             ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net Change in Construction in Progress                         (165,987)        6,504,462        (6,779,100)
  Proceeds from Disposition of Assets, Net                        348,469           733,785           225,540
  Additions to Equipment and Furniture, Net                      (457,197)       (3,691,348)       (1,034,682)
  Additions to Rental Property, Net                              (585,997)      (22,857,282)       (1,110,928)
  Additions to Tenant Leasehold Improvements, Net              (3,179,120)       (2,688,763)       (1,719,440)
  Additions to Real Estate Held for Sale, Net                    (372,139)               --                --
                                                             ------------      ------------      ------------
Net Cash Used in Investing Activities                          (4,411,971)      (21,999,146)      (10,418,610)
                                                             ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal Payments on Mortgages                              (5,436,119)       (2,451,886)       (2,242,227)
  Principal Payments on Construction Loans                    (10,250,000)               --                --
  Proceeds from Long Term Borrowings                           17,000,000        12,650,000                --
  Net Change in Line of Credit                                 (4,865,000)        9,598,000           800,000
  Purchase of Treasury Stock                                           --          (229,261)         (226,471)
  Proceeds from Exercise of Stock Options                       1,328,000                --                --
  Tax Benefit from Stock Options Exercise                          84,240                --                --
  Deferred Loan Costs                                            (226,731)          (32,230)          (12,429)
                                                             ------------      ------------      ------------
Net Cash (Used in) Provided by Financing Activities            (2,365,610)       19,534,623        (1,681,127)
                                                             ------------      ------------      ------------

NET INCREASE (DECREASE) IN CASH                                  (291,723)           38,821        (3,544,824)

CASH and CASH EQUIVALENTS, Beginning of Year                      321,517           282,696         3,827,520
                                                             ------------      ------------      ------------
CASH and CASH EQUIVALENTS, End of Year                       $     29,794      $    321,517      $    282,696
                                                             ============      ============      ============

The accompanying notes are an integral part of these financial statements.

                            TOWER PROPERTIES COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 2004, 2003 AND 2002

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

Tower Properties Company (the Company) is primarily engaged in owning, developing, leasing and managing real property located in Johnson County, Kansas, and Clay, St. Louis and Jackson Counties in Missouri. Substantially all of the improved real estate owned by the Company consists of office buildings, apartment complexes, a warehouse, a warehouse/office facility, automobile parking lots and garages, and land held for future sale or development.

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

The amount of accumulated amortization on tenant leasehold improvements was $13,504,421 and $12,632,274 at December 31, 2004 and 2003, respectively, which included accumulated amortization of $381,487 from Real Estate Held for Sale at December 31, 2004.

The amount of accumulated depreciation on equipment and furniture was $10,270,201 and $8,911,052 at December 31, 2004 and 2003, respectively, which included accumulated depreciation of $714,127 from Real Estate Held for Sale at December 31, 2004.

STOCK BASED COMPENSATION

The Company has granted stock options as described more fully in Note 8. The Company accounts for stock options under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                                                                Years ended December 31,
                                                        ----------------------------------------
                                                           2004           2003           2002
                                                        ----------     ----------     ----------
Net income (loss) as reported                           $(396,556)     $ 788,703      $1,794,962
Deduct:  Total stock-based employee compensation
   expense determined under fair value based method
   for all awards, net of related tax effects                   -        (32,924)        (31,365)
                                                        ---------      ---------      ----------
Pro forma net income (loss)                             $(396,556)     $ 755,779      $1,763,597
                                                        =========      =========      ==========

Earnings (loss) per share:
   Basic - as reported                                  $   (2.17)     $    4.45      $    10.05
                                                        =========      =========      ==========

   Basic - pro forma                                    $   (2.17)     $    4.26      $     9.87
                                                        =========      =========      ==========

   Diluted - as reported                                $   (2.17)     $    4.44      $    10.03
                                                        =========      =========      ==========

   Diluted - pro forma                                  $   (2.17)     $    4.26      $     9.85
                                                        =========      =========      ==========

On March 31, 2004, the Company's Chairman of the Board exercised options to acquire 8,000 shares of common stock. At December 31, 2004, there are no stock options outstanding.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company assesses the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the underlying asset may not be recoverable. Certain factors that may occur and indicate that an impairment exists include, but are not limited to: significant underperformance relative to expected projected future operating results; significant changes in the manner of the use of the assets; and significant adverse industry or market economic trends. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeded its estimated future cash flows, an impairment charge would be recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet as held for sale and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer depreciated.

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

REVENUE RECOGNITION

The Company derives its revenue primarily from two sources: 1) rent from leases of real property, and 2) management and services fees from real property leased and managed. Rental revenue is recognized on a straight-line basis over the term of individual non-cancellable operating leases. The recognition of scheduled rent increases on a straight-line basis results in the recognition of a receivable from tenants. Such receivables were $1,690,863 and $1,388,526 at December 31, 2004 and 2003, respectively. Lease agreements generally do not provide for contingent rents. Amounts received from tenants upon early termination of leases are recorded when received as a reduction of lease receivables to the extent there is an associated straight line rent receivable, with the remainder recorded in other income. Management and service fees are recognized as a percentage of revenues on managed properties as earned over the terms of the related management agreements.

REAL ESTATE HELD FOR SALE

The Company's real estate held for sale is recorded at cost which does not exceed its estimated realizable value. Revenue is recorded on the sale of real estate when title passes to the buyer and the earnings process is complete. Included in Real Estate Held for Sale at December 31, 2004 are the 9221 Quivira office building, the 811 Main building and parking garage, and the 9th and Walnut parking garage, all which met the criteria to be recorded as Real Estate Held for Sale in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

STATEMENTS OF CASH FLOWS

Interest payments were $4,424,433, $4,153,272 and $3,997,226 during the years ended December 31, 2004, 2003 and 2002, respectively. The Company received net income tax refunds of $1,800,664 during the year ended December 31, 2004. The Company paid income taxes of $557,715 and $1,248,303 during the years ended December 31, 2003 and 2002, respectively.

EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is based upon the weighted average common shares outstanding during each year. Diluted earnings (loss) per share is based upon the weighted average common and dilutive common equivalent shares outstanding during each year. Stock options are the Company's only common stock equivalent.

The following table presents information necessary to calculate basic and diluted earnings (loss) per share for the periods indicated:

                                                 Years ended December 31,
                                             -------------------------------
                                               2004        2003       2002
                                             -------     -------     -------
Weighted average common shares - basic       182,980     177,226     178,659

Dilutive stock options                             -         277         317
                                             -------     -------     -------

Weighted average common shares - diluted     182,980     177,503     178,976
                                             =======     =======     =======

For the year ended December 31, 2004, basic and diluted weighted average common shares are the same because of the net loss for the year.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes charges and credits to equity that are not the result of transactions with shareholders. Comprehensive income (loss) is composed of two items-net income (loss) and other comprehensive income. Included in other comprehensive income are unrealized holding gains for investment securities.

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

2. RENTAL PROPERTY:

Major classes of rental property owned by the Company at December 31, 2004 and 2003, including $10,386,091 of net rental property classified on the accompanying balance sheet as Real Estate Held for Sale at December 31, 2004, are as follows:

                                                               Accumulated
                                                  Cost         Depreciation         Net
                                              ------------     ------------     ------------
       December 31, 2004--
Commercial office and warehouse buildings     $ 67,605,600     $ 25,291,460     $ 42,314,140
Apartments                                      47,008,675       10,932,860       36,075,815
Parking facilities                              14,653,266        2,828,552       11,824,714
                                              ------------     ------------     ------------
                                              $129,267,541     $ 39,052,872     $ 90,214,669
                                              ============     ============     ============

                                                               Accumulated
                                                  Cost         Depreciation         Net
                                              ------------     ------------     ------------
        December 31, 2003--
Commercial office and warehouse buildings     $ 67,458,698     $ 24,070,360     $ 43,388,338
Apartments                                      46,767,100        9,452,955       37,314,145
Parking facilities                              14,162,318        2,579,056       11,583,262
                                              ------------     ------------     ------------
                                              $128,388,116     $ 36,102,371     $ 92,285,745
                                              ============     ============     ============

Future minimum rentals to be received by the Company, pursuant to noncancellable operating leases in effect as of December 31, 2004 are as follows:

 Year Ending
 December 31,               Amount
--------------          -------------
2005                    $  14,783,883
2006                       10,520,513
2007                        9,631,649
2008                        7,866,904
2009                        6,098,421
Thereafter                 11,923,570
                        -------------
                        $  60,824,940
                        =============

3. LONG-TERM DEBT:

Mortgage notes payable secured by rental property with depreciated cost of approximately $71,932,000 and $60,044,000 at December 31, 2004 and 2003,
respectively and an assignment of certain leases and related revenue, consist of the following:

                                                     2004            2003
                                                  -----------     -----------
8.50%, principal and interest payable
   $66,388 monthly, until April, 2013             $ 4,777,879     $ 5,151,019
7.875%, principal and interest payable
   $24,660 monthly, until February, 2009            1,048,218       1,252,757

                                                     2004            2003
                                                  -----------     -----------
7.50%, principal and interest payable
   $32,224 monthly, until February,
    2014. This note was refinanced in
    March 2004                                              -       2,744,863
5.89%, principal and interest payable
   $35,505 monthly, until March 2024                4,899,370               -
9.00%, principal and interest payable
   $37,458 monthly, until December, 2012            2,556,771       2,765,826
8.00%, principal and interest payable
   $16,311 monthly, until December, 2015            1,428,751       1,506,761
7.65%, principal and interest payable
   $25,448 monthly, until April, 2013               1,890,835       2,045,098
7.40%, principal and interest payable
   $43,172 monthly, until April, 2016               3,966,722       4,182,507
7.70%, principal and interest payable
   $22,246 monthly, until March, 2017               2,104,263       2,204,939
8.125%, principal and interest payable
   $42,212 monthly, until November, 2017            4,043,830       4,214,221
7.45%, principal and interest payable
   $6,569 monthly, until December, 2015               593,579         626,832
6.90%, principal and interest payable
   $53,852 monthly, until April, 2019               5,872,127       6,104,397
7.78%, principal and interest payable
   $9,044 monthly, until November, 2017               882,562         920,796
7.56%, principal and interest payable
   $56,779 monthly, until April, 2021               6,380,534       6,571,600
5.56% principal and interest payable
   $74,121 monthly, until June, 2019               11,887,578               -
Variable rate (5.25% at December 31, 2004),
   principal of  $7,163 plus interest payable
   monthly, until May, 2006.  This note
   was paid in full February, 2005                    853,084         939,034
8.31%, principal and interest payable
   $65,721 monthly, until November, 2012
   This note was paid in full February, 2005        4,563,551       4,955,123
                                                  -----------     -----------
     Total Mortgage Notes Payable                 $57,749,654     $46,185,773
                                                  ===========     ===========

The Company is also obligated under a Real Estate Bond Issue of $6,400,000. The bond matures in January 2009, bears interest at a variable rate based on a 15 point spread over the

Bond Market Association Municipal Swap Index and reprices weekly (2.13% at December 31, 2004), and is secured by a $6,656,000 secured letter of credit issued by Commerce Bank, N.A.

The Company has a construction loan with Commerce Bank, N.A. for $2,400,000 for the 9th and Walnut Garage with a variable interest rate equal to the London Interbank Offered Rate (LIBOR) plus 1.75%. The interest rate at December 31, 2004, was 4.06%. The loan requires monthly interest payments and matures May 1, 2006. This loan was paid in full on March 24, 2005. The Company also had a $10,250,000 construction loan with Commerce Bank, N.A. for the development of the Oakbrook apartments with a variable interest rate equal to the LIBOR plus 1.75%. On May 14, 2004, when refinancing the debt on the Oakbrook apartments with a new $12,000,000 loan, the loan was paid in full.

Minimum long-term debt principal payments for mortgage notes, construction loans and bond debt required over the next five years and thereafter are as follows:

   Year                 Amount
----------          ------------
2005                $  3,051,753
2006                   6,369,185
2007                   3,457,411
2008                   3,733,451
2009                   3,777,857
Thereafter            46,159,997
                    ------------
                    $ 66,549,654
                    ============

The carrying amounts and estimated fair values of long-term debt are based on current market interest rates for similar issues as follows:

            2004                          2003
            ----                          ----
  Carrying         Fair         Carrying         Fair
   Amount          Value         Amount          Value
------------   ------------   ------------   ------------
$ 66,549,654   $ 66,762,000   $ 65,234,773   $ 70,209,000

The fair values are based on the present value of future cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms. The Company negotiates its long-term debt rates on a property by property basis. The carrying amount of the debt represents the actual face value of the contractual debt contracts. The fair value represents what the mortgage holder could resell the debt for at year end. For 2004 and 2003, fair values are greater than the carrying amounts which reflects that market interest rates at December 31, 2004 and 2003, respectively, are lower than the interest rates due on the debt.

4. INCOME TAXES:

The Company's effective income tax rate differed from the statutory federal income tax rate primarily due to the following:

                                                      2004        2003        2002
                                                     -------     ------      ------
Statutory federal income tax rate                    (34.0%)      34.0%       34.0%
  Tax effect of:
  Dividend exclusion                                  (4.7)       (1.9)       (0.7)
  State income taxes, net of federal effect           (3.7)        3.5         3.7
  Nondeductible travel & entertainment expense         0.8         0.4         0.2
  Other                                                2.6         3.0         1.8
                                                     -----       -----       -----
  Effective Income Tax Rate                          (39.0%)      39.0%       39.0%
                                                     =====       =====       =====

Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rate. The tax effect of temporary differences giving rise to the Company's net deferred income tax liability at December 31, 2004 and 2003, is as follows:

                                                      2004              2003
                                                   ------------     ------------
Deferred tax assets:
  Amortization of leasehold improvements           $ 1,882,988      $ 2,362,844
  AMT Credit Carryforward                              121,995                -
  Accrued vacatio                                       38,804           37,771
                                                     2,403,787        2,400,615
                                                   -----------      -----------

Deferred tax liabilities:
  Depreciation on rental income property,
    equipment and furniture                         (4,713,350)      (3,573,822)
  Unrealized holding gain for securities            (2,471,631)      (2,276,605)
  Accrued rent receivable                             (659,437)        (541,525)
                                                   -----------      -----------
                                                    (7,844,418)      (6,391,952)
                                                   -----------      -----------
Net deferred income tax liability                  $(5,800,631)     $(3,991,337)
                                                   ===========      ===========

5. SALE OF PROPERTY AND ACQUISITIONS:

On December 13, 2004, the Company sold a small commercial building located at 550 NE New Mark Drive, Kansas City, Missouri for $350,000. The transaction resulted in a net gain of $264,772.

On August 26, 2003, the Company purchased an 11-tier, 212 car parking facility located at 700 Walnut in Kansas City, Missouri for $315,000.

On April 28, 2003, the Company purchased approximately 11,000 sq. ft. of land at 9th and Walnut in Kansas City, Missouri for $332,500. The 9th and Walnut Garage was subsequently built on this land.

On February 28, 2003, the Company sold 60.04 acres of undeveloped land at New Mark in Kansas City, Missouri. The transaction resulted in a net gain of $493,935.

On November 8, 2002, the Company sold a 2-tier, 54-car parking facility located at 6th and Walnut in Kansas City, Missouri. The transaction resulted in a net gain of $209,804.

6. RELATED PARTY TRANSACTIONS:

There are common officers and directors of the Company and Commerce Bank, N.A. and Commerce Bancshares, Inc. (Commerce). The Company received rent and management and service fees from Commerce of $2,864,112, $3,142,242 and $2,627,279 in 2004, 2003, and 2002, respectively. In 2003, the Company also received $465,000 in lease buyout income from Commerce.

The Company owns 143,533 shares of Commerce Bancshares, Inc. common stock, which is shown as a related party investment in the accompanying balance sheets. The common stock has a cost basis of $863,538. Total unrealized gains at December 31, 2004 and 2003 were $6,337,513 and $5,837,447 respectively.

Dividend income received as owner of Commerce Bancshares, Inc. common stock was $125,811, $101,572, and $80,616 in 2004, 2003 and 2002, respectively.

The Company's cash and cash equivalents are held at Commerce. Interest income earned from these cash and cash equivalents was $8,549, $11,059, and $77,531, for 2004, 2003, and 2002, respectively.

The Company has an $18,500,000 line of credit with a variable interest rate equal to one and one half percent (1 1/2%) in excess of the Fed Funds rate, with Commerce Bank. Outstanding borrowings under the line of credit were $5,533,000 and $10,398,000 at December 31, 2004 and 2003, respectively. At December 31, 2004, $6,246,000 was available under this line of credit, and the interest rate at December 31, 2004 was 3.47%. The line requires monthly interest payments and matures June 1, 2005. Interest expense, including letter of credit fees, for this line was $226,143, $120,438, and $28,525 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company pledged its shares of Commerce common stock, certain real estate and a negative pledge and assignment of rents on the Commerce Tower Building as collateral for the line of credit. The weighted average short term borrowing rate on the line of credit was 2.8% for the year ended December 31, 2004.

The Company has a $2,400,000 construction loan with Commerce Bank, N.A. for the 9th and Walnut Garage with a variable interest rate equal to the London Interbank Offered Rate (LIBOR) plus 1.75%. The interest rate at December 31, 2004 was 4.06%. The loan requires monthly interest payments and matures May 1, 2006. Interest expense for this loan was $77,980 and $47,457 for the years ended December 31, 2004 and December 31, 2003, respectively. This loan was paid in full on March 24, 2005. The Company also had a $10,250,000 construction loan with Commerce Bank, N.A. for the development of the Oakbrook apartments with a variable interest rate equal to the LIBOR plus 1.75%. On May 14, 2004 the Company paid the loan in full. The loan required monthly interest payments and would have matured February 18, 2006. Interest expense for this loan was $108,827 and $231,353 for the years ended December 31, 2004 and December 31, 2003, respectively.

Included in net receivables at December 31, 2004 and 2003 are amounts due from Commerce of $397,927 and $595,546, respectively.

7. BENEFIT PLANS:

All of the Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. Tower contributed $59,631, $56,337 and $41,545 in 2004, 2003 and 2002, respectively, to such plans. The contributions were determined in accordance with the provisions of negotiated labor contracts and are based on the number of hours worked.

The Company has a 401(k) plan whereby the Company matches 25% of employee contributions up to a maximum Company match equal to 1.5% of employee compensation. The Company matched $22,713, $22,472 and $20,915 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company also made discretionary contributions in the amounts of $52,000, $43,200 and $43,200 for the years ended 2004, 2003 and 2002, respectively.

The Company has a Stock Purchase Plan for non-employee directors. The Plan permits the non-employee directors to elect to have their director fees retained by the Company in a special account. The Company annually adds to the special accounts 25% of the amount contributed by each participating director. Semi-annually, the funds in each participant's account are used to purchase common stock of the Company at the last known sale price and the stock is distributed to participants. Shares issued to non-employee directors were 89, 114 and 110 for the years ended December 31, 2004, 2003 and 2002, respectively.

8. STOCK BASED COMPENSATION

In 2004, the Company did not grant nonqualified stock options. In 2003, the Company granted 2,000 nonqualified stock options to its Chairman with an exercise price equal to the stock's market price on the date of grant ($168.00). In 2002, the Company granted 2,000 nonqualified stock options to its Chairman with an exercise price equal to the stock's market price on the date of grant ($175.00). In 2001, the Company granted 4,000 nonqualified stock options to its Chairman with exercise prices equal to the stock's market price on the dates of grant (2,000 at $156.00 and 2,000 at $165.00). All of such options were exercisable for five years from the date of grant. During the year ended December 31, 2004 the Company's Chairman exercised all 8,000 of his nonqualified stock options to buy shares of common stock of the Company. The total received for the 8,000 shares was $1,328,000 or an average exercise price of $166 per share. There are no stock options outstanding at December 31, 2004. During the years ended December 31, 2003 and 2002, no options were exercised by the Company's Chairman.

The following tables summarize option activity over the last three years and current options outstanding:

                                                      2004                    2003                     2002
                                              ---------------------   ---------------------   ---------------------
                                                         Weighted                Weighted                Weighted
                                                          Average                Average                 Average
                                              Shares   Option Price   Shares   Option Price   Shares   Option Price
                                              ------   ------------   ------   ------------   ------   ------------
Outstanding at beginning of year               8,000   $     166.00    6,000   $     165.33    4,000   $     160.50
Granted                                            0              -    2,000         168.00    2,000         175.00
Exercised                                      8,000         166.00        0              -        0              -
                                              ------                  ------                  ------
Outstanding at end of year                         -   $          -    8,000   $     166.00    6,000   $     165.33
                                              ======   ============   ======   ============   ======   ============
Weighted average fair value of options
  granted during the year                     $    -                  $26.13                  $24.89
                                              ======                  ======                  ======

                                                        Options outstanding                 Options Exercisable
                                            -----------------------------------------    --------------------------
                                                             Weighted
                                                              Average        Weighted                      Weighted
                                               Number        remaining       average        Number         average
Range of                                    Outstanding     contractual      exercise    Outstanding       exercise
Exercise prices                             At 12/31/04        life           price      At 12/31/04        price
---------------                             -----------     -----------      --------    -----------       --------
    n/a                                          0              n/a            n/a            0               n/a

The fair value of options granted in 2003 and 2002 were estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2003 and 2002, respectively: risk free rates of 3.12% and 3.05%, expected dividend yield of zero, expected life of five years, and expected volatility of 6.97% and 4.12%.

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

The Company reached a settlement on October 20, 2004 with a former tenant of Commerce Tower who sued the Company relating to asbestos in that building. The plaintiff sought to represent a class for damages for alleged excessive rent, property damage, and medical monitoring, but the court denied class certification. The Company believed the suit was without merit, but it reached a settlement to avoid the expense related to the defense of action and without an admission of liability. The settlement cost has been recorded in 2004 in General, Administrative, and Other Expense.

10. SUBSEQUENT EVENTS:

On January 5, 2005, the Company entered into a real estate contract to sell the 9221 Quivira Building in Overland Park, Kansas, which is classified on the December 31, 2004 balance sheet as real estate held for sale. The sales price is $1,110,000 and the sale closed on February 1, 2005, which resulted in a gain of approximately $75,000.

On December 22, 2004, the Company entered into a real estate contract to sell the 811 Main Building and Garage in Kansas City, Missouri, which is classified on the December 31, 2004 balance sheet as real estate held for sale, to Commerce Bank, N.A. The sales price is $10,750,000 and the sale closed on February 28, 2005.

On December 29, 2004, the Company entered into a real estate contract to sell the 9th and Walnut Garage in Kansas City, Missouri which is classified on the December 31, 2004 balance sheet as real estate held for sale, to Commerce Bank, N.A. The sale price is $7,250,000 and the sale closed on March 24, 2005.

The sales of the 811 Main Building and Garage and the 9th and Walnut Garage to Commerce Bank, N.A., a related party, have a total combined sales price of $18,000,000 and resulted in a total combined gain of approximately $7,500,000.

On March 2, 2005, the Company purchased two 2-story office buildings totaling approximately 54,000 sq. ft. and surrounding surface parking lots in Liberty, Missouri for cash of approximately $5,500,000 and entered into a net lease with a tenant that expires in 2015.

11. BUSINESS SEGMENTS:

The Company groups its operations into four business segments: commercial office, apartments, parking and industrial. The Company's business segments are separate business units that offer different real estate services. The accounting policies for each segment are the same as those described in the summary of significant accounting policies. During the year ended December 31, 2004 the Company reflected an additional business segment, the industrial operations. Previously, the industrial operations were included as part of Corporate, Other and Eliminations. The 2003 and 2002 amounts were reclassifed to reflect the industrial operations separately.

Following is information for each segment for the years ended December 31, 2004, 2003 and 2002:

                                                                        December 31, 2004
                                           ------------------------------------------------------------------------------
                                            COMMERCIAL                                         CORP., OTHER
                                              OFFICE     APARTMENTS     PARKING   INDUSTRIAL  & ELIMINATIONS     TOTAL
                                           ------------  -----------  ----------  ----------  --------------  -----------
REVENUE FROM EXTERNAL CUSTOMERS            $ 11,817,295   7,214,076      962,894    836,221        286,094     21,116,580

REVENUE FROM RELATED PARTY/MAJOR CUSTOMER     1,496,324           -      411,400          -      1,090,748      2,998,472

INTEREST EXPENSE                              1,876,464   1,920,367      158,507    328,850        178,700      4,462,888

DEPRECIATION AND AMORTIZATION                 2,574,014   2,561,800      309,450    402,991        149,370      5,997,625

SEGMENT INCOME (LOSS) BEFORE TAX              1,346,964  (2,211,533)      37,254   (258,336)       435,564       (650,087)

CAPITAL EXPENDITURES BY SEGMENT               3,497,996     559,964       95,012    438,667        168,801      4,760,440

IDENTIFIABLE SEGMENT ASSETS                  48,044,277  40,229,113   12,139,224  6,951,774      8,527,176    115,891,564

                                                                        December 31, 2003
                                           -------------------------------------------------------------------------------
                                            COMMERCIAL                                          CORP., OTHER
                                              OFFICE     APARTMENTS     PARKING    INDUSTRIAL  & ELIMINATIONS     TOTAL
                                           ------------  -----------  -----------  ----------  --------------  -----------
REVENUE FROM EXTERNAL CUSTOMERS            $ 10,977,896   5,845,593      759,772     850,786       522,108      18,956,155

REVENUE FROM RELATED PARTY/MAJOR CUSTOMER     1,883,142           -      411,400           -     1,425,331       3,719,873

INTEREST EXPENSE                              1,982,156   1,393,662      (12,775)    344,701        69,651       3,777,395

DEPRECIATION AND AMORTIZATION                 2,304,437   1,440,371      144,062     459,785        85,581       4,434,236

SEGMENT INCOME (LOSS) BEFORE TAX                763,742    (875,884)     338,133    (103,726)    1,170,692       1,292,957

CAPITAL EXPENDITURES BY SEGMENT               3,463,978  13,266,892    5,808,147      98,463        95,451      22,732,931

IDENTIFIABLE SEGMENT ASSETS                  46,853,969  41,962,432   12,297,265   6,843,483     8,496,653     116,453,802

                                                                        December 31, 2002
                                           ----------------------------------------------------------------------------
                                            COMMERCIAL                                        CORP., OTHER
                                              OFFICE     APARTMENTS    PARKING   INDUSTRIAL  & ELIMINATIONS     TOTAL
                                           ------------  -----------  ---------  ----------  --------------  ----------
REVENUE FROM EXTERNAL CUSTOMERS            $ 13,002,416   5,866,849   1,150,110  1,027,533        94,574     21,141,482

REVENUE FROM RELATED PARTY/MAJOR CUSTOMER     1,584,665           -     220,000          -       980,761      2,785,426

INTEREST EXPENSE                              2,092,607   1,432,534           -    359,371        91,825      3,976,337

DEPRECIATION AND AMORTIZATION                 2,427,980   1,286,316     158,867    410,963        77,192      4,361,318

SEGMENT INCOME (LOSS) BEFORE TAX              2,501,620    (711,444)    534,496    151,307       466,581      2,942,560

CAPITAL EXPENDITURES BY SEGMENT               3,264,871   4,988,089   2,336,768          -        54,422     10,644,150

IDENTIFIABLE SEGMENT ASSETS                  45,677,552  29,862,898   6,911,735  7,208,161     6,458,623     96,118,969

12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                               2004
                                      -----------------------------------------------------
                                        First         Second          Third        Fourth
                                      ---------      ---------      ---------     ---------
Revenue                               5,335,816      5,769,677      6,585,393     6,424,166
Net income (Loss)                      (530,446)      (314,201)       138,362       309,729
                                      ---------      ---------      ---------     ---------

Basic Earnings (Loss) Per Share           (3.00)         (1.70)          0.75          1.67
Diluted Earnings (Loss) Per Share         (3.00)         (1.70)          0.75          1.67
                                      ---------      ---------      ---------     ---------

                                                               2003
                                      -----------------------------------------------------
                                        First          Second         Third        Fourth
                                      ---------      ---------      ---------     ---------
Revenue                               6,292,561      5,046,468      5,656,026     5,680,973
Net income (Loss)                       881,225        (86,770)       199,648      (205,400)
                                      ---------      ---------      ---------     ---------

Basic Earnings (Loss) Per Share            4.96          (0.49)          1.13         (1.15)
Diluted Earnings (Loss) Per Share          4.95          (0.49)          1.13         (1.15)
                                      ---------      ---------      ---------     ---------

             Report of Independent Registered Public Accounting Firm

To Board of Directors of
Tower Properties Company:

We have audited the accompanying balance sheets of Tower Properties Company (the Company) as of December 31, 2004 and 2003, and the related statements of operations, comprehensive income, stockholders' investment, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the financial statements, we have also audited the accompanying financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Properties Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                        /s/ KPMG LLP

Kansas City, Missouri,
March 25, 2005

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal assets consist of real estate holdings, which are not liquid assets. Real estate holdings include office buildings, apartment complexes, a warehouse and a warehouse/office facility, parking facilities and land held for future sale. The principal source of funds generated internally is income from operations. The principal source of external funds is long-term debt and an $18,500,000 line of credit with Commerce bank, N.A. The Line of Credit is collateralized by 143,533 shares of Commerce Bancshares, Inc. common stock, certain real estate owned in Downtown Kansas City, MO. and a negative pledge and assignment of rents from the Commerce Tower Building. The line of credit has been utilized by issuing a $6,656,000 letter of credit to back a low rate Industrial Revenue Bond and a $65,000 letter of credit required by the Company's mortgage on the Hillsborough apartment complex. At December 31, 2004, the Company had $5,533,000 outstanding borrowings on the line of credit. The Company had $6,246,000 available under the line at December 31, 2004. This line of credit has been extended at market rates and terms and management believes the Company could obtain similar financing arrangements if the Company's relationship with Commerce Bank, N.A. did not exist. The Company does not utilize off-balance sheet financing or leasing transactions.

A summary of the Company's contractual cash obligations as of December 31, 2004 is as follows:

                                                                               PAYMENTS DUE BY PERIOD
                                                     --------------------------------------------------------------------------
                                                                        LESS THAN 1                                MORE THAN
           CONTRACTUAL OBLIGATIONS                        TOTAL             YEAR        1-3 YEARS    3-5 YEARS     5 YEARS
----------------------------------------------       ----------------  -------------  ------------  -----------   -------------
Long-term debt obligations for mortgage notes,       $     66,549,654      3,051,753     9,826,596    7,511,308      46,159,997
construction loans and bond debt

Management believes that the Company's current combination of liquidity, capital resources and borrowing capabilities will be adequate for its existing operations during fiscal 2005. The Company did not experience liquidity problems during the year ended December 31, 2004. The Company does not anticipate any deficiencies in meeting its liquidity needs. The availability under the line of credit along with cash provided from operations will give the Company adequate resources to meet the Company's cash requirements for 2005. If necessary, the Company has adequate resources to collateralize additional financing. The Company had cash on hand of $30,000 at December 31, 2004. The Company's revenues are primarily based on lease contracts, none of which are deemed to be materially at risk.

CASH PROVIDED BY OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 WAS $6,486,000, compared to $2,503,000 for the year ended December 31, 2003. The increase of $3,983,000 is primarily due to the difference in activity in 2004 and 2003 in the Accounts Payable and Other Liabilities account and the Deferred Income Taxes account. Accounts Payable and Other Liabilities decreased only $161,000 in 2004 compared to a decrease in 2003 of $1,880,000, or a net difference $1,719,000. The change in Accounts Payable is mainly due to the large amount of payments of construction invoices in 2003 for the Oakbrook apartments and the 9th and Walnut garage. Deferred Income Taxes on the statement of cash flows in 2004 reflects cash provided of $1,614,000 while 2003 was $254,000, or a difference of $1,360,000.
The main source of cash related to Deferred Income in 2004 was the net tax refunds received of $1,801,000.

The combination of net income (loss) plus depreciation and amortization totaled $5,601,000 in 2004 which is $378,000 greater than the $5,223,000 provided in 2003. Net income (loss) is described in the Results of Operations section attached.

INVESTING ACTIVITIES UTILIZED $4,412,000 OF CASH IN THE YEAR ENDED DECEMBER 31, 2004, including $2,797,000 from tenant improvements and lease commissions associated with new leases with five large tenants at the Commerce Tower Building, and $110,000 from tenant improvements and lease commissions associated with the UMB Building in St. Louis, MO. The year ended December 31, 2004 also includes a sale of a commercial building at New Mark in December which after related expenses resulted in $348,000 of net cash received. Earlier in the year, $150,000 of tenant improvements were made on this commercial building.

FINANCING ACTIVITIES UTILIZED $2,366,000 IN THE YEAR ENDED DECEMBER 31, 2004. Activity in 2004 included $17,000,000 from proceeds of long-term borrowings which is made up of $5,000,000 from the refinancing of the debt at Peppertree and $12,000,000 from a loan at Oakbrook. On March 1, 2004, the Company refinanced the loan for the Peppertree Apartments with the original lender, Thrivent Financial for Lutherans. The original $4,000,000 loan had an outstanding balance of $2,715,000 at March 1, 2004. The Company paid off the original loan on March 1, 2004, paid a 5% prepayment penalty of $136,000 and replaced the original loan with a new $5,000,000, 20 - year loan at 5.89%. On May 14, 2004, the Company closed on a $12,000,000 loan with State Farm Insurance for the Oakbrook Apartments. The new loan is a 15-year (25 year amortization) loan at 5.56% that matures on June 1, 2019. Associated with the new loan for the Oakbrook Apartments, on May 14, 2004 the Company paid off a $10,250,000 construction loan with Commerce Bank. Total principal payments on mortgages in 2004 were $5,436,000, including the above-mentioned $2,715,000 paid on March 1, 2004 when refinancing the loan at the Peppertree Apartments.

The Line of Credit, which had a balance of $10,398,000 at December 31, 2003, has decreased by $4,865,000 to $5,533,000 at December 31, 2004. The decrease is basically due to pay downs with the net cash received from new debt which exceeded the mortgage and construction loan principal payments made (described above) of $1,314,000, the $1,801,000 of net tax refunds received, the $1,328,000 received upon the exercise of 8,000 stock options, and cash from operations.

On March 31, 2004, the Company's Chairman exercised all of his 8,000 non-qualified stock options to buy shares of common stock of the Company. The total received for the 8,000 shares was $1,328,000 or an average exercise price of $166 per share. The Company issued 6,000 shares of common stock from Treasury stock for $992,000 and issued 2,000 shares of previously unissued common stock for $336,000. The difference between the market value and exercise cost is tax deductible for the Company. The Company's tax benefit of $84,240, based on a 39% effective tax rate, was recorded as additional paid-in-capital.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition

The Company derives its revenue primarily from two sources: 1) rent from leases of real property, and 2) management and services fees from real property leased and managed. Rental revenue is recognized on a straight-line basis over the term of individual non-cancelable operating leases. The recognition of scheduled rent increases on a straight-line basis results in the recognition of a receivable from tenants. Such receivables were $1,690,863 and $1,388,526 at December 31, 2004 and 2003, respectively. Lease agreements generally do not provide for contingent rents. If amounts are received from tenants upon early termination of leases the amounts are recorded when received as a reduction of lease receivables to the extent there is an associated straight line rent receivable, with the remainder recorded as income. Management and service fees are recognized as a percentage of revenues on managed properties as earned over the terms of the related management agreements.

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

Cost Capitalization

The Company evaluates major expenditures for capitalization. Those which improve or extend the useful life of the property are capitalized. Depreciation is based upon the expected useful lives, generally forty years for buildings, fifteen years for land improvements, seven years for furniture and fixtures, five years for equipment and three years for software. Maintenance and repairs are charged to expense as incurred.

RELATED PARTY TRANSACTIONS

The Company has a variety of related party transactions with Commerce. In addition to the borrowing arrangement described above, the Company has the following transactions with Commerce:

      - Rentals - The Company leases office space and parking to Commerce Bank and its affiliates. Total rental income derived from these office leases in 2004, 2003, and 2002 was $1,496,324, $1,418,142 and $1,584,665,
        respectively. Total rental income from parking leases in 2004, 2003, and 2002 was $411,400, $411,400 and $220,000, respectively. In 2003, the
        Company also received $465,000 of other income from the Commerce Tower Building Banking Center Lobby lease buyout of $415,000 and Suite 618 lease buyout of $50,000. Such leases contain lease rates and other provisions similar to those of other leases with unrelated parties.

      - Management and Service Fees - The Company manages certain properties owned by Commerce under property management agreements. In addition, in 2003 the Company began overseeing the construction of an office building in Wichita, KS owned by Commerce and oversaw the rehabilitation of the Commerce Trust Building in 2002. Total fees earned under these property and construction management agreements were $853,956, $750,750 and $796,866 in 2004, 2003 and 2002, respectively. The Company earns lease commissions on property owned by or rented by Commerce under a listing agreement. Total fees earned under these lease commissions arrangements were $92,542, $559,655 and $19,410 in 2004, 2003 and 2002, respectively.
        The Company also earns income from consulting fee services. Total fees earned for consulting services were $9,890, $2,295 and $6,338 in 2004, 2003 and 2002 respectively. The Company provides similar services to unrelated parties and revenues earned under these arrangements are similar to those earned from other unrelated parties.

      - Interest and dividend income - The Company owned 143,533 shares of Commerce Bancshares common stock at December 31, 2004. The Company received dividend income from ownership of Commerce Bancshares common stock of $125,811, $101,572, and $80,616, in 2004, 2003 and 2002,
        respectively. In addition, excess funds are deposited in Commerce Bank, N.A. Interest income earned on such deposits aggregated $8,549, $11,059 and $77,531 in 2004, 2003 and 2002, respectively. The dividend and interest income earned are similar to those earned from other unrelated parties.

      - Interest expense - The Company has an $18,500,000 line of credit with Commerce Bank, N.A. that has a variable interest rate equal to one and one half percent (1 1/2%) in excess of the Fed Funds rate. At December 31, 2004, $6,246,000 was available under this line of credit, and the interest rate at December 31, 2004 was 3.47%. The line requires monthly interest payments and matures June 1, 2005. The Company intends to renew this line of credit with Commerce upon expiration. Interest expense for this loan, including letter of credit fees, was $226,143, $120,438, and $28,525 for the years ended December 31, 2004,
        2003 and 2002, respectively. The Company pledged its shares of Commerce common stock and certain real estate, and granted a negative pledge and assignment of rents on the Commerce Tower Building as collateral for the line of credit. The weighted average short term borrowing rate on the line of credit was 2.8% for the year ended December 31, 2004.

      - The Company has a $2,400,000 construction loan with Commerce Bank, N.A. for the 9th and Walnut Garage with variable interest rate equal to the London Interbank Offered Rate (LIBOR) plus 1.75%. The interest rate at December 31, 2004 was 4.06%. The loan requires monthly interest payments and matures May 1, 2006. Interest expense for this loan was $77,980 and $47,457 for the years ended December 31, 2004 and December 31, 2003, respectively. This loan was paid in full on March 24, 2005. The Company also had a $10,250,000 construction loan with Commerce Bank N.A. for the development of the Oakbrook apartments with a variable interest rate equal to the LIBOR plus 1.75%. On May 14, 2004 the Company paid the loan in full. The loan required monthly interest payments and would have matured February 18, 2006. Interest expense for this loan was $108,827 and $231,353 for the years ended December 31, 2004 and December 31, 2003, respectively.

      - Included in net receivables at December 31, 2004 and 2003 are amounts due from Commerce of $397,927 and $595,546, respectively.

YEAR ENDED DECEMBER 31, 2004
COMPARED WITH THE YEAR ENDED DECEMBER 31, 2003

RESULTS OF OPERATIONS

Results for the year ended December 31, 2004 reflect a net loss of ($397,000), while 2003 had net income of $789,000. Pre-tax loss in 2004 is ($650,000), which is $1,943,000 less than pre-tax profit in 2003 of $1,293,000.

From a business segment viewpoint, it is notable that the apartment segment's pre-tax loss in 2004 was ($2,212,000). The main reason for the loss is that the Oakbrook apartments average occupancy during this start-up year was only 73%, and the resulting pre-tax loss for the Oakbrook apartments was ($1,438,000). Another contributing factor was the pressure on rental rates due to oversupply of apartments in the Kansas City metropolitan area, which has negatively affected the Company's other apartment complexes. The other complexes combined to record a pre-tax loss of ($774,000) in 2004.

The overall Company decrease in pre-tax results is a combination of a $1,439,000 increase in Total Revenues and an increase in expenses (excluding the Provision for Income Taxes) of $3,382,000.

The $1,439,000 increase in Total Revenues is the result of several factors, including an increase in Rent income (mostly Non-Related Party) of $2,600,000, which is partially offset by a decrease of $360,000 in Management and Service Fee income (mostly Related Party), a decrease of $551,000 in Interest and Other income (Non-Related Party and Related Party), and a decrease of $250,000 in Gain on Sale of Real Estate (In 2003, the Company realized a gain of $494,000 from the sale of 60.04 acres of development land at New Mark while in 2004 the Company realized a gain of $265,000 from the sale of a commercial building at New Mark).

Management and Service Fees decreased by $360,000 mainly because 2003 includes lease commissions of $402,000 from Commerce Bank for lease renewals at 1000 Walnut for two of their tenants.

Interest and Other Income decreased by $551,000 mostly due to the fact that 2004 includes $479,000 received from a tenant in connection with the early termination of a lease (lease buyout) in September 2004 from a tenant at the 811 Main Building while 2003 included $1,020,000 of revenue from lease buyouts ($465,000 in February 2003 from Commerce Bank for the Commerce Tower banking center area ($415,000) and Suite 618 ($50,000) of the Commerce Tower, $133,000 in March 2003 from a tenant for 9909 Lakeview Warehouse, $282,000 in March 2003 from a tenant of the Commerce Tower and a total of $140,000 from two tenants at the Barkley Building).

The increase of $2,600,000 in Total Rent income includes the following:

      a) Income from the Commerce Tower is up by $655,000 even though average occupancy in 2004 is approximately the same as 2003. Increases in rental rates represents the majority of a $328,000 increase in rental income. Also, related to the tenant lease buy-out in 2003 the Company wrote-off as a reduction in rent $327,000 of straight-line rent. The straight-line rent represented the amount by which accumulated income, which had been recorded equally over the life of the lease, exceeded the actual amount owed by the tenant in the early years of the lease.

      b) Prior to the lease buy-out at 9909 Lakeview Warehouse in 2003, income of $122,000 had been recorded. The building was vacant until June, 2004, at which time it was rented. In 2004, $239,000 of income was earned from the new tenant.

      c) Income from the UMB office building in St. Louis is up by $135,000 as average occupancy in 2004 is 81% compared to only 66% in 2003.

      d) Income from the Barkley office building is up by $197,000 as average occupancy in 2004 is 96% compared to 87% in 2003.

      e) Income at the apartment complexes is $1,364,000 greater in 2004 than 2003 mostly because the Oakbrook apartments at New Mark, which were not completed until late 2003, have rental income in 2004 that exceeds 2003 by $1,241,000.

      f) Income at the 9th and Walnut garage, completed in late 2003, is $130,000 greater in 2004 than 2003.

The expense increase of $3,382,000 (excluding the Provision for Income Taxes) was due to several factors, as follows:

      a) Operating expenses increased $393,000 as: a) salaries and benefits increased by $204,000 due to normal salary increases, new employees at the Oakbrook apartments, and an increase in health and dental insurance premiums of $64,000, and b) utilities expense increased $189,000 mostly because utility expense in 2004 exceeded 2003 by $103,000 at the new Oakbrook apartments and $46,000 of expense for the Hillsborough and Peppertree apartments in 2004 for a new wastewater charge in Johnson County, KS.

      b) Maintenance and Repairs expense increased by $357,000. The largest factors associated with the increase include: a) roof and skylight repairs in 2004 of $128,000 at the 9909 Lakeview Warehouse, b) repairs at the Oakbrook apartments in 2004, exceeded 2003 by $199,000, and c) repairs at the Commerce Tower office building in 2004 are $97,000 greater than 2003 mainly because the 2004 expense included $239,000 for caulking of the East face of the building which is $76,000 greater than the $163,000 of expense in 2003 to caulk the South face of the building and the "make ready" repairs associated with the increased number of major tenant improvements in 2004.

      c) Depreciation and Amortization expense increased by $1,563,000. The increase is mostly due to major projects put in service in late 2003. The expense in 2004 for these projects includes depreciation from the Oakbrook apartments of $1,169,000 (which is $1,023,000 greater than the 2003 expense), depreciation from the 9th and Walnut garage of $221,000 (which is $187,000 greater than the 2003 expense) plus $279,000 of amortization of tenant improvements at the UMB office building in St. Louis (which is $183,000 greater than the 2003 expense). Also, in 2004 $57,000 of unamortized original loan costs was expensed in connection with refinancing the apartment loans at Peppertree ($42,000) and Oakbrook ($15,000).

      d) Taxes Other than Income increased by $129,000 which is explained by the increased property taxes associated with the development of the Oakbrook apartments ($130,000).

      e) General Administrative and Other expenses increased by $255,000 as 2004 includes $136,000 for prepayment penalty (calculated at 5% of the loan balance) when the loan for the Peppertree apartments was refinanced on March 1, 2004 and $32,000 of expense associated with the moving of existing 23rd floor tenants at the Commerce Tower to accommodate a new tenant. Also, there has been an increase in property and liability insurance expense of $66,000, all of which is the increased cost to insure the Oakbrook apartments.

      f) Interest expense on the income statement reflects an increase of $685,000. Total interest costs have actually increased by only $320,000. However, in 2004 the

      Company has capitalized $9,000 of interest related to construction projects, while in 2003 $374,000 was capitalized, mostly from construction for the Oakbrook apartments and 9th and Walnut garage.

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

Interest expense on the income statement reflects a decrease of $199,000. Total interest costs have actually increased by $139,000. However, in 2003 the Company has capitalized $374,000 of interest related to the construction projects at the Oakbrook apartments and the 9th and Walnut garage, while only $36,000 was capitalized in 2002.

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

                         AMERICANS WITH DISABILITIES ACT

Congress passed the Americans With Disabilities Act (the Act) of 1990 which became effective January 26, 1992. The Act contains provisions for building owners to provide persons with disabilities with accommodations and access equal to, or similar to, that available to the general public. Management cannot estimate the eventual impact of the Act on the financial condition of the Company since certain provisions of the Act are open to interpretation. The Company is implementing the requirements of the Act that are readily achievable and will not constitute an undue burden on the Company. During 2004 the Company made modifications to certain properties at a cost of approximately $7,000.

            QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company is exposed to various market risks, including equity investment prices and interest rates.

The Company has a significant amount of fixed rate debt and believes that the fair value risk is best quantified by considering prepayment penalties associated with the debt. Most prepayment penalties are based upon the difference between the debt's fixed rate and the Treasury note rate that most closely corresponds with the remaining life of the mortgage. The estimated aggregate prepayment penalty on such debt was $7,538,000 at December 31, 2004.

The Company has $15,186,084 of variable rate debt as of December 31, 2004. A 100 basis point change in each debt series benchmark would impact net income on an annual basis by approximately $92,635. This debt is not hedged.

The Company has 143,533 shares of common stock of Commerce Bancshares, Inc. with a fair value of $7,201,051 as of December 31, 2004. This investment is not hedged and is exposed to the risk of changing market prices. The Company classifies these securities as "available-for-sale" for accounting purposes and marks them to market on the balance sheet at the end of each period. Management estimates that its investments will generally be consistent with trends and movements of the overall stock market excluding any unusual situations. An immediate 10% change in the market price of the securities would have a $439,264 effect on comprehensive income.

                     EFFECT OF NEW ACCOUNTING PRONOUNCEMENT

FASB Statement No. 123, Accounting for Stock-Based Compensation, was revised in December 2004 ("Revised Statement"). The Revised Statement, Share Based Payment, also supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Revised Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. For the Company, the Revised Statement is effective July 1, 2005. The adoption of this Revised Statement is not expected to have a material impact on our financial statements.

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

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise was effective as of January 1, 2004, except for mandatory redeemable financial instruments. For certain mandatory redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatory redeemable financial instruments. The adoption of Statement 150 had no effect on the Company's financial statements.

                            TOWER PROPERTIES COMPANY

                             SELECTED FINANCIAL DATA

                            YEARS ENDED DECEMBER 31,

                                               2004            2003           2002           2001          2000
                                          --------------  -------------  -------------  -------------  -------------
Total Revenue                             $  24,115,052   $  22,676,028  $  23,926,908  $  24,199,225  $  21,342,372
Net Income (Loss)                              (396,556)        788,703      1,794,962      2,110,538       (197,033)
Basic Earnings (Loss) Per Common Share            (2.17)           4.45          10.05          11.74          (1.09)
Diluted Earnings (Loss) Per Common Share          (2.17)           4.44          10.03          11.73          (1.09)
Mortgages Notes Payable                      57,749,654      46,185,773     48,637,659     50,879,886     45,786,799
Real Estate Bond Issue                        6,400,000       6,400,000      6,400,000      6,400,000      6,400,000
Construction Loans                            2,400,000      12,650,000              -              -              -
Stockholders' Investment                     35,770,736      34,429,987     32,883,416     31,124,413     29,403,919
Total Assets                              $ 115,677,296   $ 116,453,802  $  96,118,969  $  93,012,852  $ 102,964,516

SCHEDULE III

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                  SCHEDULE III

                                                                                              Cost Capitalized
                                                                                                Subsequent to
                                                                Initial Cost to Company          Acquisition
                                                               --------------------------  ----------------------
                                                                            Buildings and                Carrying
        Description-(C)                    Encumbrances           Land      Improvements   Improvements    Costs
        ---------------                  --------------------  -----------  -------------  ------------  --------
COMMERCIAL OFFICE AND WAREHOUSE
 BUILDINGS
  Commerce Tower                         $pledge of neg rents  $   919,920  $  18,133,895  $  3,428,407  $      0
  811 Main                                          4,563,551      596,387      2,553,247       808,446         0
  UMB Bank-Clayton                                  5,872,127    1,113,734      8,310,720       411,724         0
  Woodlands Plaza 1                                 6,380,534    1,569,868      7,785,132       127,069         0
  Barkley Place                                     2,556,771      871,000      4,943,000       458,958         0
  6601 College Boulevard                            3,966,722    1,000,000      5,950,000             0         0
  9200 Cody Warehouse/office                        2,022,330      296,850      2,174,150     1,232,631         0
  9909 Lakeview Avenue                              2,104,263      652,000      2,773,000        11,594         0
  9221 Quivira                                        853,084      290,738      1,193,130             0         0
                                         --------------------  -----------  -------------  ------------  --------
Sub-Total                                          28,319,382    7,310,497     53,816,274     6,478,829         0

APARTMENTS
  New Mark Apartments I & II, 210 Units             1,048,218       19,768      3,797,495     1,769,037         0
  New Mark Apartments III, 140 Units                4,043,830      649,374      5,341,616        48,198         0
  New Mark Apartments IV, 24 Units                    882,562       44,240      1,082,695         1,326         0
  Oakbrook at Newmark, 248 Units                   11,887,578    3,012,577     11,034,665        49,915         0
  Hillsborough Apartments, 329 Units                6,668,714    1,161,740      8,485,514     4,360,382         0
  Peppertree Apartments, 162 Units                  4,899,370      833,243      4,554,674       762,216         0
                                         --------------------  -----------  -------------  ------------  --------
Sub-Total                                          29,430,272    5,720,942     34,296,659     6,991,074         0

PARKING FACILITIES
  811 Main                                                  0      149,096        614,122     1,149,667         0
  9th & Walnut                                      2,400,000    1,328,686      5,895,597       544,123         0
  700 Walnut                                                0      237,500         77,500             -         0
  600-01 Main & 711 Garage                                  0      484,913              0     1,221,464         0
  700 Baltimore lot                                         0    1,109,682              0       125,000         0
  Surface lots/8th St. Parking                              0      967,629              -       748,287         0
                                         --------------------  -----------  -------------  ------------  --------
Sub-Total                                           2,400,000    4,277,506      6,587,219     3,788,541         0
                                         --------------------  -----------  -------------  ------------  --------

TOTALS                                   $         60,149,654  $17,308,945  $  94,700,152  $ 17,258,444  $      0
                                         ====================  ===========  =============  ============  ========

                                                               Gross Amount at Which
                                                                  Carried at Close
                                                                    of Period
                                                                 December 31, 2004
                                           ------------------------------------------------------
                                                        Buildings and                Accumulated
        Description-(C)                        Land     Improvements       Total     Depreciation
        ---------------                    -----------  -------------  ------------  -------------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                           $   919,920  $  21,562,302  $ 22,482,222  $ 15,635,526
  811 Main                                     608,355      3,349,725     3,958,080     2,528,496
  UMB Bank-Clayton                           1,113,734      8,722,444     9,836,178     1,281,785
  Woodlands Plaza 1                          1,569,868      7,912,201     9,482,069       864,806
  Barkley Place                                871,000      5,401,958     6,272,958     1,462,336
  6601 College Boulevard                     1,000,000      5,950,000     6,950,000     1,653,926
  9200 Cody Warehouse/office                   451,813      3,406,781     3,858,594       933,133
  9909 Lakeview Avenue                         652,000      2,784,594     3,436,594       620,330
  9221 Quivira                                 135,775      1,193,130     1,328,905       311,122
                                           -----------  -------------  ------------  ------------
Sub-Total                                    7,322,465     60,283,135    67,605,600    25,291,460

APARTMENTS
  New Mark Apartments I & II, 210 Units         19,768      5,566,532     5,586,300     3,546,645
  New Mark Apartments III, 140 Units           649,374      5,389,814     6,039,188     1,206,380
  New Mark Apartments IV, 24 Units              44,240      1,084,021     1,128,261       157,830
  Oakbrook at Newmark, 248 Units             3,012,577     11,084,580    14,097,157       696,347
  Hillsborough Apartments, 329 Units         1,161,740     12,845,896    14,007,636     3,760,835
  Peppertree Apartments, 162 Units             833,243      5,316,890     6,150,133     1,564,823
                                           -----------  -------------  ------------  ------------
Sub-Total                                    5,720,942     41,287,733    47,008,675    10,932,860

PARKING FACILITIES
  811 Main                                     149,096      1,763,789     1,912,885     1,524,529
  9th & Walnut                               1,328,686      6,439,720     7,768,406       218,038
  700 Walnut                                   237,500         77,500       315,000         2,745
  600-01 Main & 711 Garage                     484,913      1,221,464     1,706,377       333,781
  700 Baltimore lot                          1,109,682        125,000     1,234,682       655,107
  Surface lots/8th St. Parking               1,715,916              -     1,715,916        94,352
                                           -----------  -------------  ------------  ------------
Sub-Total                                    5,025,793      9,627,473    14,653,266     2,828,552
                                           -----------  -------------  ------------  ------------

TOTALS                                     $18,069,200  $ 111,198,341  $129,267,541  $ 39,052,872
                                           ===========  =============  ============  ============

                                                                       Life
                                                                     on Which
                                                                   Depreciation
                                                                     in Latest
                                                                      Income
                                            Date of       Date      Statement
        Description-(C)                  Construction  Acquired    is Computed
        ---------------                  ------------  ---------  --------------
COMMERCIAL OFFICE BUILDINGS
  Commerce Tower                            1965          1971    7 to 65 Years
  811 Main                                  1959          1972    15-40 Years
  UMB Bank-Clayton                          1985          1998      40 Years
  Woodlands Plaza 1                         1981          2000    15-40 Years
  Barkley Place                             1988          1994    10-40 Years
  6601 College Boulevard                    1979          1995    15-40 Years
  9200 Cody Warehouse/office                1973          1995    10-40 Years
  9909 Lakeview Avenue                      1987          1996    10-40 Years
  9221 Quivira                              1968          1996    10-40 Years

Sub-Total

APARTMENTS
  New Mark Apartments I & II, 210 Units   1969/1977    1971/1977  7 to 40 Years
  New Mark Apartments III, 140 Units        1998          1998    7 to 40 Years
  New Mark Apartments IV, 24 Units          1999          1999    15-40 Years
  Oakbrook at Newmark, 248 Units          2002/2003       2002    15-27.5 Years
  Hillsborough Apartments, 329 Units        1985          1992    10-40 Years
  Peppertree Apartments, 162 Units          1986          1993    15-40 Years

Sub-Total

PARKING FACILITIES
  811 Main                                1959/1996    1972/1996  10 to 45 Years
  9th & Walnut                            2002/2003       2002    15 to 39 Years
  700 Walnut                                1891          2003      40 Years
  600-01 Main & 711 Garage                 Various     1959/1997  15 to 39 Years
  700 Baltimore lot                         1959          1999      15 Years
  Surface lots/8th St. Parking             Various        1989    10-15 Years

Sub-Total

TOTALS

See accompanying report of registered public accounting firm.

                            TOWER PROPERTIES COMPANY
                              NOTES TO SCHEDULE III

(A) An analysis of Rental Property for the three years ended December 31, 2004 follows:

Balance, December 31, 2001                104,415,075
    Net Additions during period -
         Land                                 121,221
         Building and Improvements            918,436
                                         ------------
Balance, December 31, 2002                105,454,732
    Net Additions during period -
         Land                               4,812,124
         Building and Improvements         18,121,260
                                         ------------
Balance, December 31, 2003                128,388,116
    Net Additions/Sales during period -
         Land                                 (10,992)
         Building and Improvements            890,417
                                         ------------
Balance, December 31, 2004               $129,267,541
                                         ============

(B) An analysis of accumulated depreciation reserves applicable to Rental Property for the three years ended December 31, 2004:

Balance, December 31, 2001                 31,669,789
    Net Additions during period -
         Provision for depreciation         2,182,833
    Demolition of Commercial Property         (55,064)
                                         ------------
Balance, December 31, 2002                 33,797,558
    Net Additions during period -
         Provision for depreciation         2,304,813
                                         ------------
Balance, December 31, 2003                 36,102,371
    Net Additions during period -
         Provision for depreciation         2,996,831
    Sale of Commercial Property               (46,330)
                                         ------------
    Balance, December 31, 2004           $ 39,052,872
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

Jonathan M. Kemper
Vice Chairman, Commerce Bancshares, Inc., a bank holding company, Vice
      Chairman, Commerce Bank, N.A.

Brian D. Everist
President, and Chief Executive Officer, Intercontinental Engineering
      Manufacturing Corporation, a heavy manufacturing company

William E. Quirk
Attorney, director and shareholder of Shughart Thomson & Kilroy P.C., a law firm

OFFICERS

James M. Kemper, Jr.
Chairman

Thomas R. Willard
President and Chief Executive Officer

E. Gibson Kerr
Vice President

Stanley J. Weber
Chief Financial Officer, Vice President, Treasurer and Secretary

Margaret V. Schroeder
Vice President, Assistant Secretary and Controller

Daniel R. Ellerman
Vice President

                            PRINCIPAL REAL ESTATE OF
                            TOWER PROPERTIES COMPANY

Commerce Tower Building              30-story office building, 911 Main Street
                                     Kansas City, Missouri

Barkley Place Office Building        6-story office building, 10561 Barkley
                                     Overland Park, Kansas

811 Main Building                    225,000 rentable square feet office
                                     building and 515 car parking garage
                                     (sold 2/28/05) Kansas City, Missouri

9th & Walnut Garage                  339 car parking garage (sold 3/24/05)
                                     Kansas City, Missouri

UMB Bank Building                    6-story office building and parking garage
                                     7911 Forsyth Blvd., Clayton, Missouri

Woodlands Plaza I                    3-story office building, 11720 Borman Drive
                                     St. Louis, Missouri

6601 College Boulevard Office        6-story office building, 6601 College Blvd.
  Building                           Overland Park, Kansas

9221 Quivira Office Building         1-story office building, 9221 Quivira
                                     Overland Park, Kansas (Sold 2/1/05)

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

9909 Lakeview Avenue Warehouse       115,000 square foot warehouse
                                     Lenexa, Kansas

700 Baltimore surface parking lot    251 car surface parking lot
                                     Kansas City, Missouri

711 Main Parking Garage              204 car parking garage
                                     Kansas City, Missouri

700 Walnut Garage                    212 car parking garage
                                     Kansas City, Missouri

New Mark Apartment Complex           622 apartments located at 103rd
                                     and North Oak Streets (including 248
                                     apartments called Oakbrook at New Mark)
                                     Kansas City, Missouri

New Mark Subdivision                 35acres of residential and commercial land
                                     in the area of 100th and North Oak
                                     Streets
                                     Kansas City, Missouri

Downtown Kansas City Vacant Land/    A 201 car parking lot at 6th Street to
  Surface Parking Lots               7th Street, Baltimore to
                                     Wyandotte Streets, a 191 car parking
                                     lot on a block of land and located on the corner of 8th and Wyandotte Streets, land and improvements from 7th to 8th Streets on east side of Main Street, a 91 car parking lot at 600 Main, a 112 car parking lot at 601 Main and a 40 car parking lot at 8th and Walnut
                                     Kansas City, Missouri

Hillsborough Apartment Complex       329 apartments located at 5401 Fox Ridge
                                     Drive
                                     Mission, Kansas

Peppertree Apartment Complex         162 apartments, located at
                                     6800 Antioch
                                     Merriam, Kansas

One and Two Liberty Plaza Office     Two 2-story office buildings, One and Two
  Buildings                          Liberty Plaza
                                     Liberty, Missouri  (Acquired March 2, 2005)

All of the real estate is located in Johnson County, Kansas, and Clay, St. Louis and Jackson County, Missouri.